UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934
FEDERAL HOME LOAN BANK OF TOPEKA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	48-0561319
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification Number)

One Security Benefit Pl. Suite 100
Topeka, KS	66606
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
785.233.0507
Securities registered pursuant to Section 12(b) of the Act:
None
Securities registered pursuant to Section 12(g) of the Act:
Class A Common Stock, $100 per share par value

FEDERAL HOME LOAN BANK OF TOPEKA

Item 1. Business	4
Item 1A. Risk Factors	27
Item 2. Financial Information	32
Item 3. Properties	96
Item 4. Security Ownership of Certain Beneficial Owners and Management	96
Item 5. Directors and Executive Officers	97
Item 6. Executive Compensation	100
Item 7. Certain Relationships and Related Transactions	102
Item 8. Legal Proceedings	103
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	103
Item 10. Recent Sales of Unregistered Securities	105
Item 11. Description of Registrant’s Securities to be Registered	106
Item 12. Indemnification of Directors and Officers	106
Item 13. Financial Statements and Supplementary Data	107
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	108
Item 15. Financial Statements and Exhibits	108
EX-3.1
EX-3.2
EX-4.1
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.4.1
EX-10.4.2
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-12.1

Important Notice about Information in this Registration Statement
In this registration statement, unless the context suggests otherwise, references to the “FHLBank,” “FHLBank Topeka,” “we,” “us” and “our” mean the Federal Home Loan Bank of Topeka, and “FHLBanks” mean the 12 Federal Home Loan Banks, including the FHLBank Topeka.
The information contained in this registration statement is accurate only as of the date of this registration statement and as of the dates specified herein.
The product and service names used in this registration statement are the property of the FHLBank, and in some cases, the other FHLBanks. Where the context suggests otherwise, the products, services and company names mentioned in this registration statement are the property of their respective owners.
Special Cautionary Notice Regarding Forward-looking Statements
Some of the statements made in this registration statement may be “forward-looking statements,” which include statements with respect to the FHLBank’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the FHLBank’s control and which may cause the FHLBank’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements.
All statements other than statements of historical fact are statements that could be forward-looking statements. The reader can identify these forward-looking statements through the FHLBank’s use of words such as “may,” “will,” “anticipate,” “hope,” “project,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “could,” “intend,” “seek,” “target” and other similar words and expressions of the future. Such forward-looking statements include statements regarding any one or more of the following topics:
•	The FHLBank’s business strategy and changes in operations, including, without limitation, product growth and change in product mix;

•	Future performance, including profitability, developments or market forecasts; and

•	Forward-looking accounting and financial statement effects.
The forward-looking statement may not be realized due to a variety of factors.

PART I
Item 1: Business
General
One of 12 FHLBanks, the FHLBank Topeka is a federally chartered corporation organized under the authority of the Federal Home Loan Bank Act of 1932, as amended (Bank Act), and meets the federal statutory definition of a government-sponsored enterprise (GSE). The FHLBank’s public purpose is to promote housing, jobs and general prosperity by offering products and services that help members and certain qualifying non-members (housing associates) provide affordable credit in their communities. The FHLBank serves its public purpose by providing products and services that enhance the ability of members and housing associates to meet the need for affordable credit in their markets. The FHLBank is a cooperative owned by its members and, with certain exceptions, is limited to providing products and services only to those members. Each FHLBank operates as a separate entity with its own management, employees and board of directors. The FHLBank is exempt from federal, state and local taxation except real property taxes. The FHLBank does not have any wholly- or partially-owned subsidiaries, and the FHLBank does not have an equity position in any partnerships, corporations or off-balance sheet special purpose entities.
The FHLBank is supervised and regulated by the Federal Housing Finance Board (Finance Board), an independent agency in the executive branch of the U.S. government. The Finance Board is responsible for ensuring that the FHLBank carries out its housing finance mission, remains adequately capitalized and able to raise funds in the capital markets and operates in a safe and sound manner. The Finance Board establishes regulations governing the operations of the FHLBank.
All federally insured depository institutions and insurance companies whose principal place of business is located in Colorado, Kansas, Nebraska or Oklahoma are eligible to become members of the FHLBank Topeka. Except for community financial institutions (CFIs), applicants for membership must meet certain tests that demonstrate they are engaged in residential housing finance. For 2005, CFIs are defined as FDIC-insured depository institutions with average total assets over the preceding three-year period of $567 million or less.
Members of the FHLBank are required to purchase capital stock in the FHLBank as a condition of membership and only members are permitted to purchase capital stock. All FHLBank capital stock transactions are governed by its capital plan, which was adopted by its board of directors on April 9, 2004, approved by the Finance Board on April 14, 2004 and implemented by the FHLBank on September 30, 2004 (the FHLBank’s capital plan is attached as Exhibit 4.1 to this registration statement). All capital plans of the FHLBanks are developed under, subject to and operate within certain regulatory and statutory requirements.
Member institutions own nearly all of the outstanding capital stock of the FHLBank and may receive dividends on that stock. Former members that still have outstanding business transactions with the FHLBank are also required to maintain their investment in FHLBank capital stock until the underlying transactions mature or are paid off. All members are required to purchase stock in the FHLBank located in their district. As provided in the FHLBank’s capital plan, all members must own capital stock in the FHLBank based on the amount of their total respective assets. Each member is also required to purchase activity-based capital stock as it engages in certain business activities with the FHLBank, including advances and acquired member assets (AMA). As a result of these stock purchase requirements, the FHLBank conducts business with related parties in the normal course of its business. For financial reporting and disclosure purposes, the FHLBank defines related parties as those members with investments in excess of 10 percent of the FHLBank’s total capital stock outstanding, which includes mandatorily redeemable capital stock, or members with an officer or director serving on the FHLBank’s board of directors.
The FHLBank’s primary business activities are providing collateralized loans, known as advances, to its members and housing associates, and acquiring conventional conforming and government-guaranteed, fixed rate, residential mortgage loans from or through a variety of its members that elect to participate in the Mortgage Partnership Finance® (MPF®) Program. Under Finance Board regulations, both mortgage loans purchased through the MPF Program and bonds purchased from state housing finance authorities (HFA) are referred to as AMA. The Bank Act and regulations of the Finance Board specify general categories of collateral that are eligible to secure all FHLBank credit obligations (advances, letters of credit, MPF Program credit enhancement obligations, and exposure by the FHLBank under derivative contracts). The FHLBank also provides members and housing associates with certain

“Mortgage Partnership Finance,” “MPF” and “eMPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

correspondent services, such as safekeeping, wire transfers and cash management, as well as technical expertise in the asset/liability and risk management areas.
The FHLBank’s primary funding source is consolidated obligations issued exclusively through the FHLBanks’ Office of Finance. The Office of Finance is a joint office of the FHLBanks established by the Finance Board to facilitate the issuance and servicing of the consolidated obligations. Consolidated obligations are debt instruments that constitute the joint and several obligations of all FHLBanks. Under Section 11(a) of the Bank Act, no FHLBank is permitted to issue individual debt unless it has received approval from the Finance Board. On April 18, 2006 in Finance Board Resolution Number 2006-06, the Finance Board authorized the Federal Home Loan Bank of Chicago to issue $1 billion in subordinated debt for which it would be the sole obligor. However, as of the date of this filing no individual FHLBank obligations are outstanding. The capital markets have traditionally considered the FHLBanks’ consolidated obligations as “Federal agency” debt. As a result, although the U.S. government does not guarantee the FHLBanks’ debt, the FHLBanks have traditionally had ready access to funding at relatively favorable interest rates. The FHLBank’s ability to access the capital markets through the sale of consolidated obligations, across the entire maturity spectrum and through a variety of debt structures, allows the FHLBank to manage its balance sheet effectively and efficiently.
Additional funds are provided by deposits, other borrowings and the issuance of capital stock. Deposits are received from both member and non-member financial institutions and federal instrumentalities. Both the FHLBank itself and FHLBank consolidated obligations are currently rated Aaa/P-1 by Moody’s Investors Service (Moody’s) and AAA/A-1+ by Standard & Poor’s (S&P) based in part on the FHLBank’s relationship with the U. S. government. However, consolidated obligations jointly issued by the FHLBanks as well as deposits or other indebtedness of the FHLBank are not obligations of, nor guaranteed by, the U.S. government.
Business Segments
As noted above, the FHLBank offers a number of products and services to its members. These products and services include a range of traditional member finance products and services such as advance programs, deposit programs, wire transfer and safekeeping services, housing and community development programs (both federally mandated and voluntary), issuance of standby letters of credit for the benefit of members, and the MPF Program. The FHLBank currently does not segregate its operations by segments.
We view the MPF Program as a value-added opportunity for our members and the communities they serve, increasing the availability of fixed rate mortgages in the marketplace and increasing competition in the secondary mortgage market. We are strongly committed to the MPF Program and intend to continue to market it across our customer base. However, we expect the dominant portion of our operations to remain the advance business.
Resource allocation to the FHLBank’s MPF Program is determined in much the same way as for all other FHLBank products and services. This is primarily by a risk-based approach that endeavors to ensure that risks are appropriately managed through the allocation of human and other resources. The FHLBank currently employs approximately 158 employees with 5 of those employees working in jobs directly related to the MPF Program. Other FHLBank employees are also involved in the MPF Program in varying degrees, including sales, collateral, funding/hedging, accounting, information technology, human resources, financial modeling, legal and administrative/executive staff. However, the distinct nature of the assets generated under the MPF Program in contrast to assets generated through our traditional advance product offerings necessitates different funding needs and interest rate risk management. The FHLBank tracks the MPF assets and associated funding for the purpose of financial risk analysis daily and for the purpose of determining interest yield on the assets (end of month only), but currently does not conduct any measure of cost accounting to determine a full costing of the MPF Program at the FHLBank. As a result, we do not anticipate that the expected growth of the MPF Program will significantly affect our current process for allocating resources to or determining profitability of the MPF Program, except from interest rate risk management and net interest spread perspectives.
The MPF Program represented 5.16 and 5.40 percent of total assets as of December 31, 2005 and 2004, respectively and 7.10 and 9.11 percent of total interest income for 2005 and 2004, respectively. The decrease in the percentage of total interest income generated from the MPF portfolio from 2004 to 2005 is due primarily to the increase in interest income derived from advances. We will closely monitor our financial position and results of operations to determine when segment reporting would be required in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.

Advances
The FHLBank makes collateralized loans (advances) to members and housing associates based on the security of residential mortgages and other eligible collateral pledged (as described later in this section). While the FHLBank does not restrict the purpose for which advances may be used (other than indirectly through limitations on eligible collateral), members and housing associates generally utilize advances for the following purposes:
•	Providing funding for 1-4 family residential mortgages held in portfolio, including both conforming and nonconforming mortgages;

•	Providing temporary funding during the origination, packaging and sale of mortgages into the secondary market;

•	Providing funding for multifamily residential mortgages, commercial loans, and especially with respect to CFIs, funding for small business, small farm and small agri-business loans held in portfolio;

•	Assisting with asset/liability management by matching the maturity and/or prepayment characteristics of mortgage loans and mortgage securities or adjusting the sensitivity to interest rate changes of a member’s balance sheet; and

•	Providing a cost-effective alternative to holding short-term investments to meet both operating and contingent liquidity needs.
The list of standard advance products offered by the FHLBank includes line of credit, short-term fixed rate, regular fixed rate, adjustable rate, callable fixed or adjustable rate, amortizing fixed rate and convertible advances. Following are brief descriptions of the FHLBank’s standard advance product offerings:
•	The line of credit product is a variable rate, non-amortizing, prepayable, revolving line advance that provides an alternative to the purchase of Federal funds or repurchase agreement borrowings;

•	Short-term fixed rate advances are non-amortizing, non-prepayable loans with terms to maturity from three to 93 days;

•	Regular fixed rate advances are non-amortizing loans, prepayable with a fee, with terms to maturity from four to 180 months;

•	Adjustable rate advances are non-amortizing loans, prepayable with a fee on interest rate reset dates, on which the interest rate is tied to any one of a number of standard indices including the London Interbank Offered Rate (LIBOR), Treasury bills, Federal funds, Prime or one of the FHLBank’s short-term fixed rate advance products;

•	Callable advances can have a fixed or adjustable rate of interest for the term of the advance and contain an option(s) that allows for the prepayment of the advance without a fee on specified dates;

•	Amortizing advances are fixed rate loans that contain a set of predetermined principal payments to be made during the life of the advance; and

•	Convertible advances are non-amortizing, fixed rate loans that contain an option(s) that allows the FHLBank to convert the fixed rate advance to a prepayable, adjustable rate advance that re-prices monthly based upon the FHLBank’s 30-day short-term, fixed rate advance product. Once the FHLBank exercises its option to convert the advance, it can be prepaid without fee on the initial conversion date or on any interest rate reset date thereafter.
At the request of a member, the FHLBank may create customized advances for the member. Customized advances that have been created by the FHLBank include advances with embedded floors and caps, as well as flipper advances. A flipper advance is an advance with an initial fixed rate that will convert to an adjustable rate unless the FHLBank exercises its option to terminate the advance on the conversion date (one-time option of the FHLBank to terminate or put the advance). All embedded derivatives in customized advances are evaluated to determine whether they are clearly and closely related to the advances under paragraphs 12 and 13 of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of Effective Date of Financial Accounting Standards Board (FASB) Statement No. 133, and as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, (hereafter referred to as SFAS 133). See Note 16 - Derivatives and Hedging Activities in the “Notes to Financial Statements” under Item 13 for information on accounting for embedded derivatives. The types of derivatives used to hedge risks embedded in our advance products are indicated in Tables 65 through 68 under Item 2.
The FHLBank also offers a variety of specialized advance products in conjunction with our Affordable Housing Program (AHP) to address housing and community development needs. The products include advances priced at the FHLBank’s cost of funds plus reasonable administrative expenses, as well as advances priced at the FHLBank’s cost of funds. The products address needs for low-cost funding to create affordable rental and homeownership opportunities, and for commercial and economic development activities, including those that benefit low- and moderate-income neighborhoods. Refer to the Item 1 – “Business – Other Mission-related Activities” section for more details.
Table 1 summarizes the FHLBank’s advances outstanding by product, based on settlement date classification, as of December 31, 2005, 2004 and 2003 (in thousands):

Table 1

	12/31/2005	12/31/2004	12/31/2003
Standard advance products:
Line of credit	$1,238,240	$1,478,026	$1,360,632
Short-term fixed rate advances	8,969,744	8,345,617	7,118,979
Long-term fixed rate advances	6,730,817	6,764,301	2,178,725
Fixed rate callable advances	125	6,000	6,000
Fixed rate amortizing advances	592,125	660,346	683,296
Fixed rate callable amortizing advances	3,948	9,353	18,106
Fixed rate convertible advances	4,966,453	5,072,107	9,430,358
Adjustable rate advances	1,008,830	1,914,179	2,424,121
Adjustable rate callable advances	2,747,797	903,738	1,059,772
Customized advances:
Advances with embedded caps or floors	205,000	300,000	200,000
Flipper advances	0	1,100,000	1,100,000
Standard housing and community development advances:
Fixed rate	325,159	285,900	192,933
Fixed rate amortizing advances	288,134	216,863	153,720
Adjustable rate callable advances	0	700	0
Fixed rate amortizing advances funded through AHP	26	30	54

TOTAL PAR VALUE	$27,076,398	$27,057,160	$25,926,696

In addition to members, the FHLBank is permitted under the Bank Act to make advances to certain non-members (housing associates). To qualify as a housing associate, the applicant must: (1) be approved under Title II of the National Housing Act; (2) be a chartered institution having succession; (3) be subject to the inspection and supervision of some governmental agency; (4) lend its own funds as its principal activity in the mortgage field; and (5) have a financial condition that demonstrates that advances may be safely made. Housing associates that are state HFAs must provide evidence, such as a copy of, or citation to, the statutes and/or regulations describing their structures and responsibilities in addition to meeting the above requirements. Housing associates are not subject to certain provisions of the Bank Act that are applicable to members, such as the capital stock purchase requirements, but the same regulatory lending requirements generally apply to them as apply to members. Restrictive collateral provisions apply if the housing associate does not qualify as a state HFA.
The FHLBank is required to obtain and maintain a security interest in eligible collateral at the time it originates an advance. Eligible collateral includes whole first mortgages on improved residential property, or securities representing a whole interest in such mortgages; securities issued, insured or guaranteed by the U.S. government or any of its agencies or GSEs, including, without limitation, mortgage-backed securities (MBS) issued or guaranteed by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or the Government National Mortgage Association (Ginnie Mae); cash or deposits in the FHLBank; and other real-estate-related collateral acceptable to the FHLBank provided that such collateral has a readily ascertainable value and the FHLBank can perfect a security interest in such property. Note that Fannie Mae and Freddie Mac securities are not guaranteed by the U.S. government. Additionally, CFIs are eligible to utilize expanded statutory collateral provisions dealing with loans to small businesses, small farms and small agri-businesses. As additional security for a member’s indebtedness, the FHLBank has a statutory lien on each member’s capital stock in the FHLBank.
The Bank Act affords any security interest granted to the FHLBank by any member of the FHLBank, or any affiliate of any such member, priority over the claims and rights of any party, including any receiver, conservator, trustee, or similar party having rights of a lien creditor. The only exceptions are claims and rights held by actual bona fide purchasers for value or by parties that are secured by actual perfected security interests, and provided that such claims and rights would otherwise be entitled to priority under applicable law. In addition, the claims of the FHLBank are given certain preferences pursuant to the receivership provisions in the Federal Deposit Insurance Act. Most members provide the FHLBank a blanket lien covering substantially all of the member institution’s assets and consent for the FHLBank to file a financing statement evidencing the blanket lien. Based on the blanket lien, the financing statement and the statutory preferences, the FHLBank normally does not take control of collateral, other than securities collateral, pledged by blanket lien borrowers. The FHLBank takes control of all securities collateral through delivery of the securities to the FHLBank or an FHLBank-approved, third-party custodian. With respect to non-blanket lien borrowers (typically insurance companies and housing associates), the FHLBank takes control of all collateral. In the event that the financial condition of a blanket lien member warrants, the FHLBank will take control of sufficient eligible collateral to fully collateralize the institution’s indebtedness to the FHLBank.
The FHLBank’s potential credit risk from advances is concentrated in commercial banks, thrift institutions and credit unions, but also includes credit risk exposure to a limited number of insurance companies and housing associates. Tables 2 and 3 present information on the FHLBank’s five largest borrowers as of December 31, 2005 and 2004 (in thousands). The FHLBank had rights to collateral with an estimated fair value in excess of the book value of these advances and, therefore, does not expect to incur any credit losses on these advances. No officer or director from these borrowers currently serves on the FHLBank’s board of directors.

Table 2

						Percent of
				Percent of		Total
			Advance Par	Total	2005	FHLBank
			Value as of	FHLBank	Advance	Advance
Borrower Name	City	State	12/31/2005	Advances	Income	Income
MidFirst Bank	Oklahoma City	OK	$5,331,600	19.69%	$160,130	14.93%
Capitol Federal Savings Bank	Topeka	KS	3,413,600	12.61	153,414	14.31
U.S. Central Federal Credit	Lenexa	KS	2,500,000	9.23	85,522	7.98
Security Benefit Life	Topeka	KS	1,119,330	4.13	33,521	3.13
Bank of the West[1]	San Francisco	CA	1,000,000	3.69	110,681	10.32

TOTAL			$13,364,530	49.35%	$543,268	50.67%

[1]	Formerly Commercial Federal Bank, FSB. Commercial Federal Bank, FSB was acquired by Bank of the West, headquartered in San Francisco, California on December 2, 2005. Bank of the West is a member of the Federal Home Loan Bank of San Francisco.

Table 3

						Percent of
				Percent		Total
			Advance Par	of Total	2004	FHLBank
			Value as of	FHLBank	Advance	Advance
Borrower Name	City	State	12/31/2004	Advances	Income	Income
Commercial Federal Bank, FSB[1]	Omaha	NE	$3,720,300	13.75%	$114,708	13.89%
MidFirst Bank	Oklahoma City	OK	3,668,100	13.56	77,603	9.39
Capitol Federal Savings Bank	Topeka	KS	3,450,000	12.75	177,967	21.55
U.S. Central Credit Union	Lenexa	KS	2,250,000	8.32	13,122	1.59
Security Life of Denver Ins. Co.	Denver	CO	1,159,000	4.28	19,189	2.32

TOTAL			$14,247,400	52.66%	$402,589	48.74%

[1]	Commercial Federal Bank, FSB was acquired by Bank of the West, headquartered in San Francisco, California on December 2, 2005. Bank of the West is a member of the Federal Home Loan Bank of San Francisco.
Mortgage Loans Held for Portfolio
The FHLBank offers to purchase or fund various mortgage products from or through its members under the MPF Program. The MPF Program is a core mission-related activity. In 1996, the Federal Home Loan Bank of Chicago (FHLBank Chicago) requested the Finance Board to approve the MPF pilot program which would permit FHLBank

Chicago to fund 1-4 family fixed rate residential mortgage loans originated or purchased by member institutions that are members of any Federal Home Loan Bank. The Finance Board initially approved the pilot program on December 23, 1996 after concluding that it met all the requirements of a mission-related activity. Following separate approval by the Finance Board, FHLBank Topeka entered into an Investment and Services Agreement with FHLBank Chicago on May 2, 2000 to participate in the MPF Program.
Under the MPF Program, the FHLBank invests in qualifying five- to 30-year conventional conforming and Government (i.e., Federal Housing Administration (FHA)-insured and Department of Veterans Affairs (VA)-guaranteed) fixed rate mortgage loans on 1-4 family residential properties. MPF mortgage loans are funded by the FHLBank through, or purchased directly from, its participating members. The FHLBank manages the liquidity, interest rate and options risk of the loans. Dependent upon the member’s preference, the servicing rights can be retained or sold to an MPF-approved servicer. Subsequent to any private mortgage insurance (PMI), the FHLBank and the member share in the credit risk of the loans with the FHLBank assuming the first layer of loss coverage as defined by the First Loss Account (FLA). Other than what it receives in the form of principal and interest payments through its ownership of the mortgage loans, the FHLBank receives no direct compensation in any form from the participating members for retaining the first loss responsibility on the mortgage loans it purchases. The member assumes mortgage loan losses in excess of the FLA up to the amount of the credit enhancement obligation (CE obligation) as specified in a master commitment agreement for each pool of mortgage loans purchased from the member. Any losses in excess of the FLA and the CE obligation will be the responsibility of the FHLBank. All loss allocations among members and the FHLBank are based upon specific pools of loans covered by each master commitment agreement between the FHLBank and the participating member. Members’ CE obligations must be fully collateralized with assets considered acceptable by FHLBank policy. See Item 1 – “Business – Advances” for a discussion of eligible collateral.
The MPF Program incorporates the following broad underwriting and eligibility guidelines with respect to MPF loans:
•	Loans must be conforming loan size, which is established annually by the Office of Federal Housing Enterprise Oversight (OFHEO), as required by the AMA Regulation and may not exceed the loan limits set each year by OFHEO for the other housing GSEs (e.g., Fannie Mae and Freddie Mac);

•	Loans must be fixed rate, fully-amortizing loans with terms from 5 to 30 years (5 to 30 years for service retained loans and 10 to 30 years for service released loans);

•	Loans are required to be secured by first liens on residential owner-occupied primary 1-4 family residences and second homes (primary residences may be up to four units);

•	Condominium, planned unit development and manufactured homes are acceptable property types as are mortgages on leasehold estates (although manufactured homes must be on land owned in fee simple by the borrower);

•	A maximum loan-to-value ratio (LTV) of 95 percent is permitted, except for FHLBank approved AHP mortgage loans which may have LTVs up to 100 percent (but may not exceed 105 percent total LTV, which compares the property value to the total amount of all mortgages outstanding against a property) and Government MPF Loans which may not exceed the LTV limits established by the FHA and VA;

•	For each conventional mortgage which has a LTV of more than 80 percent, standard mortgage insurance issued by an MPF-approved mortgage insurer with no lower than a “AA–” rated claims paying ability assigned by S&P is required.

•	Borrowers must be of legal age and capacity to contract for a mortgage;

•	Only current production loans (no more than five payments made by the borrower for servicing retained loans or 10 days or less from the closing date for servicing released loans) are eligible. The Seasoned Loan Pilot Program allows loans to be sold within 12 months of closing, subject to additional requirements. The Seasoned Loan Pilot Program is limited to $50 million.

•	Eligible loan purposes include purchase transactions, cash-out refinances and no-cash-out refinances;

•	Credit reports are required with at least two credit scores for each borrower; for borrowers with no credit score, alternative verification of credit is permitted;

•	Housing expense should be no greater than 33 percent of gross monthly income and total debt, when including the housing expense, should be no greater than 38 percent of gross monthly income (higher qualifying ratios may be appropriate in some cases);

•	Income and other sources of funds, if applicable, must be verified;

•	Complete and customary independent property appraisals are required to determine the fair market value of each property;

•	Customary property or hazard insurance, and flood insurance, if applicable, must be obtained from insurers acceptably rated as detailed in the MPF Origination Guide;

•	Title insurance or, in those areas where title insurance is not customary, an attorney’s opinion of title must be provided to assure the first lien and clear title status of each mortgage. Title insurance is to be provided by an acceptably rated title insurance company as provided in the MPF Guides. Title insurance must be for at least the original principal balance of the MPF loan and on the most current American Land Title Company policy form with applicable endorsements;

•	The mortgage documents, mortgage transaction, and mortgaged property must comply with all applicable laws and loans must be documented using standard Fannie Mae/Freddie Mac uniform instruments;

•	Loans that cannot be rated by a rating agency are not eligible for delivery under the MPF Program; and

•	Loans that are classified as high cost, high rate, high risk, Home Ownership and Equity Protection Act loans or loans in similar categories defined under predatory or abusive lending laws are not eligible.
A participating member is referred to as a Participating Financial Institution (PFI). Each PFI deals directly with the FHLBank in offering individual or pools of eligible mortgage loans for sale to or funding through the FHLBank under the MPF Program. The FHLBank in turn may purchase or fund some or all of the eligible loans and may offer participations in these mortgage loans to other MPF FHLBanks. The FHLBank sold participation interests in the amounts of $0, $0 and $212.7 million in MPF loans to FHLBank Chicago for the years ended December 31, 2005, 2004 and 2003, respectively. Securitized loan pools are not acceptable mortgage assets under the MPF Program. Every PFI provides a measure of credit-loss protection to the FHLBank on mortgage loans generated by the PFI through the program. In return, the PFI receives a credit enhancement fee (CE fee), which is paid to the PFI monthly based upon the unpaid principal balance of MPF loans outstanding. The credit risk of the mortgage loans is managed by distributing potential credit losses into certain layers and allocating that risk between the FHLBank and the PFI.
Under the MPF Program, the first layer of potential credit loss is absorbed by the borrower’s equity in the real estate securing the loan. As is customary for conventional mortgage loans, PMI is required for MPF loans with down payments of less than 20 percent of the property value in order to raise the effective equity level to at least 20 percent. Losses beyond the borrower’s equity layer, including any PMI, are absorbed by the FHLBank up to the FLA predefined limit for each pool of mortgages covered by a master commitment agreement. If losses beyond the FLA layer are incurred for a pool, they are absorbed by the PFI through the CE obligation for that pool provided by the PFI that sold the mortgage loan to the FHLBank. The CE obligation provided by the PFI ensures that the PFI retains a credit stake in the loans it sells to the FHLBank. For managing this risk, the PFI receives monthly CE fees from the FHLBank. The size of each PFI’s CE obligation for a master commitment agreement is calculated on the pool of mortgage loans sold into the MPF Program by the PFI in such a way that the FHLBank is in a position equivalent to that of an investor in an AA-rated MBS. The CE obligations of the PFI and the CE fees paid by the FHLBank are integral parts of the MPF mortgage loans and cannot be stripped off or otherwise separated from the underlying mortgage loans. The actual loss allocation between each PFI and the FHLBank is based upon the specific pool of mortgage loans covered by each master commitment agreement between the FHLBank and the PFI.
Since the inception of the MPF Program, the FHLBank has incurred only two de-minimis losses on MPF loans that have been acquired under the program. Credit losses under the FLA are defined differently than losses for financial reporting purposes. The differences lie in the timing of the recognition of the loss, and how the components of the loss are recognized. Under the FLA, a credit loss is the difference between the recorded loan value and the total proceeds received from the sale of an MPF loan after paying the expenses connected with its sale, and is recognized upon sale of the mortgaged property. For financial reporting purposes, when an MPF loan is deemed a loss loan, the difference between the recorded loan value and the appraised value of the property securing the loan (fair market value) less the estimated costs to sell is recognized as a charge to the Allowance for Credit Losses on Mortgage Loans in the period the loss status is assigned to the loan. After foreclosure, any expenses associated with carrying the loan until sale are recognized as OREO (Other Real Estate Owned) expenses in the current period.
To document the process for purchasing loans, the FHLBank follows detailed procedures as prescribed in the procedures manuals discussed below. The MPF Origination Guide (OG) contains a detailed underwriting section that covers credit requirements and guidelines for mortgage loans that are eligible to be sold into the MPF Program. This detailed underwriting section, referred to as the Underwriting Guide (UG), was developed and is maintained by the MPF Provider, FHLBank of Chicago, and follows standard secondary mortgage market guidelines. As referenced in the UG, each mortgage loan delivered to the FHLBank must first receive underwriting approval from the originator verifying that the loan conforms to the underwriting standards set forth in the OG and the UG, for conventional mortgage loans, or loans conforming to FHA, VA or Department of Housing and Urban Development (HUD) guidelines for Government loans. The originator may manually underwrite a mortgage loan or choose to use one of two pre-approved automated underwriting systems to assist in making its underwriting decision. Having such an approval, however, does not exempt a mortgage loan from any other MPF Program percentage requirement. The FHLBank does not purchase any mortgage loans from irrevocable trusts.
A PFI can take advantage of the MPF Program either by selling previously closed loans to the FHLBank or by providing loans on a flow basis. A flow basis loan is also referred to as a “table funded loan,” which means that the PFI uses the FHLBank’s funds to make the mortgage loan to the borrower; the PFI closes the loan “as agent” for the FHLBank and never owns the loan. A variety of MPF products have been developed to meet the differing needs of the FHLBank’s members, but they are all premised on the same risk-sharing concept.
The FHLBank currently has loan commitments under programs designated as Original MPF, MPF 100, MPF 125, MPF Plus and Original MPF for FHA/VA products, which are described below:
•	Under Original MPF (closed loans), the first layer of losses (after any PMI) is absorbed by the FHLBank’s FLA. The FLA for this program increases monthly based upon a percentage of the unpaid principal of outstanding mortgage loans (four basis points per annum) over the life of a master commitment agreement for the applicable pool of loans. The second loss layer is absorbed by the PFI’s CE obligation for the master commitment agreement. Any loan losses beyond the first two layers for each master commitment agreement are absorbed by the FHLBank;

•	Under MPF 100 (table funded loans), the first layer of losses (after any PMI) is absorbed by the FHLBank’s FLA, which is equal to 1.0 percent (100 basis points) of the aggregate principal balance of the loans funded. The second loss layer is absorbed by the PFI’s CE obligation for the master commitment agreement. Any loan losses beyond the first two layers are absorbed by the FHLBank;

•	Under MPF 125 (closed loans), the first layer of losses (after any PMI) is absorbed by the FHLBank’s FLA, which is equal to 1.0 percent (100 basis points) of the aggregate principal balance of the loans funded. The second loss layer is absorbed by the PFI’s CE obligation for the master commitment agreement. Any loan losses beyond the first two layers are absorbed by the FHLBank;

•	Under MPF Plus (closed loans), the first layer of losses (after any PMI) is absorbed by the FHLBank’s FLA, which is equal to a specified percentage of the aggregate principal balance of loans in the pool as of the sale date. The second loss layer is absorbed by the PFI’s CE obligation for the master commitment agreement. The PFI meets all or a portion of its CE obligation through a supplemental mortgage insurance (SMI) policy. Additional losses not covered by the FLA, the SMI policy or any remaining PFI CE obligation not covered by the SMI are absorbed by the FHLBank; and

•	Under Original MPF for FHA/VA (closed loans), the loans are insured or guaranteed by the FHA or the VA. This program has no FLA or CE obligation. The PFI is responsible for all unreimbursed servicing expenses.
For all of the above MPF products except Original MPF for FHA/VA, the PFI’s CE obligation is calculated to provide a second loss credit enhancement up to a “AA” rating equivalent for the pool of mortgages. As mentioned previously, any loss allocation between each PFI and the FHLBank is based upon the specific pool of loans covered by each master commitment agreement between the FHLBank and the PFI.
Table 4 presents the percentage of principal outstanding, net of premiums, discounts and agent fees, represented by each MPF product in the FHLBank’s MPF loan portfolio as of December 31, 2005, 2004 and 2003:

Table 4

	12/31/2005	12/31/2004	12/31/2003
Original MPF	43.5%	36.9%	91.6%
MPF 100	0.8	0.8	2.5
MPF 125	24.7	26.5	0.0
MPF Plus	28.6	33.7	0.0
Original MPF for FHA/VA	2.4	2.1	5.9

NET PRINCIPAL OUTSTANDING	100.0%	100.0%	100.0%

The FHLBank’s FLA for an Original MPF product master commitment agreement is initially zero on the day the first MPF loan is purchased but increases monthly over the life of the master commitment agreement. The monthly addition is calculated by taking the unpaid principal balance of loans on the FHLBank’s books (prorated) at the end of the month multiplied by four basis points (bps) and dividing that product by 12. This calculation is completed for each master commitment agreement. Master commitment agreements are generally considered loan pools for the purposes of FLA, credit enhancements and loan loss allocations. The FHLBank’s FLA for the MPF 100 and MPF

125 product master commitments is calculated by taking 100 bps times the loan amount funded or purchased. In the event of a loss on the sale of a foreclosed property, the FHLBank’s FLA absorbs losses after the coverage provided by the borrower’s equity in the property and PMI, if applicable. The FHLBank’s final exposure to risk in each of the MPF products listed except Original MPF for FHA/VA is subject to the amount of CE obligation borne by the PFI for the specific loan pool.
Table 5 presents a comparison of the different characteristics for each of the MPF products as of December 31, 2005:

Table 5

	Size of the	PFI CE	Average
Product	FHLBank’s	Obligation	PFI CE	CE Fee Paid to	CE Fee	Servicing
Name	FLA	Description	Size	PFI	Offset?[1]	Fee to PFI
Original MPF	4 basis points added each year based on the unpaid balance	After FLA, to bring to the equivalent of “AA”	2.91%	9 to 11 basis points/year paid monthly	No	25 basis points/year

MPF 100	100 basis points fixed based on the size of the loan pool at closing	After FLA, to bring to the equivalent of “AA”	0.90%	7 to 10 basis points/year paid monthly; performance-based after 3 years	Yes; after first 3 years, to the extent recoverable in future years	25 basis points/year

MPF 125	100 basis points fixed based on the size of the loan pool at closing	After FLA, to bring to the equivalent of “AA”	0.99%	7 to 10 basis points/year paid monthly; performance-based	Yes, to the extent recoverable in future years	25 basis points/year

MPF Plus	Sized to equal expected losses	0 to 20 basis points after FLA and SMI, to bring to the equivalent of “AA”	0.04%	7 basis points/year plus 6 to 7 basis points/year performance-based (delayed for 1 year); all fees paid monthly	Yes, to the extent recoverable in future years	25 basis points/year

Original MPF FHA/VA	N/A	N/A (Unreimbursed servicing expenses only)	N/A	2 basis points/year paid monthly (U.S. government loan fee)	N/A	44 basis points/year

[1]	Future payouts of performance-based CE fees are reduced when losses are allocated to the FLA. The offset is limited to fees payable in a given year and may not exceed the FLA amount for the life of the pool of loans covered by a master commitment agreement.
Table 6 presents an illustration of the FLA and CE obligation calculation for each conventional MPF product type listed as of December 31, 2005:

Table 6

Product Name	FLA	CE Obligation Calculation
Original MPF	4 bps x unpaid principal, annually[1]	(LLCE[2] x PSF3) x Gross Fundings
MPF 100	100 bps x loan funding amount	((LLCE x PSF) – FLA) x Gross Fundings
MPF 125	100 bps x loan amount sold	((LLCE x PSF) – FLA) x Gross Fundings
MPF Plus	35 bps x loan amount sold	AA equivalent – FLA-SMI[4] = PCE[5]

[1]	Starts at zero and increases monthly over the life of the master commitment.

[2]	LLCE represents the weighted average loan level credit enhancement score of the loans sold into the pool of loans covered by the master commitment agreement.

[3]	The PSF is a pool size factor applied based on the number of loans sold into the master commitment agreement. If the pool of loans contains fewer than 300 loans, the PSF is greater than one. With 300 or more loans sold into the pool, the PSF equals one.

[4]	SMI represents the coverage obtained from the supplemental mortgage insurer. The initial premium for the insurance is determined based on a sample $100 million loan pool. The final premium determination is made during the 13th month of the master commitment agreement, at which time any premium adjustment is determined based on actual characteristics of loans submitted. The SMI generally covers a portion of the PFI’s CE obligation which typically ranges from 200 to 250 bps of the dollar amount of loans delivered into a mortgage pool, but the PFI may purchase an additional level of coverage to completely cover the PFI’s CE obligation. The CE fees paid to PFIs for this program are capped at a maximum of 14 bps, which is broken into two components, fixed and variable. The fixed portion of the CE fee is paid to the SMI insurer for the coverage discussed above, and is a negotiated rate depending on the level of SMI coverage, ranging from 6 to 8 bps. The variable portion is paid to the PFI, and ranges from 6 to 8 bps, with payments commencing the 13th month following initial loan purchase under the master commitment agreement.

[5]	PCE represents the CE obligation that the PFI wishes to retain rather than covering with SMI. Under this MPF Program the retained amount can range from 0 to 20 bps.
In order to increase the balance of our mortgage loans held for portfolio and at the same time widen the geographic distribution of those mortgages, the FHLBank began in 2004 to acquire out-of-district MPF mortgage loans through participation in MPF Plus master commitment agreements that FHLBank of Chicago entered into with one of its PFIs. The out-of-district participation percentage is negotiated for each master commitment agreement and can be amended if both FHLBank Topeka and FHLBank of Chicago agree to the changes. In addition to owning a percentage share of each mortgage loan sold, the FHLBank is responsible for that participation percentage share of the FLA, which is typically around 35 bps for MPF Plus master commitment agreements. The CE obligations of the PFI and the CE fees paid by the FHLBank are integral parts of the MPF mortgage loans and cannot be stripped off or otherwise separated from the underlying mortgage loans. The FHLBank acquired out-of-district MPF Program mortgage loans totaling $878,918,000 during 2004 through this participation arrangement. FHLBank Chicago retained an average participation of 61.1 percent in 2004 loans purchased. The participated mortgage loans were purchased at the same prices as those for similar MPF Program products. No out-of-district mortgage loans were acquired during 2005. Quarterly, the FHLBank’s Collateral department performs and documents a financial analysis of all out-of-district PFIs through which the FHLBank has purchased loan participations. This analysis addresses the PFI’s capital, asset quality and earnings. This review also includes a reconfirmation that the PFI continues to meet the four suitability standards/ratios used initially in the PFI approval process. The four suitability standards and their acceptable parameters are: (1) leverage capital ratio greater than or equal to 5 percent; (2) risk-based capital ratio greater than or equal to 9 percent; (3) loan loss reserves to non-performing loans ratio greater than or equal to 75 percent; and (4) non-performing assets to net loans ratio less than or equal to 2 percent. If the PFI fails either of the asset quality ratios (last two of the four parameters), further analysis is conducted on the ratios to determine if only real estate loans are included in the calculation. If the analysis discloses any area of significant concern about the PFI’s operations or condition, the analysis is presented to the FHLBank’s Credit Underwriting Committee to determine if any further actions are warranted, such as discontinuing mortgage loan purchases from the out-of-district PFI.
FHLBank Topeka does not provide servicing of the acquired mortgage loans. However, the MPF Program allows the PFI to sell the servicing to an MPF-approved servicer. The approved servicer pays the PFI a service-released premium by the fifth business day of the month following the servicer’s loading the loan onto its servicing system. Also, a PFI may subcontract the servicing function to an approved MPF subservicer which represents the middle ground between keeping and selling the servicing. All servicing-retained and servicing-released PFIs are subject to the rules and requirements set forth in the MPF Servicing Guide.
To date, only one PFI has been approved to acquire servicing rights under the MPF Program. This limitation may reduce the attractiveness of the MPF Program to potential PFIs that do not want to retain servicing. However, a PFI may negotiate with other PFIs to purchase servicing rights.
A majority of the states, and some municipalities, have enacted laws against mortgage loans considered predatory or abusive. Some of these laws impose liability for violations not only on the originator, but also upon purchasers and assignees of mortgage loans. The FHLBank takes measures that it considers reasonable and appropriate to reduce its exposure to potential liability under these laws and is not aware of any claim, action or proceeding asserting that the FHLBank is liable under these laws. However, there can be no assurance that the FHLBank will never have any liability under predatory or abusive lending laws.
Investments
The FHLBank maintains a portfolio of investments for liquidity purposes and to fully invest its capital. Increased investment income enhances the FHLBank’s commitment to affordable housing and community investment, covers operating expenses and contributes to the FHLBank’s ability to meet its Resolution Funding Corporation (REFCorp) obligation, as discussed in more detail in Item 1 — “Business – Tax Status.” To ensure the availability of funds to meet advance demand and MPF mortgage loan purchases from its members, the FHLBank maintains a portfolio of short-term loans to and investments in highly rated institutions, including overnight Federal funds, term Federal funds, interest-bearing certificates of deposit (CDs) and commercial paper. The FHLBank maintains a longer-term investment portfolio, which includes securities issued by the U.S. government, U.S. government agencies and GSEs as well as MBS that are issued by U.S. government agencies and housing GSEs (GSE securities are not guaranteed by the U.S. government) or privately issued MBS that carry the highest ratings from Moody’s, Fitch or S&P. The long-term investment portfolio provides the FHLBank with higher returns than those available in the short-term money markets.
Under Finance Board regulations, the FHLBank is prohibited from investing in certain types of securities including:
•	Instruments, such as common stock, that represent an ownership in an entity, other than stock in small business investment companies or certain investments targeted to low-income persons or communities;

•	Instruments issued by non-U.S. entities other than those issued by U.S. branches and agency offices of foreign commercial banks;

•	Non-investment-grade debt instruments other than certain investments targeted to low-income persons or communities, and instruments that were downgraded after purchase by the FHLBank;

•	Whole mortgages or other whole loans other than: 1) those acquired under the FHLBank’s MPF Program; 2) certain investments targeted to low-income persons or communities; 3) certain marketable direct obligations of state, local, or tribal government units or agencies, having at least the second highest credit rating from a Nationally-Recognized Statistical Rating Organization (NRSRO); 4) MBS or asset-backed securities backed by manufactured housing loans or home equity loans; and 5) certain foreign housing loans authorized under section 12(b) of the Bank Act; and

•	Non-U.S. dollar denominated securities.
The Finance Board’s Financial Management Policy (FMP), which has been partially but not fully superseded by Finance Board regulations, further limits the FHLBank’s investment in MBS and asset-backed securities. One provision of the FMP requires that the total book value of MBS owned by the FHLBank not exceed 300 percent of the FHLBank’s previous month-end total regulatory capital on the day it purchases the securities. The definition of total regulatory capital for the MBS limitation includes mandatorily redeemable capital stock, which is reclassified as a liability under generally accepted accounting principles (GAAP) in the United States of America, but excludes other comprehensive income. In addition, the FHLBank is prohibited under the FMP from purchasing:
•	Interest-only or principal-only stripped MBS, collateralized mortgage obligations (CMOs), real estate mortgage investment conduits (REMICs) and eligible asset-backed securities (ABS);

•	Residual-interest or interest-accrual classes of CMOs, REMICs and eligible ABS; and

•	Fixed rate MBS, CMOs, REMICs and eligible ABS, or floating rate MBS, CMOs, REMICs and eligible ABS that on the trade date are at rates equal to their contractual cap or that have average lives, which vary by more than six years under an assumed instantaneous interest rate change of 300 basis points.
Debt Financing — Consolidated Obligations
Consolidated obligations, consisting of bonds and discount notes, are the FHLBank’s primary source of liabilities and represent the principal funding source used by the FHLBank to fund its advances and mortgage programs and to purchase investments. Consolidated obligations are the joint and several obligations of the FHLBanks, backed only by the financial resources of the 12 FHLBanks. Consolidated obligations are not obligations of the U.S. government, and the U.S. government does not guarantee them. The capital markets have traditionally considered the FHLBanks’ obligations as “Federal agency” debt. Consequently, although the U.S. government does not guarantee the FHLBanks’ debt, the FHLBanks have had ready access to funding at relatively favorable rates. The FHLBank’s ability to access the capital markets through the sale of consolidated obligations, across the entire maturity spectrum and through a variety of debt structures, allows the FHLBank to manage its balance sheet effectively and efficiently. Moody’s currently rates the FHLBank consolidated obligations Aaa/P-1, and S&P currently rates them AAA/A-1+. These ratings measure the likelihood of timely payment of principal and interest on consolidated obligations and also reflect the 12 FHLBanks’ status as GSEs.
One of the key measures of performance for a financial institution is the measure of the ability of the institution to cover or make the required payments on its fixed charges. Table 7 documents the FHLBank’s ratio of earnings to fixed charges computation at December 31, 2005, 2004, 2003, 2002 and 2001 (in thousands):

Table 7

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Income before assessments	$184,871	$127,216	$119,200	$78,778	$105,020
Add: fixed charges (see below)	1,500,725	798,103	661,038	825,346	1,260,651

Total earnings	$1,685,596	$925,319	$780,238	$904,124	$1,365,671

Fixed charges[1]	$1,500,725	$798,103	$661,038	$825,346	$1,260,651
Ratio of earnings to fixed charges[2]	1.12	1.16	1.18	1.10	1.08

[1]	Fixed charges consist of interest expense including amortization of premiums, discounts and concessions related to indebtedness – See Item 13 “Financial Statements and Supplemental Data” for additional information.

[2]	The ratio of earnings to fixed charges has been computed by dividing total earnings by fixed charges.
The FHLBank is primarily and directly liable for the portion of consolidated obligations issued on its behalf. In addition, the FHLBank is jointly and severally liable with the other 11 FHLBanks for the payment of principal and interest on the consolidated obligations of all 12 FHLBanks. The Finance Board, in its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations for which the FHLBank is not the primary obligor. Although it has never occurred, to the extent that an FHLBank would be required to make a payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank would be entitled to reimbursement from the non-complying FHLBank. However, if the Finance Board determines that the non-complying FHLBank is unable to satisfy its obligations, then the Finance Board may allocate the non-complying FHLBank’s outstanding consolidated obligation debt among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis the Finance Board may determine. If the principal or interest on any consolidated obligation issued on behalf of the FHLBank is not paid in full when due, the FHLBank may not pay dividends to, or redeem or repurchase shares of stock from, any member of the FHLBank.
Finance Board regulations govern the issuance of debt on behalf of the FHLBanks and related activities, and authorize the FHLBanks to issue consolidated obligations, through the Office of Finance as their agent, under the authority of section 11(a) of the Bank Act. All of the FHLBanks are jointly and severally liable for the consolidated obligations issued under section 11(a). No FHLBank is permitted to issue individual debt under section 11(a) without Finance Board approval. On April 18, 2006 in Finance Board Resolution Number 2006-06, the Finance Board voted to approve a request from the FHLBank of Chicago to issue subordinated debt for which it would be the sole obligor. The action by the Finance Board allows the FHLBank of Chicago to move forward with its efforts to issue $1 billion in subordinated debt in June 2006 as part of a plan to facilitate an orderly redemption by the FHLBank of Chicago of excess stock held by its member institutions. The FHLBank Topeka does not incur any direct obligation with respect to consolidated obligations unless it agrees in advance to accept the funding, pursuant to Finance Board regulations. The Office of Finance may not commit the FHLBanks to the issuance of consolidated obligations unless one or more FHLBanks have agreed to accept the funds. In some situations, the FHLBank may receive all of the proceeds from a particular issuance of consolidated obligations, but in other cases the proceeds may be divided among several FHLBanks.
Table 8 presents the par value of the FHLBank’s consolidated obligations and the consolidated obligations of the combined FHLBanks as of December 31, 2005, 2004 and 2003 (in millions):

Table 8

	12/31/2005	12/31/2004	12/31/2003
FHLBank Consolidated Obligations	$43,871	$41,547	$36,352

Consolidated Obligations of all 12 FHLBanks	$937,460	$869,242	$759,529

Finance Board regulations provide that the FHLBank must maintain aggregate assets of the following types, free from any lien or pledge, in an amount at least equal to the amount of consolidated obligations outstanding:
•	Cash;

•	Obligations of, or fully guaranteed by, the U.S government;

•	Secured advances;

•	Mortgages, which have any guaranty, insurance or commitment from the U.S. government or any agency of the U.S. government;

•	Investments described in Section 16(a) of the Bank Act, which, among other items, includes securities that a fiduciary or trust fund may purchase under the laws of the state in which the FHLBank is located; and

•	Other securities that are assigned a rating or assessment by an NRSRO that is equivalent to or higher than the rating on consolidated obligations.
Table 9 illustrates the FHLBank’s compliance with the Finance Board’s regulations for maintaining aggregate assets at least equal to the amount of consolidated obligations outstanding for December 31, 2005, 2004 and 2003 (in thousands):

Table 9

	12/31/2005	12/31/2004	12/31/2003
Total non-pledged assets	$46,727,629	$44,668,831	$39,631,784
Total consolidated obligations	$43,323,379	$41,258,302	$36,161,825
Ratio of non-pledged assets to consolidated obligations	1.08	1.08	1.10
The Office of Finance has responsibility for facilitating and executing the issuance of the consolidated obligations on behalf of the 12 FHLBanks. It also prepares the 12 FHLBanks’ Combined Quarterly and Annual Financial Reports (no combined statements have been issued since second quarter of 2004), services all outstanding debt, serves as a source of information for the FHLBanks on capital market developments, administers REFCorp and the Financing Corporation, and manages the FHLBanks’ relationship with the NRSROs with respect to ratings on consolidated obligations.
Consolidated Bonds. Consolidated bonds satisfy the FHLBank’s term funding needs. Typically, the maturities of these bonds range from one year to 15 years, but the maturities are not subject to any statutory or regulatory limit. Consolidated bonds can be issued and distributed through negotiated or competitively bid transactions with approved underwriters or selling group members.
The FHLBank utilizes the TAP Issue Program for fixed rate, non-callable (bullet) bonds. This competitive auction program uses specific maturities that may be reopened daily during a three-month period through competitive auctions. The goal of the TAP Issue Program is to aggregate frequent smaller issues into a larger bond issue thus giving the larger bond issue greater market liquidity. FHLBank Topeka uses the TAP program primarily to fund non-callable (bullet) advances. The ability to access funding on a smaller and more frequent basis allows the FHLBank to effectively fund member advance activity and reduce interest-rate risk.
Consolidated bonds are generally issued with either fixed or variable rate payment terms that use a variety of standardized indices for interest rate resets including, among others, LIBOR, Constant Maturity Treasury (CMT) and 11th District Cost of Funds Index (COFI). In addition, to meet the specific needs of certain investors in consolidated obligations, both fixed rate bonds and variable rate bonds may also contain certain embedded features, which may result in complex coupon payment terms and call features. When such a complex consolidated bond is issued, generally the FHLBank simultaneously enters into a derivative containing offsetting features to synthetically alter the terms of the bond to a simple variable rate bond tied to one of the standardized indices.
Consolidated Discount Notes. The Office of Finance also sells consolidated discount notes on behalf of the FHLBanks to meet short-term funding needs. These securities have maturities up to 360 days, and are offered daily through certain securities dealers in a discount note selling group. In addition to the daily offerings of discount notes, the FHLBanks auction specific amounts of discount notes with fixed maturity dates ranging from four to 26 weeks through competitive auctions held twice a week utilizing the discount note selling group. The amount of discount notes sold through the bi-weekly auctions varies based upon the needs of the FHLBanks. Discount notes are sold at a discount and mature at par.
Deposits
The Bank Act allows the FHLBank to accept deposits from its members, from housing associates, from any institution for which it is providing correspondent services, from other FHLBanks or from other government instrumentalities. The FHLBank offers several types of deposit programs to its members and housing associates including demand, overnight and term deposits.
Liquidity Requirements. To support deposits, the Bank Act requires the FHLBank to have an amount equal to its current deposits invested in obligations of the U.S. government, deposits in eligible banks or trust companies, or advances with maturities not exceeding five years. In addition, the liquidity guidelines in the Finance Board’s FMP require the FHLBank to maintain an average daily liquidity level each month in an amount not less than the sum of:
•	20 percent of the sum of its daily average demand and overnight deposits and other overnight borrowings; and

•	10 percent of the sum of its daily average term deposits, consolidated obligations and other borrowings that mature within one year.
Assets eligible for meeting these liquidity requirements include:
•	Overnight funds and overnight deposits placed with eligible financial institutions;

•	Overnight and term resale agreements with eligible counterparties, which mature in 31 days or less, using for collateral securities that are eligible investments under the investment guidelines and FHA-insured and VA-guaranteed mortgages;

•	Negotiable CDs placed with eligible financial institutions, bankers’ acceptances drawn on and accepted by eligible financial institutions, and commercial paper issued in U.S. financial markets and rated P-1 by Moody’s and A-1 by S&P, all having a remaining term to maturity of not more than nine months;

•	Marketable direct obligations of the U.S. government that mature in 36 months or less;

•	Marketable direct obligations of U.S. GSEs and instrumentalities (now collectively referred to simply as GSEs) that mature in 36 months or less for which the credit of such institution is pledged for repayment of both principal and interest; and

•	Cash and collected balances held at a Federal Reserve Bank and other eligible financial institutions, net of member pass-throughs.
A security pledged by the FHLBank under a repurchase agreement cannot be used to satisfy liquidity requirements.
The FHLBank has complied with the liquidity requirements for all periods presented. Table 10 summarizes the FHLBank’s compliance with the Finance Board’s FMP requirements for December 31, 2005, 2004 and 2003 (in thousands):

Table 10

	12/31/2005	12/31/2004	12/31/2003
Calculation of Required Liquidity Level
Average Yearly Balances:
Demand deposits	$131,342	$118,561	$120,225
Overnight deposits	671,994	913,820	1,375,604
Other overnight borrowings	4,626	13,282	9,826

Total subject to 20 percent requirement	807,962	1,045,663	1,505,655

Calculated requirement	$161,592	$209,133	$301,131

Average Yearly Balances:
Regular certificates of deposit	$25,967	$88,420	$35,901
Securities sold under agreement to repurchase	53,103	0	0
Consolidated obligations – discount notes	13,629,858	9,951,176	9,825,093
Consolidated obligations – bonds	4,243,066	3,670,823	3,864,141

Total subject to 10 percent requirement	17,951,994	13,710,419	13,725,135

Calculated requirement	$1,795,199	$1,371,042	$1,372,514

Total required liquidity level	$1,956,791	$1,580,175	$1,673,645

Eligible Investment Holdings[1]
Average Yearly Balances
Overnight Federal funds	$3,086,126	$1,780,804	$1,674,770
Commercial paper	329,666	902,530	864,890

Total eligible investments	$3,415,792	$2,683,334	$2,539,660

Excess eligible investments	$1,459,001	$1,103,159	$866,015

[1]	Although the FHLBank has other assets that qualify as eligible investments under the liquidity requirements, only overnight Federal funds and commercial paper are listed because these alone exceed the liquidity requirements.
Table 11 summarizes the FHLBank’s compliance with the Bank Act liquidity requirements as of December 31, 2005, 2004 and 2003 (in thousands):

Table 11

	12/31/2005	12/31/2004	12/31/2003
Liquid assets[1]	$4,009,114	$3,448,849	$2,460,849
Total deposits	900,560	885,261	1,141,251

Excess assets	$3,108,554	$2,563,588	$1,319,598

[1]	Although the FHLBank has other assets that qualify as eligible investments under the liquidity requirements, only overnight Federal funds and commercial paper are listed because these alone exceed the liquidity requirements.
Capital, Capital Rules and Dividends
The FHLBank’s capital stock and retained earnings also provide a source of funding. At December 31, 2005 and 2004, approximately 4.2 percent and 4.3 percent, respectively of the FHLBank’s assets, on average, were funded by capital stock and retained earnings.
Capital Structure prior to September 30, 2004. On January 30, 2001, the Finance Board published a final rule mandating a new capital structure for the FHLBanks, as required by the Gramm-Leach-Bliley Act (GLB Act). Until the FHLBank implemented its new capital plan as of the close of business on September 30, 2004, the pre-GLB Act capital rules remained in effect. In particular, the Bank Act required members to purchase capital stock equal to the greater of one percent of their mortgage-related assets or five percent of outstanding advances from the FHLBank. However, the GLB Act removed the provision that required a non-thrift member to purchase additional stock to permit it to borrow from the FHLBank if the non-thrift member’s mortgage-related assets were less than 65 percent of its total assets. Stockholders could, at the FHLBank’s discretion, redeem at par value any capital stock greater than their statutory requirement (excess capital stock) or sell the excess capital stock to other FHLBank members at par value. Capital stock outstanding under the pre-GLB Act capital rules was redeemable at the option of a member on six months’ notice, but only if the member chose to withdraw from FHLBank membership and the capital stock was not necessary to support advances outstanding at the time the six-month notification of withdrawal from membership became effective. This capital structure remained in place until the FHLBank’s new capital structure was implemented as of the close of business on September 30, 2004.
Capital Structure on and after September 30, 2004. The Finance Board’s final rule mandating a new capital structure for the FHLBanks established risk-based and leverage capital requirements for the FHLBanks, addressed different classes of stock that the FHLBanks are permitted to issue, and provided the rights and preferences that may be associated with each class of stock. It also required each FHLBank to submit a capital plan to the Finance Board for approval by October 29, 2001. The FHLBank submitted its initial capital plan to the Finance Board prior to the required date. The FHLBank’s board of directors amended the capital plan several times after the initial submission, with the final amendment approved by the board of directors on April 9, 2004. The Finance Board approved the FHLBank’s capital plan, as amended, on April 14, 2004. The FHLBank converted to its new capital structure as of close of business on September 30, 2004. Effective September 30, 2004, the FHLBank has two classes of capital stock, Class A Common Stock and Class B Common Stock. See Item 2 — “Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Review – Capital” for more information regarding the FHLBank’s capital plan.
FHLBank Capital Adequacy and Form Rules. The GLB Act allows the FHLBanks to have two classes of stock, and each class may have sub-classes. Class A stock is conditionally redeemable on six months’ written notice from the member, and Class B stock is conditionally redeemable on five years’ written notice from the member, subject in each case to certain conditions and limitations that may restrict the ability of the FHLBanks to effectuate such redemptions. Membership is no longer mandated by law for certain types of financial institutions. However, other than non-member housing associates (see Item 1 — “Advances”), membership is required in order to use the FHLBank’s credit and mortgage finance products. Members that withdraw from membership may not reapply for membership for five years.
The GLB Act and implementing final rules established by the Finance Board define total capital for regulatory capital adequacy purposes as the sum of an FHLBank’s permanent capital, plus the amounts paid in by its stockholders for Class A stock; any general loss allowance, if consistent with GAAP and not established for specific assets; and other amounts from sources determined by the Finance Board as available to absorb losses. The GLB Act and Finance Board regulations define permanent capital for the FHLBanks as the amount paid in for Class B stock plus the amount of an FHLBank’s retained earnings, as determined in accordance with GAAP.
Under the GLB Act and the implementing final rules established by the Finance Board, the FHLBank is subject to risk-based capital rules effective September 30, 2004, when the FHLBank’s new capital plan was implemented. Only permanent capital can satisfy the FHLBank’s risk-based capital requirement. In addition, the GLB Act specifies a 5 percent minimum leverage capital requirement based on total FHLBank capital, which includes a 1.5 weighting factor applicable to permanent capital, and a 4 percent minimum total capital requirement that does not include the 1.5 weighting factor applicable to permanent capital. The FHLBank may not redeem or repurchase any of its capital stock without Finance Board approval if the Finance Board or the FHLBank’s board of directors determines that the FHLBank has incurred, or is likely to incur, losses that result in, or are likely to result in, charges against the capital of the FHLBank, even if the FHLBank is in compliance with its minimum regulatory capital requirements (risk-based, leverage and total capital). Therefore, a stockholder’s right to redeem its excess shares of capital stock is conditional on, among other factors, the FHLBank maintaining its compliance with the three regulatory capital requirements: risk-based, leverage and total capital.
See Item 2 — “Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Review – Capital” for additional information regarding the FHLBank’s capital plan.
Dividends. The FHLBank may pay dividends from retained earnings and current income. The FHLBank’s board of directors may declare and pay dividends in either cash or capital stock. Under its capital plan, all FHLBank dividends that are payable in capital stock must be paid in the form of Class B Common Stock, regardless of the class upon which the dividend is being paid.
On August 18, 2003, the Finance Board issued Advisory Bulletin (AB) 2003-AB-08, Capital Management and Retained Earnings, requiring each FHLBank, at least annually, to assess the adequacy of its retained earnings in light of alternative possible future financial and economic scenarios, including parallel and non-parallel interest rate shifts, changes in the basis relationship between different yield curves, and changes in the credit quality of the particular FHLBank’s assets. Each FHLBank’s board of directors was expected to adopt a retained earnings policy that included a target level of retained earnings as well as a plan that will enable the FHLBank to reach its target level of retained earnings if its current level of retained earnings is less than the established target. The FHLBank’s board of directors adopted its retained earnings policy in March 2004. The retained earnings policy was considered by the board of directors when dividends were declared during 2004 and 2005, but did not significantly affect the level of dividends declared and paid. On August 25, 2005, the Finance Board issued AB 2005-AB-07, Federal Home Loan Bank Registration With the Securities and Exchange Commission, requiring that until an FHLBank has completed any financial statement restatements and the registration of its stock has become effective with the Securities and Exchange Commission (SEC), it must demonstrate to the satisfaction of the Finance Board that any proposed dividend payments would comply with the requirements of Section 16(a) of the Bank Act and should declare a dividend only following consultation with and approval by the Finance Board’s Office of Supervision. Because the FHLBank had not filed its Form 10 and therefore its registration with the SEC was not effective, the FHLBank was required to obtain Finance Board approval for the dividends paid to its stockholders on September 30, 2005, December 31, 2005, and March 31, 2006. The result of the Finance Board dividend approval process was that the FHLBank paid lower dividend rates on its stock than it would otherwise have paid, with the dividend rates being in the range of 0.15 to 0.75 percent per annum below the rates it otherwise would have paid in those dividend periods. The FHLBank’s dividends to its stockholders will be subject to Finance Board approval until such time as the FHLBank’s registration of its common stock with the SEC becomes effective.
Consistent with Finance Board guidance, the objective of the FHLBank’s policy is to assess the adequacy of its retained earnings in light of alternative possible future financial and economic scenarios. The FHLBank performs this assessment as a part of the FHLBank’s annual planning process that culminates in the preparation of the strategic business plan (SBP). The retained earnings target is calculated quarterly and re-evaluated by the board of directors as part of the quarterly dividend declaration. The FHLBank’s retained earnings policy includes detailed calculations of: (1) market risk, which is based upon the FHLBank’s projected dividend paying capacity under a two-year earnings analysis that includes multiple stress or extreme scenarios (amount necessary for the FHLBank to pay three-month LIBOR over the period); (2) credit risk, which requires that retained earnings be sufficient to credit enhance all of the FHLBank’s assets from their actual rating levels to the equivalent of triple-A ratings (where advances are considered to be triple-A rated); (3) operations risk, which is equal to 30 percent of the total of the market and credit risk amounts, subject to a $10 million floor; and (4) the projected income impact of SFAS 133 under 100-basis-point shocks in interest rates (maximum SFAS 133 loss under up or down shocks). Tables 12 and 13 reflect the quarterly retained earnings target calculations utilized during 2004 and 2005 (in thousands), compared to the actual amount of retained earnings at the end of each quarter:

Table 12

Retained Earnings Component	12/31/2005	9/30/2005	6/30/2005	3/31/2005
Market Risk (dividend capacity)	$15,069	$19,568	$10,121	$22,772
Credit Risk	36,091	27,760	23,441	25,708
Operations Risk	15,348	14,198	10,069	14,544
SFAS 133 Volatility	16,794	31,924	27,926	33,377

Total	83,302	93,450	71,557	96,401
Actual Retained Earnings at End of Quarter	137,270	110,999	99,763	95,825

Overage (Shortage)	$53,968	$17,549	$28,206	$(576)

Table 13

Retained Earnings Component	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Market Risk (dividend capacity)	$14,327	$22,515	$12,732	$865
Credit Risk	19,383	19,664	21,020	20,352
Operations Risk	10,113	12,654	10,126	6,365
SFAS 133 Volatility	35,532	34,353	31,879	26,439

Total	79,355	89,186	75,757	54,021
Actual Retained Earnings at End of Quarter	86,738	74,125	72,846	55,246

Overage (Shortage)	$7,383	$(15,061)	$(2,911)	$1,225

Under the FHLBank’s policy, any shortage of actual retained earnings with respect to the retained earnings target is to be met over a period generally not to exceed two years from the quarter-end projection. The policy also provides that meeting the established retained earnings target shall have priority over the payment of dividends, but that the board of directors must balance dividends on capital stock against the period over which the retained earnings target is met. The retained earnings target level fluctuates from period to period because it is a function of the size and composition of the FHLBank’s balance sheet and the risks contained therein at that point in time. Note that on March 8, 2006, the Finance Board approved a proposed regulation intended to strengthen the capital structure of the FHLBanks by requiring a minimum level of retained earnings and restricting the amount of excess stock that any FHLBank may accumulate. Under the proposed regulation, the Finance Board would require a minimum level of retained earnings equal to $50 million plus one percent of each FHLBank’s non-advance assets. See Item 1 – “Legislation and Regulatory Developments” – “Proposed Finance Board Rules Regarding Excess Stock and Retained Earnings.”
Other Mission-related Activities
In addition to supporting residential mortgage lending, one of the core missions of the FHLBank is to support related housing and community development. The FHLBank administers and funds a number of targeted programs specifically designed to fulfill that mission. These programs have provided housing opportunities for thousands of low- to moderate-income families and strengthened communities primarily in Colorado, Kansas, Nebraska and Oklahoma.
Affordable Housing Program (AHP). Amounts specified by the AHP requirements described in Item 1 - “Business – Tax Status” are reserved for this program. AHP provides cash grants or subsidizes the interest rate on FHLBank advances to members, creating a pool of no-cost or low-cost funds to finance the purchase, construction or rehabilitation of low- to moderate-income owner occupied or rental housing. In the case of a subsidized advance, the amount charged against the AHP liability is the present value of the differences in cash flows between the AHP advance and a hypothetical advance with an interest rate based upon the FHLBank’s estimated cost of funds rate for a comparable maturity. The discount rate for the cash flow differences is the FHLBank’s estimated cost of funds rate for a comparable maturity. Since inception of the AHP, the majority of AHP awards have been in the form of cash grants. Historically, the outstanding principal of AHP-related advances to total advances outstanding has represented a negligible percentage of the FHLBank’s total advances. In addition to the standard, semi-annual competition for AHP funds, customized programs under the FHLBank’s AHP include:
•	Rural First-time Homebuyer Program (RFHP) – RFHP provides down payment, closing cost or rehabilitation cost assistance to first-time homebuyers in rural areas; and

•	Targeted Ownership Program (TOP) – TOP provides down payment, closing cost or rehabilitation cost assistance in rural and urban areas to disabled first-time homebuyers or first-time homebuyer households with a disabled family member.
Community Investment Cash Advance (CICA) Program. CICA loans to members specifically target underserved markets in both rural and urban areas, including those areas where normal lending activity has yet to have the desired effect on housing and community economic development. CICA loans represented 2.27 percent, 2.23 percent and 1.72 percent of total advances outstanding as of December 31, 2005, 2004 and 2003, respectively. Programs under the FHLBank’s CICA are funded separately from AHP and include:
•	Community Housing Program (CHP) – CHP makes loans available to members for financing the construction, acquisition and rehabilitation of owner-occupied housing for households whose incomes do not exceed 115 percent of the area’s median income level and rental housing occupied by or affordable for households whose incomes do not exceed 115 percent of the area’s median income level. The FHLBank provides advances for CHP-based loans to members at the FHLBank’s estimated cost of funds plus a markup for administrative costs;

•	Community Housing Program Plus (CHP Plus) – CHP Plus makes $25 million in loans available to members annually to help finance the construction, acquisition or rehabilitation of rental housing occupied by or affordable for households whose incomes do not exceed 80 percent of the area’s median income level. The FHLBank provides advances for CHP Plus-based loans to members at the FHLBank’s estimated cost of funds;

•	Community Development Program (CDP) – CDP provides advances to members to finance CDP-qualified member financing including loans to small businesses, farms, agri-business, public or private utilities, schools, medical and health facilities, churches, day care centers or for other community and economic development purposes that meet one of the following criteria: (1) loans to firms that meet the Small Business Administration’s (SBA) definition of a qualified small business concern); (2) financing for businesses or projects located in an urban neighborhood, census tract or other area with a median income at or below 100 percent of the area median; (3) financing for businesses, farms, ranches, agri-businesses or projects located in a rural community, neighborhood, census tract or unincorporated area with a median income at or below 115 percent of the area median; (4) firms or projects located in a Federal Empowerment Zone, Enterprise Community or Champion Community, Native American Area, Brownfield Area, Federally Declared Disaster Area, Community Adjustment and Investment Program (CAIP) Area; (5) businesses in urban areas in which at least half of the employees of the business earn less than 100 percent of the area median; or (6) businesses in rural areas in which at least half of the employees of the business earn less than 115 percent of the area median. The FHLBank provides advances for CDP-based loans to members at the FHLBank’s estimated cost of funds plus a mark-up for administrative costs; and

•	Housing and Community Development Emergency Loan Program (HELP) – HELP provides up to $25 million in advances annually for members to finance recovery efforts in federally-declared disaster areas. The FHLBank provides advances for HELP-based loans to members at the FHLBank’s estimated cost of funds.
Other Housing and Community Economic Development Programs. The FHLBank has also established a number of other voluntary housing and community economic development programs specifically developed for its members. These programs are funded separately from AHP and include the following:
•	Joint Opportunities for Building Success (JOBS) – JOBS provided $499,000 during 2004 and provided $999,000 in 2005 to assist members in promoting employment growth in their communities. A direct grant program, JOBS funds are allocated annually and combined with funds recovered or received back from previous years, if any, to support economic development projects. For 2006, the FHLBank has allocated up to $1,000,000 for this program. The following are elements of JOBS: (1) funds made available only through FHLBank members; (2) $25,000 maximum funding per member ($25,000 per project) annually; (3) members and project participants agree to participate in publicity highlighting their roles as well as the FHLBank’s contribution to the project and community/region; (4) projects that appear to be “bail outs” are not eligible; and (5) members cannot use JOBS funds for their own direct benefit (e.g., infrastructure improvements to facilitate a new branch location) or any affiliate of the member;

•	Regional Needs Initiative – The Regional Needs Initiative is a flexible direct grant program created to address housing and community development needs within the district that are not fully addressed by the FHLBank’s other programs. The FHLBank works cooperatively with Congressional offices to identify those needs. In order to provide the maximum flexibility in identifying and addressing housing and community development needs, the program does not have prescribed criteria. Funding available for the Regional Needs Initiative for 2004 was $100,000, but only $40,000 was actually used to fund four separate projects. This program provided $100,000 in funding during 2005, of which only $52,725 was actually used. The FHLBank has allocated up to $40,000 in funding for this program in 2006; and

•	Rural First-time Homebuyer Education Program – The FHLBank provides up to $100,000 annually to support rural homeownership education and counseling while actively encouraging participating organizations to seek supplemental funding from other sources. Goals of the program are to support rural education and counseling in all four states in the district, especially in those areas with RFHP-participating stockholders. This program used all of the funds available during 2004 and 2005, and another $100,000 has been allocated to this program in 2006.
Use of Derivatives
The Finance Board’s FMP and the FHLBank’s Risk Management Policy (RMP) establish guidelines for the use of derivatives by the FHLBank. The FHLBank can use interest rate swaps, swaptions, interest rate cap and floor agreements, calls, puts, futures, forward contracts and other derivatives as part of its interest rate risk management and funding strategies. These policies, along with Finance Board regulations 12 CFR Part 956.5 and Part 956.6, prohibit trading in or the speculative use of derivatives and limit credit risk arising from derivatives. In general, the FHLBank has the ability to use derivatives only to reduce funding costs for consolidated obligations and to manage other risk elements such as: interest rate risk, mortgage prepayment risk, unsecured credit risk and foreign currency risk.
The FHLBank uses derivatives in three general ways: (1) by designating them as either a fair-value or cash-flow hedge of an underlying financial instrument, a firm commitment or a forecasted transaction (the swapped consolidated obligation bond transactions discussed in the next paragraph fall into this category); (2) by acting as an intermediary between stockholders and the capital markets; or (3) in asset/liability management but not designated for hedge accounting. For example, the FHLBank uses derivatives in its overall interest rate risk management to adjust the interest rate sensitivity of consolidated obligations to approximate more closely the interest rate sensitivity of assets, including advances, investments and mortgage loans, and/or to adjust the interest rate sensitivity of advances, investments and mortgage loans to approximate more closely the interest rate sensitivity of liabilities. In addition to using derivatives to manage mismatches of interest rate terms between assets and liabilities, the FHLBank also uses derivatives to manage embedded options in assets and liabilities, to hedge the market value of existing assets, liabilities and anticipated transactions, to hedge the duration risk of prepayable instruments and to reduce funding costs as discussed below.
To reduce funding costs, the FHLBank frequently executes derivatives concurrently with the issuance of consolidated obligation bonds (collectively referred to as swapped consolidated obligation bond transactions). This allows the FHLBank to create synthetic variable rate debt at a cost that is lower than the cost of a comparable variable rate cash instrument issued directly by the FHLBank. This strategy of issuing bonds while simultaneously entering into derivatives enables the FHLBank to offer a wider range of attractively priced advances to its members than would otherwise be possible. The continued attractiveness of these swapped consolidated obligation bond transactions depends on price relationships in both the FHLBank consolidated obligation market and the derivatives market, primarily the interest rate swap market. If conditions in these markets change, the FHLBank may alter the types or terms of the bonds issued and derivatives transacted.
Other common ways in which the FHLBank uses derivatives to manage its assets and liabilities are:
•	To preserve a favorable interest rate spread between the yield of an asset (e.g., an advance) and the cost of the supporting liability (e.g., the consolidated obligation bond used to fund the advance). Without the use of derivatives, this interest rate spread could be reduced or eliminated if there are non-parallel changes in the interest rate on the advance and/or the interest rate on the bond, or if the rates change at different times;

•	To mitigate the adverse earnings effects of the contraction or extension of certain assets (e.g., advances or mortgage assets) and liabilities; and

•	To protect the value of existing asset or liability positions or of anticipated transactions.
See Item 2 — “Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Review – Derivatives” and Item 2 — “Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Interest Rate Risk Management” for further information on derivatives.
Competition
Advances: Demand for the FHLBank’s advances is affected by, among other things, the cost of alternative sources of liquidity available to its members, including deposits from members’ customers. The FHLBank individually competes with its members’ depositors as well as other suppliers of wholesale funding, both secured and unsecured. Such other suppliers of wholesale funds may include investment banks, commercial banks and, in certain circumstances, other FHLBanks, when one or more affiliates of the FHLBank’s members are members of other FHLBanks. Despite the possibility of competing with other FHLBanks in this limited situation, the FHLBank does not identify members that have affiliates that are members of other FHLBanks and, therefore, does not monitor the activities of its members’ affiliates. Smaller members may have access to alternative funding sources through brokered deposits and the sale of securities under agreements to repurchase, while larger members typically have access to a broader range of funding alternatives. Large members may also have independent access to the national and global credit markets. The availability of alternative funding sources to members can significantly influence member demand for the FHLBank’s advances and can change as a result of a variety of factors including, among others, market conditions, product availability through the FHLBank, the member’s creditworthiness and availability of member collateral for other types of borrowings.
Mortgage Loans Held for Portfolio: The FHLBank is subject to significant competition in purchasing conventional, conforming fixed rate mortgage loans and government-guaranteed mortgage loans. The FHLBank faces competition in customer service, the prices paid for these assets, and in ancillary services such as automated underwriting. The most direct competition for purchasing mortgages comes from the other housing GSEs, which also purchase conventional, conforming fixed rate mortgage loans, specifically Fannie Mae and Freddie Mac. To a lesser extent, the FHLBank also competes with regional and national financial institutions that buy and/or invest in mortgage loans. These investors may seek to hold or securitize conventional, conforming fixed rate mortgage loans. The volume of conventional, conforming fixed rate mortgage loans declined during 2004 and 2005 in concert with changing conditions in the national mortgage markets. One such change is the increasing popularity of alternative mortgage loan products, such as hybrid adjustable rate and interest-only mortgages which the FHLBank can not purchase. If this trend continues the demand for MPF Program products could diminish. In general, the competitive environment may present a challenge to the FHLBank’s achievement of its financial goals as they relate to mortgage loans held for portfolio. The FHLBank continuously reassesses its potential for success in attracting and retaining customers for its mortgage loan products and services, just as it does with its advance products. The FHLBank competes for the purchase of mortgage loans primarily on the basis of price, products, structures and services offered.
Debt Issuance: The FHLBank also competes with the U.S. government, U.S. government agencies, Fannie Mae, Freddie Mac and other GSEs as well as corporate, sovereign and supranational entities for funds raised through the issuance of unsecured debt in the national and global capital markets. Collectively, Fannie Mae, Freddie Mac and the FHLBanks are generally referred to as the housing GSEs (GSE securities are not guaranteed by the U.S. government), and the cost of the debt of each can be positively or negatively affected by political, financial or other news that reflects upon any of the three housing GSEs. If the supply of competing debt products increases without a corresponding increase in demand, FHLBank debt costs may rise or less debt may be issued at the same cost than would otherwise be the case. In addition, the availability and cost of funds raised through the issuance of certain types of unsecured debt may be adversely affected by regulatory initiatives that tend to reduce investment by certain depository institutions in unsecured debt with greater price volatility or interest rate sensitivity than similar maturity fixed rate, non-callable instruments of the same issuer. The 12 FHLBanks issued a record volume of debt during 2003 because of the high level of turnover in the FHLBanks’ callable debt, caused by historically low interest rates. The volume of debt issuance decreased during 2004 and 2005 as interest rates increased, especially on the short end of the yield curve, as a result of actions taken by the Federal Open Market Committee (FOMC) to raise its target rate for overnight Federal funds starting on June 30, 2004. Although the FHLBank’s available supply of funds has kept pace with the funding needs of its members as expressed through FHLBank debt issuance, there can be no assurance that this will continue to be the case in the future.
Derivatives: The sale of callable debt and the simultaneous execution of callable interest rate swaps with options that mirror the options in debt has been an important source of competitive funding for the FHLBank. As such, the depth of the markets for callable debt and mirror-image derivatives is an important determinant of the FHLBank’s relative cost of funds. There is considerable competition among high-credit-quality issuers, especially among the three housing GSEs, for callable debt and for derivatives. There can be no assurance that the current breadth and depth of these markets will be sustained.
Regulatory Oversight, Audits, and Examinations
General: The FHLBank is supervised and regulated by the Finance Board, which is an independent agency in the executive branch of the U.S. government. The Finance Board is responsible for ensuring that the FHLBank carries out its housing finance mission, remains adequately capitalized and able to raise funds in the capital markets, and operates in a safe and sound manner. Also, the Finance Board establishes regulations governing the operations of the FHLBank. The Finance Board is comprised of a five-member board. Four members of the board are appointed for seven-year terms by the President of the United States, with the advice and consent of the Senate. The fifth member of the board is the Secretary of HUD, or the Secretary’s designee. The Finance Board is funded through assessments from the 12 FHLBanks; no tax dollars or other appropriations support the operations of the Finance Board or the FHLBanks. To assess the safety and soundness of the FHLBank, the Finance Board conducts annual, on-site examinations of the FHLBank, as well as periodic on-site and off-site reviews. In 2002, the Finance Board launched a new program to enhance the supervision of the FHLBanks by conducting a series of targeted “horizontal reviews” of all 12 FHLBanks. Additionally, the FHLBank is required to submit monthly financial information on the condition and results of operations of the FHLBank to the Finance Board. This information is available to all FHLBanks.
The Government Corporation Control Act provides that, before a government corporation issues and offers obligations to the public, the Secretary of the Treasury shall prescribe the form, denomination, maturity, interest rate and conditions of the obligations; the manner and time issued; and the selling price. The Bank Act also authorizes the Secretary of the Treasury, at his or her discretion, to purchase consolidated obligations up to an aggregate principal amount of $4 billion. No borrowings under this authority have been outstanding since 1977. The U.S. Department of the Treasury receives the Finance Board’s annual report to the Congress, monthly reports reflecting securities transactions of the FHLBanks, and other reports reflecting the operations of the FHLBanks.
Audits and Examinations: The FHLBank has an internal audit department and the FHLBank’s board of directors has an audit committee. The director of the internal audit department reports directly to the board’s audit committee. In addition, an independent registered public accounting firm audits the annual financial statements of the FHLBank. The independent registered public accounting firm conducts these audits following standards of the Public Company Accounting Oversight Board (United States) and Government Auditing Standards issued by the Comptroller General. The FHLBanks, the Finance Board and Congress all receive the audit reports. The FHLBank must submit annual management reports to Congress, the President of the United States, the Office of Management and Budget, and the Comptroller General. These reports include a statement of financial condition, a statement of operations, a statement of cash flows, a statement of internal accounting and administrative control systems, and the report of the independent public accounting firm on the financial statements.
The Comptroller General has authority under the Bank Act to audit or examine the Finance Board and the individual FHLBanks and to decide the extent to which they fairly and effectively fulfill the purposes of the Bank Act. Furthermore, the Government Corporation Control Act provides that the Comptroller General may review any audit of the financial statements conducted by an independent public accounting firm. If the Comptroller General conducts such a review, then he or she must report the results and provide his or her recommendations to Congress, the Office of Management and Budget, and the applicable FHLBank. The Comptroller General may also conduct his or her own audit of any financial statements of any individual FHLBank.
As required by Finance Board regulations the FHLBanks report information to the Finance Board and the Office of Finance for the purpose of compiling the combined financial statements of the 12 FHLBanks. Other FHLBanks in 2004, including FHLBank Topeka, had restatements (FHLBank Topeka’s restatement is discussed in the “Notes to Financial Statements” included in Item 13 “Financial Statements and Supplementary Data”) to their financial statements because of the incorrect application of SFAS 133. The FHLBanks, and the other housing GSEs, have faced a significant amount of negative publicity, which from time to time has adversely affected the FHLBank’s cost of funds. Management of the FHLBank believes that other factors, such as supply and demand of GSE debt obligations and other market conditions, have had a greater impact on the FHLBank’s cost of funds than such publicity. The FHLBank has not suffered a material adverse effect on its ability to issue consolidated obligations to the public either as a result of the December 2004 announcement by the FHLBank of Chicago that certain of its previously published financial statements should not be relied upon, or as a result of the similar announcement by the Office of Finance regarding some of the previously published combined financial statements that included the withdrawn FHLBank of Chicago financial statements in light of the nature of those restatements. In August 2005, FHLBank of Atlanta, FHLBank of Dallas, FHLBank of Indianapolis and FHLBank of Pittsburgh announced that they would be restating their financial results to correct errors related to the application of SFAS 133. In addition, several other FHLBanks announced that they had withdrawn their previously filed Form 10 registration statements with the SEC until issues related to the application of SFAS 133 could be resolved.
Personnel
As of May 9, 2006, the FHLBank had 158 employees. The employees are not represented by a collective bargaining unit and the FHLBank considers its relationship with its employees good.
Tax Status
Although the FHLBank is exempt from all federal, state and local taxation except for real property taxes, the FHLBank is obligated to make payments to the Resolution Funding Corporation (REFCorp) in the amount of 20 percent of net earnings after operating expenses and AHP expenses. In addition, the 12 FHLBanks must set aside annually the greater of an aggregate of $100 million or 10 percent of their current year’s income before charges for AHP (but after expenses for REFCorp). In 2004, the Finance Board modified the AHP calculation to add back interest expense on mandatorily redeemable capital stock to income before charges for AHP but after assessments for REFCorp. Prior to 2004, combined amounts for REFCorp and AHP were the equivalent of a 26.5 percent effective income tax rate for the FHLBank. In 2004 and going forward, assessments for REFCorp and AHP are equivalent to an effective minimum income tax rate of 26.5 percent, but this effective rate will be higher depending upon the amount of interest expense for mandatorily redeemable capital stock recorded by the FHLBank during the year. For the periods ended December 31, 2005 and 2004, the FHLBank’s interest expense for mandatorily redeemable capital stock was only $384,000 and $109,000, respectively, which did not significantly change the FHLBank’s effective tax rate for 2005 or 2004. The REFCorp assessments and AHP expenses were $49.1 million,

$33.8 million and $31.6 million for the periods ended December 31, 2005, 2004 and 2003, respectively. Because of the FHLBank’s tax-exempt status, cash dividends paid to members do not qualify for the corporate dividends received deduction.
Legislation and Regulatory Developments
Future Legislation: Various legislation, including proposals to substantially change the regulatory system for the FHLBanks and other housing GSEs, is from time to time introduced in Congress. This legislation may change applicable statutes and our operating environment in substantial and unpredictable ways. If enacted, legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among the FHLBanks and other housing GSEs. We cannot predict whether any of this potential legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, could have on our business, results of operations or financial condition. See Proposed Changes to GSE Regulation below for information on legislation currently pending in Congress.
Final Rule on Registration Under the Securities Exchange Act of 1934: The Finance Board voted on June 23, 2004, to require each of the FHLBanks to register a class of its equity securities with the SEC under the registration provisions of section 12(g)(1) of the Securities Exchange Act of 1934. Registration was to be completed no later than June 30, 2005 with registration becoming effective no later than August 29, 2005. The final rule mandating registration of a class of the FHLBank’s equity securities became effective July 29, 2004. The FHLBank, while working diligently towards registration, was not able to meet the regulatory deadlines. The impacts of any regulatory actions that the Finance Board may take with respect to the FHLBank for not meeting the registration deadline are not known at this time. However, the Finance Board has stipulated in Advisory Bulletin 05-07 that, until an FHLBank has completed any financial statement restatements and its registration with the SEC has become effective, it must demonstrate to the satisfaction of the Finance Board that any proposed dividend payments would comply with the requirements of Section 16(a) of the Bank Act. Section 16(a) of the Bank Act provides that dividends may only be paid out of previously retained earnings or current net earnings. Therefore, until the FHLBank’s registration with the SEC becomes effective, it may declare a dividend only following consultation with and approval by the Finance Board’s Office of Supervision.
Proposed Change in Federal Reserve Bank Policy Statement on Payments System Risk: In February 2004, the Federal Reserve Board announced that it intends (beginning in July 2006) to require Federal Reserve Banks to release interest and redemption payments on securities issued by GSEs and international organizations only when the issuer’s Federal Reserve account contains sufficient funds to cover these payments. The Federal Reserve Banks have been processing and posting these payments to an issuer’s Federal Reserve account by 9:15 a.m. Eastern Time, which is the same posting time as the U.S. Treasury securities’ interest and redemption payments, even if the issuer has not fully funded its payments. The FHLBank is evaluating the impact of this proposed change on its operations as it relates to the debt issuance and servicing functions handled by the FHLBanks’ Office of Finance. After this change, it is likely that principal payments on maturing debt obligations issued by the FHLBanks, plus any interest payments due on outstanding debt obligations will be spread throughout the day as compared to the current practice of making all payments by 9:15 a.m. It is impossible to predict at this time what effect these changes will have on the demand for the various types of debt instruments used by the FHLBank or any of the other FHLBanks.
Proposed Changes to GSE Regulation: Several bills have been introduced in Congress that are designed to strengthen the regulation of Fannie Mae, Freddie Mac and the FHLBanks. The primary focus of the bills is creating a new regulator for Fannie Mae, Freddie Mac and the FHLBanks. The Federal Housing Enterprise Regulatory Reform Act of 2005 (S. 190) was passed by the Senate Banking Committee in July 2005 but has not been acted upon by the full Senate. Meanwhile, the House of Representatives adopted the Federal Housing Finance Reform Act of 2005 (H.R. 1461) in October 2005. It is impossible to predict what, if any, provisions relating to the Finance Board and the FHLBanks will be included in any such legislation, whether the House and Senate will approve such legislation, whether any such change in regulatory structure will be signed into law, when any such change would go into effect if enacted, or what effect the legislation would have on the Finance Board or the FHLBanks.
Proposed Finance Board Rules Regarding Excess Stock and Retained Earnings: In March 2006, the Finance Board approved a proposed rule that would limit the amount of excess stock that an FHLBank can have outstanding to one percent of the FHLBank’s total assets and that would prescribe a minimum amount of retained earnings for each FHLBank equal to $50 million plus one percent of the FHLBank’s non-advance assets. The proposed rule would also prohibit an FHLBank from selling excess stock to its members and from paying stock dividends, and would restrict each FHLBank’s ability to pay dividends when its retained earnings were below the prescribed minimum. The public will have until July 13, 2006 to comment on the proposed rule. We believe that the proposed rule, if adopted, could restrict the amount, type, and timing of any dividends that we might be permitted to pay in the future, which could, in turn, adversely affect member demand for our advances.
Sarbanes-Oxley Act of 2002: The Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act) was enacted on July 30, 2002. The Sarbanes-Oxley Act includes measures that affect financial reporting, disclosure controls, conflicts of interest, corporate ethics, oversight of the accounting profession, and composition of boards of directors. Furthermore, it establishes new civil and criminal penalties. Once the registration of the FHLBank’s equity securities is effective, it will become subject to the provisions of the Sarbanes-Oxley Act and the related implementing regulations promulgated by the SEC.
Where to Find Additional Information
Beginning with the effective date of this registration statement, we will be required to file annual, quarterly and current reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-732-0330 for more information on the public reference room. You can also find our SEC filings at the SEC’s Web site at www.sec.gov. We intend to make available on our Web site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) or the Securities Exchange Act of 1934, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.
We also distribute a report of the operations and financial condition of the FHLBank to our members annually, which contains financial statements of the FHLBank that have been audited and reported on by an independent registered public accounting firm.
Item 1A: Risk Factors
We may become liable for all or a portion of the consolidated obligations of the other FHLBanks. We are jointly and severally liable with the other FHLBanks for all consolidated obligations, or COs, issued on behalf of the FHLBanks through the Office of Finance. We cannot pay any dividends to members or redeem or repurchase any shares of our capital stock unless the principal and interest due on all COs have been paid in full. If another FHLBank were to default on its obligation to pay principal or interest on any CO, the Finance Board may allocate the outstanding liability among one or more of the remaining FHLBanks on a pro rata basis or on any other basis the Finance Board may determine. As a result, our ability to pay dividends to our members or to redeem or repurchase shares of our capital stock could be affected not only by our own financial condition, but also by the financial condition of one or more of the other FHLBanks. However, no Federal Home Loan Bank has ever defaulted on its debt obligations since the FHLBank System was established in 1932.
We are subject to a complex body of laws and regulations, that could change in a manner detrimental to our operations. The FHLBanks are government-sponsored enterprises, or GSEs, organized under the authority of the Bank Act, and, as such, are governed by federal laws and regulations adopted and applied by the Finance Board, an independent agency in the executive branch of the federal government that regulates the FHLBanks. In addition, Congress may amend the Bank Act in ways that significantly affect the rights and obligations of the FHLBanks and the manner in which the FHLBanks carry out their housing-finance mission and business operations.
We cannot predict whether new regulations will be promulgated by the Finance Board or whether Congress will enact new legislation, and we cannot predict the effect of any new regulations or legislation on our operations. Changes in regulatory or statutory requirements could result in, among other things, an increase in our cost of funding, a change in our permissible business activities, or a decrease in the size, scope, or nature of our lending, investment or MPF Program activities, which could negatively affect our financial condition and results of operations.
As an SEC registrant, we will incur additional legal, accounting and compliance costs resulting in part from our ongoing reporting and certification obligations under Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and from the increased risk exposure accompanying such reporting and certification obligations which could have a negative effect on our ability to conduct business and on our cost of doing business.
Merger or consolidation of our members may result in a loss of business to us. The financial services industry has been experiencing consolidation. This consolidation may reduce the number of current and potential members in our district, resulting in a loss of business to us and a potential reduction in our profitability. If our advances are concentrated in a smaller number of members, our risk of loss resulting from a single event (such as the loss of a member’s business due to the member’s acquisition by a nonmember) would become proportionately greater.
Changes in interest rates could significantly affect our earnings. Changes in interest rates that are detrimental to our investment position could negatively affect our financial condition and results of operations. Like many financial institutions, we realize income primarily from earnings on our invested capital as well as the spread between interest earned on our outstanding loans and investments and interest paid on our borrowings and other liabilities. Although we use various methods and procedures to monitor and manage our exposures to risk due to changes in interest rates, we may experience instances when our interest-bearing liabilities will be more sensitive to changes in interest rates than our interest-earning assets, or vice versa. These impacts could be exacerbated by prepayment and extension risk, which is the risk that mortgage-related assets will be refinanced in low interest-rate environments or will remain outstanding at below-market yields when interest rates increase.
Changes in our credit ratings may adversely affect our ability to issue consolidated obligations on acceptable terms. Our COs currently have the highest credit rating from Moody’s Investors Service, or Moody’s, and Standard & Poor’s Ratings Services, or S&P. A revision in or withdrawal of those ratings could adversely affect us in a number of ways. It could result in a revision or withdrawal of the ratings of the COs of the FHLBanks. It could require the posting of additional collateral for derivatives transactions and may influence counterparties to limit the types of transactions they will enter into with us or cause counterparties to cease doing business with us. We have issued letters of credit to support deposits of public unit funds with our members. In some circumstances, loss of our current rating could result in our letters of credit no longer being acceptable to pledge for public unit deposits or other transactions. We have also executed various standby bond purchase agreements with two state housing finance agencies in which we provide a liquidity facility for bonds issued by the agencies by agreeing to purchase the bonds in the event they are tendered and cannot be remarketed in accordance with specified terms and conditions. If our current short-term ratings are reduced, suspended or withdrawn, the issuers will have the right to terminate these standby bond purchase agreements, resulting in the loss of future fees that would be payable to us under these agreements.
Changes in the credit standing at other FHLBanks, including the credit ratings assigned to those FHLBanks, could adversely affect us. The FHLBanks issue COs that are the joint and several liability of all 12 FHLBanks. Significant developments affecting the credit standing of one of the other FHLBanks, including revisions in the credit ratings of one of the other FHLBanks, could adversely affect the cost of COs. An increase in the cost of COs would affect our cost of funds and negatively affect our financial condition. The COs of the FHLBanks have been rated Aaa/P-1 by Moody’s and AAA/A-1+ by S&P. S&P has assigned six of the other FHLBanks a negative outlook rating and lowered its long-term counterparty credit rating on three of the other FHLBanks through December 31, 2005, in each case to AA+ from AAA. Changes in the credit standing or credit ratings of one or more of the other FHLBanks could result in a revision or withdrawal of the ratings of the COs by the rating agencies at any time, negatively affecting our cost of funds and may negatively affect our ability to issue COs for our benefit.
Our funding depends upon our ability to access the capital markets. Our primary source of funds is the sale of COs in the capital markets. Our ability to obtain funds through the sale of COs depends in part on prevailing conditions in the capital markets at that time. Accordingly, we cannot make any assurance that we will be able to obtain funding on terms acceptable to us, if at all. If we cannot access funding when needed, our ability to support and continue our operations would be adversely affected, negatively affecting our financial condition and results of operations.
We face competition for loan demand, purchases of mortgage loans, and access to funding which could adversely affect our earnings. Our primary business is making advances to our members. We compete with other suppliers of wholesale funding, both secured and unsecured, including investment banks, commercial banks and, in certain circumstances, other FHLBanks. Our members have access to alternative funding sources, which may offer more favorable terms on their loans than we offer on our advances, including more flexible credit or collateral standards. In addition, many of our competitors are not subject to the same regulation that is applicable to us. This enables those competitors to offer products and terms that we are not able to offer.
The availability of alternative funding sources to our members may significantly decrease the demand for our advances. Any change we might make in pricing our advances, in order to compete more effectively with these competitive funding sources, may decrease our profitability on advances. A decrease in the demand for our advances, or a decrease in our profitability on advances would negatively affect our financial condition and results of operations.

Likewise, our MPF business is subject to significant competition. The most direct competition for purchases of mortgages comes from other buyers of conventional, conforming, fixed rate mortgage loans, such as Fannie Mae and Freddie Mac. Increased competition can result in the acquisition of a smaller market share of the mortgages available for purchase and, therefore, lower income from this business segment.
We also compete in the capital markets with Fannie Mae, Freddie Mac and other GSEs, as well as corporate, sovereign and supranational entities for funds raised through the issuance of COs, and other debt instruments. Increases in the supply of competing debt products in the capital markets may, in the absence of increases in demand, result in higher debt costs to us or lesser amounts of debt issued at the same cost than otherwise would be the case. Although our supply of funds through issuance of COs has kept pace with our funding needs, we cannot assure that this will continue.
Counterparty credit risk could adversely affect us. We assume unsecured credit risk when entering into money-market transactions and financial derivatives transactions with counterparties. The insolvency, or other inability of a significant counterparty to perform on its obligations under such transactions or other agreements, could have an adverse effect on our financial condition and results of operations.
We rely upon derivatives to lower our cost of funds and reduce our interest-rate risk, and we may not be able to enter into effective derivative instruments on acceptable terms. We use derivatives to: (1) obtain funding at more favorable rates; and (2) reduce our interest-rate risk and mortgage-prepayment risk. Our management determines the nature and quantity of hedging transactions using derivatives based on various factors, including market conditions and the expected volume and terms of advances. As a result, our effective use of derivatives depends upon our management’s ability to determine the appropriate hedging positions in light of our assets, liabilities, and of prevailing and anticipated market conditions. In addition, the effectiveness of our hedging strategy depends upon our ability to enter into derivatives with acceptable parties, on terms desirable to us, and in the quantities necessary to hedge our corresponding obligations or interest-rate or other risks. If we are unable to manage our hedging positions properly, or are unable to enter into derivative hedging instruments on desirable terms, we may incur higher funding costs and be unable to effectively manage our interest-rate and other risks, which could negatively affect our financial condition and results of operations.
We could be negatively affected by local and national business and economic conditions, as well as other events that are outside of our control. Local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on our business than expected. For example, conditions affecting interest rates, money supply, inflation and capital markets, including those stemming from policies of governmental entities such as the Federal Reserve Board, have a significant impact on our operations. Changes in these conditions could adversely affect our ability to increase and maintain the quality of our interest-earning assets and could increase the costs of our interest-bearing liabilities. For example, an economic downturn or declining property values could cause higher delinquency and default rates on our outstanding mortgage loans and even cause a loss on our advances, even though we have never incurred a loss on an advance.
Furthermore, natural disasters, acts of terrorism and other events outside of our control, especially if they occur in our region, could negatively affect us, including damaging our members’ businesses, our real property and the collateral for our advances and mortgage loans, and in other ways. For example, if there is a natural disaster or other event, such as the terrorist attacks of September 11, 2001, that limits or prevents the FHLBank System from accessing the capital markets for a period of time, our business would be significantly affected, including our ability to provide advances to our members.
We rely heavily upon information systems and other technology. We rely heavily upon information systems and other technology to conduct and manage our business. To the extent that we experience a failure or interruption in any of these systems or other technology, we may be unable to conduct and manage our business effectively, including, without limitation, our funding, hedging and advances activities. While we have implemented a disaster recovery plan, we can make no assurance that it will be able to prevent, timely and adequately address, or mitigate the negative effects of any such failure or interruption. Any failure or interruption could significantly harm our customer relations, risk management and profitability, which could negatively affect our financial condition and results of operations.
We may not be able to pay dividends at rates consistent with past practices. Our board of directors may only declare dividends on our capital stock, payable to members, from our retained earnings and current income. Our ability to pay dividends also is subject to statutory and regulatory requirements. For example, the potential promulgation of regulations by the Finance Board requiring higher levels of retained earnings or mandated revisions to our retained earnings policy could lead to higher levels of retained earnings, and thus, lower amounts of net income available to be paid out to our members as dividends.
Further, events such as changes in our market-risk profile, credit quality of assets held and increased volatility of net income effects of the application of certain generally accepted accounting principles, or GAAP, may affect the adequacy of our retained earnings and may require us to increase our target level of retained earnings and concomitantly reduce our dividends from historical dividend payout ratios in order to achieve and maintain the targeted amounts of retained earnings under our retained earnings policy.
Changes in application of relevant accounting standards, especially SFAS 133, could materially increase earnings volatility. We are subject to earnings volatility because of our use of derivatives and the application of SFAS 133 in accounting for those derivatives. This earnings volatility is caused by hedge ineffectiveness, which is the difference in the amounts recognized in our earnings for the changes in fair value of a derivative and the related hedge item, and by the changes in the fair values of derivatives that do not qualify for hedge accounting under the rules of SFAS 133 (referred to as economic hedges where the change in fair value of the derivative is not offset by any change in fair value on a hedged item). If we did not apply hedge accounting under SFAS 133, the result could be an increase in volatility of our earnings from period to period. Such an increase in earnings volatility could affect our ability to pay dividends, our ability to meet our retained earnings target, and our members’ willingness to hold the stock necessary for membership and/or activity with us, such as advance and mortgage loan activities.
Lack of a public market and restrictions on transferring our stock could result in an illiquid investment for the holder. Under the Gramm-Leach-Bliley Act, or GLB Act, Finance Board regulations and our capital plan, our Class A Common Stock may be redeemed upon the expiration of a six-month redemption period and our Class B Common Stock after a five-year redemption period following our receipt of a redemption request. Only capital stock in excess of a member’s minimum investment requirement, capital stock held by a member that has submitted a notice to withdraw from membership, or capital stock held by a member whose membership has been terminated may be redeemed at the end of the redemption period. Further, we may elect to repurchase excess capital stock of a member at any time at our sole discretion.
We cannot guarantee, however, that a member will be able to redeem its investment even at the end of the redemption periods. Our redemption or repurchase of our capital stock is prohibited by Finance Board regulations and our capital plan if the redemption or repurchase of the capital stock would cause us to fail to meet our minimum regulatory capital requirements. Likewise, under such regulations and the terms of our capital plan, we could not honor a member’s capital stock redemption request if the redemption would cause the member to fail to maintain its minimum investment requirement. Moreover, since our capital stock may only be owned by our members (or, under certain circumstances, former members and certain successor institutions), and our capital plan requires our approval before a member may transfer any of its capital stock to another member, we cannot assure that a member would be allowed to sell or transfer any excess capital stock to another member at any point in time.
We may also suspend the redemption of capital stock if we reasonably believe that the redemption would prevent us from maintaining adequate capital against a potential risk, or would otherwise prevent us from operating in a safe and sound manner. In addition, approval from the Finance Board for redemptions or repurchases are required if the Finance Board or our board of directors were to determine that we have incurred, or are likely to incur, losses that result in, or are likely to result in, charges against our capital. Under such circumstances, we cannot assure that the Finance Board would grant such approval or, if it did, upon what terms it might do so. We may also be prohibited from repurchasing or redeeming our capital stock if the principal and interest due on any consolidated obligations issued through the Office of Finance has not been paid in full or if we become unable to comply with regulatory liquidity requirements or satisfy our current obligations.
Accordingly, there are a variety of circumstances that would preclude us from redeeming or repurchasing our capital stock that is held by a member. Since there is no public market for our capital stock and transfers require our approval, we cannot assure that a member’s purchase of our capital stock would not effectively become an illiquid investment.
We may be negatively impacted by future legislation. Various legislation, including proposals to substantially change the FHLBank regulatory system, is from time to time introduced in Congress. This legislation may change applicable statutes and our operating environment in substantial and unpredictable ways. If enacted, legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among the FHLBanks and other housing GSEs. We cannot predict whether any of this potential legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, could have on our business, results of operations or financial condition.
Our ability to declare or pay dividends will be limited if the effective date of our registration statement is delayed. The Finance Board voted on June 23, 2004, to require us and each of the other FHLBanks to register a class of equity securities with the Securities and Exchange Commission under the registration provisions of section 12(g)(1) of the Exchange Act. Registration was to be completed no later than June 30, 2005 with registration becoming effective no later than August 29, 2005. The final rule mandating registration of a class of our securities became effective July 29, 2004. While working diligently towards registration, we were not able to meet the regulatory deadlines. The impacts of any regulatory actions that the Finance Board may take with respect to us for not meeting the registration deadline are not known at this time. However, the Finance Board has stipulated in Advisory Bulletin 05-07 that, until an FHLBank has completed any financial restatements and its registration with the SEC has become effective, it must demonstrate to the satisfaction of the Finance Board that any proposed dividend payments would comply with the requirements of Section 16(a) of the Bank Act, which provides that dividends may only be paid out of previously retained earnings or current net earnings. Therefore, until our registration with the SEC becomes effective, we may declare a dividend only following consultation with and approval by the Finance Board’s Office of Supervision.
Demand for our debt instruments may be impacted by the proposed change in Federal Reserve Bank Policy Statement on Payments System Risk. In February 2004, the Federal Reserve Board announced that it intends (beginning in July 2006) to require Federal Reserve Banks to release interest and redemption payments on securities issued by GSEs and international organizations only when the issuer’s Federal Reserve account contains sufficient funds to cover these payments. The Federal Reserve Banks have been processing and posting these payments to an issuer’s Federal Reserve account by 9:15 a.m. Eastern Time, which is the same posting time as the U.S. Treasury securities’ interest and redemption payments, even if the issuer has not fully funded its payments. We are evaluating the impact of this proposed change on our operations as it relates to the debt issuance and servicing functions handled by the FHLBanks’ Office of Finance. After this change, it is likely that principal payments on maturing debt obligations issued by the FHLBanks, plus any interest payments due on outstanding debt obligations, will be spread throughout the day as compared to the current practice of making all payments by 9:15 a.m. We cannot predict what effect these changes will have on the demand for the various types of debt instruments used by us or any of the other FHLBanks.
We may be impacted by proposed changes to GSE Regulation. Several bills have been introduced in Congress that are designed to strengthen the regulation of Fannie Mae, Freddie Mac and the FHLBanks. The primary focus of the bills is creating a new regulator for Fannie Mae, Freddie Mac and the FHLBanks. The Federal Housing Enterprise Regulatory Reform Act of 2005 was passed by the Senate Banking Committee in July 2005 but has not been acted upon by the full Senate. Meanwhile, the House of Representatives adopted the Federal Housing Finance Reform Act of 2005 in October 2005. We cannot predict what, if any, provisions relating to the Finance Board and the FHLBanks will be included in any such legislation, whether the House and Senate will approve such legislation, whether any such change in regulatory structure will be signed into law, when any such change would go into effect if enacted or what effect the legislation would have on the Finance Board, us or the FHLBanks.
Our ability to declare dividends may be restricted by proposed Finance Board Rules regarding excess stock and retained earnings. In March 2006, the Finance board approved a proposed rule that would limit the amount of excess stock that we or any of the FHLBanks can have outstanding to one percent of that FHLBank’s total assets and that would prescribe a minimum amount of retained earnings for each FHLBank equal to $50 million plus one percent of the FHLBank’s non-advance assets. The proposed rule would also prohibit us and the other FHLBanks from selling excess stock to our members and from paying stock dividends, and would restrict our ability to pay dividends when our retained earnings were below the prescribed minimum. The public will have until July 13, 2006 to comment on the proposed rule. We believe that the proposed rule, if adopted, could restrict the amount, type and timing of any dividends that we might be permitted to pay in the future, which could, in turn, adversely affect demand for our advances.
We will be subject in the future to the rules and regulations of the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, was enacted on July 30, 2002. The Sarbanes-Oxley Act includes measures that impact financial reporting, disclosure controls, conflicts of interest, corporate ethics, oversight of the accounting profession and composition of boards of directors. Furthermore, it establishes new civil and criminal penalties. Once the registration of our securities is effective, we will become subject to the provisions of the Sarbanes-Oxley Act and the related implementing regulations promulgated by the SEC.
Item 2: Financial Information

Table 14

Selected Financial Data (dollar amounts in thousands):

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
			as restated[1]	as restated[1]	as restated[1]
Statement of Condition (at period end)
Total assets	$46,959,867	$45,119,725	$40,514,278	$37,961,048	$33,081,167
Investments [2]	17,159,911	14,888,523	12,635,212	11,428,505	9,846,684
Advances	27,086,568	27,489,919	26,882,282	25,920,846	22,821,637
Mortgage loans held for portfolio, net	2,422,507	2,436,665	683,748	199,980	99,988
Deposits and other borrowings	900,560	885,261	1,141,251	1,543,867	1,366,116
Consolidated obligations, net [3]	43,323,379	41,258,302	36,161,825	33,377,289	29,343,602
Affordable Housing Program	30,567	25,559	23,398	23,228	25,584
Payable to Resolution Funding Corp	12,962	6,872	5,425	3,008	3,390
Mandatorily redeemable capital stock	64,355	130,888	0	0	0
Capital	1,918,177	1,886,793	1,791,407	1,660,888	1,435,142

Statement of Income (for the period ended)
Net interest income before provision for credit losses on mortgage loans	224,749	157,517	132,722	125,920	132,400
Provision for credit losses on mortgage loans	335	295	77	40	19
Other income	(10,091)	(5,614)	6,765	(27,532)	(5,249)
Other expenses	29,452	24,392	20,210	19,570	17,472
Income before assessments	184,871	127,216	119,200	78,778	109,660
Assessments	49,079	33,760	31,624	20,901	27,862
Income before cumulative effect of change in accounting principle	135,792	93,456	87,576	57,877	81,798
Cumulative effect of change in accounting principle [4]	0	0	0	0	(4,640)
Net income	135,792	93,456	87,576	57,877	77,158

Ratios and Other Financial Data
Dividends paid in cash [5]	348	244	43,055	67,792	85,563

Dividends paid in stock [5]	84,912	66,334	14,879	0	0
Weighted average dividend rate [6]	4.68%	3.72%	3.50%	4.56%	6.78%
Dividend payout ratio	62.79%	71.24%	66.15%	117.13%	110.89%
Return on average equity	6.95%	5.03%	5.15%	3.77%	5.82%
Return on average assets	0.29%	0.22%	0.22%	0.16%	0.25%
Average equity to average assets	4.21%	4.33%	4.26%	4.17%	4.31%
Net interest margin [7]	0.49%	0.37%	0.33%	0.34%	0.43%
Total capital ratio at period end [8]	4.08%	4.18%	4.42%	4.38%	4.34%
Ratio of earnings to fixed charges [9]	1.12	1.16	1.18	1.10	1.08

[1]	See discussion in Item 2 – “Restatement of Previously Issued Financial Statements.”

[2]	Investments also include interest-bearing deposits, securities purchased under agreements to resell and Federal funds sold.

[3]	Consolidated obligations are bonds and discount notes that the FHLBank is primarily liable to repay. See Note 13 to the financial statements for a description of the total consolidated obligations of all FHLBanks for which the FHLBank is jointly and severally liable under the requirements of the Finance Board which governs the issuance of debt for all FHLBanks in the FHLBank System.

[4]	The FHLBank adopted SFAS 133 as of January 1, 2001 and recorded a net gain of $2.2 million on trading securities and a $6.8 million net realized and unrealized loss on derivatives and hedging activities.

[5]	Dividends reclassified as interest expense on mandatorily redeemable capital stock in accordance with SFAS 150 and not included as GAAP dividends were $384,000 and $109,000 at December 31, 2005 and 2004, respectively.

[6]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average capital stock eligible for dividends.

[7]	Net interest margin is net interest income before mortgage loan loss provision as a percentage of average earning assets.

[8]	Total capital ratio is capital stock plus retained earnings and accumulated other comprehensive income as a percentage of total assets at year-end.

[9]	The ratio of earnings to fixed charges (interest expense including amortization of premiums, discounts and capitalized expenses related to indebtedness) is computed by dividing total earnings by fixed charges.
For a discussion of the fluctuations between periods in Table 14, see Item 2 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations: Financial Review – Balance Sheet Analysis” and “Financial Review – Results of Operations.”
Management’s Discussion and Analysis of Financial Condition and Results of Operations
This Management’s Discussion and Analysis of Financial Condition and Results of Operations reviews the financial condition of the FHLBank as of December 31, 2005 and 2004, and results of operations for the years ended December 31, 2005, 2004 and 2003. This discussion should be read in conjunction with the FHLBank’s audited financial statements and related notes for the year ended December 31, 2005 included in Item 13 of this registration statement.
Forward-Looking Information
The information included or incorporated by reference in this registration statement contains certain forward looking statements with respect to our financial condition, results of operations, plans, objectives, projections, estimates, predictions, future financial performance and ongoing business, including without limitation: statements that are not historical in nature, statements preceded by, followed by or that include the words “believes,” “expects,” “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “intends” or similar expressions. The FHLBank cautions that, by their nature, forward looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions and actual results may differ materially from those expressed, contemplated or implied by the forward looking statements or could affect the extent to which a certain plan, objective, projection, estimate or prediction is realized.
These forward-looking statements involve risks and uncertainties including, but not limited to, the following:
•	Economic and market conditions;

•	Demand for FHLBank advances resulting from changes in FHLBank members’ deposit flows and/or credit demands;

•	The volume of eligible mortgage loans originated and sold by participating members to the FHLBank through its various mortgage finance products (MPF Program);

•	Pricing of various mortgage finance products under the MPF Program by the MPF Provider since the FHLBank does not control pricing;

•	Volatility of market prices, rates and indices that could affect the value of investments or collateral held by the FHLBank as security for the obligations of FHLBank stockholders and counterparties to derivatives and similar instruments;

•	Political events, including legislative, regulatory, judicial, or other developments that affect the FHLBank, its stockholders, counterparties and/or investors in the consolidated obligations of the 12 FHLBanks;

•	Competitive forces including, without limitation, other sources of funding available to FHLBank stockholders, other entities borrowing funds in the capital markets and the ability to attract and retain skilled individuals;

•	The pace of technological change and the ability to develop and support technology and information systems, including the Internet, sufficient to manage the risks of the FHLBank’s business effectively;

•	Changes in investor demand for consolidated obligations of the 12 FHLBanks and/or the terms of derivatives and similar instruments including, without limitation, changes in the relative attractiveness of consolidated obligations as compared to other investment opportunities;

•	Timing and volume of market activity;

•	Ability to introduce new FHLBank products and services, and successfully manage the risks associated with those products and services, including new types of collateral used to secure advances;

•	Risks related to the operations of the other 11 FHLBanks that could trigger our joint and several liability for debt issued by the other 11 FHLBanks;

•	Risk of loss arising from litigation filed against the FHLBank; and

•	Inflation/deflation.
Any forward-looking statements in this document or that we may make from time to time are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.
Restatement of Previously Issued Financial Statements
Beginning in the second quarter of 2004 (in the course of preparing for registration of its equity securities with the Securities and Exchange Commission), the FHLBank identified certain errors with respect to the application of SFAS 133. To correct these errors, the FHLBank restated its financial statements for the years ended December 31, 2003, 2002 and 2001 as described below. The FHLBank also corrected several matters that, although historically not significant to the financial statements, did not conform with GAAP. Refer to Footnote 2 of the FHLBank’s 2005 financial statements under Item 13 for additional details on these errors, including amounts.
•	Change to benchmark valuation methodology for consolidated obligation bonds under long-haul hedging relationships. The FHLBank accounts for certain fair value hedging relationships involving consolidated obligation bonds using the “long-haul” method of hedge accounting. For each of these relationships, the FHLBank is hedging fair value risk attributable to changes in the London Interbank Offered Rate (LIBOR), the designated benchmark interest rate. The benchmark fair values of the FHLBank’s consolidated obligation bonds are derived by discounting each item’s remaining contractual cash flows at a fixed/constant spread to the LIBOR swap curve on an instrument-by-instrument basis. For each hedged item, the spread to the LIBOR swap curve is equal to the market spread at the time of issuance of the consolidated obligation. By calculating benchmark fair values of the consolidated obligations using the market spread at inception and holding that spread to LIBOR constant throughout the life of the hedging relationship, the FHLBank is able to isolate changes in fair value attributable to changes in LIBOR.

Following an evaluation of its previous practices, the FHLBank concluded that its benchmark valuation methodology was flawed in certain respects. Among other things, the FHLBank determined in some cases that the periodic basis adjustments to the LIBOR swap curve for consolidated obligation bonds included elements unrelated to the risk being hedged. To correct this and other deficiencies in its benchmark valuation methodology, the FHLBank revised the amount of the periodic changes in the benchmark fair values for the affected consolidated obligation bonds that had previously been reported in earnings.

•	Incorrect adjustment to LIBOR swap curve for valuations of interest rate swaps hedging fair value risk attributable to changes in LIBOR on certain consolidated obligation bonds. The FHLBank determined that it had incorrectly applied adjustments to the LIBOR swap curve used to value interest rate swaps hedging fair value risk attributable to changes in LIBOR, the designated benchmark interest rate, on certain consolidated obligation bonds. The fair value of each of the FHLBank’s interest rate swaps was derived by netting the discounted remaining contractual cash flows on the pay and receive sides of each interest rate swap at the rates derived from the LIBOR swap curve. The FHLBank’s adjustments to the LIBOR swap curve resulted in incorrect fair values for the interest rate swaps. This valuation error occurred only on interest rate swaps in this specific fair value hedging relationship. To correct this valuation error, the FHLBank revalued all of the interest rate swaps in this specific fair value hedging relationship for each reporting period from 2003 back to and including January 1, 2001, the date the FHLBank first adopted SFAS 133.

•	Incorrect assumption of no ineffectiveness for 25 highly effective consolidated obligation bond hedging relationships, including zero coupon bonds. The FHLBank changed the manner in which it assesses effectiveness for 25 highly effective consolidated obligation bond hedging relationships. Under its prior approach, the FHLBank improperly assumed no ineffectiveness for 25 consolidated obligation bond hedging relationships involving interest rate swaps with upfront payments. The interest rate swaps used in these relationships were structured with one payment amount under the receive sides of the swaps that differed from all other receive-side settlements by amounts equal to the concession costs associated with the hedged consolidated obligation bonds. Since the formula for computing net settlements under the interest rate swaps were not the same for each net settlement, the FHLBank determined that it should change its approach to assess effectiveness and measure hedge ineffectiveness during each reporting period. To correct this error in how the

FHLBank assesses effectiveness for these transactions, the FHLBank changed its method of accounting for these 25 hedging relationships to measure effectiveness and record ineffectiveness for such transactions during each reporting period from 2003 back to and including January 1, 2001.

•	Incorrect assumption of no ineffectiveness for certain highly effective advance hedging relationships. The FHLBank changed the manner in which it assesses effectiveness for certain highly effective advance hedging relationships. Under the FHLBank’s prior approach, the FHLBank improperly assumed no ineffectiveness for convertible advance hedging relationships involving interest rate swaps in fair value hedging relationships. The advances and the designated interest rate swaps had identical terms with the exception that the advances in these hedging relationships were structured with conversion options that were not mirrored in the interest rate swaps. To correct this error in how the FHLBank assesses effectiveness for these transactions, the FHLBank changed its method of accounting for these hedging relationships to measure effectiveness and record ineffectiveness for such transactions during each reporting period from 2003 back to and including January 1, 2001.

•	Incorrect bifurcation of interest rate floor embedded in an advance. The FHLBank evaluates embedded derivatives and hybrid financial instruments using guidance provided in paragraphs 12 and 13, as well as other applicable guidance, in SFAS 133. In connection with a re-evaluation of embedded derivatives during the extensive review of its accounting under SFAS 133, the FHLBank determined that it had incorrectly bifurcated an interest rate feature (a LIBOR floor) from an advance. Accordingly, the FHLBank corrected its accounting for this transaction to eliminate the bifurcation of the embedded LIBOR floor and carry the advance, including the embedded floor, at its historical cost during each reporting period from 2003 back to and including January 1, 2001.

•	Other errors relating to the application of SFAS 133. In the course of the review of its accounting under SFAS 133, the FHLBank also identified other errors related to the application of SFAS 133. Specifically, these errors related to transition date accounting, incorrect valuations of certain financial instruments and loss of hedge accounting because of incorrect hedge documentation. Adjustments to correct the accounting for these items are also included in the FHLBank’s restated financial statements. The FHLBank does not believe these other adjustments are significant, either individually or in the aggregate, to the FHLBank’s financial position or results of operations for any of the periods presented.

•	Other errors corrected during the restatement process. The FHLBank also recorded other accounting corrections and adjustments identified during its restatement process. Although the impact of these other adjustments by themselves or in total was not significant, the FHLBank has made accounting adjustments to correct for these transactions during the restatement process. Specifically, these errors and adjustments related to the recording of minimum pension liability, a change from the straight-line method to the level-yield method for certain premiums, discounts and basis adjustments, as well as other minor adjustments. Additionally, adjustments were made to the statements of cash flows related to: (1) the accretion and repayment of discount on zero-coupon consolidated obligation bonds and commercial paper as operating activities versus financing activities and investment activities, respectively; (2) amounts related to investments in internally developed software as investing activities versus operating activities; and (3) miscellaneous investments and capital lease obligations originally classified as operating activities versus investing activities and financing activities, respectively.

•	Effect of the restatement on AHP and REFCorp payments. On January 25, 2006, the Finance Board issued Advisory Bulletin 06-01, AHP and REFCorp Contributions, (AB 06-01), which provided guidance regarding the calculation of AHP and REFCorp assessments for FHLBanks that were restating their financial statements. Pursuant to the guidance provided in AB 06-01, the FHLBank recalculated AHP and REFCorp assessments for the restated periods using restated income amounts. However, the only adjustments made to the AHP and REFCorp liabilities for the restated periods were related to the restated income amounts.
Internal Control Considerations. In conjunction with the restatement of the FHLBank’s annual financial statements for the years ended December 31, 2003, 2002 and 2001 discussed above, management evaluated each adjustment to determine if it was caused by an internal control deficiency. Management has concluded that since the FHLBank’s adoption of SFAS 133 on January 1, 2001 and continuing until the date of this filing, the FHLBank did not maintain effective internal control over financial reporting because of the existence of the two material weaknesses discussed below. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of the date of this filing the FHLBank did not have controls designed and in place to ensure:
1)	the valuation, presentation and disclosure of derivatives and designated hedge relationships were in accordance with generally accepted accounting principles. Specifically, the FHLBank did not perform correct analysis and interpretations regarding the use of the shortcut and long haul methods of evaluating hedge effectiveness and the determination of acceptable valuation methodologies for derivatives and designated hedged items; and

2)	the classification of certain cash flows were in accordance with generally accepted accounting principles. Specifically, the FHLBank did not properly classify amounts related to (1) the accretion and repayment of discount on zero-coupon consolidated obligation bonds and commercial paper as operating activities versus financing activities and investment activities, respectively; (2) amounts related to investments in internally developed software as investing activities versus operating activities; and (3) and miscellaneous investments and capital lease obligations originally classified as operating activities versus investing activities and financing activities, respectively.
These control deficiencies resulted in the restatement of the FHLBank’s financial statements for the years ended December 31, 2003, 2002 and 2001, but the financial reporting errors were corrected in the presentation of the FHLBank’s 2005 and 2004 financial statements. These control deficiencies could result in a misstatement of the derivative and hedged item related accounts or the statement of cash flows that would cause a material misstatement of the FHLBank’s financial statements that would not be prevented or detected. Accordingly, management of the FHLBank has concluded that each of these control deficiencies constitutes a material weakness.
To address these material weaknesses the FHLBank is in the process of taking steps to prevent a reoccurrence of these types of errors, including remediating these control deficiencies through the design and implementation of enhanced controls to aid in the preparation, review, presentation and disclosures of derivatives and designated hedge relationships accounted for in accordance with SFAS 133 and for the proper classification of amounts in the statements of cash flows. Our remediation plans include a reassessment of the internal control design, including adding new appropriately trained staff to assist with the accounting for and valuation of derivatives and hedged transactions, providing specialized training to pertinent staff on the proper application of SFAS 133, and revising and updating all applicable policies and procedures related to both SFAS 133 and the preparation and review of the statement of cash flows. Management will monitor and test the effectiveness of the changes and practices implemented, as well as other measures that may be implemented in future periods, to determine whether the material weaknesses described above have been appropriately remediated.
Business
See Item 1 for a description of our funding, liquidity and deposit products.
FINANCIAL REVIEW
Overview
The strong growth that the FHLBank experienced in 2003 slowed during 2004 and 2005 in the areas of membership count and advances. Advance growth was basically flat over the two-year period, with advances increasing from $36.9 billion at the end of 2003 to $27.5 billion at the end of 2004 before falling to $27.1 billion at the end of 2005. The MPF Program saw strong asset growth in both 2003 and 2004; however, the volume of mortgage loans purchased in the fourth quarter of 2004 and during all of 2005 dropped considerably because of a number of factors, including changes in interest rates, growth in hybrid adjustable rate mortgage (ARM) and interest only mortgage products which are not eligible for acquisition through the MPF Program, the relative competitiveness of other market participants’ pricing (i.e. Fannie Mae, Freddie Mac, etc) and the decreased willingness of the FHLBank to acquire additional out-of-district mortgage loans at the prevailing relative value (the difference between the yield on the mortgage loans and the FHLBank’s cost of funding and hedging the mortgage loans). As evident in the chart below, the increase in FHLBank membership over the past five years is primarily attributable to a rise in the number of commercial bank members. The FHLBank continues to strive for growth in membership, advances and mortgage loans. While the

FHLBank does have the potential to increase membership among commercial banks and credit unions, the remaining non-member institutions in the FHLBank’s district are generally smaller in size and have limited eligible collateral, when compared to the FHLBank’s current membership, and are not expected to significantly influence advance and mortgage loan balances in the future should these non-member institutions become members of the FHLBank. On the other hand, there are a few relatively large insurance companies eligible for membership in the FHLBank whose activities could have a substantial effect on advance and mortgage loan balances should they become members.
The FHLBank’s financial performance for 2005 was positively affected by the rise in short-term interest rates over this period, since more than 70 percent of the FHLBank’s assets and liabilities are short-term in nature or reprice frequently during the course of a year (monthly or quarterly). In addition, a significant portion of the FHLBank’s equity capital, as evidenced by its duration of equity (DOE) numbers, earns the equivalent of a short-term money market rate and hence the return on this part of equity has increased with the rise in short-term interest rates. In 2005, the FHLBank experienced a reduction in pay downs in its MBS and mortgage loan portfolios from the high levels that were experienced prior to 2005, especially prior to the fourth quarter of 2003. With the low level of interest rates during 2003, the FHLBank was able to exercise calls on a portion of the existing liabilities funding these portfolios, thereby lowering its costs of funds. The direct impact was an improvement in the FHLBank’s 2003 fourth quarter net interest income. The benefits seen in the fourth quarter of 2003 resulting from a combination of rising interest rates and increased balances in the higher yielding MPF Program mortgage loans continued into 2004 and 2005. As a result, additional improvements in net interest income and overall asset yields occurred in 2004 and 2005. However, for most of 2003 the FHLBank’s financial performance was negatively affected by pressure on its net interest spreads caused by the high level of prepayments in the MBS portfolio for much of the year. Prepayments in the MBS portfolio exceeded the FHLBank’s ability to restructure its liabilities and, consequently, reduced the net spread on this portfolio for at least three quarters of 2003. During most of 2003, the FHLBank also experienced an overall increase in its cost of funds on a relative LIBOR basis. This increase in the relative cost of funds arose from the historically high issuance volume in the U.S. agency and GSE debt market and adverse publicity affecting the three housing GSEs including the FHLBanks. The effect of this increase in the cost of funds was to narrow the spread between the FHLBank’s return on assets and its cost of liabilities. In spite of this, the FHLBank’s net interest margins began to improve by the fourth quarter of 2003, primarily through the exercise of calls on its callable debt and replacement with lower cost funding.
Critical Accounting Policies and Estimates
The preparation of the FHLBank’s financial statements in accordance with GAAP requires management to make a number of judgments and assumptions that affect the FHLBank’s reported results and disclosures. Several of the FHLBank’s accounting policies are inherently subject to valuation assumptions and other subjective assessments and are more critical than others in terms of their importance to the FHLBank’s results. These assumptions and assessments include the following:
•	Accounting related to derivatives;

•	Fair-value determinations;

•	Projecting mortgage prepayments to calculate the amortization of the deferred price components of mortgages and mortgage-related securities held in portfolio; and

•	Determining the adequacy of the allowance for credit losses.
Changes in any of the estimates and assumptions underlying the FHLBank’s critical accounting policies could have a material effect on the FHLBank’s financial statements.
The FHLBank’s accounting policies that management believes are the most critical to an understanding of the FHLBank’s financial results and condition and require complex management judgment are described below.
Accounting for Derivatives. The FHLBank carries derivative instruments at fair value on the statement of condition. Any change in the fair value of a derivative is recorded each period in current period earnings or other comprehensive income, depending whether the derivative is designated as part of a hedging relationship and, if it is, the type of hedging relationship. A majority of the FHLBank’s derivatives are structured to offset some or all of the risk exposure inherent in its lending, mortgage purchase, investment and funding activities. Under SFAS 133, the FHLBank is required to recognize unrealized losses or gains on derivative positions, regardless of whether offsetting gains or losses on the underlying assets or liabilities being hedged may be recognized in a symmetrical manner. Therefore, the accounting framework imposed by SFAS 133 introduces the potential for considerable income variability. Specifically, a mismatch can exist between the timing of income and expense recognition from assets or liabilities and the income effects of derivative instruments positioned to mitigate market risk and cash flow variability. Therefore, during periods of significant changes in interest rates and other market factors, the FHLBank’s reported earnings may exhibit considerable variability. The FHLBank emphasizes hedging techniques that are effective under the hedge accounting requirements of SFAS 133. However, in some cases, the FHLBank has elected to retain or enter into derivatives that are economically effective at reducing its risk but do not meet the hedge accounting requirements of SFAS 133, either because the cost of the derivative hedge was economically superior to non-derivative hedging alternatives or because no non-derivative hedging alternative was available. As required by Finance Board regulation and the FHLBank’s RMP, derivative instruments that do not qualify as hedging instruments pursuant to SFAS 133 may be used only if a non-speculative purpose is documented by the FHLBank at the inception of the derivative transaction.
A hedging relationship is created from the designation of a derivative financial instrument as either hedging the FHLBank’s exposure to changes in the fair value of a financial instrument or changes in future cash flows attributable to a balance sheet financial instrument or anticipated transaction. Fair value hedge accounting allows for the offsetting fair value of the hedged risk in the hedged item to also be recorded in current period earnings. Highly effective hedges that use interest rate swaps as the hedging instrument and that meet certain stringent criteria can qualify for “shortcut” fair value hedge accounting. Shortcut accounting allows for the assumption of no ineffectiveness, which means that the change in fair value of the hedged item can be assumed to be equal to the change in fair value of the derivative. If the hedge does not meet the criteria for shortcut accounting, it is treated as a “long haul” fair value hedge, where the change in fair value of the hedged item must be measured separately from the derivative, and for which effectiveness testing must be performed regularly with results falling within established tolerances. If the hedge fails effectiveness testing, the hedge no longer qualifies for hedge accounting and the derivative is marked to estimated fair value through current period earnings without any offsetting change in estimated fair value related to the hedged item.
For derivative transactions that potentially qualify for long haul fair value hedge accounting treatment, management must assess how effective the derivatives have been, and are expected to be, in hedging offsetting changes in the estimated fair values attributable to the risks being hedged in the hedged items. Hedge effectiveness testing is performed at the inception of the hedging relationship and on an ongoing basis for long haul fair value hedges. The FHLBank performs testing at hedge inception based on regression analysis of the hypothetical performance of the hedging relationship using historical market data. The FHLBank then performs regression testing on an ongoing basis using accumulated actual values in conjunction with hypothetical values. Specifically, each month the FHLBank uses a consistently applied statistical methodology that employs a sample of 30 historical interest rate environments and includes an R-squared test, a slope test and an F-statistic test. These tests measure the degree of correlation of movements in estimated fair values between the derivative and the related hedged item. For the hedging relationship to be considered effective, the R-squared must be greater than 0.80, the slope must be between -0.80 and -1.20, and the computed F statistic must be greater than 4.0.
Given that a derivative qualifies for long haul fair value hedge accounting treatment, the most important element of effectiveness testing is the price sensitivity of the derivative and the hedged item in response to changes in interest rates and volatility as expressed by their effective durations. The effective duration will be influenced mostly by the final maturity and any option characteristics. In general, the shorter the effective duration, the more likely it is that effectiveness testing would fail because of the impact of the LIBOR side of the interest rate swap. In this circumstance, the slope criterion is the more likely factor to cause the effectiveness test to fail.
The estimated fair values of the derivatives and hedged items do not have any cumulative economic effect if the derivative and the hedged item are held to maturity, or contain mutual optional termination provisions at par. Since these fair values fluctuate throughout the hedge period and eventually return to par value on the maturity or option exercise date, the earnings impact of fair value changes is only a timing issue for hedging relationships that remain outstanding to maturity or the call termination date.
For derivative instruments and hedged items that meet the requirements of SFAS 133 as described above, the FHLBank does not anticipate any significant impact on its financial condition or operating performance. For derivative instruments where no identified hedged item qualifies for hedge accounting under SFAS 133, changes in the market value of the derivative are reflected in monthly income. As of December 31, 2005 and 2004, the FHLBank held a portfolio of derivatives that are marked to market with no offsetting SFAS 133 qualifying hedged item. This portfolio includes interest rate caps and floors, interest rate swaps hedging trading securities, interest rate swaps hedging DOE risk and interest rate swaps used to lower the FHLBank’s cost of funds. The total fair value of these positions, including accrued net interest, was $15.4 million and $41.0 million as of December 31, 2005 and 2004, respectively. While the fair value of these derivative instruments will fluctuate with changes in interest rates and the impact on the FHLBank’s earnings can be material, the change in market value of trading securities is expected to partially offset that impact. All trading securities are related to economic hedges but not all economic hedges relate to trading securities. Therefore, the change in fair value of the derivatives classified as economic hedges is only partially offset by the change in the market value of trading securities because there were $2.8 billion and $3.0 billion of derivative notional amounts that were not designated as SFAS 133 qualifying hedges at December 31, 2005 and 2004, respectively, but only $701.5 million and $704.3 million par value of trading securities held by the FHLBank at December 31, 2005 and 2004, respectively. See Tables 60 through 62 under Item 2, which show the relationship of gains/losses on economic derivative hedges and gains/losses on trading securities. The FHLBank’s projections of changes in estimated fair value of the derivatives have been consistent with actual results. For the balance sheet risks that these derivatives hedge, changes in value historically have been directionally consistent with changes in actual interest rates.
Fair Value. At December 31, 2005 and 2004, certain of the FHLBank’s assets and liabilities, including investments classified as available-for-sale and trading, and all derivatives were presented in the statement of condition at fair value. Under GAAP, the fair value of an asset or liability is the amount at which that asset could be bought or sold or the amount at which that liability could be incurred or settled in a current transaction between willing parties, other than in liquidation. Fair values play an important role in the valuation of certain of the FHLBank’s assets, liabilities and derivative transactions. Management also estimates the fair value of collateral that borrowers pledge against advance borrowings to confirm that the FHLBank has sufficient collateral to meet regulatory requirements and to protect itself from a loss.
Fair values are based on market prices when they are available. If market quotes are not available, fair values are based on discounted cash flows using market estimates of interest rates and volatility, or on prices of similar instruments. Pricing models and their underlying assumptions are based on management’s best estimates for discount rates, prepayment speeds, market volatility and other factors. These assumptions may have a significant effect on the reported fair values of assets and liabilities, including derivatives, and the related income and expense. The use of different assumptions as well as changes in market conditions could result in materially different net income and retained earnings.
Table 15 quantifies the fair values of financial instruments with less than active markets that are disclosed in Item 13 – Note 17 – Estimated Fair Values in the “Notes to Financial Statements” as of December 31, 2005 and 2004 (in thousands):

Table 15

	12/31/2005		12/31/2004
	Amounts Valued		Amounts Valued
	Using Subjective	Percent	Using Subjective	Percent
	Techniques	of Total	Techniques	of Total
Assets:
Advances	$27,076,476	100.0%	$27,558,013	100.0%
Mortgage loans held for portfolio, net of allowance	2,355,859	100.0	2,425,281	100.0
Derivative assets	22,018	100.0	40,897	100.0
Liabilities:
Term deposits greater than 3 months	$3,526	0.4%	$8,911	1.0%
Consolidated obligation discount notes	13,434,760	100.0	12,767,735	100.0
Consolidated obligation bonds	2,627,583	8.8	3,947,250	13.8
Derivative liabilities	412,994	100.0	627,658	100.0
Standby bond purchase agreements	1,401	100.0	678	100.0
Deferred Premium/Discount Associated with Prepayable Assets. When the FHLBank purchases mortgage loans and MBS, it often pays an amount that is different than the unpaid principal balance. The difference between the purchase price and the contractual note amount is a premium if the purchase price is higher and a discount if the purchase price is lower. SFAS 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, establishes accounting guidance that permits the FHLBank to amortize (or accrete) the premiums (or discounts) in a manner such that the yield recognized on the underlying asset is constant over the asset’s estimated life.
The FHLBank typically pays more than the unpaid principal balances when the interest rates on the purchased mortgage loans or MBS are greater than prevailing market rates for similar mortgage assets on the transaction date. The net purchase premiums paid are then amortized in accordance with SFAS 91, using the level-yield method over the expected lives of the assets as a reduction in yield (decreases interest income). Similarly, if the FHLBank pays less than the unpaid principal balance because interest rates on the purchased mortgage assets are lower than prevailing market rates on similar mortgage assets on the transaction date, the net discounts are accreted in the same manner as the premiums, resulting in an increase in yield (increases interest income).
The level-yield amortization method is applied using expected cash flows that incorporate prepayment projections that are based on mathematical models which describe the likely rate of consumer mortgage loan refinancing activity in response to incentives created (or removed) by changes in interest rates. Changes in interest rates have the greatest effect on the extent to which mortgage loans may prepay. When interest rates decline, mortgage loan prepayment speeds are likely to increase, which accelerates the amortization of premiums and the accretion of discounts. The opposite occurs when interest rates rise.
Mortgage loans are stratified into multiple portfolios according to common characteristics, such as coupon interest rate, final original maturity, and the type of mortgage (i.e., conventional or government insured). For MBS, the FHLBank uses a third-party data service that provides estimates of cash flows, from which the FHLBank determines expected asset lives. The level-yield method uses actual prepayments received and projected future mortgage prepayment speeds, as well as scheduled principal payments, to determine the amount of premium/discount that must be recognized in order that the yield of each mortgage loan and each MBS is constant for each month until maturity. Amortization of mortgage asset premiums could accelerate in falling interest-rate environments or decelerate in rising interest-rate environments. Exact trends will depend on the relationship between market interest rates and coupon rates on outstanding mortgage assets, the historical evolution of mortgage interest rates, the age of the mortgage loans, demographic and population trends and other market factors such as the increasing popularity of hybrid ARM and interest only mortgage loans.
Changes in amortization will also depend on the accuracy of mortgage loan prepayment projections compared to actual experience. Mortgage loan prepayment speed projections are inherently subject to uncertainty because it is difficult to accurately predict the response to future market conditions of borrowing consumers in terms of refinancing activity even if the market conditions were known. In general, lower interest rates are expected to result in the acceleration of premium amortization and discount accretion, and higher interest rates would be expected to decelerate the amortization of premiums and accretion of discounts.
The effect on net income from the amortization of premiums and accretion of discounts on mortgage loans and MBS for the periods ended December 31, 2005, 2004 and 2003 was a net income decrease of $1.6 million, $3.9 million, and $8.0 million, respectively.
Provision for Credit Losses.
•	Advances. The FHLBank has never experienced a credit loss on an advance and management currently does not anticipate any credit losses on advances. Based on the collateral held as security for advances, management’s credit analysis and prior repayment history, no allowance for losses on advances is deemed necessary. The FHLBank is required by statute to obtain sufficient collateral on advances to protect against losses, and to accept as collateral on such advances only certain qualified types of collateral, which are primarily U.S. government or government agency/GSE securities, residential mortgage loans, deposits in the FHLBank and other real estate related assets.

•	Mortgage Loans. The FHLBank purchases both conventional mortgage loans and FHA/VA mortgage loans under the MPF Program. FHA/VA loans are government-insured or -guaranteed and as such, management has determined that no allowance for losses is necessary for such loans. Conventional loans, in addition to having the related real estate as collateral, are also credit enhanced either by qualified collateral pledged by the member, or by supplemental mortgage insurance purchased by the member. The CE obligation is the PFI’s potential loss in the loss position after borrower equity, PMI and the FHLBank’s FLA. The PFI absorbs a percentage of realized losses through its CE obligation prior to the FHLBank having to incur an additional credit loss in the last loss position.

The allowance considers probable incurred losses that are inherent in the portfolio, but have not yet been realized. The allowance for the FHLBank’s conventional loan pools is based on an analysis of the performance of the FHLBank’s loan portfolio and an analysis of loan reserve levels used by Fannie Mae and Freddie Mac. This incorporates best estimates for losses on a seasoned, diversified and national portfolio of mortgage loans with similar underwriting standards to the MPF Program. The FHLBank relies on this approach because MPF is a relatively new program and the FHLBank has limited loss history. Management reviews the allowance on a regular basis and anticipates moving away from using peer loan reserve and loss levels and will rely primarily on the actual loss experience of its mortgage loan portfolio. Management will begin to rely primarily on the FHLBank’s actual loss experience when the mortgage loan portfolio is sufficiently seasoned to allow the FHLBank to reasonably estimate probable losses based on its own loss experience.

The process of determining the allowance for loan losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions. Because of variability in the data underlying the assumptions made in the process of determining the allowance for loan losses, estimates of the portfolio’s inherent risks will change as warranted by changes in the economy, particularly the residential mortgage loan market and changes in house prices. The degree to which any particular change would affect the allowance for loan losses would depend on the severity of the change.

As of December 31, 2005 and 2004, the allowance for loan losses on the conventional mortgage loan portfolio amounted to $756 thousand and $424 thousand, respectively. The allowances reflect the FHLBank’s understanding of probable incurred losses inherent in its mortgage loan portfolio as of those dates.

See Table 27 under Item 2 for detail of the activity in the allowance for credit losses on mortgage loans.
Balance Sheet Analysis
Overall – At December 31, 2005, the FHLBank’s assets totaled $47.0 billion, up 4.1 percent from December 31, 2004. This increase is primarily attributable to a $1.3 billion increase in interest bearing deposits, a $0.9 billion increase in Federal funds sold, a $0.2 billion increase in held-to-maturity securities and a $0.4 billion decrease in advances. At December 31, 2004, the FHLBank’s assets totaled $45.1 billion, up 11.4 percent from $40.5 billion at December 31, 2003, up 18.9 percent from $38.0 billion at December 31, 2002, and up 36.4 percent from $33.1 billion at December 31, 2001. The majority of the increase over the three-year period from 2002 to 2004 was in mortgage loans, investments and advances. In 2004, the FHLBank experienced a significant increase in mortgage loans purchased under the MPF Program. In addition to purchasing mortgage loans from its members during 2004, the FHLBank began working with FHLBank of Chicago to participate in a portion of the MPF mortgage loan sales by one of its members. These participations totaled $878.9 million and helped to increase the growth of FHLBank Topeka’s mortgage loan balances during 2004. No MPF participations have been purchased since the beginning of the fourth quarter 2004 because of the relatively flat yield curve and the tight spreads on mortgage loan assets. With a flat or slightly inverted yield curve and continued tight spreads on mortgage loan assets relative to the FHLBank’s cost of funds, it is not likely that the FHLBank will increase its portfolio of out-of-district MPF Program mortgage loans in 2006. Total advances declined slightly in 2005 for the first time since 1996 because the FHLBank’s second-largest borrower, Commercial Federal Bank FSB, was purchased by an out-of-district entity and the acquiring bank prepaid 40 percent of the outstanding advances during the month of December 2005. The percentage change in total advances from 2004 to 2005 was a decrease of 1.5 percent.
Total deposits remained relatively flat from December 31, 2004 to December 31, 2005, increasing only $15 million. Total deposits decreased to $0.9 billion at December 31, 2004 from $1.1 billion at December 31, 2003 and from $1.5 billion at December 31, 2002 after increasing the prior three years. Increasing growth in the economy during 2004 and 2005, as evidenced by increases in loan demand and the surge in the stock market, has reduced the amount of excess liquidity at member institutions and resulted in a decrease in member demand for FHLBank deposits. Over the past five years, deposits have represented only between 2.0 to 4.3 percent of total liabilities, and thus this reduction in demand has had a minimal impact on the FHLBank’s overall funding cost and funding structure. FHLBank deposit levels are difficult to predict as they are dependent on member demand, which is affected by such factors as the availability of deposits from member customers, loan demand experienced by members and disintermediation with other sectors of the economy.
As part of the FHLBank’s capital management strategy, first implemented in 1998 to reduce the amount of excess stock held by members, the FHLBank initiated and executed mandatory stock redemptions at various times through the third quarter of 2004, at the end of which the FHLBank implemented its new capital plan. As noted in more detail in the “Capital” section, prior to the implementation of the FHLBank’s capital plan, the GLB Act required each FHLBank member to acquire capital stock as a condition of membership and to support their activity base. Minimum stock purchase requirements for members are now governed by the FHLBank’s capital plan, which requires capital stock purchases in relation to each member’s total assets and/or the member’s activities with the FHLBank. The growing number of members and the amount of advances and MPF balances outstanding have resulted in an increase in capital stock. There were no mandatory redemptions of excess capital stock during the first half of 2004. However, because of the substantial increase in excess capital stock in the first half of 2004, the FHLBank reinstituted the mandatory redemption of excess capital stock on July 30, 2004, and executed regular mandatory redemptions of excess capital stock until September 30, 2004. The FHLBank anticipates that growth in capital stock should more closely parallel advance and MPF growth in future periods as a result of the implementation of the FHLBank’s new capital plan. As stated in the “Capital” section, the FHLBank’s new capital plan was implemented as of close of business on September 30, 2004.
SFAS 133 Impact on Balances — The FHLBank adopted SFAS 133 on January 1, 2001. In accordance with SFAS 133, all derivatives are marked to estimated fair value, netted by counterparty with any associated accrued interest and included on the statements of condition as an asset when there is a net estimated fair value gain or as a liability when there is a net estimated fair value loss. Assets or liabilities in hedging relationships with derivatives designated and qualifying as fair value hedges under SFAS 133 are adjusted for changes in the fair value of the hedged asset or liability that are attributable to the hedged risk resulting in fair value adjustments on the FHLBank’s statement of condition. Table 16 presents SFAS 133 fair value adjustment information for advances, mortgage loans and consolidated obligations as of December 31, 2005, 2004 and 2003 (in thousands):

Table 16

	12/31/2005	12/31/2004	12/31/2003
Advances at pre-SFAS 133 value	$26,923,169	$26,843,010	$25,922,350
SFAS 133 basis adjustments	163,399	646,909	959,932

Advances at carrying value	$27,086,568	$27,489,919	$26,882,282

Mortgage loans held for portfolio at pre-SFAS 133 value	$2,423,057	$2,437,168	$684,148
SFAS 133 basis adjustments	(550)	(503)	(400)

Mortgage loans held for portfolio at carrying value	$2,422,507	$2,436,665	$683,748

Consolidated obligations at pre-SFAS 133 value	$43,844,871	$41,529,330	$36,347,377
SFAS 133 basis adjustments	(521,492)	(271,028)	(185,552)

Consolidated obligations at carrying value	$43,323,379	$41,258,302	$36,161,825

Advances — Outstanding advances decreased by 1.5 percent from December 31, 2004 to December 31, 2005. As previously indicated, this decrease was primarily the result of increased prepayments because of the acquisition of the FHLBank’s second largest borrowing member by an out-of-district entity. Previously, outstanding advances increased 2.3 percent from December 31, 2003 to December 31, 2004, and 3.7 percent from December 31, 2002 to December 31, 2003. The mix of balances by major advance product type shifted fairly dramatically during 2003 and 2004 (see Table 1 under Item 1 for a summary of the advance products outstanding at December 31, 2005, 2004 and 2003). From 2000 until 2003, the largest increases had occurred in the FHLBank’s convertible advance portfolio. Convertible advances incorporate options, sold by the member to the FHLBank, which allow the FHLBank to convert the advances from fixed rate to adjustable rate on designated dates. A convertible advance carries a fixed interest rate lower than a comparable-maturity advance that does not have the conversion feature. Convertible advances are effectively short-term assets for the FHLBank because, under the terms of the interest rate swap used to create and hedge the structure, the FHLBank receives three-month LIBOR (synthetically creating a three-month advance).
In 2003, the FHLBank experienced a net increase in total advances of just under $1 billion. The 2003 net increase consisted of a $1.1 billion increase in short-term or equivalent repricing advances (line of credit, adjustable rate or fixed rate with terms of three months or less), a $0.2 billion increase in long-term fixed rate advances (maturities over 93 days) and a $0.3 billion decrease in SFAS 133 basis adjustments for advances. The change in the advance product mix during 2003 appeared to have been primarily caused by members shortening their borrowings as interest rates hit historically low levels and by members reducing their levels of convertible advances. The largest increase in 2003, in terms of percentage growth, occurred in the regular adjustable rate callable advance portfolio. This type of advance is utilized by the FHLBank’s large borrowers and allows members to obtain an advance with a short-term repricing period, while at the same time reducing the administrative expenses associated with frequent renewals of their FHLBank borrowings. During 2004, the FHLBank generated a net increase in advances of just over $0.6 billion. The 2004 net increase consisted of a $4.7 billion increase in long-term fixed rate advances, a $0.8 billion increase in short-term or equivalent repricing advances, a $4.4 billion decrease in convertible advances and a $0.5 billion decrease in discounts and SFAS 133 basis adjustments for advances. Advances decreased slightly in 2005 to $27.1 billion from $27.5 billion in 2004. In 2005, line of credit and short-term, fixed rate advances increased by $0.2 billion, adjustable rate advances increased by $0.8 billion and convertible advances declined by $1.3 billion. The change in the advance product mix during 2004 was driven by several large members that restructured convertible advances into long-term fixed rate advances (accounted for as debt modifications by the FHLBank) and in 2005 several members shifted their advance activity from convertible to long-term adjustable rate advances. Other members also took the opportunity during 2004 and 2005 to extend advance maturities or increase their levels of long-term fixed rate advances for asset/liability management purposes. During both years, SFAS 133 adjustments decreased as a result of the decreased level of convertible advances which are hedged by the FHLBank with derivatives, as well as a decrease in the values of the hedged convertible advances due to changes in interest rates. Additionally, Commercial Federal Bank, FSB, which was acquired by Bank of the West on December 2, 2005, prepaid 40 percent of their outstanding advances with the FHLBank on the acquisition date. However, $1.0 billion in advances remained outstanding as of December 31, 2005 with $400 million maturing in 2006, $200 million maturing in 2007, $300 million maturing in 2009 and $100 million maturing in 2010.
We expect the growth rate in advances in 2006 to be limited as members’ originations of mortgage loans held in portfolio slow due to increasing mortgage rates. We also expect that members will continue to utilize excess liquidity to fund increasing loan demand before turning to the FHLBank for wholesale borrowings in the form of advances. It appears that the current economic expansion is continuing to generate increases in commercial and industrial loan demand for FHLBank’s members, which should result in increased advance balances at the FHLBank once any excess member liquidity has been absorbed. Besides members’ loan demand, other factors affecting advance demand include the availability of members’ customer deposits, which over the past several years have reversed a trend of annual decreases and even increased significantly during 2004 and 2005. Although the FHLBank experienced increased membership during the past few years, the growth in advance balances primarily reflects increases in advances outstanding to existing members. The number of members and non-members with outstanding advances grew from 641 as of December 31, 2002, to 666 as of December 31, 2003, to 679 as of December 31, 2004 and to 698 as of December 31, 2005.
Table 17 summarizes the par amount of FHLBank advances by year of maturity, or next call date for callable advances, as of December 31, 2005 (in thousands):

Table 17

	Year of Maturity or Next Call Date
		Over one year
	One year or less	through five years	Over five years	Total
December 31, 2005	$14,914,361	$8,047,203	$4,114,834	$27,076,398

As noted in the chart below, total advances as a percentage of total assets decreased from 66 percent at December 31, 2003 to 61 percent at December 31, 2004 and to 58 percent for the period ended December 31, 2005. The percentage of total advances to total assets is expected to hold relatively steady around 60 percent in future years as any growth in the mortgage loan portfolio is accommodated on the FHLBank’s balance sheet through a reduction in money market and other short-term investments. The average yield on advances, adjusted for the impact of derivatives, was 3.55 percent for the year ended December 31, 2005, compared to 1.78 percent for 2004, 1.60 percent for 2003, 2.19 percent for 2002 and 4.34 percent for December 31, 2001 (see Table 18 for yield on advances not adjusted for impact of derivatives). The increase in average advance yields on an annualized basis from 2003 to 2004 can be attributed to the increase in interest rates during 2004, while decreasing interest rates during 2001, 2002 and 2003 caused the average yield to decrease in those years. The more significant change in advance yields from the year ended December 31, 2004 to the year ended December 31, 2005 is the result of the continued increase in short-term interest rates, which affect approximately 70.7 percent of the FHLBank’s current advance balances. As of December 31, 2005, line of credit advances (which reprice daily) and short-term, fixed rate advances (maturities of 93 days or less) represented 37.7 percent of outstanding advances. Adjustable rate advances (repricing daily to every three months) represented 14.6 percent, and convertible advances (swapped to three-month LIBOR, synthetically creating three-month advances) represented 18.4 percent. As of December 31, 2004, line of credit advances and short-term, fixed rate advances represented 36.3 percent of outstanding advances. Adjustable rate advances represented 11.5 percent, and convertible advances represented 22.8 percent. As of December 31, 2003, line of credit advances and short-term, fixed rate advances represented 32.7 percent of outstanding advances, adjustable rate advances represented 14.2 percent, and convertible advances represented 40.6 percent. As a result, 70.7 percent of the FHLBank’s advance portfolio as of December 31, 2005, and 70.6 percent of the FHLBank’s advance portfolio as of December 31, 2004 re-priced at least every three months compared to 87.5 percent as of December 31, 2003 reflecting the shift to long-term fixed rate advances during 2004 that was discussed previously in this section. The FHLBank’s advance portfolio exhibited similar short-term repricing characteristics in the year ending December 31, 2002, as the FHLBank experienced in the year ending December 31, 2003. Because of the relatively short nature of the FHLBank’s advance portfolio, the average yield in this portfolio typically responds quickly to changes in short-term interest rates. The level of short-term interest rates is primarily driven by FOMC decisions on the level of its overnight Federal funds target, but is also influenced by the expectations of capital market participants. See Item 2 – Table 56, Spread and Yield Analysis, and Table 57, Rate and Volume Analysis, in the “Financial Review – Results of Operations” for further information.
Management believes that in order to fully understand the core operations of the FHLBank, it is critical to know the financial impact of the basic asset or liability separate from that of the derivative instrument associated with the asset or liability. Management utilizes pre-derivative financial results to evaluate the quality of the FHLBank’s earnings, and believes that it provides a more complete disclosure of the impact of derivatives on financial results.

As stated previously, management uses pre-derivative financial results to evaluate the quality of the FHLBank’s earnings. Table 18 presents the GAAP yields on advances and the non-GAAP calculated yields on advances without the impact of derivatives for the year ended December 31, 2005, 2004 and 2003, respectively (in thousands):

Table 18

	12/31/2005	12/31/2004	12/31/2003
GAAP advance yield	3.55%	1.78%	1.60%

GAAP advance interest income[1]	$1,004,452	$493,577	$428,658
Amortization of SFAS 133 fair value adjustments	67,276	37,918	1,410
Net interest settlements on derivatives tied to advances	111,014	335,732	401,121

Interest income without derivative impact	$1,182,742	$867,227	$831,189

Average advance balance	$28,292,848	$27,803,114	$26,866,634
Fair value basis adjustment	(437,264)	(829,162)	(1,173,812)

Advance balance without derivative impact	$27,855,584	$26,973,952	$25,692,822

Revised advance yield without derivative impact	4.25%	3.22%	3.24%

[1]	Advance interest income for yield calculations includes prepayment fees on terminated advances.
The FHLBank develops its advance programs, as authorized in the Bank Act and in regulations established by the Finance Board, to meet the specific needs of its members. As a wholesale provider of funds, the FHLBank competes with brokered CDs and repurchase agreements for short- and medium-term maturities. The FHLBank strives to price its advances to be competitive with these markets. While there is less competition in the long-term maturities, member advance demand for these maturities has historically been less than the demand for short-term maturities. Nonetheless, long-term advances are also priced at relatively low spreads to the FHLBank’s cost of funds.
Prepayment Fees: The FHLBank prices advances based on the FHLBank’s marginal cost of issuing matched-maturity funding while considering its related administrative and operating costs and desired profitability targets. Advances with a maturity or repricing period greater than six months generally incorporate a fee sufficient to make the FHLBank financially indifferent should the borrower decide to prepay the advance.
Collateral: On June 29, 2000, the Finance Board adopted a final rule that implemented the collateral provisions of the GLB Act. The Bank Act, as amended by the GLB Act, requires each FHLBank, at the time it originates an advance, to obtain and maintain a security interest in collateral eligible in one or more of the following categories:
•	Fully disbursed, whole first mortgages on 1-4 family residential property (not more than 90 days delinquent) or securities representing a whole interest in such mortgages;

•	Securities issued, insured or guaranteed by the U.S. government, U.S. government agencies and mortgage GSEs (including, without limitation, MBS issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae);

•	Cash or deposits in an FHLBank;

•	Other real estate-related collateral acceptable to the FHLBank, provided such collateral has a readily ascertainable value and the FHLBank can perfect a security interest in such property; or

•	In the case of any CFI, which is defined as an FDIC-insured institution with assets of $567 million or less for the three-year period ending 2005, secured loans to small business, small farm and small agri-business or securities representing a whole interest in such secured loans.
The FHLBank retains the right to require additional collateral at any time (whether or not such additional collateral would be eligible to originate an advance) or substitutions of collateral by the member or housing associate. As additional security for a member’s indebtedness, the FHLBank has a statutory lien upon that member’s FHLBank stock.

The Bank Act affords any security interest granted to the FHLBank by any member of the FHLBank, or any affiliate of any such member, priority over the claims and rights of any party, including any receiver, conservator, trustee, or similar party having rights of a lien creditor. The only exceptions are claims and rights held by actual bona fide purchasers for value or by parties that are secured by actual perfected security interests, provided that such claims and rights would otherwise be entitled to priority under applicable law. In addition, the claims of the FHLBank are given certain preferences pursuant to the receivership provisions in the Federal Deposit Insurance Act. Most members provide the FHLBank with a blanket lien covering substantially all of the member’s assets and consent for the FHLBank to file a financing statement evidencing the blanket lien. Based on the blanket lien, the financing statement and the statutory preferences, the FHLBank does not normally take control of collateral, other than securities collateral, pledged by blanket lien members. With respect to non-blanket lien borrowers (typically insurance company members and housing associates), the FHLBank takes control of all collateral. The FHLBank takes control of all securities collateral through delivery of the securities to the FHLBank, through its custodian or a third-party custodian approved by the FHLBank. In the event that the financial condition of a blanket lien member warrants, the FHLBank will take control of sufficient eligible collateral to fully collateralize the member’s indebtedness to the FHLBank.
The FHLBank has never experienced a credit loss on an advance. Because of the collateral pledged as security on the advances and prior repayment history, management deems it unnecessary to establish an allowance for losses on advances. Management believes it has appropriate policies and procedures in place to manage the credit risk associated with advances.
The FHLBank has no foreign advances at December 31, 2005, 2004, 2003, 2002 and 2001. Table 19 presents the book value of total advances at December 31, 2005, 2004, 2003, 2002 and 2001 (in thousands):

Table 19

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Advances	$27,086,568	$27,489,919	$26,882,282	$25,920,846	$22,821,637

Letters of Credit: The FHLBank also issues letters of credit for members. The 12.8 percent increase in letter of credit balances from December 31, 2002 to December 31, 2004 indicated in Table 20 was primarily attributable to letters of credit issued to support public unit deposits. Since the beginning of 2005, letter of credit balances have declined by 7.4 percent in part because this business is somewhat cyclical in nature. Members must collateralize letters of credit at the date of issuance and at all times thereafter. Letters of credit are secured in accordance with the requirements for advances. However, letters of credit issued or confirmed on behalf of a member to (1) facilitate residential housing finance or (2) facilitate community lending that is eligible for any of the FHLBank’s CICA programs may also be secured by state and local government securities. Outstanding letter of credit balances as of December 31, 2005, 2004, 2003, 2002 and 2001 are as follows (in thousands):

Table 20

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Letters of Credit	$1,865,163	$2,013,764	$1,942,030	$1,785,256	$1,478,606

Housing Associates: The FHLBank is permitted under the Bank Act to make advances to housing associates, which are non-members that are approved mortgagees under Title II of the National Housing Act. Outstanding advances to housing associates totaled $120.4 million, $98.9 million and $85.8 million as of December 31, 2005, 2004 and 2003, respectively, representing less than one percent of total advances for each period presented. All outstanding housing associates’ advances at December 31, 2003 through December 31, 2005 were to state housing finance authorities and therefore the restrictive collateral provisions indicated in the “Business – Advances” section do not apply.

MPF Program – The FHLBank participates in the MPF Program through the MPF Provider, which is the FHLBank of Chicago. Under this program, participating members of an FHLBank either sell fixed rate, size-conforming, single-family mortgage loans to the FHLBank (closed loans) or originate these same loans on behalf of the FHLBank (table funded loans). The MPF Program provides an alternative outlet for members that originate fixed rate, single family mortgage products. Despite lower interest rates leading to homeowners’ refinancing their mortgage loans, new loan purchases far outpaced the high level of prepayments from 2002 through 2004. Outstanding mortgage loans, net of the allowance for mortgage loan losses, have grown from $0.2 billion as of December 31, 2002 to $2.4 billion as of December 31, 2004. There was no growth in the MPF portfolio during 2005, as the FHLBank did not participate in any out-of district mortgage loans and new loans acquired from in-district PFIs almost exactly equaled the amount of loans paid down during the year. The FHLBank has continued to increase the number of members participating in the MPF program. As of December 31, 2002, agreements were in place with 33 PFIs. The number of PFIs increased to 103 at December 31, 2003, 134 at December 31, 2004 and 138 at December 31, 2005. The number of PFIs that delivered and sold loans also increased from 26 during 2002 to 74 during 2003 to 111 during 2004 and to 121 by December 31, 2005. We anticipate that the number of PFIs delivering and selling loans to the FHLBank will continue to increase during 2006 and beyond. The FHLBank devoted resources in 2004 and 2005 to increase the volume of mortgage loans both acquired from in-district PFIs and through agreements to participate in a percentage of out-of-district mortgage loans originated by a member of another FHLBank. To increase in-district PFIs, our account managers focused on members that are active mortgage originators or purchasers. To increase the out-of-district loans purchased, the FHLBank entered into an agreement with FHLBank of Chicago to participate in the mortgage loan production of one of its large PFIs. The FHLBank’s efforts for both in-district and out-of-district PFIs were successful in increasing its mortgage loan balances significantly during 2004. However, continued volume growth for mortgage loans will depend on a number of factors, including the number and mortgage loan origination volume of new PFIs; the amount of mortgage loan activity all existing PFIs expect to deliver in 2006; refinancing activity; the interest rate environment; the relative competitiveness of MPF pricing to the prices offered by Fannie Mae, Freddie Mac and other buyers of mortgage loans; and the willingness of other FHLBanks to participate a percentage of mortgage loans that their PFIs are selling into the MPF Program and the willingness of the FHLBank to acquire additional out-of-district mortgage loans at the prevailing relative value (the difference between the yield on the mortgage loans and the FHLBank’s cost of funding and hedging the mortgage loans). As indicated previously, the FHLBank did not participate in any out-of-district mortgage loans during 2005 and is unlikely to do so during 2006 unless the relative value of mortgage loans improves.
Table 21 presents the top five PFIs of the FHLBank, and the outstanding balances (in thousands) of mortgage loans acquired from them as of December 31, 2005, and the percentage of those loans to total MPF loans outstanding at that date:

Table 21

			MPF Loan Balance as
PFI Name	City	State	of 12/31/2005	Percent of Total MPF Loans
La Salle National Bank, N.A.	Chicago	IL	$691,554	28.58%
Bank of the West[1]	San Francisco	CA	533,206	22.04
TierOne Bank	Lincoln	NE	469,259	19.39
Sunflower Bank, NA	Salina	KS	68,798	2.84
Golden Belt Bank, FSA	Hays	KS	38,185	1.58

TOTAL			$1,801,002	74.43%

[1]	Formerly Commercial Federal Bank headquartered in Omaha, NE. Bank of the West acquired Commercial Federal Bank on December 2, 2005. Bank of the West is a member of the Federal Home Loan Bank of San Francisco.

Table 22 presents the top five PFIs of the FHLBank, and the outstanding balances (in thousands) of mortgage loans acquired from them as of December 31, 2004, and the percentage of those loans to total MPF loans outstanding at that date:

Table 22

			MPF Loan Balance as
PFI Name	City	State	of 12/31/2004	Percent of Total MPF Loans
La Salle National Bank, N.A.	Chicago	IL	$822,084	33.74%
Bank of the West[1]	San Francisco	CA	607,093	24.91
TierOne Bank	Lincoln	NE	433,733	17.80
Sunflower Bank, NA	Salina	KS	70,139	2.88
Golden Belt Bank, FSA	Hays	KS	31,762	1.30

TOTAL			$1,964,811	80.63%

[1]	Formerly Commercial Federal Bank headquartered in Omaha, NE. Bank of the West acquired Commercial Federal Bank on December 2, 2005. Bank of the West is a member of the Federal Home Loan Bank of San Francisco.
The average yield on mortgage loans for the fiscal years was 4.99 percent during 2005 compared to 4.91 percent during 2004, and 5.03 percent during 2003. For the year ended December 31, 2005, the average yield on mortgage loans increased from the year ended December 31, 2004, due primarily to the increase in interest rates and a decrease in the net write-off of the amortization of premium as a result of the decline in mortgage loan prepayments and the increase in estimated average lives of existing mortgage loans because of increasing mortgage interest rates. For the year ended December 31, 2004, the decrease in the average yield is primarily attributable to declining interest rates combined with the acceleration of prepayments in the mortgage loan portfolio during 2004 and the shortening of the expected lives of mortgage loans because of relatively low mortgage interest rates. The average yield on mortgage loans is expected to remain stable or slightly increase in response to anticipated increases in market interest rates on mortgage loans during 2006. See Table 56, Spread and Yield Analysis, and Table 57, Rate and Volume Analysis, under Item 2 for further information.
Asset Quality: The FHLBank classifies conventional real estate mortgage loans as “non-performing” when they are contractually past due 90 days or more and interest is no longer accrued. Interest continues to accrue on government-insured real estate mortgage loans (e.g., FHA and VA loans) that are contractually past due 90 days or more. The unpaid principal for conventional and government-insured mortgage loans as of December 31, 2005, 2004, 2003, 2002 and 2001 are as follows (in thousands):

Table 23

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Conventional mortgage loans	$2,360,896	$2,380,202	$638,930	$181,704	$92,487
Government-insured mortgage loans	58,275	52,394	40,273	17,660	7,636

Total outstanding mortgage loans	$2,419,171	$2,432,596	$679,203	$199,364	$100,123

Unpaid principal for performing mortgage loans, non-performing mortgage loans and mortgage loans 90 days or more past due and accruing as of December 31, 2005, 2004, 2003, 2002 and 2001 are as follows (in thousands):

Table 24

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Performing mortgage loans	$2,414,827	$2,431,225	$679,049	$199,165	$100,123
Non-performing mortgage loans	4,052	727	66	140	0
Mortgage loans 90 days or more past due and accruing	292	644	88	59	0

Total outstanding mortgage loans	$2,419,171	$2,432,596	$679,203	$199,364	$100,123

Information regarding the interest income shortfall on the non-performing loans during the periods ending December 31, 2005 and 2004 is included in Table 25 (in thousands):

Table 25

	12/31/2005	12/31/2004
Interest contractually due during the year on non-performing mortgage loans	$259	$30
Interest income received during the year on non-performing mortgage loans	211	7

Shortfall	$48	$23

MPF Allowance for Credit Losses on Mortgage Loans: At December 31, 2005, 2004, 2003, 2002 and 2001 the FHLBank had recorded an allowance for credit losses of $756,000, $424,000, $129,000, $52,000 and $19,000, respectively. The FHLBank bases its allowance on management’s estimate of probable credit losses inherent in the FHLBank’s mortgage loan portfolio as of the statement of condition date. The estimate is based on an analysis of industry statistics for similar mortgage loan portfolios. See Note 1 to the Audited Financial Statements included under Item 13 to this registration statement for additional information on the Allowance for Credit Losses. The credit risk of MPF loans is managed by structuring potential credit losses into certain layers. As is customary for conventional mortgage loans, PMI is required for MPF loans with down payments of less than 20 percent of the original purchase price (purchase transactions only). Losses beyond the PMI layer are absorbed by an FLA established by the FHLBank for each pool of mortgage loans sold by a PFI up to the amount of the FLA. If losses beyond this layer are incurred, they are absorbed through a CE obligation provided by the PFI for the applicable mortgage loan pool. The CE obligation held by the PFI ensures that the lender retains a credit stake in each loan it originates. For managing this risk, participating members receive monthly CE fees from the FHLBank. The size of each PFI’s CE obligation is generally calculated on pools of mortgage loans sold into the MPF Program by the PFI in such a way that the likelihood of losses on the pool in excess of the second layer is consistent with the likelihood of losses for an investor in a double-A-rated MBS. All losses on the applicable mortgage loan pool in excess of the CE obligation and other types of credit protection, such as PMI or SMI, are then absorbed by the FHLBank. Management believes that policies and procedures are in place to effectively manage the MPF credit risk effectively.
Table 26 presents a roll forward analysis of the FLA for the periods ended December 31, 2005 and 2004 (in thousands):

Table 26

		Losses
	Increase to FLA	Incurred[1]	Total
Balance at December 31, 2003	$402	$(10)	$392
Increase to FLA	10,189	0	10,189
Losses incurred	0	(2)	(2)

Balance at December 31, 2004	10,591	(12)	10,579
Increase to FLA	725	0	725
Losses incurred	0	0	0

Balance at December 31, 2005	$11,316	$(12)	$11,304

[1]	There were no reductions in credit enhancement fees paid for losses absorbed in the FLA, nor did losses exceed the FLA balance at any time during 2005 and 2004.

The allowance for mortgage loan losses as of December 31, 2005, 2004, 2003, 2002 and 2001 was as follows (in thousands):

Table 27

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Balance, beginning of year	$424	$129	$52	$19	$0
Provision for mortgage loan losses	335	295	77	40	19
Charge-offs	(3)	0	(7)	(7)	0
Recoveries	0	0	7	0	0

Balance, end of period	$756	$424	$129	$52	$19

The ratio of net (charge-offs) recoveries to average loans outstanding was less than one basis point for the periods ending December 31, 2005, 2004, 2003, 2002 and 2001.
FHLBank Topeka’s mortgage loans held in portfolio are dispersed across all 50 states and one U.S. territory as of December 31, 2005 and 2004, and 39 states as of December 31, 2003. The largest concentration of loans is in the states of Kansas and Nebraska, which as a percent of total loans together represented 46 percent, 41 percent and 77 percent as of December 31, 2005, 2004 and 2003, respectively. For the years ended December 31, 2005, 2004, 2003, 2002 and 2001 no zip code represented more than 5 percent of total mortgage loans. As of the period ending December 31, 2000, three zip codes had more than 5 percent of total mortgage loans; however, some level of concentration would be expected on this date considering that the FHLBank first started the program in May 2000. The median size of a mortgage loan was approximately $65,000, $65,000 and $61,000 at December 31, 2005, 2004 and 2003, respectively. Table 28 is a summary of the percentage geographic concentration by region as of December 31, 2005, 2004, 2003, 2002 and 2001:

Table 28

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Midwest[2]	40.3%	38.9%	58.3%	85.7%	97.9%
Northeast[3]	7.0	7.9	2.0	0.0	0.0
Southeast[4]	9.2	10.7	0.7	0.1	0.0
Southwest[5]	37.3	34.6	36.9	14.0	2.1
West[6]	6.2	7.9	2.1	0.2	0.0

TOTAL[1]	100.0%	100.0%	100.0%	100.0%	100.0%

[1]	Percentages are calculated based on the unpaid principal balance at the end of each year.

[2]	Midwest includes: IA, IL, IN, MI, MN, ND, NE, OH, SD and WI

[3]	Northeast includes: CT, DE, MA, ME, NH, NJ, NY, PA, RI and VT

[4]	Southeast includes: AL, DC, FL, GA, KY, MD, MS, NC, SC, TN, VA and WV

[5]	Southwest includes: AR, AZ, CO, KS, LA, MO, NM, OK, TX and UT

[6]	West includes: AK, CA, HI, ID, MT, NV, OR, WA and WY
Table 29 provides the weighted average FICO® scores and weighted average LTV at origination for conventional mortgage loans outstanding at December 31, 2005, 2004, 2003, 2002 and 2001:

Table 29

	12/31/2005	12/31/2004	12/31/2003	12/31/2002	12/31/2001
Weighted average FICO® score[1] at origination	739.7	738.5	746.7	743.7	738.4
Weighted average LTV[2] at origination	71.5%	71.0%	70.4%	71.9%	73.3%

[1]	FICO® is a widely used credit industry model developed by Fair Isaac Corporation to assess borrower credit quality with scores typically ranging from 300 to 850 with the low end of the scale indicating a poor credit risk. A credit score of 620 is frequently cited as a cutoff point, with credit scores below that typically considered “sub-prime.”

[2]	LTV is a primary variable in credit performance. Generally speaking, higher loan-to-value means greater risk of loss generating a default and also means higher loss severity.

Investments – Investments increased 74.3 percent from December 31, 2001 to December 31, 2005, while the FHLBank’s assets increased by 42.0 percent for the same period. Investments are generally used by the FHLBank for liquidity purposes as well as to leverage capital during periods when advances decline and capital stock is not likewise reduced. The average yield on investments was 3.84 percent during 2005 compared to 2.84 percent during 2004, 2.75 percent during 2003, 3.46 percent during 2002 and 5.03 percent during 2001. Yields on investments in 2003 decreased in part because of an increase in the FHLBank’s capital (see Item 1 – “Financial Review – Balance Sheet Analysis” section for comments regarding the growth in capital), which translated into an increase in holdings of lower-yielding non-mortgage assets in order to maintain the FHLBank’s leverage ratio and fully invest capital. However, the predominant influence was the decline in interest rates during 2001, 2002 and 2003. This trend reversed itself during 2004 and 2005 as the FMOC began to raise the target rate on overnight Federal funds beginning in June 2004. The average rate on investments is expected to continue to rise as long as interest rates continue to increase, primarily because of the short-term nature of the FHLBank’s investments. See Table 56, Spread and Yield Analysis, and Table 57, Rate and Volume Analysis, under this Item 2 for further information.
Short-term investments used for liquidity purposes consisted primarily of deposits in banks, overnight and term Federal funds, and commercial paper. These investments increased gradually from $4.7 billion at December 31, 2001 to $5.0 billion at December 31, 2002 to $5.2 billion at December 31, 2003, but increased more significantly to $7.4 billion as of December 31, 2004, because of investments acquired to leverage the increase in FHLBank capital. Short-term investments continued to increase during 2005, rising to $9.7 billion at December 31, 2005. To the extent that the FHLBank increases its investment in whole mortgage loans through the MPF Program, its short-term investment portfolio is expected to decrease as a percentage of total assets. The FHLBank’s long-term investment portfolio, consisting of U.S. Treasury obligations, U.S. government agency and GSE securities, MBS and taxable state or local housing finance agency securities, increased steadily from $5.2 billion at December 31, 2001 to $6.4 billion at December 31, 2002 to $7.4 billion at December 31, 2003 and to $7.5 billion as of December 31, 2004. Long-term investments decreased slightly during 2005, primarily in U.S. agency securities and state or local housing agency obligations, and stood at $7.4 billion at December 31, 2005. The U.S. agency and GSE securities provide attractive returns, serve as excellent collateral (e.g., repos and net derivatives exposure) and qualify for regulatory liquidity once their remaining term to maturity decreases to 36 months or less. All of the FHLBank’s agency and GSE instruments are fixed rate bonds and some are swapped from fixed to variable rates. All swapped agency instruments are classified as trading securities. The change in fair values of the trading securities flow through “net gain (loss) on trading securities” at the same time as the change in fair values on the derivatives flow through “net realized and unrealized gain (loss) on derivatives and hedging activities” in the statement of income. Net interest payments on these swaps also flow through “net realized and unrealized gain (loss) on derivatives and hedging activities” since the swaps do not qualify for hedge accounting treatment under SFAS 133 (i.e., these are non-SFAS 133 “economic” hedges; see Item 2 – “Financial Review – Derivatives” for further information).
The FHLBank’s RMP restricts the acquisition of investments to high-quality, short-term money market instruments and highly rated long-term securities. The FHLBank uses the short-term portfolio to sustain the liquidity necessary to meet member credit needs, to provide a reasonable return on member deposits and to maximize the FHLBank’s leverage ratio. Long-term securities are used to provide a reliable income flow and to achieve a desired maturity structure. The majority of these long-term securities are MBS, which provide an alternative means to promote liquidity in the mortgage finance markets while providing attractive returns to the FHLBank. The reduction in prepayments in the fourth quarter of 2003 through the end of year 2005, as well as the increase in the FHLBank’s capital over this same time period, allowed for additional purchases of MBS under Finance Board limitation of three times the FHLBank’s regulatory capital and contributed to the increase in MBS on the FHLBank’s balance sheet.
The FHLBank has reduced its participation in the market for taxable state housing finance agency securities outside its four-state area since 2000, but remains an active supporter of the state housing finance agency market within the FHLBank’s Tenth District. The FHLBank continues to purchase limited amounts of variable rate out-of-district housing finance agency securities when other FHLBanks choose not to purchase their in-district securities. State or local housing finance agencies provide funds for low-income housing and other similar initiatives. By purchasing state or local housing finance agency securities in the primary market, the FHLBank not only receives competitive returns but also provides necessary liquidity to traditionally underserved segments of the housing market. In 2000, the FHLBank initiated a new line of business by executing Standby Bond Purchase Agreements (SBPA) with two state housing finance authorities within the Tenth District. For a predetermined fee, the FHLBank accepts an obligation to purchase the authorities’ bonds if the remarketing agent is unable to resell the bonds to suitable investors, and to hold the bonds until the designated marketing agent can find a suitable investor or the housing finance authority repurchases the bonds according to a schedule established by the standby agreement. The standby bond purchase commitments executed by the FHLBank expire after five years (no later than 2010), though some are renewable upon request of the housing finance authority and at the option of the FHLBank. Total commitments for bond purchases under the SBPAs were $765 million, $658 million and $640 million as of December 31, 2005, 2004 and 2003,, respectively. The FHLBank was not required to purchase any bonds under these agreements during the periods ended December 31, 2005, 2004 or 2003.
Major Security Types: Securities for which the FHLBank has the ability and intent to hold to maturity are classified as held-to-maturity securities and carried at amortized cost. The FHLBank classifies certain investments as trading securities and carries them at fair value. The FHLBank records changes in the fair values of these investments through other income and original premiums/discounts on these investments are not amortized. The FHLBank does not practice active trading, but holds trading securities for asset/liability management purposes. The FHLBank classifies certain investments that it may sell before maturity as available-for-sale and carries them at fair value. The FHLBank holds securities in the available-for-sale portfolio for asset/liability purposes. If fixed rate securities are hedged with interest rate swaps, the FHLBank classifies the securities as trading securities so that the changes in fair values of both the derivatives hedging the securities and the trading securities are recorded in other income. If variable rate securities are hedged with interest rate swaps, the FHLBank classifies the securities as available-for-sale securities, resulting in the changes in fair value of both the derivatives hedging the securities and the available-for-sale securities being recorded in other comprehensive income. Securities acquired to hedge against duration risk, which are likely to be sold when the duration risk is no longer present, are also classified as available-for-sale securities. See Notes 5 through 7 in the “Notes to Financial Statements” included in Item 13 to this registration statement “Financial Statements and Supplementary Data” for additional information on the FHLBank’s different investment classifications including what types of securities are held under each classification. The carrying value of held-to-maturity securities, available-for-sale securities and trading securities as of December 31, 2005, 2004 and 2003 are summarized by security type in the Table 30 (in thousands):

Table 30

	12/31/2005	12/31/2004	12/31/2003
U.S. Treasury obligations	$102,689	$106,299	$216,188
FHLBank obligations	15,284	15,979	36,356
Fannie Mae obligations	333,915	339,949	299,052
Freddie Mac obligations	607,930	874,674	1,178,486
Federal Farm Credit Bank obligations	1,836	3,010	4,218
State or local housing agency obligations	308,520	408,615	531,601
Commercial paper	829,614	608,849	998,849

Subtotal	2,199,788	2,357,375	3,264,750

Mortgage-backed securities:
Fannie Mae obligations	847,488	557,114	594,527
Freddie Mac obligations	891,590	614,437	618,231
Ginnie Mae obligations	27,512	45,881	85,363
Other (private issuers)	4,290,310	4,559,657	3,878,790

Subtotal	6,056,900	5,777,089	5,176,911

TOTAL	$8,256,688	$8,134,464	$8,441,661

The FHLBank’s MBS investment portfolio consists of the following categories of securities as of December 31, 2005 and 2004 (in thousands):

Table 31

	December 31, 2005		December 31, 2004
	Carrying	Percent of	Carrying	Percent of
	Value	Total	Value	Total
Private issue residential MBS	$4,223,620	69.7%	$4,442,350	76.8%
U.S. agency residential MBS	1,766,590	29.2	1,217,432	21.1
Private issue commercial MBS	40,555	0.7	73,050	1.3
Home equity loans	23,963	0.4	41,305	0.7
Manufactured housing	2,172	0.0	2,952	0.1

TOTAL	$6,056,900	100.0%	$5,777,089	100.0%

Redemption Terms: The carrying values of non-MBS classified as held-to-maturity securities, available-for-sale securities and trading securities by contractual maturity as of December 31, 2005, are shown in Table 32 (in thousands). Expected maturities of certain securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

Table 32

	December 31, 2005
	Held-to-	Available-
	maturity	for-sale	Trading
	Securities	Securities	Securities	Total
Due in one year or less	$879,476	$0	$0	$879,476
Due after one year through five years	210,213	102,689	191,541	504,443
Due after five years through 10 years	6,045	0	517,704	523,749
Due after 10 years	292,120	0	0	292,120

TOTAL	$1,387,854	$102,689	$709,245	$2,199,788

The carrying value of MBS classified as held-to-maturity securities, available-for-sale securities and trading securities by contractual maturity as of December 31, 2005 are shown in Table 33 (in thousands). Expected maturities of certain MBS will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

Table 33

	December 31, 2005
	Held-to-	Available-
	maturity	for-sale	Trading
	Securities	Securities	Securities	Total
Due in one year or less	$0	$0	$0	$0
Due after one year through five years	1,506	0	0	1,506
Due after five years through 10 years	10,482	0	0	10,482
Due after 10 years	6,040,167	0	4,745	6,044,912

TOTAL	$6,052,155	$0	$4,745	$6,056,900

Yield Characteristics: As of December 31, 2005, non-MBS classified as held-to-maturity securities, available-for-sale securities and trading securities had the following yield characteristics:

Table 34

	December 31, 2005
	Held-to-	Available-
	maturity	for-sale	Trading
	Securities	Securities	Securities
Due in one year or less	4.23%	—%	—%
Due after one year through five years	5.09%	2.36%	5.18%
Due after five years through 10 years	6.25%	—%	5.34%
Due after 10 years	4.68%	—%	—%
As of December 31, 2005, MBS classified as held-to-maturity securities, available-for-sale securities and trading securities had the following yield characteristics:

Table 35

	December 31, 2005
	Held-to-	Available-
	maturity	for-sale	Trading
	Securities	Securities	Securities
Due in one year or less	—%	—%	—%
Due after one year through five years	6.46%	—%	—%
Due after five years through 10 years	6.07%	—%	—%
Due after 10 years	4.54%	—%	6.00%
As of December 31, 2005 and 2004, excluding securities issued by U.S. government agencies, the FHLBank held securities from the following issuers with a book value greater than ten percent of FHLBank capital (in thousands):

Table 36

December 31, 2005
	Total Book	Total Fair
Name of Issuer	Value	Value
Citicorp Mortgage Securities Inc.	$402,017	$399,200
Countrywide Home Loans	342,234	336,717
Master Asset Securitization Trust	279,348	275,314
Sequoia Mortgage Trust	309,862	309,849
Structured Asset Securities Corp.	325,480	321,271
Wells Fargo Mortgage Backed Securities	202,843	200,006

TOTAL	$1,861,784	$1,842,357

Note: None of the issuers of these securities are FHLBank Topeka members or subsidiaries of FHLBank Topeka members.

Table 37

December 31, 2004
	Total Book	Total Fair
Name of Issuer	Value	Value
Countrywide Home Loans	$452,042	$452,462
Master Asset Securitization Trust	354,624	357,069
Merrill Lynch Credit Corporation	203,480	203,164
Residential Accredit Loans, Inc.	248,262	249,485
Sequoia Mortgage Trust	358,889	358,830
Structured Asset Securities Corp.	332,892	334,141
Washington Mutual MSC Mortgage	237,044	238,534

TOTAL	$2,187,233	$2,193,685

Note: None of the issuers of these securities are FHLBank Topeka members or subsidiaries of FHLBank Topeka members.
Securities Ratings: As of December 31, 2005 and 2004, the percentage of investments classified as held-to-maturity, available-for-sale or trading securities by rating were as follows:

Table 38

December 31, 2005
Percent of
Investment Rating	Total
Long-term rating:
AAA	89.04%
AA	0.91
Short-term rating:
A-1 or higher/P-1	10.05

TOTAL	100.00%

Table 39

December 31, 2004
Percent of
Investment Rating	Total
Long-term rating:
AAA	90.93%
AA	1.58
Short-term rating:
A-1 or higher/P-1	7.49

TOTAL	100.00%

Deposits — The FHLBank offers deposit programs for the benefit of its members and certain other qualifying non-members. Deposit products offered include demand and overnight deposits and short-term CDs. The annualized average rate paid on deposits was 1.53 percent during 2002, 0.97 percent during 2003, 1.13 percent during 2004 and 3.06 percent during 2005. The decrease in the average rate paid during 2002 and 2003 was attributable to declining short-term interest rates during these periods. In 2004 and 2005, the average rate paid on deposits increased in tandem with rising short-term interest rates. The level of short-term interest rates is primarily driven by FOMC decisions on the target rate for overnight Federal funds, but is also influenced by the expectations of capital market participants. Most deposits are very short-term, and the FHLBank, as a matter of prudence, holds short-term assets with maturities similar to the deposits (see Item 1 - “Business – Deposits – Liquidity Requirements”). The majority of the deposits is in overnight or demand accounts that reprice daily based upon a market index such as overnight Federal funds. The level of deposits at the FHLBank is driven by member demand for FHLBank deposit products which in turn is a function of the liquidity position of members. Factors that influence deposit levels include turnover in member investment and loan portfolios, changes in members’ customer deposit balances, changes in members’ demand for liquidity and the FHLBank’s deposit pricing as compared to other short-term market rates. Total deposits decreased to $0.9 billion at December 31, 2004 from $1.1 billion at December 31, 2003 and $1.5 billion at December 31, 2002, after increasing the prior three years. On a year-over-year basis, deposits remained flat at $0.9 billion at December 31, 2005. Declines in the level of FHLBank deposits could occur during 2006 if demand for loans at member institutions increases or if decreases in the general level of liquidity of members should occur. Because of its ready access to the capital markets through consolidated obligations, however, the FHLBank expects to be able to replace any reduction in deposits with similarly priced borrowings.

At December 31, 2005 and 2004, time deposits in denominations of $100,000 or more totaled $95,425,000 and $9,500,000, respectively. Table 40 presents the maturities for time deposits in denominations of $100,000 or more by remaining maturity as of December 31, 2005 and 2004 respectively (in thousands):

Table 40

		Over 3 months	Over 6 months
	3 months or	but within 6	but within 12
	less	months	months	Total
Time certificates of deposit (by remaining maturity at December 31, 2005)	$91,890	$2,885	$650	$95,425
Time certificates of deposit (by remaining maturity at December 31, 2004)	575	1,375	7,550	9,500
Table 41 presents the average annual rate paid on deposit types that exceed 10 percent of average deposits. Deposit types are included if the 10 percent threshold is met in any year.

Table 41

	12/31/2005	12/31/2004	12/31/2003
Member demand deposits	2.74%	0.90%	0.66%
Member overnight deposits	3.10%	1.16%	1.00%
Consolidated Obligations — Consolidated obligations are the joint and several debt obligations of the 12 FHLBanks and consist of bonds and discount notes. Consolidated obligations represent the primary source of liabilities used by the FHLBank to fund advances and investments. As noted in the “Risk Management” section under Item 2, the FHLBank uses debt with a variety of maturities and option characteristics to manage its DOE and interest rate risk profile. The FHLBank makes extensive use of derivative transactions, executed in conjunction with specific consolidated obligation debt issues, to synthetically reconfigure funding terms and costs.
As shown in the chart above, the FHLBank’s total consolidated obligation balances have increased steadily as funding needs for advances, mortgage loans and investments have increased. The period-end balances for December 31, 2005, 2004, 2003, 2002 and 2001 include fair value adjustments [(debit) credit adjustment] related to SFAS 133 of ($521.5) million, ($271.0) million, ($185.6) million, $346.1 million and $86.2 million, respectively. The average annualized effective rate paid on consolidated obligations, adjusted for the impact of derivatives (see Table 42 that presents effective rate paid without impact of derivatives), was 3.44 percent during 2005, 2.03 percent during 2004, 1.83 percent during 2003, 2.44 percent during 2002 and 4.42 percent during 2001. The average effective rate paid on consolidated obligations increased during 2004 and 2005 in response to increasing market interest rates and increased volume in issuances of long-term fixed rate debt to fund the additional MPF volume during 2004. For the preceding three fiscal years, the average effective rate paid decreased because of the declining market interest rates experienced during 2003, 2002 and 2001. During the years ended December 31, 2003, 2002 and 2001, the cost of the FHLBank’s liabilities decreased significantly, and net interest spreads declined as well because the yields on investments and advances decreased more rapidly than the yields on the liabilities funding these assets (i.e., an asset/liability mismatch as longer-term liabilities were used to fund shorter-term assets, or longer-term assets such as mortgage loans or MBS were prepaying faster than the FHLBank was able to call or retire longer-term, fixed rate debt). Spreads began to widen in late 2003, continued to widen through 2004 before stabilizing in 2005, primarily because of a slowdown in MBS/CMO and mortgage loan prepayments combined with the FHLBank’s ability to call or retire higher cost fixed rate debt and replace it with lower cost liabilities. Since 2003, the FHLBank has consciously increased the optionality in the liability portfolios used to fund assets with prepayment characteristics. However, as the FHLBank continues to increase the optionality of its liabilities funding the MBS/CMO and mortgage loan portfolios, management anticipates that spreads will decline in 2006 from the relatively high levels of

2004 and 2005. See Table 56, Spread and Yield Analysis, and Table 57, Rate and Volume Analysis, under Item 2 — “Financial Review – Results of Operations” for further information.
As stated previously, management uses pre-derivative financial results to evaluate the quality of the FHLBank’s earnings. Table 42 presents the GAAP annualized rate on consolidated obligations and the non-GAAP annualized effective rate paid on consolidated obligations adjusted to remove the impacts of derivatives for the period ends noted (in thousands):

Table 42

	12/31/2005	12/31/2004	12/31/2003
GAAP effective rate paid on consolidated obligations	3.44%	2.03%	1.83%

GAAP consolidated obligation interest expense	$1,470,910	$782,404	$642,982
Net interest settlements on derivatives tied to consolidated obligations	151,710	588,616	588,761
Amortization of SFAS 133 fair value adjustments	(3,510)	(2,519)	(1,065)

Interest expense without derivative impact	$1,619,110	$1,368,501	$1,230,678

Average consolidated obligation balance	$42,717,612	$38,619,241	$35,138,892
Fair value basis adjustment	370,378	252,769	(71,789)

Consolidated obligation balance without derivative impact	$43,087,990	$38,872,010	$35,067,103

Revised effective rate paid on consolidated obligations without the derivative impact	3.76%	3.52%	3.51%

Borrowings with original maturities of one year or less are classified as short-term. Table 43 summarizes short-term borrowings for years ended December 31, 2005, 2004 and 2003 (in thousands):

Table 43

	12/31/2005	12/31/2004	12/31/2003
Discount Notes:
Outstanding at end of the period	$13,434,760	$12,768,488	$9,957,427
Weighted average rate at end of the period	3.95%	1.96%	0.98%
Daily average outstanding for the period	$13,590,452	$9,934,594	$9,813,213
Weighted average rate for the period	3.19%	1.42%	1.12%
Highest outstanding at any month-end	$15,261,253	$12,768,488	$9,957,427
Derivatives — The FHLBank recorded derivative assets of $22.0 million, $40.9 million and $54.2 million, and derivative liabilities of $413.0 million, $627.7 million and $1,080.5 million at December 31, 2005, 2004 and 2003, respectively. All derivatives are marked to estimated fair values, netted by counterparty with any associated accrued interest and included on the statements of condition as an asset when there is a net fair value gain or as a liability when there is a net fair value loss. Fair values of the FHLBank’s derivatives fluctuate as interest rates fluctuate.
The FHLBank uses derivatives in three ways: 1) by designating them as either a fair value or cash flow hedge of an underlying financial instrument, firm commitment or a forecasted transaction; 2) by acting as an intermediary; and 3) in asset/liability management (i.e., non-SFAS 133 economic hedge). Non-SFAS 133 hedges (economic hedges) are defined as derivatives hedging specific or non-specific underlying assets, liabilities or firm commitments that do not qualify for hedge accounting under the rules of SFAS 133, but are acceptable hedging strategies under the FHLBank’s RMP. To meet the hedging needs of its members, the FHLBank enters into offsetting derivatives, acting as an intermediary between members and other counterparties. This intermediation allows smaller members indirect access to the derivatives market. The derivatives used in intermediary activities do not receive SFAS 133 hedge accounting and are separately marked-to-market through earnings (classified as economic hedges). The notional amounts and estimated fair values by type of derivative held as of December 31, 2005, 2004 and 2003, are included in Tables 44 and 45 (amounts in thousands):

Table 44

	Notional Amounts Outstanding
	12/31/2005	12/31/2004	12/31/2003
Derivatives:
Fair value hedges	$29,591,727	$29,241,881	$28,986,677
Economic derivatives	2,776,850	3,037,916	2,656,420

TOTAL	$32,368,577	$32,279,797	$31,643,097

Table 45

	Fair Value (including net accrued interest)
	12/31/2005	12/31/2004	12/31/2003
Derivatives:
Fair value hedges	$(375,552)	$(545,789)	$(973,216)
Economic derivatives	(15,424)	(40,972)	(53,079)

TOTAL	$(390,976)	$(586,761)	$(1,026,295)

The notional amount serves as a factor in determining periodic interest payments or cash flows received and paid, and does not represent the actual amount exchanged or the FHLBank’s exposure to credit and market risk. The amount potentially subject to credit loss is much less. Tables 46 and 47 categorize the notional amount and the estimated fair value of derivatives, excluding accrued interest, by product and type of accounting treatment. The “Fair Value” category represents hedge strategies qualifying for preferable hedge accounting treatment. The “Economic” category represents hedge strategies not qualifying for preferable hedge accounting treatment. Amounts at December 31, 2005, 2004 and 2003 are as follows (in thousands):

Table 46

	Notional Amounts Outstanding
	12/31/2005	12/31/2004	12/31/2003
Advances:
Fair value	$9,564,476	$10,061,652	$10,630,358
Economic	0	100,000	100,000

Subtotal	9,564,476	10,161,652	10,730,358

Investments:
Economic	1,751,468	1,654,309	1,203,583

Subtotal	1,751,468	1,654,309	1,203,583

Mortgage loans:
Stand-alone delivery commitments	16,003	41,763	30,560

Subtotal	16,003	41,763	30,560

Consolidated obligations:
Fair value	20,027,251	19,180,229	18,356,319
Economic	675,000	825,000	850,000

Subtotal	20,702,251	20,005,229	19,206,319

Intermediary:
Economic	334,379	416,844	472,277

Subtotal	334,379	416,844	472,277

TOTAL	$32,368,577	$32,279,797	$31,643,097

Table 47

	Estimated Fair Value
	12/31/2005	12/31/2004	12/31/2003
Advances:
Fair value	$(11,170)	$(434,661)	$(955,143)
Economic	0	9,288	11,638

Subtotal	(11,170)	(425,373)	(943,505)

Investments:
Economic	(3,762)	(28,040)	(33,834)

Subtotal	(3,762)	(28,040)	(33,834)

Mortgage loans:
Stand-alone delivery commitments	42	100	147

Subtotal	42	100	147

Consolidated obligations:
Fair value	(434,723)	(182,894)	(120,841)
Economic	(3,732)	(12,167)	(22,687)

Subtotal	(438,455)	(195,061)	(143,528)

Intermediary:
Economic	398	635	823

Subtotal	398	635	823

TOTAL	$(452,947)	$(647,739)	$(1,119,897)

Total derivative fair value excluding accrued interest	$(452,947)	$(647,739)	$(1,119,897)
Accrued interest	61,971	60,978	93,602

NET DERIVATIVE FAIR VALUE	$(390,976)	$(586,761)	$(1,026,295)

Net derivative assets balance	$22,018	$40,897	$54,236
Net derivative liabilities balance	(412,994)	(627,658)	(1,080,531)

NET DERIVATIVE FAIR VALUE	$(390,976)	$(586,761)	$(1,026,295)

Capital — Total capital consists of capital stock, accumulated other comprehensive income and retained earnings. Capital increased by 51.4 percent from December 31, 2000 to December 31, 2005. The majority of the increase in capital stock was a result of mortgage loan and advance growth. As member advance activity and mortgage loan sales through the MPF Program increase, stock held by members to support these activities will likewise increase. Capital stock also grew because of an increase in the number of stockholders and the fact that the FHLBank periodically pays its quarterly dividends in the form of capital stock. Past stock growth was moderated because of stock repurchases. The FHLBank discontinued repurchases during the first quarter of 2003. However, because of substantial increases in excess capital stock in the first half of 2004, the FHLBank reintroduced the repurchases on July 30, 2004. With the implementation of the FHLBank’s capital plan, the FHLBank discontinued stock repurchases, but may reintroduce them again should it need to more closely manage its capital position. FHLBank management believes that under the new capital plan, capital stock growth should closely parallel advance and mortgage loan growth in future periods. The FHLBank expects to continue paying dividends primarily in stock in 2006. FHLBank believes that dividends paid in the form of stock are advantageous to members because FHLBank stock dividends generally qualify as tax-deferred stock dividends under the Internal Revenue Code and are, therefore, not taxable at the time declared and credited to a member. Dividends paid in stock can be utilized by members to support future activity with the FHLBank or can be redeemed by the member if the amounts represent excess stock, subject to stock redemption request procedures and limitations (see the discussion of stock redemption requests in Item 1 — “Business – Capital - Capital Rules and Dividends” and “Balance Sheet Analysis — Capital”). However, on March 8, 2006, the Finance Board approved a proposed regulation intended to strengthen the capital structure of the FHLBanks by requiring a minimum level of retained earnings and restricting the amount of excess stock that any FHLBank may accumulate. Under the proposed regulation, the Finance Board would prohibit any FHLBank from issuing dividends in the form of stock. See Item 1 – “Legislation and Regulatory Developments” – “Proposed Finance Board Rules Regarding Excess Stock and Retained Earnings.”

The FHLBank’s capital stock is not publicly traded. Members may request to redeem any capital stock in excess of the minimum stock purchase requirements, but any repurchase of excess capital stock by the FHLBank prior to the end of the redemption period is entirely at the discretion of the FHLBank (see Item 1 — “Business – Capital, Capital Rules and Dividends” section). All redemptions (at member request) or repurchases (at FHLBank discretion) are made at the par value of $100 per share. Stock redemption periods are six months for Class A Common Stock and five years for Class B Common Stock, although the FHLBank can, at its discretion, repurchase amounts over a member’s minimum stock purchase requirements at any time prior to the end of the redemption periods. Ownership of the FHLBank’s capital stock is concentrated within the financial services industry, and is stratified across various institutional entities as noted in Table 48 as of December 31, 2005, 2004, 2003, 2002 and 2001 (in thousands):

Table 48

	Commercial		Credit	Insurance
	Banks	Thrifts	Unions	Companies	Other[1]	Total
December 31, 2005	$754,574	$645,577	$208,697	$179,493	$0	$1,788,341
December 31, 2004	659,869	822,509	169,481	153,210	0	1,805,069
December 31, 2003	614,779	881,703	98,603	141,238	3,629	1,739,952
December 31, 2002	559,460	839,933	96,061	116,589	18,980	1,631,023
December 31, 2001	541,435	702,888	60,828	73,496	17,277	1,395,924

[1]	“Other” includes capital stock of members involved in mergers with non-members where the resulting institution is not a member of the FHLBank. On January 1, 2004, the FHLBank adopted SFAS 150, which required non-member stock to be transferred to and reported as mandatorily redeemable capital stock that is excluded from capital and this table. For years ended prior to January 1, 2004, non-member stock was being presented as capital and has been included in this table.
Table 49 presents information on member institutions holding five percent or more of outstanding capital stock at the FHLBank as of December 31, 2005 (in thousands). Of these stockholders, no officer or director currently serves on the FHLBank’s board of directors.

Table 49

Member Institutions Holding 5% or More of Total Capital Stock
					Percent
Borrower Name	Address	City	State	Par Value	of Total
MidFirst Bank	501 NW Grand Blvd.	Oklahoma City	OK	$273,586	14.77%
Capitol Federal Savings Bank	700 S Kansas Ave	Topeka	KS	184,642	9.97
U.S. Central Credit Union	9701 Renner Blvd	Lenexa	KS	153,671	8.29

TOTAL				$611,899	33.03%

As noted previously in Item 1 — “Business – Capital, Capital Rules and Dividends,” at the close of business on September 30, 2004, outstanding shares of the existing capital stock of the FHLBank were converted into shares of Class A Common Stock or Class B Common Stock. Following are highlights from the FHLBank’s new capital plan:
•	Two classes of authorized stock – Class A Common Stock and Class B Common Stock;

•	Both classes have $100 par value and both are defined as common stock;

•	Class A Common Stock is required for membership. The initial membership requirement is 0.2 percent of total assets at the end of the prior calendar year, with a minimum requirement of 10 shares ($1,000) and a cap of 10,000 shares ($1,000,000). The membership, or asset-based, stock requirement is recalculated once a year except in the case of mergers. Class A Common Stock, up to a member’s asset-based stock requirement, will be used to satisfy a member’s activity-based stock requirement before any Class B Common Stock is purchased by the member;

•	To the extent that a member’s asset-based requirement in Class A Common Stock is insufficient to support its calculated activity-based requirement, Class B Common Stock must be purchased in order to support a member’s activities with the FHLBank. The activity-based requirements listed below are the initial requirements as of the conversion date and are subject to change by the FHLBank’s board of directors within ranges specified in the capital plan. The activity-based stock requirement is the sum of the stock requirements for each activity less the asset-based stock requirement in Class A Common Stock and is calculated whenever a member enters into a transaction as follows:
o	Advances – 5.0 percent of outstanding advances (range = 4.0 to 6.0 percent);

o	Letters of credit – 0.0 percent of outstanding letters of credit (range = 0.0 to 1.0 percent);

o	Acquired Member Assets – 2.0 percent of the principal amount of member’s MPF loans held by the FHLBank (range = 0.0 to 6.0 percent), limited to a maximum of 1.5 percent of the member’s total assets at the end of the prior calendar year (range = 1.0 to 3.0 percent); and

o	Derivatives (swaps, caps, floors and equity options) – 0.0 percent of the total notional amount (range = 0.0 to 2.0 percent);
•	Excess stock is calculated periodically. The FHLBank may exchange excess Class B Common Stock for Class A Common Stock, or excess Class A Common Stock for Class B Common Stock, but only if the FHLBank remains in compliance with its regulatory capital requirements after the exchange;

•	A member may hold excess Class A or Class B Common Stock, subject to the FHLBank’s rights to repurchase excess stock or to exchange excess Class B Common Stock for Class A Common Stock, or may ask to redeem all or part of its excess Class A or Class B Common Stock. A member may also ask to exchange all or part of its excess Class A or Class B Common Stock for Class B or Class A Common Stock, respectively, but all such exchanges are completed at the FHLBank’s discretion;

•	As a member increases its activities with the FHLBank above the amount of activity supported by its asset-based requirement, excess Class A Common Stock is first exchanged for Class B Common Stock to meet the activity requirement prior to the purchase of additional Class B Common Stock;

•	Under the plan, the board of directors establishes a dividend parity threshold that is a rate per annum expressed as a positive or negative spread relative to a published reference interest rate index (e.g., LIBOR, Federal funds, etc.) or an internally calculated reference interest rate based upon any of the FHLBank’s assets or liabilities (average yield on advances, average cost of consolidated obligations, etc.);

•	Class A and Class B Common Stock share in dividends equally up to the dividend parity threshold, then the dividend rate for Class B Common Stock can exceed the rate for Class A Common Stock, but the Class A Common Stock dividend rate can never exceed the Class B Common Stock dividend rate;

•	Members were notified of the initial reference interest rate and spread that defines the dividend parity threshold prior to implementation of the plan (average three-month LIBOR for a dividend period plus 50 basis points) and will be notified at least 90 days prior to any change thereof (note that the current dividend parity threshold of average three-month LIBOR for a dividend period minus 100 basis points was established by the board of directors on December 16, 2005);

•	A member may submit a redemption request to the FHLBank for any or all of its excess Class A and/or Class B Common Stock;

•	Within five business days of receipt of a redemption request for excess Class A Common Stock, the FHLBank may notify the member that it declines to repurchase the excess Class A Common Stock, at which time the six-month waiting period will apply. Otherwise, the FHLBank will repurchase any excess Class A Common Stock within five business days;

•	Within five business days of receipt of a redemption request for excess Class B Common Stock, the FHLBank may notify the member that it declines to repurchase the excess Class B Common Stock, at which time the five-year waiting period will apply. Otherwise, the FHLBank will repurchase any excess Class B Common Stock within five business days;

•	A member may cancel or revoke its written redemption request prior to the end of the redemption period (six months for Class A Common Stock and five years for Class B Common Stock) or its written notice of withdrawal from membership prior to the end of a six-month period starting on the date the FHLBank received the member’s written notice of withdrawal from membership. The FHLBank’s capital plan provides that the FHLBank will charge the member a cancellation fee in accordance with a schedule where the amount of the fee increases with the passage of time. There is no grace period; and

•	Each required share of Class A and Class B Common Stock is entitled to one vote up to the statutorily imposed voting caps.
The FHLBank’s activity-based requirements are consistent with its cooperative structure: members’ stock ownership requirements generally increase as their activities with the FHLBank increase. To the extent that a member’s asset-based stock purchase requirement is insufficient to cover the member’s activity-based requirement and the member is required to purchase Class B Common Stock, that may deter the members from entering into additional activity with the FHLBank. Factors that affect members’ willingness to enter into activity with the FHLBank and purchase additionally required activity-based stock include, but are not limited to, the FHLBank’s dividend rates, the risk-based capital weighting of FHLBank capital stock and alternative investment opportunities available to the members. Based on anecdotal evidence (such as member advance activity and discussions with members), FHLBank management believes that the activity-based stock purchase requirement for advances has not significantly reduced advance activity with its members, although that may not hold true in the future. Given the competitiveness of the mortgage loan market and the fact that member balance sheets do not increase as mortgages are sold into the secondary market or sold into the MPF Program, it is possible that the FHLBank’s activity-based requirement for AMA might have a significant bearing on a member’s willingness to sell mortgage loans to the FHLBank under its MPF Program. This is one of the reasons that the initial activity-based stock purchase requirement for AMA was set at the lower end of the FHLBank’s permissible range under the capital plan (range = 0.0 to 6.0 percent of the current outstanding balance of AMA originated by or through the member and acquired by the FHLBank). Since the implementation of the FHLBank’s new capital plan as of the close of business on September 30, 2004, FHLBank management does not believe that its activity-based stock purchase requirement for AMA assets has had any significant negative influence on members’ willingness to participate in the MPF Program and sell the FHLBank mortgage loans under the MPF Program, although this may not hold true in the future. Table 50 provides a summary of member capital requirements under the FHLBank’s new capital plan as of December 31, 2005 and 2004 (in thousands):

Table 50

Requirement	December 31, 2005	December 31, 2004
Asset-based (Class A only)	$309,533	$235,077
Activity-based (additional Class B) [1]	1,157,099	1,219,589

Total Required Stock	1,466,632	1,454,666
Excess Stock (Class A and B)	386,064	481,291

Total Stock [2]	$1,852,696	$1,935,957

Activity-based Requirements:
Advances [3]	$1,347,800	$1,347,911
AMA assets (MPF mortgage loans) [4]	38,945	37,418

Total Activity-based Requirement	1,386,745	1,385,329
Asset-based Requirement (Class A stock) not supporting member activity [1]	79,887	69,337

Total Required Stock [2]	$1,466,632	$1,454,666

[1]	Class A Common Stock, up to a member’s asset-based stock requirement, will be used to satisfy a member’s activity-based stock requirement before any Class B Common Stock is purchased by the member.

[2]	Includes mandatorily redeemable capital stock.

[3]	Advances to housing associates have no activity-based requirements since housing associates cannot own FHLBank stock.

[4]	Out-of-district AMA mortgage loan participations purchased through other FHLBanks do not have activity-based stock requirements since these assets are not purchased from members of FHLBank Topeka.
On June 2, 2000, the Finance Board adopted a final rule amending the 12 FHLBanks’ leverage limit requirements. Effective July 1, 2000, each FHLBank’s leverage limit is based on a ratio of assets to capital, rather than a ratio of liabilities to capital. The Finance Board’s former regulations prohibited the issuance of consolidated obligations if such issuance would bring the 12 FHLBanks’ outstanding consolidated obligations and other senior liabilities above 20 times the 12 FHLBanks’ total capital. The Finance Board’s FMP also applied this limit on an individual FHLBank basis. The final rule deleted the FHLBank-wide leverage limit from the regulations, but limited each FHLBank’s assets to no more than 25 times its capital, provided that non-mortgage assets, after deducting the amount of deposits and capital, did not exceed 11 percent of total assets. For compliance purposes, the non-mortgage asset ratio was computed on a monthly average basis and reported to the Finance Board each month. The FHLBank was in compliance for the first nine months of 2004 with the 11 percent non-mortgage asset limitation. With the implementation of its new capital plan as of the close of business on September 30, 2004, the FHLBank is no longer constrained by the 11 percent non-mortgage asset limitation and is now subject to different capital limitations under the Finance Board regulations and its capital plan.
The FHLBank is subject to three capital requirements under provisions of the GLB Act, the Finance Board’s new capital structure regulation and the FHLBank’s new capital plan: risk-based capital requirements, total capital requirements and leverage capital requirements. Under the risk-based capital requirement, the FHLBank is required to maintain permanent capital at all times in an amount at least equal to the sum of its credit risk, market risk and operations risk capital requirements, calculated in accordance with the rules and regulations of the Finance Board. Only permanent capital, defined as retained earnings and Class B stock, can be used by the FHLBank to satisfy its risk-based capital requirement. The Finance Board, in its discretion, may require the FHLBank to maintain a greater amount of permanent capital than is required by the risk-based capital requirements. The FHLBank is required to maintain total capital at all times of at least four percent of total assets. Total capital is the sum of permanent capital, Class A stock, any general loss allowance, if consistent with GAAP and not established for specific assets, and other amounts from sources determined by the Finance Board as available to absorb losses. Finally, the FHLBank is required to maintain leverage capital of at least five percent of total assets. Leverage capital is defined as the sum of permanent capital weighted 1.5 times and other capital weighted 1.0 times divided by total assets. The FHLBank has been in compliance with each of the aforementioned capital rules and requirements at all times since the implementation of its capital plan. The FHLBank was in compliance with the applicable capital requirements at December 31, 2005 and 2004 as demonstrated in Tables 51 and 52 (in thousands):

Table 51

	12/31/2005
	Required	Actual
Regulatory capital requirements:
Risk-based capital	$426,149	$1,429,690
Total capital-to-asset ratio	4.0%	4.2%
Total capital	$1,878,395	$1,989,966
Leverage capital ratio	5.0%	5.8%
Leverage capital	$2,347,993	$2,704,811

Table 52

	12/31/2004
	Required	Actual
Regulatory capital requirements:
Risk-based capital	$412,344	$1,695,446
Total capital-to-asset ratio	4.0%	4.5%
Total capital	$1,804,789	$2,022,695
Leverage capital ratio	5.0%	6.4%
Leverage capital	$2,255,986	$2,870,418
As described in Item 1 — “Business — Tax Status,” each of the 12 FHLBanks is required to pay a portion of its earnings to REFCorp. The amount of each FHLBank’s payment was originally determined under a complex statutory formula based on each FHLBank’s net income. This formula was modified, effective January 1, 2000, by the GLB Act. Through 1999, the 12 FHLBanks charged the $300 million annual payment to REFCorp directly to retained earnings as a capital distribution. The GLB Act requires quarterly payments of 20 percent of net earnings after AHP for each FHLBank. Beginning in 2000, the 12 FHLBanks started expensing these amounts through their statements of income and will continue to do so until the aggregate amount actually paid by all 12 FHLBanks since 2000 is equivalent to a $300 million annual annuity whose final maturity date is April 15, 2030, at which point the required payment of the 12 FHLBanks to REFCorp will be fully satisfied. The Finance Board, in consultation with the Secretary of the Treasury, will select the appropriate discounting factors to be used in each annuity calculation. The cumulative amount to be paid to REFCorp by the FHLBank cannot be determined at this time because of the interrelationships of all future FHLBanks’ earnings and other ratios included in the formula. The 12 FHLBanks’ prior payments and those for 2005 defease all future benchmark payments after the fourth quarter of 2017 as well as $44.7 million of the $75.0 million benchmark payment for the fourth quarter of 2017. The FHLBank expensed $33.9 million, $23.4 million, $21.9 million in periods ended December 31, 2005, 2004 and 2003, respectively, for REFCorp interest assessments through its statements of income.
Capital Distributions — On June 22, 2000, the Finance Board rescinded its dividend policy applicable to the 12 FHLBanks. This action had the effect of no longer requiring an FHLBank to hold as restricted retained earnings that portion of prepayment fee income that, if prorated over the maturity of the advances prepaid, would be allocated to future dividend periods. Prior to and since June 22, 2000, prepayment fees collected when advances are prepaid are recorded immediately in current earnings in accordance with GAAP. Prior to June 22, 2000, the FHLBank was required to retain in restricted retained earnings the portion of income from prepayment fees that, if those fees were deferred and allocated on a pro rata basis over the maturities of the advances prepaid, would be allocated to future dividend periods. At management’s discretion, certain other gains and losses related to financial instrument transactions or early retirements of consolidated obligations could also be similarly treated. The FHLBank has chosen not to have any restricted retained earnings.
Dividends may be paid in cash or capital stock as authorized by the FHLBank’s board of directors. Quarterly dividends can be paid out of current and previously retained earnings, subject to Finance Board regulation and the FHLBank’s capital plan. As provided in Finance Board Advisory Bulletin 2005-AB-07, Federal Home Loan Bank Registration with the Securities and Exchange Commission, dated August 23, 2005, beginning August 30, 2005 and until the FHLBank’s registration with the SEC is effective under section 12(g)(1) of the Securities and Exchange Act of 1934, the FHLBank can only declare a dividend after consultation with and approval by the Finance Board. Accordingly, the FHLBank’s dividends for the third and fourth quarter of 2005 were approved by the Finance Board before being declared by the FHLBank’s board of directors. Dividends were paid at annualized rates of 4.68 percent, 3.72 percent and 3.50 percent for the years ended December 31, 2005, 2004 and 2003, respectively.
The FHLBank implemented its new capital structure as of September 30, 2004. Within its new capital plan, the FHLBank has the ability to pay different dividend rates to the holders of Class A Common Stock and Class B Common Stock. This differential is implemented through a mechanism referred to as the dividend parity threshold. As defined in the FHLBank’s new capital plan, the dividend parity threshold means a dividend rate expressed as a percentage per annum up to which the dividends paid per share on Class A Common Stock and Class B Common Stock must be equal before a higher rate can be paid on Class B Common Stock. The dividend parity threshold is a percentage per annum expressed as a positive or negative spread relative to a published reference interest rate index (e.g., LIBOR, Federal funds, etc.) or an internally calculated reference interest rate based upon any of the FHLBank’s assets or liabilities (average yield on advances, average cost of consolidated obligations, etc.), as determined by the board of directors from time to time. Class A stockholders and Class B stockholders share in dividends equally up to the dividend parity threshold for a dividend period, then the dividend rate for Class B stockholders can exceed the rate for Class A stockholders, but the dividend rate on Class A Common Stock can never exceed the dividend rate on Class B Common Stock. In essence, the dividend parity threshold: (1) serves as a soft floor to Class A stockholders since the FHLBank must pay Class A stockholders the dividend parity threshold rate before paying a higher rate to Class B stockholders; (2) indicates a potential dividend rate to Class A stockholders so that they can make decisions as to whether or not to hold excess Class A Common Stock; and (3) provides the board of directors with a tool to manage the amount of excess stock through higher or lower dividend rates by varying the desirability of holding excess shares of Class A Common Stock (i.e., the lower the dividend rate on Class A Common Stock, the less desirable it is to hold excess Class A Common Stock).
In September 2004, the board of directors established a dividend parity threshold equal to the average of three-month LIBOR for a dividend period plus 50 basis points. This threshold continued in effect until the second quarter of 2005. In June 2005, the board of directors changed the dividend parity threshold to equal the average of three-month LIBOR for a dividend period minus 50 basis points. The amended dividend parity threshold was effective for dividends paid during the third and fourth quarters of 2005. In December 2005, the board of directors changed the dividend parity threshold to be equal to the average of three-month LIBOR for a dividend period minus 100 basis points. The amended dividend parity threshold was effective for dividends paid during the first quarter of 2006 and will continue to be effective until such time as it may be changed by the FHLBank’s board of directors. Under the capital plan, all dividends paid in the form of capital stock must be paid in the form of Class B Common Stock. Dividend rates per annum paid on capital stock under the FHLBank’s new capital plan during 2005 are as follows:

Table 53

Applicable Rate per Annum	12/31/2005	09/30/2005	06/30/2005	3/31/2005
Class A Common Stock	3.85%	3.50%	3.79%	3.50%
Class B Common Stock	5.25	4.75	5.00	4.50
Weighted Average [1]	4.95	4.55	4.82	4.35

Dividend Parity Threshold:
Average three-month LIBOR [2]	4.34%	3.78%	3.29%	2.83%
Spread to index	(0.50)	(0.50)	0.50	0.50

TOTAL	3.84%	3.28%	3.79%	3.33%

[1]	Weighted average dividend rates are dividends paid in cash and stock on both classes of stock divided by the average of capital stock eligible for dividends.

[2]	For purposes of the establishment of dividend rates, the FHLBank may project for the dividend period the reference interest rate used in the dividend parity threshold calculation, in the FHLBank’s absolute discretion, and may declare and pay dividends at rates per annum based on such projection without regard to the actual reference interest rate subsequently published or calculated for the dividend period.
FHLBank management anticipates that dividend rates on Class A Common Stock will be closer to or equal to the reduced dividend parity thresholds for future dividend periods and that the differential between the two classes of stock will continue to increase, subject to sufficient FHLBank earnings to meet retained earnings targets and still pay such dividends. While there is no assurance that the FHLBank’s board of directors will not change the dividend parity threshold in the future, the capital plan requires that the FHLBank provide members with 90 days notice prior to the end of a dividend period in which a different dividend parity threshold is utilized in the payment of a dividend.
Table 54 presents dividends paid by type for the periods ending December 31, 2005, 2004 and 2003 (in thousands):

Table 54

	Dividends	Dividends	Total
	Paid in Cash	Paid in	Dividends
		Capital Stock	Paid
12/31/2005[1,2]	$348	$84,912	$85,260
12/31/2004[1,2]	244	66,334	66,578
12/31/2003	43,055	14,879	57,934

[1]	The cash dividends listed for 2004 and 2005 represent cash dividends paid for partial shares. Stock dividends are paid in whole shares.

[2]	The FHLBank implemented SFAS 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity effective January 1, 2004. In this table, the dividends paid for any shares that are mandatorily redeemable have been treated as interest expense and are not treated as dividends.
The FHLBank expects to continue paying dividends primarily in capital stock in 2006. The FHLBank believes that dividends paid in the form of capital stock are advantageous to members because FHLBank capital stock dividends generally qualify as tax-deferred stock dividends under the Internal Revenue Code and are, therefore, not taxable at the time declared and credited to a member’s capital stock account. Dividends paid in capital stock can be utilized by members to support future activity with the FHLBank or can be requested by the member to be redeemed if the amounts represent excess capital stock, subject to stock redemption request procedures and limitations (see the discussion of stock redemption requests in Item 1 — “Business – Capital - Capital Rules and Dividends” and “Balance Sheet Analysis — Capital”). However, on March 8, 2006, the Finance Board approved a proposed regulation intended to strengthen the capital structure of the FHLBanks by requiring a minimum level of retained earnings and restricting the amount of excess stock that any FHLBank may accumulate. Under the proposed, regulation, the Finance Board would prohibit any FHLBank from issuing dividends in the form of capital stock. See Item 1 – “Legislation and Regulatory Developments” – “Proposed Finance Board Rules Regarding Excess Stock and Retained Earnings.” If the FHLBank were to change its prior practice and pay dividends in the form of cash, it would utilize liquidity resources. Payment of cash dividends would not have a significant impact on the FHLBank’s liquidity position.

Capital Adequacy — As reflected in Table 51 and discussed below, the FHLBank was in compliance with its minimum regulatory capital requirements at December 31, 2005. The FHLBank established within its RMP an internal minimum total capital-to-asset ratio requirement of 4.08 percent, which is in excess of the 4.00 percent regulatory requirement. All regulatory and internal FHLBank capital ratios include as capital mandatorily redeemable capital stock, which is otherwise treated as a liability by the FHLBank in accordance with SFAS 150.
At December 31, 2005, 93.2 percent of the FHLBank’s capital was capital stock, and 6.8 percent was retained earnings and accumulated other comprehensive income. As of December 31, 2005, the FHLBank’s total GAAP capital was 4.08 percent of total assets and its total regulatory capital was 4.24 percent of total assets including $64,355,000 of mandatorily redeemable capital stock (defined below). Excluding the $64,355,000 of mandatorily redeemable capital stock, the FHLBank’s regulatory total capital ratio would have been 4.10 percent. For regulatory purposes, the Finance Board considers capital stock subject to member redemption requests (mandatorily redeemable capital stock) as capital, even though it is considered a liability for GAAP purposes under SFAS 150, which the FHLBank adopted effective January 1, 2004. As of December 31, 2004, total GAAP capital was 4.18 percent of total assets and total regulatory capital was 4.48 percent of total assets, including $130,888,000 of mandatorily redeemable capital stock. Excluding the $130,888,000 of mandatorily redeemable capital stock, the FHLBank’s regulatory total capital ratio would have been 4.19 percent. The FHLBank expects to maintain a regulatory capital-to-asset percentage greater than the regulatory minimum of 4.0 percent and greater than its risk management policy minimum of 4.08 percent. However, the FHLBank’s GAAP total capital percentage could drop below these levels because mandatorily redeemable capital stock is considered a liability under GAAP.
Under its new capital plan, the FHLBank must meet the following minimum regulatory capital requirements as defined in the FHLBank’s capital plan: (1) total capital of at least 4.0 percent of total assets; (2) leverage capital of at least 5.0 percent of total capital; and (3) permanent capital in an amount equal to or greater than the “Risk-Based Capital Requirement.” As of December 31, 2005 and 2004, the FHLBank was in compliance with each of the required ratios. For a complete discussion of the capital requirements and the FHLBank’s compliance at December 31, 2005 and 2004 see Item 2 — “Financial Review – Balance Sheet Analysis – Capital.”
Liquidity — To meet its mission of serving as an economical short-term and long-term funding source for its members and housing associates, the FHLBank must maintain high levels of liquidity. The FHLBank is required to maintain liquidity in accordance with certain Finance Board regulations and with policies established by management and the board of directors (see Item 1 — “Business – Deposits, Liquidity Requirements”, and Item 2 — “ Risk Management –Liquidity Risk Management”). The FHLBank also needs liquidity to repay maturing consolidated obligations, to meet other financial obligations and to repurchase excess capital stock at its discretion, whether upon the request of a member or at its own initiative (mandatory stock repurchases). At December 31, 2005, the FHLBank had pending stock redemption requests of $64.4 million, of which $1.8 million was redeemed on January 3, 2006. At December 31, 2004, the FHLBank had pending stock redemption requests of $130.9 million, of which $129.3 million in the aggregate was redeemed by January 6, 2005.
A primary source of the FHLBank’s liquidity is the issuance of consolidated obligations. The capital markets traditionally have treated FHLBank obligations as U.S. government agency debt. As a result, even though the U.S. government does not guarantee FHLBank debt, the FHLBank has ready access to funding at relatively favorable spreads to U.S. Treasury rates. The FHLBank is primarily and directly liable for its portion of consolidated obligations (i.e., those obligations issued on its behalf). In addition, the FHLBank is jointly and severally liable with the other 11 FHLBanks for the payment of principal and interest on the consolidated obligations of all 12 FHLBanks. The Finance Board, in its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations for which the FHLBank is not the primary obligor. Although it has never occurred, to the extent that an FHLBank would be required to make a payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank would be entitled to reimbursement from the non-complying FHLBank. However, if the Finance Board determines that the non-complying FHLBank is unable to satisfy its obligations, then the Finance Board may allocate the non-complying FHLBank’s outstanding consolidated obligation debt among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis the Finance Board may determine.
The FHLBank’s other primary sources of liquidity include deposit inflows, repayments of advances or mortgage loans, maturing investments and interest income. Primary uses of liquidity include issuing advances, funding or purchasing mortgage loans, purchasing investments, deposit withdrawals, maturing consolidated obligations and interest expense.

The cash and short-term investment portfolio, including commercial paper, totaled $9.7 billion, $7.4 billion and $5.2 billion as of December 31, 2005, 2004, and 2003, respectively. The maturities of these short-term investments are structured to provide periodic cash flows to support the FHLBank’s ongoing liquidity needs. The FHLBank also maintains a portfolio of U.S. Treasury and GSE debentures that can be pledged as collateral for financing in the repurchase agreement market. U.S. Treasury and GSE investments totaled $1.0 billion, $1.3 billion and $1.7 billion in par value at December 31, 2005, 2004 and 2003, respectively. In order to assure that the FHLBank can take advantage of those sources of liquidity that will affect its leverage capital requirements, the FHLBank manages its average capital ratio to stay sufficiently above its minimum regulatory and RMP requirements so that it can utilize the excess capital capacity should the need arise. While the minimum regulatory total capital requirement is 4.00 percent (25:1 asset to capital leverage), and its RMP minimum is 4.08 percent, the FHLBank manages capital in such a way as to keep its total capital ratio at or above 4.17 percent (24:1 asset to capital leverage). As a result, should the need arise, the FHLBank has the capacity to borrow an amount approximately equal to at least one-half its current capital position before it reaches any leverage limitation as a result of the minimum regulatory or RMP capital requirements.
In addition to the balance sheet sources of liquidity discussed previously, the FHLBank has established lines of credit with numerous counterparties in the Federal funds market as well as with the other 11 FHLBanks. The FHLBank expects to maintain a sufficient level of liquidity for the foreseeable future.
Contractual Obligations — Table 55 represents the payment due dates or expiration terms under the specified contractual obligation type, excluding derivatives, by period as of December 31, 2005 (in thousands). Long-term debt does not include discount notes, which have maturities of less than one year, and is based on contractual maturities. Actual distributions could be influenced by factors affecting potential early redemptions.

Table 55

		After 1	After 3
	Less than 1	Through 3	Through 5
	Year	Years	Years	After 5 Years	Total
Long-term debt	$6,217,517	$8,881,313	$4,583,373	$10,729,471	$30,411,674
Capital lease obligations	6,869	12,875	11,725	10,575	42,044
Operating leases	107	108	73	2	290
Standby letters of credit	1,584,362	235,486	44,556	759	1,865,163
Standby bond purchase agreements	30,768	403,771	302,228	28,158	764,925
Commitments to fund mortgage loans	16,157	0	0	0	16,157
Long-term debt traded not settled	0	0	25,000	25,000	50,000
Expected future pension benefit payments	231	480	521	4,024	5,256
Mandatorily redeemable capital stock	22,235	11,001	21,118	10,001	64,355

TOTAL	$7,878,246	$9,545,034	$4,988,594	$10,807,990	$33,219,864

Results of Operations – The primary source of the FHLBank’s earnings is net interest income (NII), which is the interest earned on advances, mortgage loans, investments and invested capital less interest paid on consolidated obligations, deposits, and other borrowings.
Years Ended December 31, 2005, December 31, 2004 and December 31, 2003
As a result of lower earnings on invested capital and continued pressure on its net interest spreads, the FHLBank’s net income decreased by 25.0 percent from 2001 to 2002. The FHLBank’s net income then increased 51.3 percent for the year ended December 31, 2003, 6.7 percent for the year ended December 31, 2004 and 45.3 percent for the year ended 2005. These increases are primarily attributable to the growth of higher yielding assets such as mortgage loans and MBS, and to the increase in short-term interest rates, although 2005 net income was also impacted by $43.4 million of prepayment fees and $19.8 million net realized loss on retirement of debt. These 2005 amounts included $40.2 million of prepayment fees and $21.0 million net realized losses on retirement of debt related to advances prepaid by Commercial Federal Bank, FSB in connection with its merger with Bank of the West on December 2, 2005. Although the FHLBank experienced continued pressure on its net interest spreads and, thus, NII, after 2002, improvement was noted in the fourth quarter 2003 and throughout 2004 and into 2005 because of the slowing in prepayments in the FHLBank’s MBS and mortgage loan portfolios over that two-year period. NII before mortgage loan loss provision, which had been decreasing over the previous two years, increased in 2003, 2004 and 2005 from each of the prior years. The increase in net interest income during 2003 was primarily attributable to an increase in balances of the FHLBank’s higher margin mortgage loan and MBS portfolios as a percent of interest-earning assets. The FHLBank was also able to exercise calls on existing liabilities funding these portfolios and replace them with lower-costing liabilities in mid- to late-2003. During 2004 and 2005, NII, as previously mentioned, increased through a combination of expansion in balances in the higher yielding mortgage loan portfolio and increases in market interest rates. See Table 56, Spread and Yield Analysis, and Table 57, Rate and Volume Analysis, under Item 2 for further information.
Much of the volatility in net income from 2002 to 2005 was attributable to the effect of interest rate movements on income received from interest earning assets, adjusted for gains (losses) on derivatives. See Item 2 – “Financial Review – Results of Operations – Net Realized and Unrealized Gain (Loss) on Derivative and Hedging Activities” for a discussion of impact by year. Despite an increase in net income from 2003 to 2004, the FHLBank experienced a decrease in ROE from 5.15 percent for 2003 to 5.03 percent for 2004 because of: 1) the increase in average equity stemming from the conversion to the new capital plan, and 2) increased capital stock holdings related to increased advance and MPF balances. Net realized and unrealized gain (loss) on derivative and hedging activities were a $13.2 million gain for 2003 and a ($13.4) million loss for 2004, thus offsetting a portion of the impact of increasing short-term interest rates during 2004 on the FHLBank’s net income. ROE for 2005 increased 38.2 percent when compared to 2004, to a level of 6.95 percent. The increase in ROE for 2005 is primarily attributable to the significant increase in short-term interest rates, the prepayment fees and net realized loss on retirement of debt related to the advances prepaid by Commercial Federal Bank, FSB in connection with its merger with Bank of the West on December 2, 2005, and the increased volume and yield on average assets (See Table 56, Spread and Yield Analysis, and Table 57, Rate and Volume Analysis, under Item 2 — “Financial Review – Results of Operations” for additional information).

Earnings Analysis – Table 56 presents changes in the major components of the FHLBank’s earnings for the past three years (in thousands):

Table 56

	Increase (Decrease) In Earnings Components
	Dollar Change		Percent Change
	2005 vs. 2004	2004 vs. 2003	2005 vs. 2004	2004 vs. 2003
Total interest income	$769,854	$161,860	80.56%	20.39%
Total interest expense	702,622	137,065	88.04	20.73

Net interest income before mortgage loan loss provision	67,232	24,795	42.68	18.68
Provision for credit losses on mortgage loans	40	218	13.56	283.12

Net interest income after mortgage loan loss provision	67,192	24,577	42.74	18.53

Net gain (loss) on trading securities	(27,276)	15,856	(720.44)	131.37
Net realized and unrealized gain (loss) on derivatives and hedging activities	42,028	(26,590)	313.31	(201.81)
Other non-interest income	(19,229)	(1,645)	(479.05)	(29.07)

Total non-interest income	(4,477)	(12,379)	(79.75)	(182.99)

Operating expenses	3,693	2,974	17.53	16.44
Other non-interest expense	1,367	1,208	41.04	56.90

Total other expense	5,060	4,182	20.74	20.69

AHP assessments	4,735	666	45.55	6.84
REFCorp assessments	10,584	1,470	45.30	6.71

Total assessments	15,319	2,136	45.38	6.75

Net income	$42,336	$5,880	45.30%	6.71%

Net Interest Income – Net interest income increased 42.7 percent from $157.5 million in 2004 to $224.7 million in 2005 because of increasing interest rates and a larger volume of interest earning assets. While similar effects occurred in the levels of interest bearing liabilities, the FHLBank’s net interest margin increased from 0.37 percent for 2004 to 0.49 percent for 2005, with a portion of the 2005 increase attributable to $40.2 million of prepayment fees related to the advances prepaid by Commercial Federal Bank, FSB in connection with its merger with Bank of the West on December 2, 2005. Similarly, net interest income increased 18.7 percent from 2003 to 2004, and the FHLBank’s net interest margin increased 12.1 percent over the same time period. Total interest income during 2003 decreased 16.6 percent to $793.8 million from $951.3 million in 2002 despite increased levels of interest-earning assets. This decrease in interest income was primarily attributable to the relatively short-term nature of the FHLBank’s assets, combined with the unprecedented decrease in the absolute level of short-term market interest rates experienced during most of 2003. During the period from the beginning of 2001 through the second quarter of 2003, the FOMC lowered its overnight Federal funds target rate from 6.50 percent to 1.00 percent. The reduction in the FHLBank’s net interest margin from 2002 to 2003 can be attributed to a number of factors, including asset/liability mismatch, credit premium compression between highly rated and lower rated issuers and deteriorating relative and realized sub-LIBOR funding costs. The asset/liability mismatch resulted from historically high prepayment levels on the FHLBank’s MBS/CMO and mortgage loan portfolios. These long-term assets were paying down faster than the FHLBank was able to call or retire the long-term fixed rate liabilities funding those portfolios. The downward pressure on the FHLBank’s net interest spread caused by this factor began to abate by the fourth quarter of 2003 and the spread continued to improve through 2004 and 2005, as pay downs in these portfolios slowed and the FHLBank was able to call or retire higher cost long-term fixed rate liabilities and replace them with lower cost liabilities. Net interest spread remained strong in 2005, closing the year at a level slightly higher than in 2004. The FHLBank increased its issuance of callable bonds during 2004 and 2005 in order to increase the convexity characteristics of the liabilities funding its mortgage-related assets. The level of convexity in a given portfolio of financial products, assets or liabilities, is proportional to the number of options contained in these products and the levels of the option

“strikes” in relation to current interest rates. Mortgage loans include many options, which are simply the many opportunities afforded mortgage borrowers to pay off or refinance their loans without penalty. In order to approximately match these options, the FHLBank must purchase prepayment options from the investors who buy the COs issued by the FHLBank. These are FHLBank System callable bonds, which have similar convexity characteristics to the mortgage assets the FHLBank holds.
The compression in credit premium experienced on short-term money market investments discussed previously is a consequence of historically low interest rates experienced in 2002 and 2003 as well as the overall trend of decreasing credit spreads within the capital markets. This compression in credit premium is evident in the decreasing yield differential between triple-A and single-A money market investment instruments. Over the relevant time period, the FHLBank maintained a large and even grew its money market investment portfolio (single-A) funded with either discount notes or callable liabilities swapped to LIBOR (triple-A). The decrease in net interest spread was exacerbated by increased GSE demand for funding (increased supply of GSE debt without a commensurate increase in investor demand), which resulted in deterioration of the FHLBank’s relative and realized sub-LIBOR funding costs. The spread differential between triple-A and single-A debt began to widen with the rise in interest rates. Accompanying this rise in interest rates was also a reduction in GSE debt issuance related to the decline in the number of debt issues called and reduced growth in the FHLBanks’ mortgage programs. Additionally, the slowing growth in the retained mortgage portfolios at Fannie Mae and Freddie Mac has helped to reduce GSE demand for funding and consequently resulted in improved funding costs for the FHLBank. The implementation of SFAS 133 has had a significant impact on the FHLBank’s net interest spread (for additional information see the non-GAAP interest income in Table 18 and interest expense in Table 42 excluding the impact of derivatives). SFAS 133 requires that the assets and liabilities hedged with derivative instruments designated under fair value hedging relationships be adjusted for changes in fair values even as other assets and liabilities continue to be carried on a historical cost basis. As noted in Table 16 in Item 2 — “Financial Review – Balance Sheet Analysis,” the basis adjustments to advances (assets) are significantly higher than the basis adjustments to consolidated obligations (liabilities). Since the amount of non-earning basis adjustments for assets exceeds the non-costing basis adjustments for liabilities, the average net interest spread is negatively affected by the basis adjustments included in the asset and liability balances and is not truly comparable between years. The erosion in the FHLBank’s spreads on advances, however, is primarily attributable to the deterioration in its funding costs and is not the result of increased pressure on advance rates. A significant portion of the advance and liability portfolios is priced off of LIBOR. Historically high issuance volumes in the GSE debt market and adverse publicity affecting the three housing GSEs, including the FHLBanks, have resulted in the deterioration of the FHLBank’s sub-LIBOR funding costs and the compression of spreads in the advance portfolio. The FHLBank experienced the deterioration of its relative and realized sub-LIBOR funding costs during 2002 and 2003. However, this trend also was reversed in 2004 and 2005 as short-term interest rates began to rise.
As explained in more detail in the Item 2 — “Risk Management,” the FHLBank’s DOE is very short. The short DOE is the result of the short maturities (or short reset periods) of the majority of the FHLBank’s assets and liabilities. Accordingly, the FHLBank’s net interest income is quite sensitive to the level of interest rates. As interest rates declined in 2002 and 2003, so did the FHLBank’s net interest income. This trend reversed in 2004 and 2005 as market interest rates stabilized and began to increase, especially in mid-2004. However, in 2004 much of the increased net interest margin was offset by the effect of interest rates on gains (losses) on derivatives and the effect of higher average equity balances.

Table 57 presents average balances and yields of major earning asset categories and the sources funding those earning assets (in thousands):

Table 57

	12/31/2005			12/31/2004			12/31/2003
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
Interest-earning assets:
Interest-bearing deposits	$3,460,621	$115,086	3.33%	$2,509,561	$35,743	1.42%	$2,358,667	$28,151	1.19%
Federal funds sold	4,319,584	141,763	3.28	2,297,186	32,458	1.41	2,036,731	23,526	1.16
Investments[6]	7,671,827	336,840	4.39	8,236,859	301,689	3.66	7,855,769	285,315	3.63
Advances[1,7]	28,292,848	1,004,452	3.55	27,803,114	493,577	1.78	26,866,634	428,658	1.60
Mortgage loans held for portfolio[1,4,5]	2,456,214	122,488	4.99	1,773,897	87,058	4.91	448,506	22,560	5.03
Other interest-earning assets	80,149	4,845	6.04	83,211	5,095	6.12	96,830	5,550	5.73

Total earning assets	46,281,243	1,725,474	3.73	42,703,828	955,620	2.24	39,663,137	793,760	2.00
Other non interest-earning assets	192,711			206,027			232,285

Total assets	$46,473,954			$42,909,855			$39,895,422

Interest-bearing liabilities:
Deposits	837,164	25,605	3.06	1,149,547	12,998	1.13	1,565,862	15,245	0.97
Consolidated obligations[1]
Discount Notes	13,590,452	433,407	3.19	9,934,594	141,413	1.42	9,813,213	110,183	1.12
Bonds	29,127,160	1,037,503	3.56	28,684,647	640,991	2.23	25,325,680	532,799	2.10
Other borrowings	103,608	4,210	4.06	55,273	2,701	4.89	56,342	2,811	4.99

Total interest-bearing liabilities	43,658,384	1,500,725	3.44	39,824,061	798,103	2.00	36,761,097	661,038	1.80
Capital and other non-interest-bearing funds	2,815,570			3,085,794			3,134,325

Total funding	$46,473,954			$42,909,855			$39,895,422

Net interest income and net interest spread[2]		$224,749	0.29%		$157,517	0.24%		$132,722	0.20%

Net interest margin[3]			0.49%			0.37%			0.33%

[1]	Interest income/expense and average rates include the effect of associated derivatives.

[2]	Net interest spread is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

[3]	Net interest margin is net interest income as a percentage of average interest-earning assets.

[4]	The FHLBank nets credit enhancement fee payments against interest earnings on the mortgage loans held for portfolio. The expense related to credit enhancement fee payments to PFIs were $2.6 million, $1.7 million and $0.4 million for the years ending December 31, 2005, 2004 and 2003, respectively.

[5]	Mortgage loans held for portfolio average balance includes outstanding principal for non-performing loans. However, these loans no longer accrue interest.

[6]	The fair value adjustment on available for sale securities is excluded form the average balance for calculation of yield since the fair value change runs through equity.

[7]	Advance income includes prepayment fees on terminated advances. In 2005, the FHLBank recognized $40.2 million of prepayment fees related to advances prepaid by Commercial Federal Bank, FSB.

Changes in the volume of interest bearing assets and the level of interest rates influence changes in net interest income, net interest spread and net interest margin. Table 58 summarizes changes in interest income and interest expense between 2005 and 2004 and between 2004 and 2003 (in thousands):

Table 58

	2005 vs. 2004			2004 vs. 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume[1]	Rate[2]	Total	Volume[1]	Rate[2]	Total
Interest Income:
Interest-bearing deposits	$13,546	$65,797	$79,343	$1,801	$5,791	$7,592
Federal funds sold	28,575	80,730	109,305	3,008	5,924	8,932
Investments	(20,695)	55,846	35,151	13,841	2,533	16,374
Advances	8,694	502,181	510,875	14,942	49,977	64,919
Mortgage loans held for portfolio	33,486	1,944	35,430	66,668	(2,170)	64,498
Other assets	(187)	(63)	(250)	(781)	326	(455)

Total earning assets	63,419	706,435	769,854	99,479	62,381	161,860

Interest Expense:
Deposits	(3,532)	16,139	12,607	(4,053)	1,806	(2,247)
Consolidated obligations
Discount Notes	52,039	239,956	291,995	1,363	29,866	31,229
Bonds	9,888	386,623	396,511	70,666	37,527	108,193
Other borrowings	2,362	(853)	1,509	(53)	(57)	(110)

Total interest-bearing liabilities	60,757	641,865	702,622	67,923	69,142	137,065

Change in net interest income	$2,662	$64,570	$67,232	$31,556	$(6,761)	$24,795

[1]	Volume changes are calculated by taking (current year average balance – prior year average balance) * prior year calculated yield.

[2]	Rate Changes are calculated by taking (current year average rate — prior year average rate) * current year average balance.
As stated previously, management uses pre-derivative financial results to evaluate the quality of the FHLBank’s earnings. Table 59 presents the non-GAAP impact of derivatives on gross interest income and gross interest expense, as if the FHLBank had not utilized derivatives during periods ended December 31, 2005, 2004 and 2003 (in thousands):

Table 59

	12/31/2005	12/31/2004	12/31/2003
Total interest income	$1,725,474	$955,620	$793,760
Impact of derivatives on interest income	178,291	373,650	402,530

Non-GAAP interest income excluding the impact of derivatives	1,903,765	1,329,270	1,196,290

Total interest expense	1,500,725	798,103	661,038
Impact of derivatives on interest expense	148,200	586,097	587,696

Non-GAAP interest expense excluding the impact of derivatives	1,648,925	1,384,200	1,248,734

Non-GAAP net interest income excluding the impact of derivatives	$254,840	$(54,930)	$(52,444)

Net Realized and Unrealized Gain (Loss) on Derivative and Hedging Activities – The volatility in other income is predominately driven by derivative and hedging adjustments related to SFAS 133. The application of SFAS 133 resulted in a net realized and unrealized gain on derivatives and hedging activities of $28.6 million in 2005, a net realized and unrealized loss on derivatives and hedging activities of ($13.4) million in 2004 and a net realized and unrealized gain on derivatives and hedging activities of $13.2 million in 2003. Table 60 categorizes the 2005 earnings impact by product for hedging activities (in thousands):

Table 60

			Mortgage	Consolidated	Intermediary
	Advances	Investments	Loans	Obligations	Positions	Total
Amortization/accretion of hedging activities in net margin	$(67,276)	$(5)	$126	$(3,510)	$0	$(70,665)

Net realized and unrealized gain (loss) on derivatives and hedging activities:
Fair value hedges	10,331	0	0	(827)	0	9,504
Economic hedges – unrealized gain(loss) due to fair value changes	(509)	23,889	(231)	8,435	(236)	31,348
Economic hedges – net interest received (paid)	1,334	(13,359)	0	(470)	257	(12,238)

Subtotal	11,156	10,530	(231)	7,138	21	28,614

Net gain (loss) on trading securities	0	(23,490)	0	0	0	(23,490)

TOTAL	$(56,120)	$(12,965)	$(105)	$3,628	$21	$(65,541)

Table 61 categorizes the 2004 earnings impact by product for hedging activities (in thousands):

Table 61

			Mortgage	Consolidated	Intermediary
	Advances	Investments	Loans	Obligations	Positions	Total
Amortization/accretion of hedging activities in net margin	$(37,918)	$(18)	$224	$(2,519)	$0	$(40,231)

Net realized and unrealized gain (loss) on derivatives and hedging activities:
Fair value hedges	14,834	0	0	1,631	0	16,465
Economic hedges – unrealized gain (loss) due to fair value changes	(2,646)	(12,665)	(375)	10,520	(188)	(5,354)
Economic hedges – net interest received (paid)	3,245	(23,389)	0	(4,659)	278	(24,525)

Subtotal	15,433	(36,054)	(375)	7,492	90	(13,414)

Net gain (loss) on trading securities	0	3,786	0	0	0	3,786

TOTAL	$(22,485)	$(32,286)	$(151)	$4,973	$90	$(49,859)

Table 62 categorizes the 2003 earnings impact by product for hedging activities (in thousands):

Table 62

			Mortgage	Consolidated	Balance	Intermediary
	Advances	Investments	Loans	Obligations	Sheet	Positions	Total
Amortization/accretion of hedging activities in net margin	$(1,406)	$(38)	$35	$(1,061)	$0	$0	$(2,470)

Net realized and unrealized gain (loss) on derivatives and hedging activities
Fair value hedges	6,804	0	0	10,560	0	0	17,364
Cash flow hedges	0	0	0	45	0	0	45
Economic hedges – unrealized gain (loss) due to fair value changes	(2,532)	13,147	(288)	7,348	(80)	(38)	17,557
Economic hedges – net interest received (paid)	3,477	(20,886)	0	(4,657)	0	276	(21,790)

Subtotal	7,749	(7,739)	(288)	13,296	(80)	238	13,176

Net gain (loss) on trading securities	0	(12,070)	0	0	0	0	(12,070)

TOTAL	$6,343	$(19,847)	$(253)	$12,235	$(80)	$238	$(1,364)

Net Gain (Loss) on Trading Securities – Historically, all of our trading securities have been related to economic hedges. Therefore, all of the gains/losses relating to trading securities are included in Tables 60, 61 and 62. Unrealized gains (losses) fluctuate as the fair value of our trading portfolio fluctuates. There are a number of factors that can affect the value of a trading security including the movement in absolute interest rates, changes in credit spreads, the passage of time and changes in volatility. Securities in this portfolio, for the most part, are longer dated fixed rate bonds and are more affected by changes in long-term interest rates (e.g., 10-year rates) than by changes in short-term interest rates. In general, as interest rates rise the value of this portfolio will decrease, causing a loss to be recorded. During 2005, the FHLBank realized a net loss of ($23.5) million on trading securities compared to a net gain of $3.8 million in 2004, and a ($12.1) million net loss in 2003.
Other Non-Interest Income – Included in other non-interest income are realized gains and (losses) from the sale of available-for-sale and held-to-maturity securities. Net losses of ($0.8) million on sales of available-for-sale securities were realized in 2004 and a gain of $1.2 million on sales of held-to-maturity securities was realized in 2003, and is included in other income. In 2004, in addition to the sale of available-for-sale securities, the FHLBank sold two held-to-maturity securities. One of the sales occurred as a result of a substantial deterioration in the issuer’s creditworthiness and the other security was less than three months to maturity. In 2003, the FHLBank sold held-to-maturity securities for which a substantial portion of the principal outstanding at acquisition had been collected because of prepayments on the underlying mortgages. There were no sales of securities during 2005.
Controllable Operating Expenses – Controllable operating expenses include salaries and benefits and other operating expenses. These expenses as documented in Table 63 increased from $21.1 million for 2004 to $24.8 million for 2005. This compared to $18.1 million for the year ended December 31, 2003. As noted in Table 63, a significant portion of the FHLBank’s operating expenses consists of salary and benefits expense. Amounts paid for salaries and benefits increased in 2005 and 2004 as a result of increases in the number of FHLBank staff (employees added related to the MPF Program, pending SEC registration, Sarbanes-Oxley Section 404, technology/programming needs, etc.) and increasing benefit costs (primarily the defined benefit retirement plan and health care costs). With increasing regulatory requirements including costs related to registering the FHLBank’s Class A Common Stock with the SEC and compliance with the Sarbanes-Oxley Act of 2002, plus escalating technology/programming needs, we expect an increase in the number of employees and a corresponding increase in salary and benefit expenses for the year ending December 31, 2006 and beyond. The FHLBank’s occupancy costs increased moderately from 2002 to 2003 as a result of its move to a new facility in May 2002. The FHLBank expects that its occupancy costs will increase in 2006 and beyond in order to meet the space needs of its increasing number of employees. Table 63 presents operating expenses for the last three years (in thousands):

Table 63

	For the Year Ended December 31,			Percent Increase (Decrease)
	2005	2004	2003	2005/2004	2004/2003
Salaries and employee benefits	$16,176	$14,028	$11,746	15.31%	19.43%
Occupancy cost	1,002	897	899	11.71	(0.22)
Other operating expense	7,576	6,136	5,442	23.47	12.75

Total controllable operating expenses	$24,754	$21,061	$18,087	17.53%	16.44%

Non-controllable operating expenses include Finance Board and Office of Finance assessments, which are allocated annually by these entities to all 12 FHLBanks. FHLBank Topeka’s portion of these expenses was $2.8 million, $2.2 million and $2.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.
Assessments: REFCorp and AHP Expenses – REFCorp and AHP expenses are based on a percentage of net income and fluctuate accordingly. As noted in the Item 2 – “Financial Review – Capital”, each of the 12 FHLBanks is required to pay a portion of its earnings to REFCorp. Additionally, each FHLBank is required to establish, fund and administer an AHP. As part of its AHP, the FHLBank provides subsidies in the form of direct grants or below-market interest rate advances to members which use the funds to assist in the purchase, construction or rehabilitation of housing for very low-, low- and moderate-income households (see Item 1 – “Business – Other Mission-related Activities” for the specific programs funded through the AHP). To fund the AHP, the 12 FHLBanks as a group must annually set aside the greater of $100 million or 10 percent of the current year’s income before charges for AHP, but after the assessment to REFCorp. The required annual AHP funding is charged to earnings and an offsetting liability is established. AHP expense for the FHLBank totaled $15.1 million, $10.4 million and $9.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.
Risk Management
Proper identification, assessment and management of risks enables stakeholders to have confidence in the FHLBank’s ability to serve its members, earn a profit, compete in the industry and prosper over the long term. Active risk management continues to be an essential part of the FHLBank’s operations and a key determinant of its ability to maintain earnings to meet retained earnings targets and return a reasonable dividend to its members. The FHLBank maintains comprehensive risk management processes to facilitate, control and monitor risk taking. Periodic reviews by internal auditors, Finance Board examiners and independent accountants subject the FHLBank’s practices to additional scrutiny, further strengthening the process.
During 2000, the FHLBank implemented an enterprise-wide risk management program in an effort to enhance its risk management practices. Then, in 2001, the FHLBank began performing annual risk assessments designed to identify and evaluate all material risks that could adversely affect the achievement of the FHLBank’s performance objectives and compliance requirements. The FHLBank implemented this enterprise-wide risk management program to enable the identification of all significant risks to the organization and institute the prompt and effective management of any major exposures. Enterprise risk management (ERM) is defined as a structured and disciplined approach that aligns strategy, processes, people, technology and knowledge with the purpose of identifying, evaluating and managing the risks an enterprise faces as it creates value. The FHLBank’s ERM process is a continuous one, attempting to identify, prioritize, assess and ultimately manage risks inherent to the FHLBank’s key processes before they become realized risk events.
As part of ERM, the FHLBank’s senior management team periodically participates in business risk assessment workshops that help identify and prioritize the universe of risks within the FHLBank. These identified risks are evaluated as to their significance (potential impact on the FHLBank), likelihood (potential occurrence absent discretionary controls) and management’s effectiveness in managing the risks. These risk assessment workshops have resulted in the development of risk management strategies and action plans in an effort to enhance the risk management practices throughout the organization. The results of these activities are summarized in an annual risk assessment report, which is reviewed by senior management and the board of directors.
In an effort to continuously improve its ERM process and observe best practices in risk management, the FHLBank began implementing additional ERM enhancements late in 2002. The FHLBank customized its risk assessment approach to ensure that: (1) risk assessments were completed on an annual basis for all of the FHLBank’s business units; (2) effective internal controls and strategies were in place for managing the identified risks within the key processes throughout the FHLBank; and (3) risk management or internal control weaknesses were properly identified with necessary corrective actions being taken. As a result of the FHLBank’s efforts, 22 business unit risk assessments are now completed annually addressing 131 key processes throughout the FHLBank. The number of business unit risk assessments and the number of key processes change over time as part of the FHLBank’s ongoing risk assessment and continuous improvement processes. All risk assessments are reviewed by senior management and presented to the audit committee of the board of directors on a quarterly basis in order to keep the board apprised of any weaknesses in the current risk management system of each business unit and the steps undertaken by management to address the identified weaknesses.
Business unit risk assessments contain: (a) an executive summary report containing an overall assessment of the business unit’s risk management capabilities; (b) a strategic overview report which includes the business unit’s mission and vision, objectives and goals, critical success factors and a high-level background for each process, including certain elements of its key processes and responsibilities; (c) an action analysis report containing a list of corrective actions required by the business unit; and (d) a risk assessment and control activity worksheet which identifies the objectives, risks and controls for each activity at the key process level.
Effective risk management programs include not only conformance to risk management best practices by management but also incorporate board of director oversight. The FHLBank’s board of directors plays an active role in the ERM process by regularly reviewing risk management policies and reports on controls. In addition to the annual and business unit risk assessment reports, the board of directors reviews the RMP on at least an annual basis. Various management committees, including the asset/liability committee, oversee the FHLBank’s risk management process. The following discussion highlights the FHLBank’s various strategies to diversify and manage these risks.
Interest Rate Risk Management
The FHLBank measures interest rate risk exposure by various methods, including the calculation of duration of equity and the market value of equity.
Duration of Equity (DOE): DOE aggregates the estimated sensitivity of market value for each of the FHLBank’s financial assets and liabilities to changes in interest rates. In essence, DOE indicates the sensitivity of theoretical market value of equity to changes in interest rates. However, market value of equity should not be considered indicative of the market value of the FHLBank as a going concern or the value of the FHLBank in a liquidation scenario. A positive DOE results when the duration of assets and designated derivatives is greater than the duration of liabilities and designated derivatives. A positive DOE generally indicates that the FHLBank has a degree of interest rate risk exposure in a rising interest rate environment, and a negative DOE indicates a degree of interest rate risk exposure in a declining interest rate environment. Higher DOE numbers, whether positive or negative, indicate greater volatility of market value of equity in response to changing interest rates. That is, if the FHLBank has a DOE of 3.0, a 100-basis-point (1 percent) increase in interest rates will cause the FHLBank’s market value of equity to decline by approximately 3 percent. However, it should be noted that a decline in market value of equity does not translate directly into a decline in near-term income, especially for entities that do not trade financial instruments. Changes in market value may indicate trends in income over longer periods, and knowing the sensitivity of market value to changes in interest rates gives a measure of the risks being taken by the FHLBank.
Under the RMP approved by its board of directors, the FHLBank’s DOE is limited to a range of +5.0 to -5.0 assuming current interest rates. The FHLBank’s DOE is limited to a range of +7.0 to -7.0 assuming an instantaneous parallel increase or decrease in interest rates of 200 basis points. During periods of extremely low interest rates the RMP requires that the FHLBank calculate the DOE using the largest parallel down shock that produces a minimum rate of 35 basis points. Limiting the downward shock in this manner is referred to as a constrained shock scenario. The same basis point reduction in rates is applied to all maturities of all interest rate curves. When a constrained shock is required under the RMP, the post-shock DOE limit in the down shock (normally a range of +7.0 to -7.0) is reduced to plus or minus the absolute value of 5.0 plus the shock in basis points divided by 100. Preserving the actual shape of the yield curve by limiting the amount of a downward rate shock improves the reliability of the valuations by producing a realistic evolution of forward rates for repricing and discounting of cash flows. This restriction is reasonable because there is a limited potential for declines in interest rates when the rate environment is extremely low. The effect of the adjustment is to reduce the absolute amount of change in the market value and duration estimates under the downward rate shock. The DOE parameters established by the FHLBank’s board of directors represent one way to establish limits on the amount of interest rate risk that the FHLBank can accept. If the FHLBank’s DOE were ever to exceed the policy limits established by the board of directors, and especially if this situation were allowed to persist over more than one end of month reporting period, management would be subject not only to significant negative action by the board of directors, but likely also punitive action by the Finance Board. The Finance Board has very strong expectations that FHLBank management will adhere to all policy limits established by its board of directors. The FHLBank maintains DOE within the above ranges through management of the durations of its assets, liabilities and derivatives. Significant resources in terms of staffing, software and equipment are continuously devoted to assuring that the level of interest rate risk existing in the FHLBank’s balance sheet is properly measured and limited to prudent and reasonable levels. The DOE which the FHLBank considers prudent and reasonable is somewhat lower than the policy limits mentioned above and can change depending upon market conditions and other factors. The FHLBank typically manages the current DOE to remain in the range of ±2.50. Should the FHLBank’s DOE exceed either the limits established by policy or the more narrowly-defined limits to which the FHLBank manages duration, corrective actions that would be taken may include 1) the purchase of caps, floors, swaptions or other derivatives, and/or 2) the addition to the balance sheet of assets or liabilities having characteristics that are such that they counterbalance the excessive duration observed. For example, if DOE has become more positive than desired due to variable rate MBS that have reached cap limits, the FHLBank may purchase interest rate caps that have the effect of removing those MBS cap limits. The FHLBank would be short caps in the MBS investments and long caps in the offsetting derivative position, thus reducing the FHLBank’s DOE. If an increase in DOE were due to the extension of mortgage loans, MBS or advance maturities by the FHLBank’s members, on the other hand, the more appropriate action would be to add new long-term liabilities to the balance sheet.
The FHLBank calculates its duration each month and reports the results of its DOE calculations to the Finance Board as of the end of each quarter. It is important to note that the 200-basis-point down shock has resulted in some rates being floored at zero percent at each quarter end beginning December 31, 2001 and through December 31, 2004. This restriction, applied in accordance with guidance from the Finance Board, is required to prevent the application of negative interest rates in the processes of resetting future rates and discounting cash flows. However, flooring interest rates has the effect of creating a yield curve which is flat at zero percent from the shortest maturity out to (in one instance) the five-year point on the yield curve. This creates a yield curve shape that is extremely unlikely to occur in reality and the application of this assumption has produced some distortion in the reported market value and DOE in the down shocks shown in Table 64. Beginning with the December 31, 2003 calculation of DOE, the Finance Board changed its definitions with respect to DOE limits under downward-shocked interest rates. The shock in rates at which the downward DOE must be measured is now that amount which will leave the lowest rate used in the FHLBank’s model (usually the three-month Treasury rate) at a level no lower than 0.35 percent (35 basis points). The revised definitions are also included in the FHLBank’s RMP as discussed previously. DOE under this scenario may not fall outside a range from -5.0 minus the absolute rate shift expressed as a percentage to +5.0 plus the absolute rate shift. As of December 31, 2004, the defined rate shift was -1.86 percent, and the FHLBank’s DOE at this shock was -6.2, compared to the computed Finance Board limit of –6.86. While the FHLBank is no longer subject to the Finance Board’s DOE limitations because of the FHLBank’s implementation of its capital plan as of the close of business on September 30, 2004, the FHLBank has retained the DOE limits in it RMP. However, the FHLBank is subject to the Finance Board’s risk-based capital requirements discussed previously.

Table 64

Duration of Equity
						Constrained
				Unconstrained	Unconstrained	Down 200
Period	Up 200 Bps	Up 100 Bps	Base	Down 100 Bps	Down 200 Bps	Bps
12/31/2005	5.1	4.1	1.6	-2.2	-5.3	**
09/30/2005	4.3	3.2	0.9	-2.2	-4.8	**
06/30/2005	4.2	2.5	-0.4	-3.3	-5.3	**
03/31/2005	3.9	2.9	0.8	-1.8	-5.0	**
12/31/2004	3.4	1.9	-0.6	-3.1	-6.2	-6.2
09/30/2004	2.4	0.8	-1.2	-3.2	-6.1	-4.4
06/30/2004	4.7	3.4	1.3	-0.7	-3.3	-0.8
03/31/2004	3.8	1.7	-1.1	-3.1	-5.3	-2.5
12/31/2003	2.1	0.5	-1.4	-2.8	-4.5	-2.4
09/30/2003	2.7	0.9	-1.7	-3.8	-3.4	*
06/30/2003	3.3	1.5	-1.0	-2.0	3.5	*
03/31/2003	3.0	1.1	-1.4	-3.6	-3.4	*

*	Amounts not calculated were not required by the Finance Board for the period and historical data was not maintained.

**	No constrained shocks have been applied since December 31, 2004 because of increasing market interest rates.
In calculating DOE, the FHLBank also calculates its duration gap, which is the difference between the duration of its assets and the duration of its liabilities. The FHLBank’s base duration gap was 0.7 months, -0.4 months and -0.8 months at December 31, 2005, 2004 and 2003, respectively. All 12 FHLBanks are required to submit this number to the Office of Finance as part of the quarterly reporting process created by the Finance Board. The FHLBank does not use this measure in any internal management process. Management believes that the potential exists for duration gap to substantially understate the level of interest rate risk being taken and that DOE is a more reliable measure of its interest rate risk.
Matching the duration of assets with the duration of liabilities funding those assets is accomplished through the use of different debt maturities and embedded option characteristics, as well as the use of derivatives, primarily interest rate swaps, caps, floors and swaptions. Interest rate swaps increase the flexibility of the FHLBank’s funding alternatives by providing desirable cash flows or characteristics that might not be as readily available or cost-effective if obtained in the standard GSE debt market. Finance Board regulation prohibits the speculative use of derivatives, and the FHLBank does not engage in derivatives trading for short-term profit. Because the FHLBank does not engage in the speculative use of derivatives through trading or other activities, the primary risk posed to the FHLBank by derivative transactions is credit risk in that a counterparty may fail to meet its contractual obligations on a transaction and thereby force the FHLBank to replace the derivative at market price (additional information regarding credit risk management is provided in the next section).
Another element of interest rate risk management is the funding of mortgage loans and prepayable assets with liabilities that have similar duration or average cash flow patterns over time. To achieve the desired liability durations, the FHLBank issues debt across a broad spectrum of final maturities. Because the durations of mortgage loan and prepayable assets change as interest rates change, callable debt with similar duration characteristics is frequently issued. The duration of callable debt shortens when interest rates decrease and lengthens when interest rates increase, allowing the duration of the debt to better match the duration of mortgage loans and other prepayable assets as interest rates change. The FHLBank also uses interest rate caps, floors and swaptions to manage the duration of its assets and liabilities. For example, in rising interest rate environments, out-of-the-money caps are purchased to help manage the duration extension of mortgage assets, especially variable rate MBS with periodic and lifetime caps. The FHLBank also purchases receive-fixed or pay-fixed swaptions (options to enter into receive-fixed rate or pay-fixed rate interest rate swaps) to manage its overall DOE in falling or rising interest rate environments, respectively. During times of falling interest rates, when mortgage assets are prepaying quickly and shortening in duration, the FHLBank may synthetically convert fixed rate debt to variable rate using interest rate swaps in order to shorten the duration of its liabilities to more closely match the shortening duration of its mortgage assets. As the FHLBank needs to lengthen its liability duration, it terminates selected interest rate swaps to effectively extend the duration of the previously swapped debt.

As noted in Item 2 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Balance Sheet Analysis – Advances,” total advances as a percentage of total assets decreased from 61 percent at December 31, 2004 to 58 percent at December 31, 2005. Over the same period of time, acquired member assets (MPF Program mortgage loans) remained steady at 5 percent, MBS investments held steady at 13 percent and other mortgage-related assets (primarily state housing finance agency bonds) were 1 percent of total assets. Also during this same period of time, other investments also increased from 19 percent (3 percent long-term and 16 percent short-term) to 23 percent (2 percent long-term and 21 percent short-term). Hence, on a net basis, mortgage-related assets decreased as a share of total assets by less than 1 percent, while other types of assets increased by that proportion. Within the other asset types, there has been a significant shift to shorter-term assets (even in advances), which, all things being equal, reduces interest rate risk on the asset side of the balance sheet. Overall, the relatively small shift toward mortgage-related assets in the FHLBank’s balance sheet has increased interest rate risk on the asset side by a corresponding amount. In order to offset the increased interest rate risk from the asset side of the FHLBank’s balance sheet caused by the shift toward more mortgage-related assets, the FHLBank has increased volume in issuances of fixed rate, long-term callable and non-callable debt. Callable debt was added in 2004 and 2005 as the FHLBank consciously increased the optionality in the liability portfolios used to fund its assets with prepayment characteristics (see expanded discussion in Item 2 — “Balance Sheet Analysis – Consolidated Obligations” of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). The FHLBank has been able to manage the increase in the interest rate risk caused by the increase in mortgage assets as a percentage of its total assets through its actions on the liability side of the FHLBank’s balance sheet in addition to other asset/liability actions it has taken as a result of other balance sheet shifts. The history of the FHLBank’s duration measures, as reflected in Table 64, demonstrates the relative stability of the FHLBank’s interest rate risk in spite of the increase in mortgage assets on the FHLBank’s balance sheet and the large swings in the level and slope of the yield curve during this period of time.
Detail of Derivative Instruments by Type of Instrument by Type of Risk: Various types of derivative instruments are utilized by the FHLBank to mitigate the interest rate risks described in the preceding section. The FHLBank currently employs derivative instruments by designating them as either a fair value or cash flow hedge of an underlying financial instrument or a forecasted transaction; by acting as an intermediary; or in asset/liability management (i.e., an economic hedge). An economic hedge is defined as a derivative hedging specific or non-specific underlying assets, liabilities or firm commitments that does not qualify for hedge accounting but is an acceptable hedging strategy under the FHLBank’s risk management policy. Hedges, designated as fair value or cash flow, are further evaluated to determine whether shortcut hedge accounting, as permitted under SFAS 133, paragraph 68 (see below), can be applied. For hedging relationships that do not meet the established criteria for shortcut hedge accounting the FHLBank formally assesses (both at the hedge’s inception and monthly on an ongoing basis) whether the derivatives that are used have been highly effective in offsetting changes in the fair value or cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. The FHLBank typically uses regression analyses or similar statistical analyses to assess the effectiveness of its long haul hedges. The FHLBank determines the hedge accounting to be applied when the hedge is entered into by completing detailed documentation, which includes a checklist with criteria for hedge accounting and additional criteria for shortcut hedge accounting.
Shortcut method — The shortcut method, as permitted under paragraph 68 of SFAS 133, permits an assumption of no ineffectiveness and thus requires no further evaluation of effectiveness unless critical terms of the hedge relationship are altered. Criteria outlined in paragraph 68 of SFAS 133 that must be met initially and on an on-going basis to qualify for shortcut hedge accounting include:
•	the swap notional equals the principal amount of the hedged instrument;

•	an interest rate swap must have a zero fair value at inception;

•	the formula for computing net settlements under the interest rate swap is the same for each net settlement (e.g., a fixed rate hedge must have the same fixed rate throughout the term of the hedge relationship and a variable rate swap must be based on the same index and include the same constant adjustment or no adjustment throughout the hedging relationship);

•	the interest-bearing asset or liability is not prepayable, unless the prepayment is solely due to an embedded call or put option in the interest-bearing asset or liability and the hedging instrument is a compound derivative composed of an interest rate swap and a mirror-image call or put option;

•	the index on which the variable leg of the swap is based must match the benchmark interest rate designated as the interest rate being hedged for that hedging relationship; and

•	all other terms of the interest-bearing financial instruments or interest rate swaps are typical of such instruments.

Additional shortcut criteria applicable to fair value hedges only include:
•	the expiration date of the swap matches the maturity date of the interest-bearing financial instrument;

•	there is no floor or cap on the variable interest rate of the swap; and

•	the re-pricing intervals of the variable interest rate in the swap must be frequent enough to justify the assumption that the variable payment or receipt is at a market rate (e.g., generally three to six months, or less).
Additional shortcut criteria applicable to cash flow hedges only include:
•	all interest receipts or payments on the variable rate asset or liability during the term of the swap must be designated as hedged, and no interest payments beyond the term of the swap can be designated as hedged;

•	there is no floor or cap on the variable interest rate of the swap unless the variable rate asset or liability has a comparable floor or cap; and

•	the re-pricing dates of the hedge and hedged items must match.
Long haul method – For hedge transactions that don’t qualify for shortcut hedge accounting, effectiveness testing is completed at inception and on a monthly basis thereafter. The FHLBank currently utilizes the following methods to assess effectiveness: rolling correlation matrix, rolling regression method and the dollar-offset method.
•	Under the rolling regression method, the FHLBank models a series of 30 data points (market values) for the hedged item and the hedge instrument, using market data from the previous 30 calendar month-ends. A regression analysis is performed comparing the values of the hedged financial item and the hedge instrument. The hedge is deemed effective if: 1) the slope of the regression line is between -0.80 and -1.20, meaning that on average the change in value of the hedged financial instrument is offset by the change in value of the hedge instrument; 2) the correlation is 0.80 or higher; and 3) the calculated F statistic is 4 or higher. For new hedge transactions, the 30 data points (market values) are generated using historical market data.

•	The rolling correlation matrix methodology uses a matrix of correlation coefficients grouped by tenor (maturity dates), collected monthly, selected from a generic base of bonds for generic swapped bullet (no attached options) or callable (can be terminated by the issuer) FHLBank debt. All FHLBank bullet or callable swapped liabilities are compared to the correlation coefficients for its tenor. Linear interpolation is used to project maturities not readily available. If the correlation is 0.80 or higher, the hedge is considered to be effective.
•	The dollar-offset method measures the change in fair value between periods on the hedge instrument versus the change in the fair value between periods on the hedged item. Under this methodology, at inception, the FHLBank evaluates effectiveness of the hedging relationship using interest rate scenario stress testing (interest rate shock scenarios). Thereafter on a monthly basis, the FHLBank compares the change in cumulative fair value of the hedging instrument to the change in cumulative fair value of the hedged item. The amount of dollar-offset between the two items must fall into a range of between 80 percent and 120 percent in order for the hedge to be deemed effective.
When a hedging relationship fails the effectiveness test, hedge accounting is discontinued. The FHLBank continues to mark the derivative to market on a monthly basis but no longer marks the hedged item to market. The fair value basis on the hedged item is amortized as a yield adjustment to income or expense.
Table 65 presents the notional amount, accounting designation and effectiveness method for derivative instruments by risk and by type of derivative used to address the noted risk for the period ending December 31, 2005 (in thousands):

Table 65

Notional Amount
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Advances
Interest rate risk	Fair Value	Dollar Offset	$0	$205,000	$0	$205,000
associated clearly and closely related	Hedge
Interest rate risk	Fair Value	Short Cut	3,200,500	0	0	3,200,500
associated with	Hedge
fixed rate non-callable advances

Notional Amount
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Interest rate risk	Fair Value	Rolling	6,158,976	0	0	6,158,976
associated with	Hedge	Regression
fixed rate convertible advances
Investments
Fair value risk	Economic	Not	701,468	0	0	701,468
associated with	Hedge	Applicable
fixed rate trading investments
Risk of changes in	Economic	Not	0	1,050,000	0	1,050,000
interest rates	Hedge	Applicable
creating unacceptable duration changes associated with adjustable rate MBS
Mortgage Loans Held for Portfolio
Fair value risk	Economic	Not	0	0	16,003	16,003
associated with	Hedge	Applicable
fixed rate mortgage purchase commitments
Consolidated Obligations
Risk of changes in	Economic	Not	675,000	0	0	675,000
interest rates	Hedge	Applicable
creating unacceptable duration changes or increasing costs of funds
Interest rate risk	Fair Value	Rolling	3,806,000	0	0	3,806,000
associated with	Hedge	Correlation
fixed rate callable consolidated obligations
Interest rate risk	Fair Value	Short Cut	2,914,860	0	0	2,914,860
associated with	Hedge
fixed rate non-callable consolidated obligations
Interest rate risk	Fair Value	Rolling	9,264,430	0	0	9,264,430
associated with	Hedge	Regression
callable fixed rate step-up or step-down consolidated obligations
Interest rate risk	Fair Value	Rolling	104,536	0	0	104,536
associated with	Hedge	Regression
zero-coupon callable consolidated obligations
Interest rate risk	Fair Value	Rolling	31,050	0	0	31,050
associated with	Hedge	Correlation
zero-coupon non-callable consolidated obligations
Interest rate risk	Fair Value	Rolling	3,906,375	0	0	3,906,375
associated with	Hedge	Regression
complex fixed rate consolidated obligations
Intermediary Derivatives
Interest rate risk	Economic	Not	334,379	0	0	334,379
associated with	Hedge	Applicable
intermediary derivative instruments with member banks

TOTAL			$31,097,574	$1,255,000	$16,003	$32,368,577

Table 66 presents the fair value of derivative instruments by risk and by type of instrument used to address the noted risk for the period ending December 31, 2005 (in thousands):

Table 66

Fair Value
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Advances
Interest rate risk associated with embedded caps clearly and closely related	Fair Value Hedge	Dollar Offset	$0	$1,388	$0	$1,388
Interest rate risk associated with fixed rate non-callable advances	Fair Value Hedge	Shortcut	56,685	0	0	56,685
Interest rate risk associated with fixed rate convertible advances	Fair Value Hedge	Rolling Regression	(69,243)	0	0	(69,243)
Investments
Fair value risk associated with fixed rate trading investments	Economic Hedge	Not Applicable	(7,542)	0	0	(7,542)
Risk of changes in interest rates creating unacceptable duration changes associated with adjustable rate MBS	Economic Hedge	Not Applicable	0	3,780	0	3,780
Mortgage Loans Held for Portfolio
Fair value risk associated with fixed rate mortgage purchase commitments	Economic Hedge	Not Applicable	0	0	42	42
Consolidated Obligations
Risk of changes in interest rates creating unacceptable duration changes or increasing costs of funds	Economic Hedge	Not Applicable	(3,732)	0	0	(3,732)
Interest rate risk associated with fixed rate callable consolidated obligations	Fair Value Hedge	Rolling Correlation	(47,008)	0	0	(47,008)
Interest rate risk associated with fixed rate non-callable consolidated obligations	Fair Value Hedge	Shortcut	(11,873)	0	0	(11,873)
Interest rate risk associated with fixed rate callable step-up or step-down consolidated obligations	Fair Value Hedge	Rolling Regression	(191,495)	0	0	(191,495)

Fair Value
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Interest rate risk associated with zero-coupon callable consolidated obligations	Fair Value Hedge	Rolling Regression	56,934	0	0	56,934
Interest rate risk associated with zero-coupon non-callable consolidated obligations	Fair Value Hedge	Rolling Correlation	16,194	0	0	16,194
Interest rate risk associated with complex fixed rate consolidated obligations	Fair Value Hedge	Rolling Regression	(257,475)	0	0	(257,475)
Intermediary Derivatives
Interest rate risk associated with intermediary derivative instruments with member banks	Economic Hedge	Not Applicable	398	0	0	398

TOTAL			$(458,157)	$5,168	$42	$(452,947)

Table 67 presents the notional amount of derivative instruments by risk and by type of instrument used to address the noted risk for the period ending December 31, 2004 (in thousands):

Table 67

Notional Amount
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Advances
Interest rate risk associated with an embedded floor clearly and closely related	Economic Hedge	Not Applicable	$0	$100,000	$0	$100,000
Interest rate risk associated with embedded caps clearly and closely related	Fair Value Hedge	Dollar Offset	0	200,000	0	200,000
Interest rate risk associated with fixed rate non-callable advances	Fair Value Hedge	Shortcut	2,660,000	0	0	2,660,000
Interest rate risk associated with fixed rate convertible advances	Fair Value Hedge	Rolling Regression	7,201,652	0	0	7,201,652
Investments
Fair value risk associated with fixed rate trading investments	Economic Hedge	Not Applicable	704,309	0	0	704,309
Risk of changes in interest rates creating unacceptable duration changes associated with adjustable rate MBS	Economic Hedge	Not Applicable	0	950,000	0	950,000

Notional Amount
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Mortgage Loans Held for Portfolio
Fair value risk associated with fixed rate mortgage purchase commitments	Economic Hedge	Not Applicable	0	0	41,763	41,763
Consolidated Obligations
Risk of changes in interest rates creating unacceptable duration changes or increasing costs of funds	Economic Hedge	Not Applicable	825,000	0	0	825,000
Interest rate risk associated with fixed rate callable consolidated obligations	Fair Value Hedge	Rolling Correlation	4,660,300	0	0	4,660,300
Interest rate risk associated with fixed rate non-callable consolidated obligations	Fair Value Hedge	Shortcut	1,954,000	0	0	1,954,000
Interest rate risk associated with fixed rate callable step-up or step-down consolidated obligations	Fair Value Hedge	Rolling Regression	7,986,430	0	0	7,986,430
Interest rate risk associated with zero-coupon callable consolidated obligations	Fair Value Hedge	Rolling Regression	104,536	0	0	104,536
Interest rate risk associated with zero-coupon non-callable consolidated obligations	Fair Value Hedge	Rolling Correlation	72,753	0	0	72,753
Interest rate risk associated with complex fixed rate consolidated obligations	Fair Value Hedge	Rolling Regression	4,402,210	0	0	4,402,210
Intermediary Derivatives
Interest rate risk associated with intermediary derivative instruments with member banks	Economic Hedge	Not Applicable	396,844	20,000	0	416,844

TOTAL			$30,968,034	$1,270,000	$41,763	$32,279,797

Table 68 presents the fair value of derivative instruments by risk and by type of instrument used to address the noted risk for the period ending December 31, 2004 (in thousands):

Table 68

Fair Value
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Advances
Interest rate risk associated with an embedded floor clearly and closely related	Economic Hedge	Not Applicable	$0	$9,288	$0	$9,288
Interest rate risk associated with embedded caps clearly and closely related	Fair Value Hedge	Dollar Offset	0	367	0	367
Interest rate risk associated with fixed rate non-callable advances	Fair Value Hedge	Shortcut	(12,378)	0	0	(12,378)
Interest rate risk associated with fixed rate convertible advances	Fair Value Hedge	Rolling Regression	(422,650)	0	0	(422,650)
Investments
Fair value risk associated with fixed rate trading investments	Economic Hedge	Not Applicable	(34,383)	0	0	(34,383)
Risk of changes in interest rates creating unacceptable duration changes associated with adjustable rate MBS	Economic Hedge	Not Applicable	0	6,343	0	6,343
Mortgage Loans Held for Portfolio
Fair value risk associated with fixed rate mortgage purchase commitments	Economic Hedge	Not Applicable	0	0	100	100
Consolidated Obligations
Risk of changes in interest rates creating unacceptable duration changes or increasing costs of funds	Economic Hedge	Not Applicable	(12,167)	0	0	(12,167)
Interest rate risk associated with fixed rate callable consolidated obligations	Fair Value Hedge	Rolling Correlation	(29,840)	0	0	(29,840)
Interest rate risk associated with fixed rate non-callable consolidated obligations	Fair Value Hedge	Shortcut	34,361	0	0	34,361
Interest rate risk associated with fixed rate callable step-up or step-down consolidated obligations	Fair Value Hedge	Rolling Regression	(120,151)	0	0	(120,151)

Fair Value
	Accounting	Effectiveness	Interest Rate		Purchase
Risk Hedged	Designation	Method	Swaps	Caps/Floors	Commitments	Total
Interest rate risk associated with zero-coupon callable consolidated obligations	Fair Value Hedge	Rolling Regression	54,530	0	0	54,530
Interest rate risk associated with zero-coupon non-callable consolidated obligations	Fair Value Hedge	Rolling Correlation	32,013	0	0	32,013
Interest rate risk associated with complex fixed rate consolidated obligations	Fair Value Hedge	Rolling Regression	(153,807)	0	0	(153,807)
Intermediary Derivatives
Interest rate risk associated with intermediary derivative instruments with member banks	Economic Hedge	Not Applicable	635	0	0	635

TOTAL			$(663,837)	$15,998	$100	$(647,739)

Market Value of Equity: Market value of equity is the net value of the FHLBank’s assets and liabilities. Estimating sensitivity of the FHLBank’s market value of equity to changes in interest rates is another measure of interest rate risk. However, market value of equity should not be considered indicative of the market value of the FHLBank as a going concern or the value of the FHLBank in a liquidation scenario. The FHLBank maintains a market value of equity within limits specified by the board of directors in the RMP, which specifies that the market value of equity under a ±200 basis-point instantaneous shock in interest rates shall not decline by more than 15 percent from the market value of equity measured in the unchanged rate scenario. Table 69 expresses the market value of equity as a percent of book value of equity for the base case and for ±100 basis-point and ±200 basis-point instantaneous interest rate shock scenarios. In all cases, based on the ±200 basis-point shocks, the market value as a percent of book value exceeds 85 percent. The FHLBank was in compliance with its RMP limitation at the end of each quarter shown.

Table 69

Market Value of Equity as a Percent of Book Value
	Up 200	Up 100		Unconstrained	Unconstrained	Constrained
Period	Bps	Bps	Base	Down 100 Bps	Down 200 Bps	Down 200 Bps
12/31/2005	88	92	95	95	91	**
09/30/2005	91	94	96	96	92	**
06/30/2005	92	96	97	95	91	**
03/31/2005	92	95	97	96	93	**
12/31/2004	92	95	96	94	90	90
09/30/2004	95	96	96	94	90	93
06/30/2004	90	94	96	96	95	96
03/31/2004	95	97	97	95	91	96
12/31/2003	94	95	95	93	89	94
09/30/2003	92	94	93	90	87	*
06/30/2003	90	92	92	90	88	*
03/31/2003	92	94	93	90	87	*

*	Amounts not calculated were not required by the Finance Board for the period noted and historical data was not maintained.

**	No constrained shocks have been applied since December 31, 2004 due to rising market interest rates.

Net Interest Income: Portfolio net interest income is projected using stable, rising and falling interest rate assumptions. Unchanged and shock scenarios in 50-basis-point increments up to ±200 basis points are used to model the FHLBank’s interest rate sensitivity. While the board of directors has not adopted any specific limitations on changes in projected portfolio net interest income, the modeled projections are prepared and presented to the board of directors on a quarterly basis, as well as in connection with the preparation of the annual strategic business plan.
Credit Risk Management
Credit risk is defined as the risk that counterparties to the FHLBank’s transactions will not meet their contractual obligations. The FHLBank manages credit risk by following established policies, evaluating the creditworthiness of its counterparties and utilizing collateral agreements and settlement netting for derivative transactions. The most important step in the management of credit risk is the initial decision to extend credit. Continuous monitoring of counterparties is completed for all areas where the FHLBank is exposed to credit risk, whether that is through lending, investing or derivative activities.
Credit risk arises partly as a result of the FHLBank’s lending and AMA activities (members’ CE obligations on mortgage loans acquired by the FHLBank through the MPF Program). The FHLBank manages its exposure to credit risk on advances and members’ CE obligations on mortgage loans through a combined approach that provides ongoing review of the financial condition of its members coupled with prudent collateralization. The FHLBank is required by statute to obtain sufficient collateral on advances to protect against losses and to accept eligible collateral on such advances including:
•	whole first mortgages on improved residential property, or securities representing a whole interest in such mortgages;
•	securities issued, insured or guaranteed by the U.S. government or any of its agencies or GSEs (GSE securities are not guaranteed by the U.S. government), including, without limitation, mortgage-backed securities (MBS) issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae;
•	cash or deposits in the FHLBank; and
•	other real estate-related collateral acceptable to the FHLBank provided that such collateral has a readily ascertainable value and the FHLBank can perfect a security interest in such property.
As provided in the Bank Act, a member’s investment in the capital stock of the FHLBank is pledged as additional collateral for the member’s advances and other credit obligations (letters of credit, CE obligations, etc.). In addition, the FHLBank can call for additional collateral or substitute collateral during the life of an advance or other credit obligation to protect its security interest.
The Bank Act affords any security interest granted to the FHLBank by any member of the FHLBank, or any affiliate of any such member, priority over the claims and rights of any party, including any receiver, conservator, trustee, or similar party having rights of a lien creditor. The only exceptions are claims and rights held by actual bona fide purchasers for value or by parties that are secured by actual perfected security interests, and provided that such claims and rights would otherwise be entitled to priority under applicable law. In addition, the claims of the FHLBank are given certain preferences pursuant to the receivership provisions in the Federal Deposit Insurance Act. Most members provide the FHLBank a blanket lien covering substantially all of the institution’s assets and consent for the FHLBank to file a financing statement evidencing the blanket lien. Based on the blanket lien, the financing statement and the statutory preferences, the FHLBank normally does not take control of collateral, other than securities collateral, pledged by blanket lien borrowers. The FHLBank takes control of all securities collateral through delivery of the securities to the FHLBank, its custodian or an approved third party custodian that holds pledged securities for the benefit of the FHLBank. With respect to non-blanket lien borrowers (typically insurance companies and housing associates), the FHLBank takes control of all collateral. In the event that the financial condition of a blanket lien member warrants, the FHLBank will take control of sufficient eligible collateral to fully collateralize the institution’s indebtedness to the FHLBank.
Credit risk arising from AMA activities under the FHLBank’s MPF Program falls into three categories: (1) the risk of credit losses on the mortgage loans represented in the FHLBank’s first loss account (FLA) and last loss positions, which were discussed previously under the heading “MPF Allowance for Credit Losses on Mortgage Loans;” (2) the risk that a member or non-member participating financial institution (PFI) will not perform as promised with respect to its loss position provided through its CE obligations on mortgage pools, which are covered by the same collateral arrangements as those described under the advance section; and (3) the risk that a third-party insurer (obligated under PMI or SMI arrangements) will fail to perform as expected. Should a PMI third-party provider fail to perform, it would increase the FHLBank’s credit risk exposure because the FHLBank’s FLA is the next layer to absorb credit losses on mortgage loan pools. Likewise, if an SMI third-party provider fails to perform, it would increase the

FHLBank’s credit risk exposure because it would reduce the participating member’s CE obligation loss layer since SMI is purchased by PFIs to cover all or a portion of their CE obligation exposure for mortgage pools. The FHLBank’s credit risk exposure to third-party insurers to which the FHLBank has PMI and/or SMI exposure is monitored on a monthly basis and regularly reported to the board of directors. The FHLBank performs credit analysis of third-party PMI and SMI providers on at least a quarterly basis.
Credit risk also arises from investing and derivative activities. As noted previously, the RMP restricts the acquisition of investments to high-quality, short-term money market instruments and highly rated long-term securities. The short-term investment portfolio represents unsecured credit. Therefore, counterparty ratings are monitored daily while, performance and capital adequacy are monitored on a monthly basis in an effort to mitigate unsecured credit risk on the short-term investments. MBS represent the majority of the FHLBank’s long-term investments. The FHLBank holds MBS issued by agencies and GSEs, CMOs securitized by GSEs, and AAA-rated private-issue MBS and CMOs securitized by whole loans. The FHLBank monitors the credit ratings, performance and capital adequacy of all primary mortgage insurers, secondary mortgage insurers and master servicers to which it has potential credit risk exposure. Other long-term investments include U.S. Treasury, unsecured triple-A rated GSE and collateralized state and local housing finance agency securities. All of the FHLBank’s state or local housing finance agency securities are rated AA or higher.
The FHLBank has never experienced a loss on a derivative transaction because of a credit default by a counterparty. In derivative transactions, credit risk arises when counterparties to transactions, such as interest rate swaps, are obligated to pay the FHLBank the positive fair value or receivable resulting from the transaction terms. The FHLBank manages this risk by executing derivative transactions with experienced counterparties with high credit quality (rated A or better); by requiring netting of individual derivatives transactions with the same counterparty; diversifying its derivatives across many counterparties; and by executing transactions under master agreements that require counterparties to post collateral if the FHLBank is exposed to a potential credit loss on the related derivatives exceeding an agreed-upon threshold. The FHLBank’s credit risk exposure from derivative transactions with member institutions is fully collateralized under the FHLBank’s Advance Pledge and Security Agreement. The FHLBank regularly monitors the exposures on its derivative transactions by determining the market value of positions using internal pricing models. The market values generated by the pricing model are compared to dealer model results on a monthly basis to ensure that the FHLBank’s pricing model is calibrated to actual market pricing methodologies utilized by the dealers.
The FHLBank manages counterparty credit risk through netting procedures, credit analysis, collateral management and other credit enhancements. The FHLBank requires that derivative counterparties enter into collateral agreements which specify maximum net unsecured credit exposure amounts that may exist before collateral requirements are triggered. The maximum amount of the FHLBank’s unsecured credit exposure to any counterparty is based upon the counterparty’s credit rating. That is, a counterparty must deliver collateral if the total market value of the FHLBank’s exposure to that counterparty rises above a specific level (see Item 2 — “Liquidity Risk Management”). As a result of these risk mitigation initiatives, management does not anticipate any credit losses on its derivatives.
The contractual or notional amount of derivatives reflects the FHLBank’s involvement in various classes of financial instruments. The notional amount of derivatives does not measure the FHLBank’s credit risk. The maximum credit exposure is much less than the notional amount. The maximum credit exposure is the estimated cost of replacing favorable interest rate swaps and forward agreements, and purchased caps, floors and swaptions, net of the value of any related collateral, in the event of a counterparty default.
The FHLBank’s maximum credit exposure to derivative counterparties, before considering collateral, was approximately $22.0 million, $40.9 million and $54.2 million at December 31, 2005, 2004 and 2003, respectively. In determining maximum credit exposure, the FHLBank considers accrued interest receivables and payables as well as the legal right to net swap transactions by counterparty. The FHLBank held collateral from its derivative counterparties valued at $13.6 million, $40.0 million and $31.5 million at December 31, 2005, 2004 and 2003, respectively. Additionally, collateral with respect to derivatives with member institutions includes collateral assigned to the FHLBank, as evidenced by a written security agreement and held by the member institution for the benefit of the FHLBank. The FHLBank’s net credit exposure after collateral was approximately $8.4 million, $0.9 million and $22.8 million at December 31, 2005, 2004 and 2003, respectively.

Derivative counterparty credit exposure by whole-letter rating (in the event of a split rating the FHLBank uses the lowest rating published by Fitch, Moody’s or S&P) as of December 31, 2005, is indicated in Table 70 (in thousands):

Table 70

	AAA	AA	A	Member[1]	Total
Total net exposure at fair value	$7,964	$7,928	$0	$6,126	$22,018
Collateral held	7,489	0	0	6,126	13,615

Net exposure after collateral	$475	$7,928	$0	$0	$8,403

Notional amount	$1,156,744	$17,098,509	$13,930,132	$183,192	$32,368,577

Derivative counterparty credit exposure by whole-letter rating (in the event of a split rating the FHLBank uses the lowest rating published by Fitch, Moody’s or S&P) as of December 31, 2004, is indicated in Table 71 (in thousands):

Table 71

	AAA	AA	A	Member[1]	Total
Total net exposure at fair value	$33,867	$0	$0	$7,030	$40,897
Collateral held	32,998	0	0	7,030	40,028

Net exposure after collateral	$869	$0	$0	$0	$869

Notional amount	$1,500,897	$17,005,686	$13,523,028	$250,186	$32,279,797

Table 72 presents the counterparties that represent five percent or more of net exposure after collateral and their ratings (in the event of a split rating the FHLBank uses the lowest rating published by Fitch, Moody’s or S&P) as of December 31, 2005:

Table 72

		Percent of
		Total Net	Percent of Net
	Counterparty	Exposure at	Exposure After
Counterparty Name	Rating	Fair Value	Collateral
ABN-AMRO Bank NV	AA-	29.53%	77.39%
Barclays Bank PLC	AA	3.56	9.32
Royal Bank of Scotland PLC	AA	2.92	7.64
Salomon Swapco Inc	AAA	36.17	5.65
All other counterparties		27.82	0.00
Only one counterparty had net exposure after collateral as of December 31, 2004. Table 73 presents that counterparty and its rating.

Table 73

Percent of
		Total Net	Percent of Net
	Counterparty	Exposure at	Exposure After
Counterparty Name	Rating	Fair Value	Collateral
Rabobank International	AAA	2.12%	100.00%

Additional information on derivatives is presented in the “Notes to Financial Statements” in Item 13. “Financial Statements and Supplementary Data.”
Liquidity Risk Management
Maintaining the ability to meet obligations as they come due and to meet the credit needs of the FHLBank’s members and housing associates in a timely and cost-efficient manner is the primary objective of managing liquidity risk. The FHLBank seeks to be in a position to meet its customers’ credit and liquidity needs without maintaining excessive holdings of low-yielding liquid investments or being forced to incur unnecessarily high borrowing costs. Operational liquidity, or the ability to meet operational requirements in the normal course of business, is defined as sources of cash from both the FHLBank’s ongoing access to the capital markets and its holding of liquid assets. The FHLBank manages its exposure to operational liquidity risk by maintaining appropriate daily average liquidity levels above the thresholds established by the RMP and by the Finance Board within its regulations and FMP. The FHLBank is also required to manage its contingency liquidity needs by maintaining a daily liquidity level above certain thresholds also outlined in the RMP and by Finance Board regulations. Contingency liquidity is defined as sources the FHLBank may use to meet its operational requirements if its access to the consolidated obligation debt markets is impeded. In addition, the FHLBank is limited with regard to the type of investments that are permitted under the RMP for both operational and contingency liquidity needs.
The RMP provides that the FHLBank shall maintain a daily average liquidity level each month in an amount not less than:
•	20 percent of the sum of its daily average balance of demand and overnight deposits and other overnight borrowings during the month; plus
•	10 percent of the sum of its daily average term deposits, consolidated obligations and other borrowings that mature within one year.
As set forth in the FHLBank’s RMP, the following investments, to the extent permitted under Finance Board regulations and its FMP, are eligible for compliance with operational liquidity requirements, with the limitation that a security pledged under a repurchase agreement cannot be used to satisfy liquidity requirements:
•	Overnight funds and overnight deposits;
•	Resale agreements that mature in 31 days or less;
•	Negotiable certificates of deposit, bankers’ acceptances, commercial paper, bank notes and thrift notes which mature in nine months or less;
•	Marketable obligations of the U.S. that mature in 36 months or less;
•	Marketable direct obligations of U.S. government agencies and GSEs (GSE securities are not guaranteed by the U.S. government) that mature in 36 months or less;
•	Cash and collected balances held at the Federal Reserve Banks and eligible financial institutions, net of member pass-throughs; and
•	Assets that are generally accepted as collateral in the repurchase agreement market.
In addition to meeting statutory, regulatory and operational liquidity requirements, the Finance Board regulations and the FHLBank’s RMP require the FHLBank to maintain contingency liquidity, which is defined as sources of cash the FHLBank may use to meet its operational liquidity requirements for a minimum of five business days without access to the consolidated obligation debt markets. Eligible FHLBank investments for meeting the contingency liquidity requirement are defined below. Both the Finance Board and the FHLBank’s liquidity measures depend on certain assumptions which may or may not prove valid in the event of an actual market disruption. Management believes that under normal operating conditions, routine member borrowing needs and consolidated obligation maturities could be met without access to the consolidated obligation debt markets for at least five business days; however, under extremely adverse market conditions, the FHLBank’s ability to meet a significant increase in member advance demand could be impaired if the FHLBank is denied access to the consolidated obligation debt markets. The FHLBank completes its contingency liquidity calculation weekly, or more often if deemed necessary.
The FHLBank is required to maintain daily contingency liquidity in an amount not less than:
•	20 percent of deposits; plus
•	100 percent of Federal funds purchased that mature within one week; plus
•	100 percent of consolidated obligations and other borrowings that mature within one week (less consolidated obligations settling within one week); plus
•	100 percent of consolidated obligations expected to be called within one week; plus

•	100 percent of consolidated obligation amortization payments expected within one week.
For contingency liquidity purposes under its RMP, the FHLBank is authorized to hold the following investments, with the limitation that a security pledged under a repurchase agreement cannot be used to satisfy liquidity requirements:
•	Marketable assets with a maturity of one year or less;
•	Self-liquidating assets with a maturity of seven days or less;
•	Assets that are generally accepted as collateral in the repurchase agreement market; and
•	Irrevocable lines of credit from financial institutions rated not lower than the second highest credit rating category by a NRSRO.
Table 74 summarizes the FHLBank’s compliance with the Finance Board’s regulatory requirements and the FHLBank’s RMP requirements as of the most recently available weekly computation dated May 9, 2006 (in thousands):

Table 74

May 9, 2006
Sources of Contingency Liquidity:
Marketable securities with a maturity less than one year	$6,455,171
Self liquidating assets with a maturity of 7 days or less	8,224,565
Securities available for repurchase agreements	3,420,609

Total Sources	18,100,345

Uses of Contingency Liquidity:
20 percent of deposits	111,575
100 percent of COs and other borrowings maturing in one week	6,642,298
Less 100 percent of COs settling in one week	(15,000)

Total Uses	6,738,873

EXCESS CONTINGENCY LIQUIDITY	$11,361,472

An entity is vulnerable to any rating, event, performance or ratio trigger (collectively called triggers) that would lead to the termination of the entity’s credit availability or the acceleration of repayment of credit obligations owed by the entity. The FHLBank has reviewed the appropriate documents concerning its vulnerability to transactions that contain triggers and fully understands the manner in which risks can arise from such triggers. Triggers adverse to the FHLBank currently exist in agreements for derivatives and SBPAs. The FHLBank’s staff monitors triggers in order to properly manage any type of potential risks from triggers.
With respect to advances, letters of credit and member derivatives, the FHLBank is the beneficiary of certain triggers based on the member’s financial performance as defined in detail in the FHLBank’s policies. See Notes 1 and 8 in Item 13 “Notes to Financial Statements” for collateral requirements designed for the FHLBank’s credit products.
All of the derivative transactions currently in effect, including interest rate swaps, swaptions, caps and floors, have two-way bilateral triggers based on the ratings of the FHLBank or the counterparties, as applicable to the situation (i.e., which party is at risk). These transactions also have two-way rating triggers that provide for early termination, at the option of the FHLBank or the counterparty, if the other party’s rating falls to or below the rating trigger level. Early termination by a counterparty may result in losses to the FHLBank. The FHLBank’s agreements with counterparties incorporate termination triggers at ratings of BBB+ and Baa1 or lower. The triggers are incorporated in a master derivatives credit support annex or bilateral security agreement. Collateral-related triggers are designed to reduce the amount of unsecured credit risk exposure that the FHLBank or a counterparty is willing to accept for a given rating level determined by the NRSROs. The maximum threshold amount of unsecured credit risk exposure for each rating level is defined in Table 75:

Table 75

S&P or Fitch Ratings	Moody’s Ratings	Exposure Threshold
AAA	Aaa	$50 million
AA+, AA, AA-	Aa1, Aa2, Aa3	$15 million
A+, A	A1, A2	$3 million
A-	A3	$1 million
Below A-	Below A3	$0
If the FHLBank’s or a counterparty’s exposure to the other ever exceeds the threshold based on the other’s NRSRO rating, an immediate margin call is issued requiring the party to collateralize the amount of credit risk exposure in excess of the exposure threshold. The agreement with one AAA/Aaa-rated special purpose vehicle also includes one ratings trigger event that would result in termination of any outstanding transactions at a mid-market level. The collateral posted by the FHLBank’s counterparties at December 31, 2005, 2004 and 2003 was in the form of cash. For additional information regarding the FHLBank’s credit exposure relating to derivative contracts, see Note 16 in Item 13 “Notes to Financial Statements” and Item 13 — “Financial Statements and Supplementary Data.”
The FHLBank has executed SBPAs with two in-district state housing finance authorities. All of the SBPAs contain rating triggers beneficial to the FHLBank providing that if the housing finance authority bonds covered by the SBPA are rated below investment grade (BBB/Baa), the FHLBank would not be obligated to purchase the bonds even though the FHLBank was otherwise required to do so under the terms of the SBPA contract. The SBPAs also generally provide that the FHLBank can be replaced as the liquidity provider in these transactions should its rating by a specified NRSRO ever fall below triple-A. As of December 31, 2005 and 2004, the FHLBank had 22 and 18 SBPAs that covered $764.9 million and $657.9 million in outstanding principal plus interest, respectively.
Business Risk Management
Business risk is the risk of an adverse impact on the FHLBank’s profitability resulting from external factors that may occur in both the short and long term. The FHLBank manages business risks by having in effect at all times a long-term strategic business plan that describes how the business activities will achieve the mission of the FHLBank and also details the operating goals and strategic objectives for each major business activity. Development of a long-term strategic business plan is an intensive annual process that includes a review of the FHLBank’s mission, vision and overall philosophies, and appropriate research and analysis, including modeling of balance sheet composition and income under various economic scenarios. The board of directors plays a key role in the development of the strategic business plan and regularly monitors progress in the achievement of business objectives.
To manage business concentration risk, ROE simulations are conducted annually with estimated best- and worst-case assumptions. Scenarios also include the effects on the FHLBank if one or more of its larger customers significantly reduced its advance and/or mortgage loan sales levels, or was no longer a member. The total advance growth and distribution for the FHLBank’s top five borrowers is monitored on a monthly basis by the asset/liability committee. Advance concentration to the FHLBank’s top five borrowers has steadily declined in recent years.
Operations Risk Management
Operations risk is the risk of unexpected losses attributable to human error, business disruption and systems failure, internal and external fraud, unenforceability of legal contracts or circumvention or failure of internal controls and procedures. Mitigating this risk are systems and procedures to monitor transactions and financial positions, documentation of transactions, annual comprehensive risk assessments conducted at the business unit level, Finance Board compliance reviews and periodic reviews by the FHLBank’s Internal Audit department. The FHLBank has also established and maintains an effective internal control system that addresses the efficiency and effectiveness of FHLBank activities, the safeguarding of FHLBank assets, and the reliability, completeness and timely reporting of financial and management information to the board of directors and outside parties, including the Office of Finance and the Finance Board. Reconciliation procedures are also in place to ensure that systems capture critical data. The FHLBank’s Internal Audit department, which reports directly to the audit committee of the board of directors, regularly monitors the FHLBank’s compliance with established policies and procedures. The FHLBank also maintains an Internal Control Policy (most recently reviewed and approved by the board of directors in September 2005) that outlines the objectives and principles for the FHLBank’s internal controls, establishes and delineates business unit managers’ responsibilities for implementing internal controls, and establishes the Internal Audit department as the FHLBank business unit responsible for reviewing the adequacy of the FHLBank’s internal controls.
The FHLBank manages business disruption and systems failure by having in place at all times a disaster recovery plan, the purpose of which is to provide contingency plans for situations in which operations cannot be carried out in the normal manner. The FHLBank maintains contingency plans that deal with business interruptions lasting from two hours to periods of four weeks or longer. The FHLBank also maintains an off-site recovery operations center that is an important component of its overall disaster recovery planning effort. The recovery center is maintained on a different power grid and is serviced by another telephone central office than the FHLBank’s main headquarters. An on-site portable power generator supports the site in case of total power failure. The off-site recovery center is also used to store back-up tapes, supplies and other resources specifically acquired for disaster recovery purposes. Comprehensive testing is conducted at the off-site recovery location at least once each year with additional limited tests conducted on a quarterly basis. The FHLBank’s contingency plans, including employee emergency contact lists, are reviewed and updated quarterly.
In December 2002, the FHLBank was approved for sponsorship in the Government Emergency Telecommunications Service (GETS) program. GETS supports federal, state and local government, industry and nonprofit organization personnel by providing emergency access and priority processing of local and long-distance telecommunications service. The program is intended for use in an emergency or crisis situation during which the probability of completing a call through normal or other alternative telecommunications is significantly reduced. The ability to complete telephone calls through the GETS program is tested on a quarterly basis by designated FHLBank personnel.
Impact of Recently Issued Accounting Standards
Change in Accounting Principle: Effective July 1, 2003, the FHLBank changed its method of amortizing/accreting concessions (amounts paid to dealers in connection with sales of consolidated obligation bonds) and premiums/discounts on consolidated obligation bonds. Prior to July 1, 2003, these amounts were amortized/accreted over the estimated lives of the consolidated obligation bonds using the interest method. Currently, these amounts are amortized/accreted to the maturity date of the consolidated obligation bonds using the interest method. The authoritative basis for the prior and current accounting both reside in Accounting Principles Board (APB) Opinion 21, Interest on Receivables and Payables (APB 21). The FHLBank, pursuant to APB 21, paragraph 15, previously amortized/accreted premiums/discounts and concessions on consolidated obligation bonds over the estimated lives. The FHLBank elected to change the period over which these amounts were amortized/accreted to maturity date, as allowed in APB 21, paragraph 15, from estimated life to maturity date because it believed that this methodology was a more precise application of GAAP and therefore preferable. In accordance with APB 20, Accounting Changes, this change from one acceptable method to another acceptable method was accounted for as a change in accounting principle. The cumulative effect of this accounting change for periods prior to July 1, 2003 was not reasonably determinable because of the volume of transactions involved (issues and calls) and the method of storing and purging of electronic data. In order to calculate the cumulative effect of this accounting change as of January 1, 2003, the FHLBank would be required to manually recalculate the amortization impact for each transaction by reporting period. Because of these factors, the FHLBank determined that the impact could not be reasonably determined and that pro forma effects could not be reasonably provided. The estimated effect of the change in 2003 for consolidated obligation bonds outstanding on the date of the change was to increase net income by $3,804,000.
SFAS 156: In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (herein referred to as “SFAS 156”). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value, if practicable. SFAS 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The FHLBank does not expect the adoption of this statement to have a material impact on its financial condition, results of operations or cash flows.
SFAS 154: The FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (herein referred to as “SFAS 154”) in May 2005. This statement requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. The FHLBank adopted the standard according to the implementation date prescribed in the standard. The FHLBank does not expect the new rules to have a material impact on its results of operations or financial condition at the time of adoption.
SFAS 155: The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” (herein referred to as “SFAS 155”) in February 2006. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets (DIG Issue D1). SFAS 155 amends FSAS 133 to simplify the accounting for certain derivatives embedded in other financial instruments (a hybrid financial instrument) by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise required bifurcation, provided that the entire hybrid financial instrument is accounted for on a fair value basis. SFAS 155 also establishes the requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, which replaces the interim guidance in DIG Issue D1. SFAS 155 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities a replacement of FASB Statement 125 (SFAS 140) to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interests other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006 (January 1, 2007 for the FHLBank), with earlier adoption allowed. The FHLBank has not yet determined the effect that the implementation of SFAS 155 will have on its earnings or statement of financial position.
DIG Issue B38 and DIG Issue B39: The FASB issued Derivative Implementation Group (DIG) Issue B38, “Evaluation of Net Settlement with Respect to the Settlement of a Debt Instrument through Exercise of an Embedded Put Option or Call Option” and DIG Issue B39, “Application of Paragraph 13(b) to Call Options That Are Exercisable Only by the Debtor” in June 2005. DIG Issue B38 addresses an application issue when applying SFAS 133, paragraph 12(c) to a put option or call option (including a prepayment option) embedded in a debt instrument. DIG Issue B39 addresses the conditions in SFAS 133, paragraph 13(b) as they relate to whether an embedded call option in a hybrid instrument containing a host contract is clearly and closely related to the host contract if the right to accelerate the settlement of debt is exercisable only by the debtor. The FHLBank adopted the standard according to the implementation date prescribed in the standard. The FHLBank does not expect the new rules to have a material impact on its results of operations or financial condition at the time of adoption.
Adoption of FASB Staff Position (FSP) FAS 115-1: The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In November 2005, the FASB issued FSP 115-1, which addresses the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FHLBank does not expect the new rules to have a material impact on its results of operations at the time of adoption.
Adoption of SFAS 150: The FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (herein referred to as “SFAS 150”) in May 2003. This statement established a standard for how certain financial instruments with characteristics of both liabilities and equity are classified in the financial statements and provides accounting guidance for, among other things, mandatorily redeemable financial instruments.
The FHLBank adopted SFAS 150 as of January 1, 2004 based on the characteristics of its capital stock, the definition of a nonpublic entity in SFAS 150, and the definition of a SEC registrant in FASB Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150.” The FHLBank is a cooperative whose member institutions own all of the capital stock. Member shares cannot be purchased or sold except between the FHLBank and its members at $100 per share par value. The FHLBank does not have equity securities that trade in a public market and is not in the process of registering equity securities with the SEC for the purpose of a sale of equity securities in a public market. However, the FHLBank issues joint and several consolidated obligations through the Office of Finance that are traded in a public market. Based on this analysis the FHLBank adopted SFAS 150 as of January 1, 2004, due to its status as a nonpublic SEC registrant.
In compliance with SFAS 150, the FHLBank reclassifies stock subject to redemption from equity to a liability immediately when a member exercises a written redemption right, gives notice of intent to withdraw from membership or attains non-member status by merger or acquisition, charter termination or involuntary termination from membership, since the shares of capital stock then meet the definition of a mandatorily redeemable financial instrument. Prior to the adoption of SFAS 150, all shares of capital stock outstanding under prior capital rules were classified as equity. Following the adoption of SFAS 150 and prior to the implementation of our new capital plan on September 30, 2004, certain shares of capital stock were reclassified from equity to a liability upon the occurrence of a triggering event. These triggering events included: 1) a member giving notice of intent to withdraw from membership; or 2) a member attaining nonmember status through merger or acquisition, charter termination, or involuntary termination from membership, since the member shares will then meet the definition of mandatorily redeemable capital stock. There is no distinction as to treatment for reclassification from equity to liability between in-district redemption requests and those redemption requests as a result of out-of-district acquisitions. After the adoption of SFAS 150 and before the implementation of our new capital plan, all requests received from members for redemption of excess capital stock were repurchased by the FHLBank on the same day the request was submitted by a member. Reclassification to a liability was not necessary for pre-conversion stock because there was no redemption period and it was under the FHLBank’s sole discretion to either repurchase stock or deny the redemption requests, which would then become null and void. Under prior capital rules, there were no grace periods or penalties for revoking redemption requests because there were no redemption periods for the pre-conversion stock and the FHLBank could either repurchase stock or simply deny the redemption requests, which would then become null and void. Shares of capital stock meeting this definition are reclassified to a liability at fair value. Dividends related to capital stock classified as a liability are accrued at the expected dividend rate and reported as interest expense in the statements of income. The repayment of the mandatorily redeemable financial instruments is reflected as a cash outflow in the financing activities section of the statements of cash flows.
A member is subject to a penalty if they rescind their redemption or withdrawal request under the new capital plan. However, if a member cancels its written notice of redemption or notice of withdrawal, the FHLBank reclassifies mandatorily redeemable capital stock from a liability to equity in compliance with SFAS 150. After the reclassification, dividends on the capital stock will no longer be classified as interest expense.
On January 1, 2004, the FHLBank reclassified $3,630,000 of its outstanding capital stock to “mandatorily redeemable capital stock” in the liability section of the statements of condition. Estimated dividends earned but not paid to a member are considered part of the carrying value of mandatorily redeemable stock. However, FHLBank Topeka’s dividends are declared and paid at each quarter end; therefore, the fair value reclassified equaled par value. For the years ended December 31, 2005 and 2004, dividends paid on capital stock subject to redemption request in the amounts of $384,000 and $109,000, respectively, were recorded as interest expense in accordance with SFAS 150.
Although the mandatorily redeemable capital stock is not included in capital for financial reporting purposes, such outstanding stock is considered capital for regulatory purposes. See Note 14 in “Notes to Financial Statements” in Item 13. “Financial Statements and Supplementary Data” for more information, including significant restrictions on stock redemption and repurchases.
Effects of Inflation
The effect of inflation on the FHLBank and other financial institutions differs significantly from that exerted on industrial entities. Financial institutions are not heavily involved in large capital expenditures used in the production, acquisition or sale of products. Virtually all assets and liabilities of financial institutions are monetary in nature and represent obligations to pay or receive fixed and determinable amounts not affected by future changes in prices. Changes in interest rates have a significant impact on the earnings of financial institutions. Higher interest rates generally follow rising demand from borrowers and the corresponding, increased funding requirements of financial institutions. Although interest rates are viewed as the price of borrowing funds, the behavior of interest rates differs significantly from the behavior of prices of goods and services. Prices of goods and services may be directly related to prices of other goods and services while the price of borrowing is related closely to future inflation rates expected by financial market participants. As a result, when the rate of inflation slows, interest rates tend to decline. On the other hand, prices for goods and services tend to be sticky in the downward direction and generally do not decline in this situation. Interest rates are also subject to restrictions imposed through monetary policy, usury laws and other artificial restraints. The rate of inflation has been relatively low in recent years and given the current historically low level of intermediate and long-term interest rates, financial market participants currently seem to expect that inflation will be well contained for the immediate future.

Item 3: Properties
The FHLBank occupies approximately 62,796 square feet of leased office space at One Security Benefit Place, Suite 100, Topeka, Kansas. The FHLBank also maintains in Topeka a leased off-site back-up facility with approximately 3,000 square feet. Small offices are leased in Nebraska, Oklahoma and Colorado for member account management personnel.
Item 4: Security Ownership of Certain Beneficial Owners and Management
The FHLBank is a cooperative. Its members or former members own all of the outstanding capital stock of the FHLBank. A majority of the directors of the FHLBank are elected by and from its membership. The exclusive voting right of members is for the election of a portion of the FHLBank’s directors (i.e., those “industry” directors who are not appointed by the Finance Board). Furthermore, each member is eligible to vote only for those open director seats in the state in which its principal place of business is located. Membership is voluntary; however, members must give notice of their intent to withdraw from membership. A member that withdraws from membership may not be readmitted to membership for five years after the date upon which its required membership stock (Class A Common Stock) is redeemed by the FHLBank.
Management of the FHLBank cannot legally and, therefore, does not own capital stock of the FHLBank. The FHLBank does not offer any compensation plan to its employees under which equity securities of the FHLBank are authorized for issuance. Ownership of the FHLBank’s capital stock is concentrated within the financial services industry, and is stratified across various institution types as noted in Table 76 (amounts in thousands).

Table 76

	Commercial		Credit	Insurance
	Banks	Thrifts	Unions	Companies	Other[1]	Total
December 31, 2005	$754,574	$645,577	$208,697	$179,493	$0	$1,788,341
December 31, 2004	659,869	822,509	169,481	153,210	0	1,805,069
December 31, 2003	614,779	881,703	98,603	141,238	3,629	1,739,952
December 31, 2002	559,460	839,933	96,061	116,589	18,980	1,631,023
December 31, 2001	541,435	702,888	60,828	73,496	17,277	1,395,924

[1]	“Other” includes capital stock of members that were merged with or acquired by non-members where the resulting institution is not a member of the FHLBank. On January 1, 2004, the FHLBank adopted SFAS 150, which required non-member stock to be transferred to and reported as mandatorily redeemable capital stock that is excluded from capital and this table. For years ended prior to January 1, 2004, non-member stock was being presented as capital and has been included in this table.
Table 77 presents information on member institutions holding five percent or more of outstanding capital stock, which includes mandatorily redeemable capital stock, at the FHLBank as of December 31, 2005 (in thousands). Of these stockholders, no officer or director currently serves on the FHLBank’s board of directors.

Table 77

Member Institutions Holding 5% or More Capital Stock
					Percent
Borrower Name	Address	City	State	Par Value	of Total
MidFirst Bank	501 NW Grand Blvd.	Oklahoma City	OK	$273,586	14.77%
Capitol Federal Savings Bank	700 S Kansas Ave	Topeka	KS	184,642	9.97
U.S. Central Credit Union	9701 Renner Blvd	Lenexa	KS	153,671	8.29

TOTAL				$611,899	33.03%

Additionally, because of the fact that a majority of the board of directors of the FHLBank is nominated and elected from the membership of the FHLBank, these nominated and elected directors are officers of member institutions that own the FHLBank’s capital stock. Table 78 presents total capital stock, which includes mandatorily redeemable capital stock, held as of December 31, 2005, for member institutions whose officers currently serve as directors of the FHLBank (in thousands):

Table 78

Total Capital Stock Outstanding to Member Institutions whose Officers Serve as a Director
					Percent
Borrower Name	Address	City	State	Par Value	of Total
Centennial Bank of the West [1]	401 Main Street	Longmont	CO	$ 4,638	0.26%
Farmers Bank and Trust, National Association	1017 Harrison	Great Bend	KS	3,492	0.19
First National Bank	PO Box 570	Goodland	KS	2,660	0.15
Golden Belt Bank, FSA	901 Washington Street	Ellis	KS	2,601	0.15
Morgan Federal Bank	321 Ensign Street	Fort Morgan	CO	1,607	0.09
Saline State Bank	203 W 3rd	Wilber	NE	778	0.04
Citizens Bank and Trust Company of Ardmore	1100 N Commerce	Ardmore	OK	731	0.04
Chickasha Bank & Trust Company	1924 S 4th Street	Chickasha	OK	581	0.03
Lisco State Bank	102 Coldwater	Lisco	NE	86	0.01

TOTAL				$17,174	0.96%

[1]	Centennial Bank of the West merged with First MainStreet Bank, NA on October 4, 2005.
Item 5: Directors and Executive Officers
Table 79 sets forth the names, ages, and titles of the executive officers of the FHLBank as of the date of this registration statement.

Table 79

			Employee of the
Executive Officer	Age	Position Held	FHLBank Since
Andrew J. Jetter	50	President/Chief Executive Officer	May 18, 1987
David S. Fisher	50	EVP/Chief Operating Officer	January 3, 2006
Mark E. Yardley	50	EVP/Chief Financial Officer	October 1, 1984
Patrick C. Doran	45	SVP/General Counsel/Corporate Secretary	May 1, 2004
Frank M. Tiernan	62	SVP/Director of Risk Analysis and Financial Operations	February 10, 1986
Sonia R. Betsworth	44	SVP/Director of Member Products	January 10, 1983
Bradley P. Hodges	50	SVP/Director of Corporate Services	April 24, 1989
Dan J. Hess	41	First VP/Director of Sales	August 14, 1995
Matthew D. Boatwright	48	First VP/Director of Capital Markets/Treasurer	November 10, 1986
Thomas E. Millburn	35	First VP/Director of Internal Audit	September 26, 1994
No executive officer has any family relationship with any other executive officer or director. All executive officers serve at the discretion of the board of directors.
There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer was or is to be selected as an officer of the FHLBank, including no employment agreement between any executive officer and the FHLBank.
Except as otherwise indicated below, each officer has been engaged in the principal occupation listed above for at least five years:
Andrew J. Jetter became president and CEO of the FHLBank in September 2002. He also served as executive vice president and chief operating officer from January 1998 to September 2002. He joined the FHLBank in 1987 as an attorney and was promoted to general counsel in 1989, vice president in 1993, and senior vice president in 1996.

David S. Fisher became executive vice president and chief operations officer in January 2006. Prior to that, from June 2000 until joining the FHLBank, Mr. Fisher was EVP and CFO of Commercial Federal Bank in Omaha, Nebraska. He was responsible for Treasury, Capital Markets, Accounting, Finance, Real Estate, Strategic Planning, Information Technology, Operations, Human Resources and the Investor Relations departments. He also served as the chairman for the FHLBank Risk Management Advisory Board from April 2004 until December 2005.
Mark E. Yardley has been executive vice president and chief financial officer since February 2005. He also served as first senior vice president, director of finance, from January 1999 to December 1999 and as first senior vice president and chief financial officer from December 1999 through February 2005. He joined the FHLBank in 1984 as director of internal audit and was promoted to assistant vice president in 1990 and vice president in 1991.
Patrick C. Doran became senior vice president, general counsel/corporate secretary in May 2004. Prior to that, he served as senior counsel and vice president of corporate and community affairs for 1st Source Bank, South Bend, Indiana.
Frank M. Tiernan, Ph.D., has been senior vice president, director of risk analysis and financial operations, since March 2006. He also served as senior vice president, treasurer, from 1994 to 2006. He joined the FHLBank in 1986 as an investment manager. He was promoted to vice president in 1987.
Sonia R. Betsworth has been senior vice president, director of member products since April 2002. She also served as senior vice president, director of credit and collateral, from 1999 to 2002. She joined the FHLBank in 1983. She was named assistant vice president in 1994 and vice president in 1998.
Bradley P. Hodges has been senior vice president, director of corporate services since December 2001. He also served as vice president, corporate resources manager, from 1998 to 2001. He joined the FHLBank in 1989. He was promoted to assistant vice president in 1995 and vice president in 1998.
Dan J. Hess has been first vice president, director of sales, since April 2002. He also served as vice president, lending manager, from 2000 to 2002. He joined the FHLBank in 1995 and was promoted to assistant vice president in 1999.
Matthew D. Boatwright has been first vice president, director of capital markets, treasurer, since March 2006. He also served as first vice president, director of capital markets from 2004 to 2006. He joined the FHLBank in 1986 as a financial analyst. He was named investments representative in 1988, was promoted to assistant vice president in 1990, and became vice president, director of investments and funding in 1998.
Thomas E. Millburn has been first vice president, director of internal audit since March 2004. He joined the FHLBank in 1994 as staff auditor. He was promoted to assistant vice president, director of internal audit in 1999 and to vice president in 2000.
Directors
The FHLBank Act provides that an FHLBank’s board is to be comprised of 14 directors, eight of which are to be elected by the members and six of which are to be appointed by the Finance Board. Directors serve three-year terms. Elected directors cannot serve more than three consecutive terms. Appointed directors may be reappointed at the discretion of the Finance Board. The Finance Board may increase the number of elective and appointive directors of an FHLBank in accordance with the Bank Act. Each director is required to be a citizen of the United States and must either be a resident in the FHLBank’s district or serve as an officer or director of a member located in the FHLBank’s district. As of the date of this registration statement, the FHLBank Topeka’s board was comprised of nine elected directors and two appointed directors. The Finance Board last appointed directors to the FHLBank Topeka’s board of directors for terms beginning January 1, 2004, and those terms will end on December 31, 2006. After that date, the FHLBank Topeka will have no appointed directors unless the Finance Board takes action to make new director appointments.
There are no arrangements or understandings between any elected director and any other person pursuant to which the elected director was or is to be selected as a director or nominee. No director has any family relationship with any other director or executive officer.

Table 80 sets forth certain information regarding each of the FHLBank’s directors as of the date of this registration statement.

Table 80

			Expiration of
Director	Age	Director Since	Term as Director
Harley D. Bergmeyer	64	January 1, 2003	December 31, 2008
Michael M. Berryhill	50	January 1, 2003	December 31, 2008
Robert E. Caldwell, II*	35	January 1, 2004	December 31, 2006
G. Bridger Cox	53	January 1, 1997	December 31, 2006
Steven D. Hogan	43	January 1, 2004	December 31, 2006
Jane C. Knight*	62	January 1, 2004	December 31, 2006
Lawrence L. McCants	56	January 1, 2005	December 31, 2007
Thomas H. Olson	70	January 1, 2002	December 31, 2007
Lindel E. Pettigrew	63	January 1, 2002	December 31, 2007
William R. Robbins	69	January 1, 1997	December 31, 2006
Ronald K. Wente	55	January 1, 1996	December 31, 2008

*	Appointed directors.
Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years:
Harley D. Bergmeyer has been chairman of the board of directors of Saline State Bank, Wilber, Nebraska, since 1977.
Michael M. Berryhill has been chairman of the board of directors, president and CEO of Morgan Federal Bank, Fort Morgan, Colorado, since 1993.
Robert E. Caldwell, II has been general counsel for Linweld, Inc., a large independent manufacturer and distributor of industrial/medical gases and welding supplies, since 1996.
G. Bridger Cox has been president and CEO of Citizens Bank and Trust Company, Ardmore, Oklahoma, since 1996.
Steven D. Hogan is president of Centennial Bank of the West (formerly First MainStreet), Fort Collins, Colorado. He joined Centennial Bank of the West in 2001. From 2000 to 2001 he was a senior credit officer for Vista Bank, Colorado Springs, Colorado. He was employed as an account manager with the FHLBank from 1996 to 2000.
Jane C. Knight was vice president of site-based strategies for Kansas Big Brothers Big Sisters from 2002 through 2005. Prior to that, she directed the Wichita office for Kansas Governor Bill Graves and was in charge of addressing constituent concerns, including housing issues.
Lawrence L. McCants is president and CEO of First National Bank, Goodland, Kansas. He joined First National Bank in 1983 after working for the Comptroller of the Currency for 11 years.
Thomas H. Olson has been president and CEO of Lisco State Bank, Lisco, Nebraska as well as serving as chairman of the board of banks located in Nebraska, Colorado and Wyoming, during and prior to the past five years.
Lindel E. Pettigrew has been president and CEO of Chickasha Bank and Trust Company, Chickasha, Oklahoma, since 1974.
William R. Robbins has been president, CEO and CLO of Farmers Bank and Trust, Great Bend, Kansas, since 1971.
Ronald K. Wente has been president and CEO of Golden Belt Bank, Hays, Kansas since 1974.

Code of Ethics
The FHLBank has adopted a Code of Ethics that applies to the FHLBank’s directors, officers (including the FHLBank’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) and employees. The FHLBank has posted its Code of Ethics on its Web site at www.fhlbtopeka.com. The FHLBank will also post on this Web site any amendments to, or waivers from, a provision of its Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions as required by applicable rules and regulations. The Code of Ethics is available, in print, free of charge, upon request. Written requests may be made to the General Counsel of the FHLBank at One Security Benefit Place, Suite 100, Topeka, Kansas, 66606.
Item 6: Executive Compensation
Table 81 sets forth all compensation received from the FHLBank for the three fiscal years ended December 31, 2005, 2004 and 2003 by the FHLBank’s Chief Executive Officer and the four most highly paid executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of 2005 (collectively, the “Named Executive Officers”). Annual compensation includes amounts deferred.

Table 81

	Year			All Other
	Earned	Salary	Bonus	Compensation[1]
Jetter, Andrew	2005	$511,250	$140,594	$40,459
President/	2004	475,000	187,031	36,531
Chief Executive Officer	2003	387,500	133,946	29,564

Yardley, Mark	2005	240,000	76,519	17,201
Executive Vice President/	2004	216,750	67,553	18,125
Chief Financial Officer	2003	190,250	58,961	14,825

Doran, Patrick [2]	2005	191,250	49,567	10,240
Senior Vice President/	2004	120,000	35,193	50,334 [3]
General Counsel	2003	—	—	—

Tiernan, Frank	2005	162,120	39,962	12,829
Senior Vice President/	2004	158,200	49,507	12,298
Director of Risk Analysis and Financial Operations	2003	152,775	42,379	11,698

Betsworth, Sonia	2005	148,000	36,634	13,911
Senior Vice President/	2004	138,750	43,332	11,468
Director of Member Products	2003	127,750	37,318	9,840

[1]	Represents contributions or other allocations made by the FHLBank to qualified and/or non-qualified vested and unvested defined contribution plans. The dollar value of premiums paid for group term life insurance is not reported because the plans under which these benefits are provided do not discriminate in scope, terms, or operation in favor of executive officers or directors of the FHLBank and are available generally to all salaried employees.

[2]	Mr. Doran was hired in May 2004.

[3]	All other compensation for Mr. Doran includes a relocation allowance of $32,273 and related taxes paid on behalf of Mr. Doran of $11,292.
The FHLBank participates in the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra Defined Benefit Plan), a tax-qualified defined-benefit pension plan, formerly known as the Financial Institutions Retirement Fund; the Pentegra Defined Contribution Plan for Financial Institutions, a tax-qualified defined contribution pension plan, formerly known as the Financial Institutions Thrift Plan; and the retirement Benefit Equalization Plan (BEP), a non-qualified retirement plan. The BEP ensures, among other things, that participants receive the full amount of benefits to which they would have been entitled under the Pentegra Defined Benefit Plan and the Pentegra Defined Contribution Plan in the absence of limits on benefit levels imposed by the Internal Revenue Service. Matching BEP contributions made by the FHLBank to the named executives are included in the “All Other Compensation” column in Table 81.

Table 82 shows estimated annual benefits payable from the Pentegra Defined Benefit Plan and BEP combined upon retirement at age 65 and calculated in accordance with the formula currently in effect for specified years of service and remuneration classes for the FHLBank participating in both plans.

Table 82

Executive Pension Plan

	Years of Service
Remuneration	15	20	25	30
$300,000	$103,000	$133,000	$163,000	$193,000
$400,000	$133,000	$173,000	$213,000	$253,000
$500,000	$163,000	$213,000	$263,000	$313,000
$600,000	$193,000	$253,000	$313,000	$373,000
$700,000	$223,000	$293,000	$363,000	$433,000
$800,000	$253,000	$333,000	$413,000	$493,000
$900,000	$283,000	$373,000	$463,000	$553,000
•	Formula: Starting September 2003 Pentegra Defined Benefit Plan Benefit = 2.0 percent x years of benefit service (not to exceed 30 years) x high three-year average compensation. Benefit service begins one year after employment.

•	Prior to September 2003 FIRF Benefit = 2.25 percent x years of benefit service (not to exceed 30 years) x high three-year average compensation. Benefit service begins one year after employment. The reduction in accrued benefit from the 2.25 percent accrual rate to the 2.0 percent accrual rate as of August 31, 2003, is represented as a “frozen add-on.” This frozen amount is then added to the accrued benefit for any future calculation that will be made using the 2.0 percent accrual rate. The frozen add-on amounts for the executives listed are disclosed below.

•	Compensation covered includes annual base salary plus incentive compensation without regard to IRS limitations.

•	Mr. Jetter’s credited years of service as of December 31, 2005, is 17 years, 7 months. His frozen add-on is $13,300.

•	Mr. Yardley’s credited years of service as of December 31, 2005, is 20 years, 3 months. His frozen add-on is $9,705.

•	Mr. Doran’s credited years of service as of December 31, 2005, is 8 months.

•	Mr. Tiernan’s credited years of service as of December 31, 2005, is 18 years, 10 months. His frozen add-on is $7,766.

•	Ms. Betsworth’s credited years of service as of December 31, 2005, is 21 years, 11 months. Her frozen add-on is $7,272.

•	The regular form of retirement benefits provides a straight-life annuity with 10 years certain.
The human resources committee (the Committee) of the board of directors advises the full board on various human resources issues, including equal employment opportunities, prevention of discrimination, selection of officers and compensation of directors, officers and employees. The Committee also makes recommendations on major benefit programs offered by the FHLBank, including those described above. In addition, the Committee is charged with recommending the elements of the CEO evaluation policy.
Compensation of Directors
In accordance with the Finance Board’s regulations and the GLB Act, the FHLBank has established a formal policy governing the compensation and travel reimbursement provided to its directors. The goal of the policy is to compensate members of the board of directors for work performed on behalf of the FHLBank. Under this policy, compensation is comprised of per-meeting fees which are subject to an annual cap. The fees compensate directors for time spent reviewing materials sent to them on a periodic basis by the FHLBank; for preparing for meetings; for actual time spent attending the meetings of the board or its committee(s); and for participating in any other activities for the FHLBank such as attending new director meetings and director meetings called by the Finance Board, attending the FHLBank’s Annual Management Conference, customer appreciation events and conferences or seminars. Directors are also reimbursed for reasonable FHLBank-related travel expenses. Total directors’ fees and other travel expense paid by the FHLBank during 2005, 2004 and 2003, were $233,000, $268,000, and $271,000 and $228,000, $229,000, and $243,000, respectively. Table 83 sets forth the per-meeting fees and the annual caps for the year ended 2005 (in whole dollars):

Table 83

	Per Meeting Fee	Annual Cap
Chair	$4,727	$28,364
Vice-chair	3,782	22,692
Other members	2,837	17,019
Item 7: Certain Relationships and Related Transactions
Since the FHLBank is a cooperative, capital stock ownership is a prerequisite to transacting business with the FHLBank. The majority of the FHLBank’s board of directors is elected by the membership. As such, all members and most directors would be classified as related parties, as defined by securities law and SEC regulations. Table 84 represents the volume of business transacted with members of the FHLBank during the years ended December 31, 2005, 2004 and 2003 (in thousands):

Table 84

	12/31/2005	12/31/2004	12/31/2003
Advances made	$348,926,687	$341,750,793	$298,501,131
Mortgage loans originated or purchased from members of FHLBank Topeka or other FHLBanks	327,797	1,939,326	600,026
Member deposits outstanding as of the end of the period	893,017	840,476	1,080,247
Derivatives outstanding as of the end of the period	388,192	550,186	466,699
Elected directors are officers of member institutions that own the FHLBank’s capital stock and conduct business with the FHLBank. Information with respect to the directors who are officers of these member institutions is set forth under “Directors and Executive Officers of the FHLBank – Directors” above. Additional information regarding the member institutions is provided in the “Security Ownership of Certain Beneficial Owners and Management” section above. See Note 19 in the “Notes to Financial Statements” for advance and deposit balances as of December 31, 2005 and 2004, and for mortgage loans funded or purchased during the years ended December 31, 2005 and 2004, for member institutions whose officers serve as directors of the FHLBank.
Income earned on advances represents the majority of the FHLBank’s revenue. Elected directors are officers of member institutions that own the FHLBank’s capital stock and borrow from the FHLBank. Table 85 presents advance income earned during the years ended December 31, 2005 and 2004 as a result of lending activity transacted with member institutions whose officers serve as directors of the FHLBank (in thousands):

Table 85

	2005		2004
	Advance	% of	Advance	% of
Borrower Name	Income	Total	Income	Total
Farmers Bank and Trust, National Association	$2,524	0.24%	$1,906	0.23%
Centennial Bank of the West	2,070	0.19	326	0.04
First National Bank	1,237	0.12	993	0.12
Golden Belt Bank, FSA	1,218	0.11	1,062	0.13
Morgan Federal Bank	802	0.07	885	0.11
Saline State Bank	666	0.06	612	0.07
Citizens Bank and Trust Company of Ardmore	570	0.05	571	0.07
Chickasha Bank & Trust Company	288	0.03	250	0.03
Lisco State Bank	55	0.01	51	0.01

TOTAL	$9,430	0.88%	$6,656	0.81%

See Note 18 in the “Notes to Financial Statements” included under Item 13. “Financial Statements and Supplementary Data” for information regarding a direct financing lease with Security Benefit Life Ins. Co., Topeka, KS. As of December 31, 2005, Security Benefit Life Ins. Co. owned $56,657,000 of total capital stock, or 3.06 percent of total FHLBank capital stock owned, which includes mandatorily redeemable capital stock.
Item 8: Legal Proceedings
The FHLBank is subject to various pending legal proceedings arising in the normal course of business. After consultation with legal counsel, management does not anticipate that the ultimate liability, if any, arising out of these matters will have a material adverse effect on the FHLBank’s financial condition or results of operations.
Item 9: Market Price of and Dividends on the FHLBank’s Common Equity and Related Stockholder Matters
As a cooperative, members own almost all the Class A Common Stock and Class B Common Stock of the FHLBank with the remainder of the capital stock held by former members that are required to retain capital stock ownership to support outstanding advances executed and mortgage loans sold while they were members. In addition, the FHLBank adopted SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” at January 1, 2004, which requires a portion of the FHLBank capital stock to be treated as a liability and not as capital, including the capital stock of former members. Prior to January 1, 2004, all capital stock of the FHLBank is reflected as a component of capital.
The majority of the directors of the FHLBank are elected by and from the membership, and the FHLBank conducts its business in advances and mortgage loan acquisitions almost exclusively with its members. There is no established marketplace for the FHLBank’s stock and it is not publicly traded. Depending on the class of capital stock, it may be redeemed at par value either six months (Class A Common Stock) or five years (Class B Common Stock) after the FHLBank receives a written request by a member, subject to regulatory limits and to the satisfaction of any ongoing stock investment requirements applying to the member. The FHLBank may repurchase shares held by members in excess of the members’ required stock holdings at its discretion at any time at par value. Par value of all common stock is $100 per share. As of 2005, the FHLBank had 904 stockholders and 5,602,767 shares of Class A Common Stock and 12,924,197 shares of Class B Common Stock outstanding, including 625,177 shares of Class A Common Stock and 18,375 shares of Class B Common Stock subject to mandatory redemption by members. As of December 31, 2004, the FHLBank had 884 stockholders and 3,272,487 shares of Class A Common Stock outstanding and 16,087,083 shares of Class B Common Stock outstanding, including 16,057 shares of Class A Common Stock and 1,292,824 shares of Class B Common Stock subject to mandatory redemption by members. The FHLBank is not currently required to register either class of its stock under the Securities Act of 1934 (as amended). However, pursuant to a Finance Board regulation, the FHLBank was required to file a registration statement on or before June 30, 2005, in order to register one of its classes of stock pursuant to section 12(g)(1) of the Securities Exchange Act of 1934 (as amended). In accordance with the Finance Board rule, the FHLBank was required to ensure that its registration became effective as provided in section 12 no later than August 29, 2005. The FHLBank worked diligently towards registration with the SEC but was not able to meet these regulatory deadlines. Due to the FHLBank’s delay in meeting the deadline set by the Finance Board for registration, any proposed dividend payments by the FHLBank must receive the approval of the Finance Board pursuant to Finance Board Advisory Bulletin 05-07. See Item 1 – “Legislation and Regulatory Developments” – “Final Rule on Registration Under the Securities Exchange Act of 1934.”
The FHLBank paid quarterly cash dividends and stock dividends during the periods ended December 31, 2005 and 2004, which includes dividends treated as interest expense for mandatorily redeemable shares in those years, and December 31, 2003. Dividends paid on capital stock are outlined in Tables 86, 87 and 88 (in thousands):

Table 86

	Capital Stock Prior to Conversion to New Capital Plan
		Dividends	Dividends	Total Dividends
	Percent	Paid in Cash[1]	Paid in Stock	Paid
09/30/2004	3.75%	$86	$16,522	$16,608
06/30/2004	3.50	45	15,719	15,764
03/31/2004	3.50	42	15,262	15,304
12/31/2003	3.50	77	14,879	14,956
09/30/2003	3.50	14,632	0	14,632
06/30/2003	3.50	14,337	0	14,337
03/31/2003	3.50	14,009	0	14,009

Table 87

	Class A Common Stock
			Dividends
			Paid in Class
		Dividends	B Common	Total Dividends
	Percent	Paid in Cash[1]	Stock	Paid
12/31/2005	3.85%	$52	$4,996	$5,048
09/30/2005	3.50	43	3,418	3,461
06/30/2005	3.79	45	3,140	3,185
03/31/2005	3.50	45	2,957	3,002
12/31/2004	3.70	42	2,452	2,494

Table 88

	Class B Common Stock
			Dividends
			Paid in Class
		Dividends	B Common	Total Dividends
	Percent	Paid in Cash[1]	Stock	Paid
12/31/2005	5.25%	$45	$18,223	$18,268
09/30/2005	4.75	41	17,810	17,851
06/30/2005	5.00	40	18,348	18,388
03/31/2005	4.50	41	16,400	16,441
12/31/2004	4.20	40	16,477	16,517

[1]	The cash dividends listed for fourth quarter 2003 and for all quarters in 2005 and 2004 are cash dividends paid for partial shares. Stock dividends are paid in whole shares.
Management anticipates that the FHLBank will continue to pay quarterly dividends in the future, primarily in stock. The FHLBank believes that dividends paid in the form of stock are advantageous to members because FHLBank stock dividends generally qualify as tax-deferred stock dividends under the Internal Revenue Code and are, therefore, not taxable at the time declared and credited to a member. Dividends paid in stock can be utilized by members to support future activity with the FHLBank or can be redeemed by the member if the amounts represent excess stock, subject to stock redemption request procedures and limitations. However, on March 8, 2006, the Finance Board approved a proposed regulation intended to strengthen the capital structure of the FHLBanks by requiring a minimum level of retained earnings and restricting the amount of excess stock that any FHLBank may accumulate. Under the proposed regulation, the Finance Board would prohibit any FHLBank from issuing dividends in the form of stock. See Item 1 – “Legislation and Regulatory Developments” – “Proposed Finance Board Rules Regarding Excess Stock and Retained Earnings.” The FHLBank’s dividends generally increase as short-term interest rates rise and decrease as short-term interest rates fall. While the dividend percent paid has historically been a function of or closely tied to the FHLBank’s net income for a dividend period, the FHLBank’s board of directors adopted a new retained earnings policy in March 2004. See the “Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Capital, Capital Rules, and Dividends – Dividends” section in Item 2 for additional information regarding the FHLBank’s retained earnings policy.
The retained earnings policy was considered by the board of directors when dividends were declared during 2004 and 2005, but it did not significantly affect the level of dividends declared and paid. On August 25, 2005, the Finance Board issued Advisory Bulletin 2005-AB-07, Federal Home Loan Bank Registration With the Securities and Exchange Commission, (AB 2005-AB-07) requiring that until an FHLBank has completed any financial restatements and the registration of its stock has become effective with the SEC, it must demonstrate to the satisfaction of the Finance Board that any proposed dividend payments would comply with the requirements of Section 16(a) of the Bank Act and should declare a dividend only following consultation with and approval by the Finance Board’s Office of Supervision. Because the FHLBank had not filed its Form 10 and therefore its registration with the SEC was not effective, the FHLBank was required to obtain Finance Board approval for the dividends paid to its stockholders on September 30, 2005, December 31, 2005, and March 31, 2006. The result of the Finance Board approval process was that the FHLBank paid lower dividend rates on its stock that it would otherwise have paid, with the dividend rates being in the range of 0.15 to 0.75 percent per annum below the rates it otherwise would have paid in those dividend periods. The FHLBank’s dividends to its stockholders will be subject to Finance Board approval until such time as the FHLBank’s registration of its common stock with the SEC becomes effective. See the “Business – Capital, Capital Rules and Dividends” section for more information regarding the FHLBank’s capital plan in Item 1. FHLBank management does not expect that its retained policy will significantly affect dividends paid during 2006, but that until such time as the registration of its stock with the SEC becomes effective, Finance Board approval of dividends under AB 2005-AB-07 will affect the level of dividends paid. Management expects that the FHLBank will continue to be able to make additions to retained earnings while paying Class B Common Stock dividends at or above short-term market interest rates and Class A Common Stock dividends at or slightly below short-term market interest rates, on average. However, there is a possibility that dividend levels might be reduced in order to meet the target level of retained earnings under the policy since the target level fluctuates from period to period, because it is a function of the size and composition of the FHLBank’s balance sheet and the risks contained therein. Dividends may be paid in cash or Class B Common Stock as authorized under the FHLBank’s capital plan and approved by its board of directors.
Members holding FHLBank capital stock on December 31st of the preceding year can participate in the annual election process for FHLBank directors. Eligible members may nominate and elect representatives from members in their state to serve three-year terms on the board of directors of the FHLBank. For each directorship to be filled in an election, each member institution that is located in the state to be represented by the directorship is entitled to cast one vote for each share of capital stock that the member was required to hold as of December 31 of the calendar year immediately preceding the election year; provided however, that the number of votes that any member may cast for any one directorship shall not exceed the average number of shares of capital stock that were required to be held by all members located in the state to be represented on that date. The rules governing the election of directors were established by the Finance Board, and are codified at 12 C.F.R. Section 915. Guidance specific to FHLBank Topeka, because of its use of the two-class capital stock structure, is contained in Section 10 of the FHLBank’s capital plan, but all such guidance is consistent with 12 C.F.R. Section 915. The FHLBank’s capital plan is attached as Exhibit 4.1 to this registration statement.
Item 10: Recent Sales of Unregistered Securities
The securities the FHLBank issues are exempt from registration under section 3(a)(2) of the Securities Act of 1933. Registration statements with respect to offerings of FHLBank securities are not filed with the SEC. Table 89 indicates the securities sold by the FHLBank over the years ending December 31, 2005, 2004 and 2003 (in thousands). The FHLBank’s capital stock is not publicly traded. All consolidated obligations were sold through the FHLBanks’ Office of Finance utilizing various underwriters. All securities were sold for cash.

Table 89

Security	12/31/2005	12/31/2004	12/31/2003
Consolidated obligation bonds	$8,363,026	$13,712,552	$26,319,829
Consolidated obligation discount notes	848,802,399	477,894,905	489,249,364
Class A and Class B Common Stock	499,230	364,188	178,132

The FHLBank also issues letters of credit in the ordinary course of business. From time-to-time the FHLBank provides standby letters of credit to support a member’s letters of credit or other obligations issued to support unaffiliated, third-party offerings of notes, bonds or other securities to finance housing-related projects. The FHLBank issued $1,865,163,000, $2,013,764,000 and $1,942,030,000 during 2005, 2004, and 2003, respectively. To the extent that these standby letters of credit are securities for purposes of the Securities Act of 1933, the issuance of these standby letters of credit are exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933.
Item 11: Description of FHLBank Securities to be Registered
The FHLBank implemented a new capital structure as of the close of business on September 30, 2004. The new capital structure consists of two classes of capital stock (Class A Common Stock and Class B Common Stock), which may be purchased only by members. Class A Common Stock and Class B Common Stock shall only be issued, redeemed and repurchased at par value of $100 per share. See the “Business – Capital, Capital Rules and Dividends” section for redemption provisions under the new capital plan in Item 1. Establishment of two classes of capital stock and the distinctions between them are made in the new capital plan to facilitate efficient monitoring and management of the FHLBank’s capital structure on an ongoing basis. The Capital Plan is attached hereto as Exhibit 4.1.
▪	Class A Common Stock. Class A Common Stock must be held to satisfy a member’s Asset-Based Stock Purchase Requirement. Each member will be required to purchase and maintain a defined minimum amount of Class A Common Stock for as long as it is a member. Dividends on shares of Class A Common Stock are non-cumulative and may be paid either in cash or as a stock dividend in the form of shares of Class B Common Stock.

▪	Class B Common Stock. Shares of Class B Common Stock must be held to satisfy the Activity-Based Stock Purchase Requirement. Dividends on shares of Class B Common Stock are non-cumulative and may be paid either in cash or as a stock dividend in the form of shares of Class B Common Stock
For a discussion of the members state-by-state voting for director elections, see Item 4. “Security Ownership of Certain Beneficial Owners and Management.”
The FHLBank is electing to register its Class A Common Stock.
Item 12: Indemnification of Directors and Officers
Section 8.3 of the FHLBank’s bylaws requires the FHLBank to indemnify the FHLBank directors, officers and employees against expenses, judgment, fines and amounts paid in settlement when any such person was or is a party or is threatened to be made a party to any action by reason of the fact that such person (i) is or was a director, officer or employee of the FHLBank, or (ii) is or was serving at the request of the FHLBank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and, only in the case in which an action is not by or in the right of the FHLBank, if a director, officer or employee of the FHLBank rendered or attempted to render emergency aid on the premises of the FHLBank or at any FHLBank-sponsored event, in any case, if such person acted in good faith and in a manner such person reasonably believed to be in the best interest of the FHLBank. No indemnification will be made in respect to any claim as to which a director, officer or employee has been adjudged to be liable to the FHLBank, unless and only to the extent that the court shall determine that in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses which the court will deem proper. Additionally, the FHLBank will not be required to indemnify any person who was or is a party, or is threatened to be made a party to any action by reason of the fact that such person is or was an officer or employee of the FHLBank, if such action is based upon or arises out of actions taken by such person in his or her capacity as an agent of the FHLBank.
The FHLBank bylaws provide that directors, officers and employees shall continue to be entitled to indemnification under Section 8.3 for actions based on or arising from such person’s service prior to any amendment or termination of Section 8.3. The FHLBank bylaws also provide that indemnification pursuant to Section 8.3 shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 13: Financial Statements and Supplementary Data
The following financial statements and accompanying notes, including the Report of Independent Registered Public Accounting Firm, are set forth on pages F-1 to F-57 of this Form 10.
Audited Financial Statements
Tables 90 and 91 present supplementary quarterly financial information (unaudited) for the years ended December 31, 2005 and 2004 (in thousands):

Table 90

	2005
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Interest income	$545,110	$449,370	$386,818	$344,176
Interest expense	454,735	401,391	344,608	299,991

Net interest income before mortgage loan loss provision	90,375	47,979	42,210	44,185
Provision for credit losses on mortgage loans	68	73	91	103

Net interest income after mortgage loan loss provision	90,307	47,906	42,119	44,082
Other non-interest income	(15,003)	4,776	(542)	678
Other non-interest expense	8,060	8,421	6,944	6,027
Assessments	17,857	11,745	9,194	10,283

Net income	$49,387	$32,516	$25,439	$28,450

Table 91

	2004
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Interest income	$302,147	$252,137	$204,516	$196,820
Interest expense	258,924	210,495	166,655	162,029

Net interest income before mortgage loan loss provision	43,223	41,642	37,861	34,791
Provision for credit losses on mortgage loans	105	103	82	5

Net interest income after mortgage loan loss provision	43,118	41,539	37,779	34,786
Other non-interest income	6,742	(11,148)	13,432	(14,640)
Other non-interest expense	6,845	6,082	5,835	5,630
Assessments	11,414	6,452	12,041	3,853

Net income	$31,601	$17,857	$33,335	$10,663

The significant fluctuations that have occurred in non-interest income are primarily the result of the recognition of net realized and unrealized gains/losses on derivatives and hedging activities as required under SFAS 133, as well as the mark-to-market revaluations of trading securities required under SFAS 115. These transactions are neither unusual nor infrequent because of the inherent volatility associated with derivatives and hedging activities, and revaluations of trading account securities. Under “Results of Operations” in Item 2. see the Net Realized and

Unrealized Gain (Loss) on Derivative and Hedging Activities disclosures and Net Gain (Loss) on Trading Securities disclosures for additional discussion of these transactions.
Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
There were no changes in or disagreements with our accountants on accounting and financial disclosure during the two most recent fiscal years.
Item 15: Financial Statements and Exhibits
a)	The financial statements included as part of this Form 10 are identified in the index to Audited Financial Statements appearing in Item 13 of this Form 10 and which index is incorporated in this Item 15 by reference.

b)	Exhibits
The FHLBank has incorporated by reference certain exhibits as specified below pursuant to Rule 12b-32 under the Exchange Act.

Exhibit
No.	Description
3.1	Federal Home Loan Bank of Topeka Articles and Organization Certificate

3.2	Federal Home Loan Bank of Topeka Bylaws

4.1	Federal Home Loan Bank of Topeka Capital Plan

10.1	Federal Home Loan Bank of Topeka Benefit Equalization Plan

10.2	Federal Home Loan Bank of Topeka Directors’ Nonqualified Deferred Compensation Program

10.3	Federal Home Loan Bank of Topeka Performance Pay Plan

10.4	Federal Home Loan Bank of Topeka Office Complex Lease Agreement

10.4.1	Federal Home Loan Bank of Topeka Office Complex Lease Amendment

10.4.2	Federal Home Loan Bank of Topeka Office Second Complex Lease Amendment

10.5	Federal Home Loan Bank of Topeka Lease Agreement

10.6	Federal Home Loan Bank of Topeka Form of Advance, Pledge and Security Agreement (Specific Pledge)

10.7	Federal Home Loan Bank of Topeka Form of Advance, Pledge and Security Agreement (Blanket Pledge)

10.8	Federal Home Loan Bank of Topeka Form of Confirmation of Advance

12.1	Federal Home Loan Bank of Topeka Statements of Computation of Ratios
SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal Home Loan Bank of Topeka

Date: May 15, 2006	By:	/s/ Andrew J. Jetter

Andrew J. Jetter
President and Chief Executive Officer

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
the Federal Home Loan Bank of Topeka
In our opinion, the accompanying statements of condition and the related statements of income, capital and of cash flows present fairly, in all material respects, the financial position of the Federal Home Loan Bank of Topeka (the “Bank”) at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the financial statements, the Bank has restated its financial statements for the year ended December 31, 2003.
As discussed in Note 14, effective January 1, 2004, the Bank adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.
May 12, 2006
New York, New York

FEDERAL HOME LOAN BANK OF TOPEKA
STATEMENTS OF CONDITION

(In thousands, except par value)

	December 31,
	2005	2004

ASSETS
Cash and due from banks (Note 4)	$148	$957
Interest bearing deposits	4,398,723	3,124,059
Overnight federal funds sold	3,179,500	2,840,000
Term federal funds sold	1,325,000	790,000
Trading securities — includes $0 and $47,780 pledged as collateral that may be repledged (Notes 5, 20)	713,990	740,320
Available-for-sale securities[1] (Note 6)	102,689	106,299
Held-to-maturity securities[2] — includes $0 and $65,644 pledged as collateral that may be repledged (Notes 7, 20)	7,440,009	7,287,845
Advances (Notes 8, 19)	27,086,568	27,489,919
Mortgage loans held for portfolio, net of allowance for credit losses on mortgage loans of $756 and $424 (Notes 10, 19)	2,422,507	2,436,665
Accrued interest receivable	151,222	131,526
Premises and equipment, net	18,888	15,916
Derivative assets (Note 16)	22,018	40,897
Other assets (Note 18)	98,605	115,322

TOTAL ASSETS	$46,959,867	$45,119,725

LIABILITIES AND CAPITAL
Liabilities:
Deposits (Notes 11, 19):
Interest-bearing:
Demand	$104,769	$126,782
Overnight	685,900	704,300
Term	95,425	9,500
Other	7,460	38,160
Non-interest-bearing:
Other	7,006	6,519

Total deposits	900,560	885,261

Consolidated obligations, net (Note 13):
Discount notes	13,434,760	12,768,488
Bonds	29,888,619	28,489,814

Total consolidated obligations, net	43,323,379	41,258,302

Overnight loan from non-member commercial bank	0	2,000
Mandatorily redeemable capital stock (Note 14)	64,355	130,888
Accrued interest payable	251,208	243,201
Affordable Housing Program (Note 9)	30,567	25,559
Payable to Resolution Funding Corp. (REFCORP) (Note 1)	12,962	6,872
Derivative liabilities (Note 16)	412,994	627,658
Other liabilities (Notes 4, 15 and 18)	45,665	53,191

TOTAL LIABILITIES	45,041,690	43,232,932

Commitments and contingencies (Notes 1, 8, 9, 10, 13, 14, 15, 16 and 18)

Capital (Notes 14, 19):
Capital stock outstanding — putable:
Class A ($100 par value; 4,977 and 3,256 shares issued and outstanding)	497,759	325,643
Class B ($100 par value; 12,906 and 14,795 shares issued and outstanding)	1,290,582	1,479,426

Total capital stock	1,788,341	1,805,069

Retained earnings	137,270	86,738
Accumulated other comprehensive income:
Net unrealized loss on available-for-sale securities (Note 6)	(5,622)	(4,165)
Net unrealized loss relating to hedging activities (Notes 1, 16)	(235)	(344)
Minimum pension liability (Note 15)	(1,577)	(505)

TOTAL CAPITAL	1,918,177	1,886,793

TOTAL LIABILITIES AND CAPITAL	$46,959,867	$45,119,725

[1]	Amortized cost: $108,311 and $110,464 at December 31, 2005 and December 31, 2004.
[2]	Fair value: $7,391,650 and $7,313,871 at December 31, 2005 and December 31, 2004.
The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF TOPEKA
STATEMENTS OF INCOME

(In thousands)

	Year ended December 31,
			2003
	2005	2004	(restated)
INTEREST INCOME:
Interest bearing deposits	$115,086	$35,743	$28,151
Overnight federal funds sold	100,836	24,878	19,016
Term federal funds sold	40,927	7,580	4,510
Trading securities (Note 5)	37,183	36,113	28,597
Available-for-sale securities (Note 6)	2,598	3,136	2,702
Held-to-maturity securities (Note 7)	297,059	262,440	254,016
Advances (Note 8)	961,094	490,249	425,122
Prepayment fees on terminated advances (Notes 1, 8)	43,358	3,328	3,536
Mortgage loans held for portfolio (Note 10)	122,488	87,058	22,560
Overnight loans to other Federal Home Loan Banks	171	27	117
Other	4,674	5,068	5,433

Total interest income	1,725,474	955,620	793,760

INTEREST EXPENSE:
Deposits (Note 11)	25,605	12,998	15,245
Consolidated obligations (Note 13):
Discount Notes	433,407	141,413	110,183
Bonds	1,037,503	640,991	532,799
Overnight loans from other Federal Home Loan Banks	120	126	89
Securities sold under agreements to repurchase (Note 12)	1,592	0	0
Other borrowings	2,114	2,466	2,722
Mandatorily redeemable capital stock (Note 14)	384	109	0

Total interest expense	1,500,725	798,103	661,038

NET INTEREST INCOME	224,749	157,517	132,722
Provision for credit losses on mortgage loans (Note 10)	335	295	77

NET INTEREST INCOME AFTER MORTGAGE LOAN LOSS PROVISION	224,414	157,222	132,645

OTHER INCOME:
Service fees	1,289	1,278	1,297
Net gain (loss) on trading securities (Note 5)	(23,490)	3,786	(12,070)
Net realized loss on sale of available-for-sale securities (Note 6)	0	(793)	0
Net realized gain on sale of held-to-maturity securities (Note 7)	0	3	1,208
Net realized and unrealized gain (loss) on derivatives and hedging activities (Note 16)	28,614	(13,414)	13,176
Net realized loss on retirement of debt	(19,808)	(75)	0
Other	3,304	3,601	3,154

Total other income	(10,091)	(5,614)	6,765

OTHER EXPENSES:
Salaries and benefits (Note 15)	16,176	14,028	11,746
Other operating (Note 18)	8,578	7,033	6,341
Finance Board (Note 1)	1,378	1,144	897
Office of Finance (Note 1)	1,372	1,038	1,215
Other	1,948	1,149	11

Total other expenses	29,452	24,392	20,210

INCOME BEFORE ASSESSMENTS	184,871	127,216	119,200

Affordable Housing Program (Note 9)	15,131	10,396	9,730
REFCORP (Note 1)	33,948	23,364	21,894

Total assessments	49,079	33,760	31,624

NET INCOME	$135,792	$93,456	$87,576

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF TOPEKA
STATEMENTS OF CAPITAL FOR YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

(In thousands)

								Accumulated
	Capital Stock		Capital Stock		Capital Stock			Other
	(pre-conversion)[1]		Class A [1]		Class B [1]		Retained	Comprehensive	Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Earnings	Income	Capital

BALANCE — DECEMBER 31, 2002 as previously reported	16,310	$1,631,023	0	$0	0	$0	$37,798	$(85)	$1,668,736
Adjustment (Note 2)							(7,580)	(268)	(7,848)

BALANCE — DECEMBER 31, 2002 as restated	16,310	1,631,023	0	0	0	0	30,218	(353)	1,660,888

Proceeds from sale of capital stock	1,781	178,132							178,132
Repurchase/redemption of capital stock	(840)	(84,082)							(84,082)
Comprehensive income:
Net income							87,576
Other comprehensive income:
Net unrealized gain on available-for-sale (AFS) securities								(7,744)
Net unrealized loss relating to hedging activities								51
Reclassification adjustment for (gain) loss on hedging activities included in net income								265
Minimum pension liability								(624)
Total comprehensive income									79,524
Dividends on capital stock (3.5%, Note 14):
Cash payment							(43,055)		(43,055)
Stock issued	149	14,879					(14,879)		0

BALANCE — DECEMBER 31, 2003 as restated	17,400	1,739,952	0	0	0	0	59,860	(8,405)	1,791,407

Proceeds from sale of capital stock	1,724	172,372	47	4,698	1,871	187,118			364,188
Repurchase/redemption of capital stock	(1,731)	(173,134)	0	0	0	0			(173,134)
Comprehensive income:
Net income							93,456
Other comprehensive income:
Net unrealized loss on AFS securities								1,417
Net unrealized gain relating to hedging activities								(405)
Reclassification adjustment for (gain) loss on AFS securities included in net income								2,162
Reclassification adjustment for (gain) loss on hedging activities included in net income								98
Minimum pension liability								119
Total comprehensive income									96,847
Conversion to Class A or Class B shares	(17,737)	(1,773,616)	3,209	320,945	14,528	1,452,671			0
Net transfer of shares subject to mandatory redemption	(130)	(13,001)			(1,793)	(179,270)			(192,271)
Dividends on capital stock (3.7%, Note 14):
Cash payment							(244)		(244)
Stock issued	474	47,427	0	0	189	18,907	(66,334)		0

BALANCE — DECEMBER 31, 2004	0	$0	3,256	$325,643	14,795	$1,479,426	$86,738	$(5,014)	$1,886,793

[1]	Putable
The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF TOPEKA
STATEMENTS OF CAPITAL FOR YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 (continued)

(In thousands)

								Accumulated
	Capital Stock		Capital Stock		Capital Stock			Other
	(pre-conversion)[1]		Class A [1]		Class B [1]		Retained	Comprehensive	Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Earnings	Income	Capital
BALANCE — DECEMBER 31, 2004	0	$0	3,256	$325,643	14,795	$1,479,426	$86,738	$(5,014)	$1,886,793
Proceeds from sale of capital stock			69	6,903	4,923	492,327			499,230
Repurchase/redemption of capital stock					(35)	(3,519)			(3,519)
Comprehensive income:
Net income							135,792
Other comprehensive income:
Net unrealized gain on AFS securities								(1,457)
Reclassification adjustment for (gain) loss on AFS securities included in net income								109
Minimum pension liability								(1,072)
Total comprehensive income									133,372
Net transfer of shares to mandatorily redeemable capital stock and transfers between Class A and Class B			1,652	165,213	(7,626)	(762,564)			(597,351)
Dividends on capital stock (4.7%, Note 14):
Cash payment							(348)		(348)
Stock issued					849	84,912	(84,912)		0

BALANCE — DECEMBER 31, 2005	0	$0	4,977	$497,759	12,906	$1,290,582	$137,270	$(7,434)	$1,918,177

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF TOPEKA
STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
			2003
	2005	2004	(restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$135,792	$93,456	$87,576

Adjustments to reconcile income to net cash provided by (used in) operating activities:
Depreciation and amortization:
Premiums and discounts on consolidated obligations, net	7,057	21,284	10,637
Concessions on consolidated obligation bonds	8,013	14,526	23,884
Premiums and discounts on investments, net	657	8,480	15,054
Premiums, discounts and commitment fees on advances	(56,766)	(26,282)	(628)
Discounts on Housing and Community Development advances	(7)	39	(1)
Premiums, discounts and deferred loan costs on mortgage loans, net	1,997	2,512	713
Fair value adjustments on hedged assets or liabilities	70,556	40,132	2,154
Other comprehensive income	109	98	316
Premises and equipment	1,871	1,066	903
Provision for credit losses on mortgage loans	335	295	77
Non-cash interest on mandatorily redeemable capital stock	380	98	0
Net realized loss on sale of available-for-sale securities	0	793	0
Net realized gain on sale of held-to-maturity securities	0	(3)	(1,208)
Net realized loss on sale of premises and equipment	0	0	146
Net realized loss on early extinguishment of debt	19,808	75	0
Other gains	(15)	0	0
(Increase) decrease in trading securities	26,330	(143,296)	(82,727)
(Gain) due to change in net fair value adjustment on derivative and hedging activities	(32,255)	(285,046)	(62,825)
(Increase) decrease in accrued interest receivable	(19,696)	(9,461)	(943)
(Increase) decrease in derivative asset — net accrued interest	(1,897)	14,460	51,119
(Increase) decrease in other assets	1,503	(1,574)	(145)
Increase (decrease) in accrued interest payable	8,008	(10,421)	(17,250)
(Increase) decrease in derivative liability — net accrued interest	904	18,163	(39,626)
Increase (decrease) in Affordable Housing Program liability	5,008	2,158	136
Increase (decrease) in REFCORP liability	6,089	1,447	2,417
Increase (decrease) in other liabilities	(3,601)	1,491	825

Total adjustments	44,388	(348,966)	(96,972)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	180,180	(255,510)	(9,396)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in interest bearing deposits	(1,274,670)	(727,508)	(168,197)
Net increase in overnight federal funds sold	(339,500)	(1,378,000)	(526,500)
Net (increase) decrease in term federal funds sold	(535,000)	(455,000)	575,000
Net (increase) decrease in short-term held-to-maturity securities	(219,454)	365,140	(90,311)
Proceeds from sales of held-to-maturity securities	0	36,700	77,961
Proceeds from maturities of and principal repayments on long-term held-to-maturity securities	2,311,718	2,719,188	4,696,184
Purchases of long-term held-to-maturity securities	(2,237,932)	(2,781,389)	(5,478,640)
Proceeds from sale of available-for-sale securities	0	110,164	0
Purchases of available-for-sale securities	0	0	(226,067)
The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF TOPEKA
STATEMENTS OF CASH FLOWS (continued)

(In thousands)

	Year ended December 31,
			2003
	2005	2004	(restated)

CASH FLOWS FROM INVESTING ACTIVITIES (continued):
Principal collected on advances	$353,712,675	$344,917,335	$299,087,624
Advances made	(353,731,823)	(345,811,690)	(300,362,948)
Principal collected on mortgage loans held for portfolio	339,052	183,500	115,068
Mortgage loans held for portfolio originated or purchased	(327,797)	(1,939,326)	(600,026)
Principal collected on other loans made	1,214	1,140	1,067
Purchases of premises and equipment	(2,830)	(2,665)	(3,208)
Proceeds from sale of premises and equipment	0	0	14

NET CASH USED IN INVESTING ACTIVITIES	(2,304,347)	(4,762,411)	(2,902,979)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits	15,300	(255,990)	(402,616)
Net proceeds from sale of consolidated obligation:
Bonds	8,363,026	13,712,552	26,319,829
Discount notes	848,802,399	477,894,905	489,249,365
Payments for maturing and retired consolidated obligation:
Bonds	(6,730,862)	(11,365,195)	(24,467,630)
Discount notes	(848,150,604)	(475,094,690)	(487,832,022)
Net increase (decrease) in other borrowings	(7,000)	(3,000)	(5,000)
Proceeds from issuance of capital stock	499,230	364,188	178,132
Payments for repurchase/redemption of capital stock	(3,519)	(173,134)	(84,082)
Payments for redemption of mandatorily redeemable capital stock	(664,264)	(61,482)	0
Cash dividends paid	(348)	(244)	(43,055)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,123,358	5,017,910	2,912,921

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(809)	(11)	546

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	957	968	422

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$148	$957	$968

Supplemental disclosures:
Interest paid	$1,439,744	$755,921	$685,363

Affordable Housing Program payments	$10,504	$8,701	$9,856

REFCORP payments	$27,859	$21,917	$19,477

Non-cash investing and financing activities:
Lease modification for additional office space (Note 18)	$2,014	$0	$0

The accompanying notes are an integral part of these financial statements.

FEDERAL HOME LOAN BANK OF TOPEKA
Notes to Financial Statements
For the years ended December 31, 2005, 2004 and 2003

BACKGROUND INFORMATION
The Federal Home Loan Bank of Topeka (FHLBank or FHLBank Topeka), a federally chartered corporation, is one of 12 district Federal Home Loan Banks (FHLBanks). The FHLBanks serve the public by enhancing the availability of residential mortgage and targeted community development credit and provide a readily available, low-cost source of funds to their members. The FHLBank is a cooperative whose member institutions own nearly all of the outstanding capital stock of the FHLBank and generally receive dividends on their stock investment. Regulated financial depositories and insurance companies engaged in residential housing finance are eligible to apply for membership.
All members are required to purchase stock in the FHLBank located in their district. Members must own capital stock in the FHLBank based on the amount of their total assets. Each member is also required to purchase activity-based capital stock as it engages in certain business activities with the FHLBank, including advances and Acquired Member Assets (AMA). Former members that still have outstanding business transactions with the FHLBank are also required to maintain their investment in FHLBank capital stock until the transactions mature or are paid off. As a result of these requirements, the FHLBank conducts business with members in the normal course of its business. For financial reporting and disclosure purposes, the FHLBank defines related parties as those members with investments in excess of 10 percent of the FHLBank’s total capital stock outstanding, which includes mandatorily redeemable capital stock or members with an officer or director serving on the FHLBank’s board of directors. See Note 19 for more information on related party transactions.
The Federal Housing Finance Board (Finance Board), which is an independent agency in the executive branch of the U.S. government, supervises and regulates the FHLBanks and the Office of Finance. The Finance Board’s principal purpose is to ensure that the FHLBanks operate in a safe and sound manner. In addition, the Finance Board ensures that the FHLBanks carry out their housing finance mission, remain adequately capitalized and are able to raise funds in the capital markets. Also, the Finance Board establishes policies and regulations covering the operations of the FHLBanks. Each FHLBank is operated as a separate entity and has its own management, employees and board of directors. The FHLBanks do not have any special purpose entities or any other type of off-balance sheet conduits.
FHLBank debt instruments (consolidated obligations), which are the joint and several obligations of all FHLBanks, are the primary source of funds for the FHLBanks. Deposits, other borrowings and capital stock issued to members provide other sources of funds for the FHLBanks. The FHLBank primarily uses these funds to provide advances to members and to purchase loans from members through the Mortgage Partnership Finance® (MPF®) Program. In addition to credit services, some FHLBanks also offer correspondent services such as item processing, collection and settlement.
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates: The preparation of financial statements under accounting standards generally accepted in the United States requires management to make estimates and assumptions as of the date of the financial statements in determining the reported amounts of assets, liabilities and estimated fair values and in determining the disclosure of any contingent assets or liabilities. Estimates and assumptions by management also affect the reported amounts of income and expense during the reporting period. Many of the estimates and assumptions, including those used in financial models, are based on financial market conditions as of the date of the financial statements. Because of the volatility of the financial markets, as well as other factors that affect management estimates, actual results may vary from these estimates.
Interest-bearing Deposits and Overnight and Term Federal Funds Sold: These investments provide short-term liquidity and are carried at cost.

“Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Investment Securities: The FHLBank carries, at cost, investments for which it has both the ability and intent to hold to maturity, adjusted for periodic principal repayments, amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are computed on the level-yield method. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (herein referred to as “SFAS 115”), the FHLBank considers the following situations maturities for purposes of assessing ability and intent to hold to maturity: (1) the sale of the security is near enough to maturity (or call date if exercise of the call is probable) that interest rate risk is substantially eliminated as a pricing factor and the changes in market interest rates would not have a significant effect on the security’s fair value; or (2) the sale of a security occurs after the FHLBank has already collected a substantial portion (at least 85 percent) of the principal outstanding at acquisition either due to prepayments on the debt security or to scheduled payments on a debt security payable in equal installments (both principal and interest) over its term. The FHLBank may change its intent to hold to maturity a held-to-maturity investment without changing its intent to hold to maturity other held-to-maturity investments for the following circumstances: (1) evidence of a significant deterioration in the issuer’s creditworthiness; (2) a change in statutory or regulatory requirements significantly modifying either what constitutes a permissible investment or the maximum level of investments in certain kinds of investments, thereby causing the FHLBank to dispose of a held-to-maturity investment; (3) a significant increase by a regulator in the FHLBank’s capital requirements that causes the FHLBank to downsize by selling held-to-maturity investments; or (4) a significant increase in the risk weights of debt securities used for regulatory risk-based capital purposes.
The FHLBank classifies investments that it may sell before maturity as available-for-sale and carries them at fair value. The change in fair value of the available-for-sale securities is recorded in other comprehensive income as a net unrealized gain or loss on available-for-sale securities.
The FHLBank classifies certain investments acquired for purposes of liquidity and asset/liability management as trading and carries them at fair value. The FHLBank records changes in the fair value of these investments through other income. While the FHLBank classifies certain securities as trading for financial reporting purposes, it does not actively trade any of these securities. For asset/liability management purposes, all securities currently classified as trading are matched to interest rate swaps that effectively convert the securities from fixed rate investments to variable-rate instruments.
The FHLBank computes the amortization of premiums and accretion of discounts on mortgage-backed securities using the level-yield method over the estimated lives of the securities. This method requires a retrospective adjustment of the effective yield each time the FHLBank receives a principal repayment or changes the estimated remaining cash flows as if the actual principal repayments and new estimated cash flows had been known since the original acquisition dates of the securities. The FHLBank computes the amortization of premiums and accretion of discounts on other investments using the level-yield method to the contractual maturity of the securities.
Gains and losses on the sales of investment securities are computed using the specific identification method and are included in other income. Sales of investment securities under agreements to repurchase the same, or substantially the same, instruments are treated as collateralized borrowings.
The FHLBank regularly evaluates outstanding investments for impairment and determines if unrealized losses are temporary based in part on the creditworthiness of the issuers and the underlying collateral as well as a determination of the FHLBank’s intent to hold such securities through to recovery of the unrealized losses. If there is an other-than-temporary impairment in the value of an investment, the decline in value is recognized as a loss and presented in the Statements of Income as other expense. The FHLBank did not experience any other-than-temporary impairment in the value of investments during 2005, 2004 or 2003.
Advances: The FHLBank presents advances net of unearned commitment fees and discounts on advances for the Affordable Housing Program (AHP) as discussed below. The FHLBank amortizes the premiums and accretes the discounts on advances to interest income using the level-yield method. Interest on advances is credited to income as earned. In accordance with the Federal Home Loan Bank Act of 1932 (Bank Act), as amended, and as more fully discussed in Note 8, the FHLBank obtains sufficient collateral on advances to protect it from losses. The Bank Act limits collateral on advances to certain investment securities, residential mortgage loans, deposits with the FHLBank and other real estate-related assets. However, community financial institutions (during 2005, any FDIC-insured institutions with average assets of $567,000,000 or less for the previous three-year period) are able to utilize expanded statutory collateral rules for small business and agriculture loans. The FHLBank has not experienced any losses on advances since its inception. Because of the collateral pledged as security on the advances and prior repayment history, FHLBank management deems it unnecessary to establish an allowance for credit losses on advances.
Mortgage Loans Held in Portfolio: The FHLBank participates in the MPF Program under which the FHLBank invests in government-insured or guaranteed (by the Federal Housing Administration or Department of Veterans Affairs of the U.S. government) loans and conventional residential mortgage loans, which are funded by the FHLBank through, or purchased from, its participating members, also referred to as Participating Financial Institutions (PFI). Beginning in 2004, the FHLBank also acquired out-of-district MPF Program loans through participation in a commitment that the FHLBank Chicago had entered into with one of its participating members. For one of the FHLBank’s MPF products, a member originates mortgage loans as an agent for the FHLBank and the loans are funded directly by the FHLBank. This process is commonly referred to as table funding. For all other MPF products, a member sells closed loans to the FHLBank. The FHLBank manages the liquidity, interest rate and options risk of the loans. Dependent upon the member’s product selection, the servicing rights can be retained or sold by the participating member. The FHLBank and the member share in the credit risk of the loans with the FHLBank assuming the first loss obligation limited by the First Loss Account (FLA) for each pool of mortgage loans sold by the member, and the member assuming mortgage loan losses in excess of the FLA up to the amount of the member’s credit enhancement obligation as specified in the master agreement for each pool of mortgage loans purchased from the member. Any losses in excess of the FLA and the credit enhancement obligation on each pool of mortgage loans purchased from a participating member are the responsibility of the FHLBank.
The credit enhancement is an obligation on the part of the participating member that ensures the retention of credit risk on loans it originates on behalf of or sells to the FHLBank. The amount of the credit enhancement is determined so that any losses in excess of the credit enhancement for each pool of mortgage loans purchased approximate those experienced by an investor in an AA-rated mortgage-backed security (MBS). The FHLBank pays the participating member a credit enhancement fee for managing this portion of the credit risk in the pool of loans. These fees are paid monthly based upon the remaining unpaid principal balance for the pool of loans. The required credit enhancement obligation amount may vary depending on the various product alternatives selected by the participating member. The credit enhancement obligation must be fully collateralized with assets allowed by FHLBank policy. Although this has not occurred since the FHLBank joined the MPF Program in 2000, if a loss exceeds the FLA under the performance-based credit enhancement (CE) fee for products (certain MPF products have guaranteed CEs) where the FHLBank could put back a loss incurred in the FLA to the PFI, the FHLBank would withhold future monthly CE payments to the PFI until the FLA loss amount is recovered. In such situations, however, the FHLBank is always at risk that future CE payments to the PFI on the applicable pool of loans could be insufficient to cover the amount of the FHLBank’s FLA loss. The FHLBank has only incurred $12,000 in total credit losses on mortgage loans since 2000. Credit enhancement fees paid by the FHLBank to participating members for assuming the credit enhancement obligation are netted against interest income when paid. Credit enhancement fees paid by the FHLBank to participating members totaled $2,602,000, $1,717,000 and $373,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
The FHLBank classifies MPF Program loans as held for investment and, accordingly, reports them at their principal amount outstanding, net of unamortized premiums, unaccreted discounts and deferred loan fees associated with table funded loans.
The FHLBank defers and amortizes/accretes mortgage loan origination fees (agent fees) and premiums/discounts paid to and received from FHLBank members as interest income over the estimated life of the related mortgage loan using the level-yield method. Actual prepayment experience and estimates of future principal prepayments are used in calculating the estimated lives of the mortgage loans. The FHLBank aggregates the mortgage loans by similar characteristics (type, maturity, note rate and acquisition date) in determining prepayment estimates. The estimated life method requires a retrospective adjustment each time the FHLBank receives principal repayments or changes the estimated remaining cash flows as if the actual repayments and new estimated cash flows had been known since the original acquisition dates of the loans.

The FHLBank records non-origination fees received from FHLBank members, such as delivery commitment extension fees and pair off fees as part of the mark-to-market on derivatives to which they relate or as part of the loan basis, as applicable. Delivery commitment extension fees are received when the PFI requires an extension of the delivery commitment on an MPF loan beyond the original stated maturity date. These fees compensate the FHLBank for interest lost as a result of the late funding of the loan and represent the member purchasing a derivative from the FHLBank. Pair off fees are received from the PFI when the sum of the principal amount of the mortgages funded under a delivery commitment is less than 95 percent (i.e., under-delivery) or greater than 105 percent (i.e., over-delivery) of the delivery commitment amount. These fees compensate the FHLBank for hedge costs associated with the under-delivery or over-delivery, respectively. To the extent that pair off fees relate to under-deliveries of loans, they are included in the mark-to-market of the related delivery commitment derivative. If they relate to over-deliveries, they represent purchase price adjustments to the related loans acquired and are recorded as part of the loan basis.
The FHLBank places a conventional mortgage loan on nonaccrual status when the collection of the contractual principal or interest is 90 days or more past due. When a conventional mortgage loan is placed on nonaccrual status, accrued but uncollected interest is reversed against interest income. The FHLBank records cash payments received on nonaccrual loans first as interest income and then as a reduction of principal.
The FHLBank bases the allowance for credit losses on mortgage loans on management’s estimate of probable credit losses inherent within the FHLBank’s conventional mortgage loan portfolio as of the Statement of Condition date. Within the FHLBank’s calculation of its allowance for credit losses on mortgage loans, actual losses greater than the FLA for each pool of mortgage loans purchased from a member are offset by the member’s credit enhancement obligation for the pool of loans. The FHLBank performs periodic reviews of its portfolio to identify the inherent losses within the portfolio and to determine the likelihood of collection of the portfolio. The overall allowance is determined by an analysis that includes consideration of various data observations such as past and current performance, the amounts and timing of future cash flows, loan portfolio characteristics (e.g., loan-to-value ratios, debt-to-income ratios and FICO scores for individual loans), collateral valuations, industry data and prevailing economic conditions. The FHLBank has participated in the MPF Program since 2000 with limited historical loss data for its pool of mortgages. The FHLBank has utilized loss history of loan pools at other financial institutions with similar characteristics to determine a reasonable basis for the loss allowance. In the event the FHLBank generates a calculated loan loss in excess of the FLA for a master agreement, the FHLBank nets the PFI’s credit enhancement obligation against the calculated reserve to arrive at its share of the anticipated losses. All PFI credit enhancement obligations are fully collateralized with assets allowed by FHLBank’s member products policy. As a result of this analysis, the FHLBank recorded an allowance for credit losses of $756,000 and $424,000 as of December 31, 2005 and 2004, respectively. No specific allocation of the allowance for credit losses is assigned to loans considered impaired, because there were no impaired loans as of December 31, 2005 and 2004.
Housing and Community Development (HCD) Programs: As more fully discussed in Note 9, the FHLBank is required to establish, fund and administer an AHP. The required annual AHP funding is charged to earnings, and an offsetting liability is established. The AHP funds provide subsidies to members to assist in the purchase, construction or rehabilitation of housing for very low-, low- and moderate-income households. The FHLBank issues AHP advances at interest rates below the customary interest rate for non-subsidized advances. When an AHP advance is made, the present value of the variation in the cash flow caused by the difference between the AHP advance rate and the FHLBank’s related estimated cost of funds rate for a comparable maturity is charged against the AHP liability. The offsetting entry is recorded as a discount on AHP advances, which is accreted on the level-yield method over the term of the related AHP advance.
FHLBank Topeka also offers Community Housing Program (CHP) advances, which are special advance programs authorized by the Finance Board’s Community Investment Cash Advance regulations. These programs provide members with wholesale loans (advances) priced below the FHLBank’s regular rates to help finance owner- and renter-occupied housing in their communities. CHP advances are priced at the FHLBank’s related estimated cost of funds rate for a comparable maturity, plus a reasonable allowance for administrative costs. CHP Plus advances are priced below the FHLBank’s related estimated cost of funds rate for a comparable maturity. When a CHP Plus advance is made, the present value of the variation in the cash flow caused by the difference between the CHP Plus advance rate and the FHLBank’s related estimated cost of funds rate for a comparable maturity is charged against expense. The offsetting entry is recorded as a discount on CHP Plus advances, which is accreted on the level-yield method over the term of the related CHP Plus advance.
Prepayment Fees: The FHLBank charges prepayment fees to its members when certain advances are repaid before their original maturities. The FHLBank records prepayment fees, net of SFAS 133 (as defined in Derivatives below) basis adjustments included in the book basis of the advance, as “prepayment fees on terminated advances” in the interest income section of the Statements of Income.
In cases where new advances are issued concurrent with advances terminating, the FHLBank evaluates whether new advances meet the accounting criteria to qualify as a modification of an existing advance or as a new advance in accordance with Emerging Issues Task Force (EITF) Issue No. 01-7, Creditor’s Accounting for a Modification or Exchange of Debt Instruments, and SFAS 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases. This is accomplished by comparing the advance terms and comparing present value calculations of the cash flows under the terms of the new advance and under the terms of the original advance. If the new advance qualifies as a modification, the net prepayment fee received on the prepaid advance is deferred and included in the basis of the advance. The basis adjustment is amortized over the life of the modified advance to advance interest income. If the modified advance is hedged, the fair value gains or losses of the advance and the prepayment fees are included in the carrying amount of the modified advance, and gains or losses and prepayment fees are amortized in interest income over the life of the modified advance using the level-yield method. Modified hedged advances are marked to fair value after the modification, and subsequent fair value changes are recorded in “net realized and unrealized gain (loss) on derivatives and hedging activities” in other income. The basis adjustment amortization amounted to a net decrease to net interest income of $10,510,000, $11,879,000 and $1,406,000 during 2005, 2004 and 2003, respectively. The net prepayment fees are recorded as “prepayment fees on terminated advances” in the interest income section of the Statements of Income if it is determined the advance should be treated as a new advance and not a modification of the existing advance.
Commitment Fees: Commitment fees for letters of credit are recorded as deferred credits when received and amortized over the terms of the letters of credit using a straight-line method. The FHLBank believes the likelihood of standby letters of credit being drawn upon is remote based upon past experience.
Derivatives: Accounting for derivatives is addressed in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of Effective Date of FASB Statement No. 133, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (hereafter referred to as “SFAS 133”). Accordingly, all derivatives are recognized on the Statement of Condition at their fair value. Each derivative is designated as one of the following:
•	a hedge of the fair value of (a) a recognized asset or liability or (b) an unrecognized firm commitment (a “fair value” hedge);

•	a hedge of (a) a forecasted transaction or (b) the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a “cash flow” hedge);

•	a non-SFAS 133 hedge of an asset or liability (“economic” hedge) for asset/liability management purposes; or

•	a non-qualifying hedge of another derivative (an “intermediary” hedge) that is offered as a product to members.
Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk (including changes that reflect losses or gains on firm commitments), are recorded in current-period earnings. Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are recorded in other comprehensive income, a component of capital, until earnings are affected by the variability of the cash flows of the hedged transaction (i.e., until the recognition of interest on a variable rate asset or liability is recorded in earnings). For both fair value and cash flow hedges, any hedge ineffectiveness (which represents the amount by which the change in the fair value of the derivative differs from the change in fair value of the hedged item or the variability in the cash flows of the forecasted transaction) is recorded in current-period earnings. The net interest on fair value and cash flow hedges is recognized as an adjustment to the interest income or expense of the designated underlying investment securities, advances, consolidated obligations or other financial instruments. Changes in the fair value of an economic or intermediary hedge are recorded in current-period earnings with no fair value adjustment to an asset or liability. Both the net interest on the stand-alone derivative and the fair value changes are recorded in other income as “net realized and unrealized gain (loss) on derivatives and hedging activities.”
Highly effective hedges that use interest rate swaps as the hedging instrument and that meet certain stringent criteria can qualify for “shortcut” fair value hedge accounting. Shortcut accounting allows for the assumption of no ineffectiveness, which means that the change in fair value of the hedged item can be assumed to be equal to the change in fair value of the derivative. This is in contrast to fair value hedges designated under the “long haul” method, where the change in fair value of the hedged item must be measured separately from the derivative, and for which effectiveness testing must be performed regularly with results falling within established tolerances.
The FHLBank records derivatives on trade date, but records associated advances or consolidated obligation bonds on settlement date. The FHLBank considers hedges of committed advances and consolidated obligation bonds eligible for the shortcut method of hedge accounting under SFAS 133 so long as settlement of the committed advance or consolidated obligation occurs within the shortest period possible for that type of instrument, the fair value of the swap is zero on the date the FHLBank commits to issue the hedged item, and the transaction meets all of the other criteria for shortcut accounting specified in paragraph 68 of SFAS 133. The impact of this accounting policy is that both changes in fair value of the derivative and the hedged item are recorded starting on the date that the FHLBank commits to enter into the transaction. The FHLBank has defined its market settlement conventions for hedged items to be five business days or less for advances and thirty calendar days or less, using a next business day convention, for consolidated obligation bonds. These market settlement conventions are the shortest period possible for each type of advance or consolidated obligation from the time the instruments are committed to the time they settle.
The FHLBank may issue debt and may make advances in which a derivative instrument is “embedded.” Upon execution of these transactions, the FHLBank assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the advance or debt (the host contract) and whether a separate, non-embedded instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that (1) the embedded derivative has economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (2) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract, carried at fair value and designated as a stand-alone derivative instrument. However, if the entire contract (the host contract and the embedded derivative) is to be measured at fair value, with changes in fair value reported in current earnings (such as an investment security classified as “trading” under SFAS 115), or if the FHLBank cannot reliably identify and measure the embedded derivative for purposes of separating that derivative from its host contract, the entire contract is carried on the Statement of Condition at fair value, and no portion of the contract is separately accounted for as a derivative.
When hedge accounting is discontinued because the FHLBank determines that the derivative no longer qualifies as an effective fair value hedge of an existing hedged item, the FHLBank continues to carry the derivative on the Statement of Condition at its fair value, ceases to adjust the hedged asset or liability for changes in fair value, and begins amortizing the cumulative basis adjustment on the hedged item into earnings over the remaining life of the hedged item using a level-yield method. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the FHLBank will continue to carry the derivative on its Statement of Condition at fair value, removing any asset or liability that was recorded to recognize the firm commitment and recording it as a gain or loss in current-period earnings. When the FHLBank discontinues hedge accounting because it is no longer probable that a forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. When hedge accounting is discontinued because the FHLBank determines that the derivative no longer qualifies as an effective cash flow hedge of an existing hedged item, the FHLBank will continue to carry the derivative on its Statement of Condition at fair value and amortize the cumulative other comprehensive income adjustment to earnings when earnings are affected by the original forecasted transaction. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the FHLBank will carry the derivative at fair value on its Statement of Condition, recognizing changes in the fair value of the derivative in current-period earnings.
Premises and Equipment: These assets are stated at cost less accumulated depreciation and amortization of $3,023,000 and $2,168,000 as of December 31, 2005 and 2004, respectively. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from three to 20 years. Improvements and major renewals are capitalized and ordinary maintenance and repairs are expensed as incurred. Depreciation and amortization expense was $854,000, $816,000 and $776,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Gains and losses on disposals are included in other income. The net realized loss on disposal of premises and equipment was $0, $0 and $146,000 in 2005, 2004 and 2003, respectively.
Software Development Costs: Cost of computer software developed or obtained for internal use is accounted for in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (herein referred to as “SOP 98-1”). SOP 98-1 requires the cost of purchased software and certain costs incurred in developing computer software for internal use to be capitalized and amortized over future periods. As of December 31, 2005 and 2004, the FHLBank had $7,784,000 and $6,437,000, respectively, in unamortized computer software costs included in premises and equipment on the Statements of Condition. Amortization is computed on the straight-line method over three years for purchased software and five years for developed software. Amortization of computer software costs charged to expense was $1,017,000, $250,000 and $127,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
Concessions on Consolidated Obligations: Amounts paid to dealers in connection with sales of consolidated obligations are deferred and amortized using a level-yield method over the contractual terms of the consolidated obligations. Concession amounts are prorated to the FHLBank by the Office of Finance based on the percentage of each consolidated obligation issued by the Office of Finance on behalf of the FHLBank. Unamortized concessions were $24,062,000 and $27,356,000 at December 31, 2005 and 2004, respectively, and are included in other assets. Amortization of such concessions is included in consolidated obligation interest expense and totaled $8,013,000, $14,526,000 and $23,884,000 in 2005, 2004 and 2003, respectively.
Discounts and Premiums on Consolidated Obligations: The discounts on consolidated obligation discount notes are accreted to expense on the straight-line method throughout the terms of the related notes because of their short-term nature. The average term of the discount notes is less than two months. The discounts and premiums on consolidated obligation bonds, including zero coupon bonds, are accreted or amortized to expense over the contractual terms of the bond issues using a level-yield method.
Resolution Funding Corp. (REFCORP) Assessments: Although the FHLBank is exempt from all federal, state and local taxation except for real property taxes, it is required to make payments to REFCORP. Each FHLBank is required to pay 20 percent of income calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) after the assessment for AHP, but before the assessment for REFCORP. The AHP and REFCORP assessments are calculated simultaneously because of their interdependence on each other. The FHLBank accrues its REFCORP assessment on a monthly basis. Calculation of the AHP assessment is discussed in Note 9. The Resolution Funding Corp. has been designated as the calculation agent for AHP and REFCORP assessments. Each FHLBank provides its net income before AHP and REFCORP to the Resolution Funding Corp., who then performs the calculations for each quarter end and levies the assessments to the FHLBanks for the quarter.
The FHLBanks will continue to expense these amounts until the aggregate amounts actually paid by all 12 FHLBanks are equivalent to a $300,000,000 annual annuity (or a scheduled payment of $75,000,000 per quarter) whose final maturity date is April 15, 2030, at which point the required payment of each FHLBank to REFCORP will be fully satisfied. The Finance Board in consultation with the Secretary of the Treasury selects the appropriate discounting factors to be used in this annuity calculation. The FHLBanks use the actual payments made to determine the amount of the future obligation that has been defeased. The cumulative amount to be paid to REFCORP by FHLBank Topeka cannot be determined at this time because of the interrelationships of all future FHLBanks’ earnings and interest rates. If the FHLBank experienced a net loss during a quarter, but still had net income for the year, the FHLBank’s obligation to REFCORP would be calculated based on the FHLBank’s year-to-date net income. The FHLBank would be entitled to a refund of amounts paid for the full year that were in excess of its calculated annual obligation. If the FHLBank had net income in subsequent quarters, it would be required to contribute additional amounts to meet its calculated annual obligation. If the FHLBank experienced a net loss for a full year, the FHLBank would have no obligation to REFCORP for the year.
The Finance Board is required to extend the term of the FHLBanks’ obligation to REFCORP for each calendar quarter in which there is a deficit quarterly payment. A deficit quarterly payment is the amount by which the actual quarterly payment falls short of $75,000,000.
The FHLBanks’ aggregate payments through 2005 exceeded the scheduled payments, effectively accelerating payment of the REFCORP obligation and shortening its remaining term to the fourth quarter of 2017. The FHLBanks’ aggregate payments through 2005 have satisfied $44,698,000 of the $75,000,000 scheduled payment for the fourth quarter of 2017 and all scheduled payments thereafter. This date assumes that all $75,000,000 quarterly payments required after December 31, 2005, will be made as scheduled.
The benchmark payments or portions thereof could be reinstated if the actual REFCORP payments of the FHLBanks fall short of $75,000,000 in a quarter. The maturity date of the REFCORP obligation may be extended beyond April 15, 2030, if such extension is necessary to ensure that the value of the aggregate amounts paid by the FHLBanks exactly equals a $300,000,000 annual annuity. Any payment beyond April 15, 2030, will be paid to the Department of Treasury.
Finance Board and Office of Finance Expenses: The FHLBank is assessed for its applicable share of the costs of operating the Finance Board, the FHLBank’s primary regulator, and the Office of Finance, which manages the sale of consolidated obligations. The Finance Board allocates its operating and capital expenditures to the FHLBanks based on each FHLBank’s percentage of total capital for the 12 FHLBanks. The Office of Finance allocates its operating and capital expenditures based on a formula that considers each FHLBank’s percentage of (1) total capital stock for the 12 FHLBanks; (2) consolidated obligations issued; and (3) consolidated obligations outstanding.
Estimated Fair Values: Many of the FHLBank’s financial instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. Therefore, the FHLBank has used significant estimates and present value calculations for the purpose of disclosing estimated fair values. Book values are assumed to approximate fair values for financial instruments with three months or less to repricing or maturity. The estimated fair values of the FHLBank’s financial instruments and related assumptions are detailed in Note 17.
Cash Flows: For purposes of the Statements of Cash Flows, the FHLBank considers cash on hand and due from banks as cash and cash equivalents.
Reclassifications: Certain amounts in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentations.
NOTE 2 — RESTATEMENT OF FINANCIAL STATEMENTS
Beginning in the second quarter of 2004 (in the course of preparing for registration of its equity securities with the Securities and Exchange Commission), the FHLBank identified certain errors with respect to the application of SFAS 133. To correct these errors, the FHLBank restated its financial statements for the year ended December 31, 2003 as described below. The FHLBank also corrected several matters that, although historically not significant to the financial statements, did not conform with GAAP. All footnote disclosures that were impacted by these corrections have been restated.

Change to benchmark valuation methodology for consolidated obligation bonds under long-haul hedging relationships. The FHLBank accounts for certain fair value hedging relationships involving consolidated obligation bonds using the “long-haul” method of hedge accounting. For each of these relationships, the FHLBank is hedging fair value risk attributable to changes in the London Interbank Offered Rate (“LIBOR”), the designated benchmark interest rate. The benchmark fair values of the FHLBank’s consolidated obligation bonds were derived by discounting each item’s remaining contractual cash flows at a fixed/constant spread to the LIBOR swap curve on an instrument-by-instrument basis. For each hedged item, the spread to the LIBOR swap curve is equal to the market spread at the time of issuance of the consolidated obligation. By calculating benchmark fair values of the consolidated obligations using the market spread at inception and holding that spread to LIBOR constant throughout the life of the hedging relationship, the FHLBank is able to isolate changes in fair value attributable to changes in LIBOR.
Following an evaluation of its previous practices, the FHLBank concluded that its benchmark valuation methodology was flawed in certain respects. Among other things, the FHLBank determined in some cases that the periodic basis adjustments to the LIBOR swap curve for consolidated obligation bonds included elements unrelated to the risk being hedged. To correct this and other deficiencies in its benchmark valuation methodology, the FHLBank revised the amount of the periodic changes in the benchmark fair values for the affected consolidated obligation bonds that had previously been reported in earnings. For the year ended December 31, 2003, the revisions resulted in adjustments that reduced income before assessments by $11,219,000. The adjustments are included in net realized and unrealized gain (loss) on derivatives and hedging activities in the FHLBank’s restated statement of income. The previously reported carrying amounts of consolidated obligation bonds were impacted by these adjustments. The error that led to these adjustments also affected 2002 and 2001; consequently, retained earnings as of December 31, 2002 has been adjusted to reflect the correction of the error for these prior periods. In the aggregate, the adjustments described above reduced previously reported retained earnings as of December 31, 2002 by $11,177,000.
Incorrect adjustment to LIBOR swap curve for valuations of interest rate swaps hedging fair value risk attributable to changes in LIBOR on certain consolidated obligation bonds. The FHLBank determined that it had incorrectly applied adjustments to the LIBOR swap curve used to value interest rate swaps hedging fair value risk attributable to changes in LIBOR, the designated benchmark interest rate, on certain consolidated obligation bonds. The fair value of each of the FHLBank’s interest rate swaps was derived by netting the discounted remaining contractual cash flows on the pay and receive sides of each interest rate swap at the rates derived from the LIBOR swap curve. The FHLBank’s adjustments to the LIBOR curve resulted in incorrect fair values for the interest rate swaps. This valuation error occurred only on interest rate swaps in this specific fair value hedging relationship.
To correct this valuation error, the FHLBank revalued all of the interest rate swaps in this specific fair value hedging relationship for each reporting period from 2003 back to and including January 1, 2001, the date the FHLBank first adopted SFAS 133. For the year ended December 31, 2003, the revisions resulted in adjustments that increased income before assessments by $12,778,000. The adjustments are included in net realized and unrealized gain (loss) on derivatives and hedging activities in the FHLBank’s restated statement of income. The previously reported carrying amounts of the interest rate swaps were impacted by these adjustments. The error that led to these adjustments also affected 2002 and 2001; consequently, retained earnings as of December 31, 2002 has been adjusted to reflect the correction of the error for these prior periods. In the aggregate, the adjustments described above reduced previously reported retained earnings as of that date by $858,000.
Incorrect assumption of no ineffectiveness for 25 highly effective consolidated obligation bond hedging relationships, including zero coupon bonds. The FHLBank changed the manner in which it assesses effectiveness for 25 highly effective consolidated obligation bond hedging relationships. Under its prior approach, the FHLBank improperly assumed no ineffectiveness for 25 consolidated obligation bond hedging relationships involving interest rate swaps with upfront payments. The interest rate swaps used in these relationships were structured with one payment amount under the receive sides of the swaps that differed from all other receive-side settlements by amounts equal to the concession costs associated with the hedged consolidated obligation bonds. Since the formula for computing net settlements under the interest rate swaps were not the same for each net settlement, the FHLBank determined that it should change its approach to assess effectiveness and measure hedge ineffectiveness during each reporting period.
To correct this error in how the FHLBank assesses effectiveness for these transactions, the FHLBank changed its method of accounting for these 25 hedging relationships to measure effectiveness and record ineffectiveness for such transactions during each reporting period from 2003 back to and including January 1, 2001. For the year ended December 31, 2003, the revisions resulted in adjustments that reduced income before assessments by $1,186,000. The adjustments are included in net realized and unrealized gain (loss) on derivatives and hedging activities in the FHLBank’s restated statement of income. The previously reported carrying amounts of the consolidated obligation bonds were impacted by these adjustments. The error that led to these adjustments also affected 2002 and 2001; consequently, retained earnings as of December 31, 2002 has been adjusted to reflect the correction of the error for these prior periods. In the aggregate, the adjustments described above reduced previously reported retained earnings as of that date by $1,677,000.
Incorrect assumption of no ineffectiveness for certain highly effective advance hedging relationships. The FHLBank changed the manner in which it assesses effectiveness for certain highly effective advance hedging relationships. Under the FHLBank’s prior approach, the FHLBank improperly assumed no ineffectiveness for convertible advance hedging relationships involving interest rate swaps in fair value hedging relationships. The advances and the designated interest rate swaps had identical terms with the exception that the advances in these hedging relationships were structured with conversion options that were not mirrored in the interest rate swaps.
To correct this error in how the FHLBank assesses effectiveness for these transactions, the FHLBank changed its method of accounting for these hedging relationships to measure effectiveness and record ineffectiveness for such transactions during each reporting period from 2003 back to and including January 1, 2001. For the year ended December 31, 2003, the revisions resulted in adjustments that increased income before assessments by $636,000. The adjustments are included in net realized and unrealized gain (loss) on derivatives and hedging activities in the FHLBank’s restated statement of income. The previously reported carrying amounts of the advances were impacted by these adjustments. The error that led to these adjustments also affected 2002 and 2001; consequently, retained earnings as of December 31, 2002 has been adjusted to reflect the correction of the error for these prior periods. In the aggregate, the adjustments described above reduced previously reported retained earnings as of that date by $327,000.
Incorrect bifurcation of interest rate floor embedded in an advance. The FHLBank evaluates embedded derivatives and hybrid financial instruments using guidance provided in paragraphs 12 and 13, as well as other applicable guidance, in SFAS 133. In connection with a re-evaluation of embedded derivatives during the extensive review of its accounting under SFAS 133, the FHLBank determined that it had incorrectly bifurcated an interest rate feature (a LIBOR floor) from an advance. Accordingly, the FHLBank corrected its accounting for this transaction to eliminate the bifurcation of the embedded LIBOR floor and carry the advance, including the embedded floor, at its historical cost during each reporting period from 2003 back to and including January 1, 2001. For the year ended December 31, 2003, the revisions resulted in adjustments that reduced income before assessments by $2,327,000. The adjustments are reflected in net realized and unrealized gain (loss) on derivatives and hedging activities in the FHLBank’s restated statement of income. The previously reported carrying amount of the bifurcated floor that was included with the host contract, or advance, was impacted by these adjustments. The error that led to these adjustments also affected 2002 and 2001; consequently, retained earnings as of December 31, 2002 has been adjusted to reflect the correction of the error for these prior periods. In the aggregate, the adjustments described above increased previously reported retained earnings as of that date by $7,104,000.
Other errors relating to the application of SFAS 133. In the course of the review of its accounting under SFAS 133, the FHLBank also identified other errors related to the application of SFAS 133. Specifically, these errors related to transition date accounting, incorrect valuations of certain financial instruments and loss of hedge accounting because of incorrect hedge documentation. Adjustments to correct the accounting for these items are also included in the FHLBank’s restated financial statements. The FHLBank does not believe these other adjustments are significant, either individually or in the aggregate, to the FHLBank’s financial position or results of operations for any of the periods presented. In the aggregate, the adjustments reduced income before assessments for the year ended December 31, 2003 by $1,271,000. In the aggregate, the adjustments did not impact accumulated other comprehensive income for the year ended December 31, 2003. The previously reported carrying amounts of the applicable line items were impacted by these adjustments and reflected in the FHLBank’s restated financial statements. The errors that led to these adjustments also affected 2002 and 2001; consequently, retained earnings and accumulated other comprehensive income as of December 31, 2002 have been adjusted to reflect the correction of the errors for these periods. In the aggregate, the adjustments described above reduced previously reported retained earnings by $237,000 and reduced accumulated other comprehensive income by $275,000 as of that date.
Other errors corrected during the restatement process. The FHLBank also recorded other accounting corrections and adjustments identified during its restatement process. Although the impact of these other adjustments by themselves or in total was not significant, the FHLBank has made accounting adjustments to correct for these transactions during the restatement process. Specifically, these errors and adjustments related to the recording of a minimum pension liability, a change from the straight-line method to the level-yield method for certain premiums, discounts and basis adjustments, as well as other minor adjustments. In the aggregate, the adjustments increased income before assessments by $1,527,000 and reduced accumulated other comprehensive income by $624,000 for the year ended December 31, 2003. Some of the errors that led to these adjustments also affected 2002; consequently, retained earnings as of December 31, 2002 has been adjusted to reflect the correction of the errors for this prior period. In the aggregate, the adjustments described above reduced previously reported retained earnings by $408,000 as of that date.
Additionally, adjustments were made to the Statements of Cash Flows related to: 1) the accretion and repayment of discount on zero-coupon consolidated obligation bonds and commercial paper as operating activities versus financing activities and investing activities, respectively; 2) amounts related to investments in internally developed software as investing activities versus operating activities; and 3) miscellaneous investments and capital lease obligations originally classified as operating activities versus investing activities and financing activities, respectively. Net cash used in operating activities increased by $14,201,000 from $(23,597,000) to $(9,396,000) in the year ended December 31, 2003. Net cash used in investing activities was increased by $4,460,000 from $(2,907,439,000) to $(2,902,979,000) in the year ended December 31, 2003. Cash flows from financing activities were reduced by $18,661,000 from $2,931,582,000 to $2,912,921,000 in the year ended December 31, 2003.
On January 25, 2006, the Finance Board issued Advisory Bulletin 06-01, AHP and REFCORP Contributions, (AB 06-01), which provided guidance regarding the calculation of AHP and REFCORP assessments for FHLBanks that were restating their financial statements. Pursuant to the guidance provided in AB 06-01, the FHLBank recalculated AHP and REFCORP assessments for the restated periods using restated income amounts. However, the only adjustments made to the AHP and REFCORP liabilities for the restated periods were related to the restated income amounts. The AHP and REFCORP liabilities as of December 31, 2003 were reduced by $3,019,000, due to the fact that the cumulative restated income through these dates was lower than the income previously reported. The restated income resulted in a decrease in AHP assessments of $87,000 and a decrease in REFCORP assessments of $195,000 for the year ended December 31, 2003. The errors that led to the restatements also affected 2002 and 2001; consequently, AHP and REFCORP assessments were also restated for these periods. The cumulative effect of the 2002 and 2001 restatement for AHP and REFCORP assessments was an increase in retained earnings of $2,737,000 as of December 31, 2002.
The impact of the 2002 and 2001 corrections has been reflected as an adjustment of retained earnings and accumulated other comprehensive income as of December 31, 2002, in the Statements of Capital. For the year ended December 31, 2003, the following tables detail the changes related to the restatement by financial statement line on the FHLBank’s previously issued statements of income and statements of cash flows (in thousands). The calculations for the FHLBank’s AHP and REFCORP assessments are also discussed in Notes 1 and 9, respectively.

	Year Ended December 31, 2003
	Previously
	Reported[1]	Adjustments	As Restated

Statement of Income:
Interest income, held-to-maturity securities	$253,348	$668	$254,016
Interest income, advances	424,927	195	425,122
Interest income, prepayment fees on terminated advances	3,549	(13)	3,536
Interest income, mortgage loans held for portfolio	21,638	922	22,560

Total interest income	791,988	1,772	793,760

Interest expense, consolidated obligations:
Bonds	532,697	102	532,799

Total interest expense	660,936	102	661,038

NET INTEREST INCOME	131,052	1,670	132,722

NET INTEREST INCOME AFTER MORTGAGE LOAN LOSS PROVISION	130,975	1,670	132,645

Net realized and unrealized gain (loss) on derivatives and hedging activities	15,908	(2,732)	13,176

Total other income	9,497	(2,732)	6,765

INCOME BEFORE ASSESSMENTS	120,262	(1,062)	119,200

Affordable Housing Program	9,817	(87)	9,730
REFCORP	22,089	(195)	21,894

Total assessments	31,906	(282)	31,624

NET INCOME	$88,356	$(780)	$87,576

[1]	Amounts reflect the reclassification referred to in Note 1.

	Year Ended December 31, 2003
	Previously
	Reported	Adjustments	As Restated

Statement of Cash Flows:
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$88,356	$(780)	$87,576

Adjustments to reconcile income to net cash used in operating activities:
Depreciation and amortization:
Premiums and discounts on consolidated obligations, net	(3,025)	13,662	10,637
Premiums and discounts on investments, net	16,116	(1,062)	15,054
Premiums, discounts and commitment fees on advances	4	(632)	(628)
Discounts on Housing and Community Development advances	(9)	8	(1)
Fair value adjustments on hedged assets or liabilities	2,096	58	2,154
Other comprehensive income	276	40	316
Premises and equipment	776	127	903
Provision for credit losses on mortgage loans	70	7	77
(Gain) loss due to change in net fair value adjustment on derivative and hedging activities	(65,428)	2,603	(62,825)
(Increase) decrease in accrued interest receivable	(21)	(922)	(943)
(Increase) decrease in other assets	3,482	(3,627)	(145)
Increase (decrease) in Affordable Housing Program liability	222	(86)	136
Increase (decrease) in REFCORP liability	2,612	(195)	2,417
Increase (decrease) in other liabilities	(4,175)	5,000	825

Total adjustments	(111,953)	14,981	(96,972)

NET CASH USED IN OPERATING ACTIVITIES	(23,597)	14,201	(9,396)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in short-term held-to-maturity securities	(90,705)	394	(90,311)
Proceeds from maturities of and principal repayments on long-term held-to-maturity securities	4,691,184	5,000	4,696,184
Principal collected on advances	299,086,759	865	299,087,624
Advances made	(300,362,710)	(238)	(300,362,948)
Recoveries on mortgage loans held for portfolio	7	(7)	0
Principal collected on other loans made	0	1,067	1,067
Purchases of premises and equipment	(587)	(2,621)	(3,208)

NET CASH USED IN INVESTING ACTIVITIES	(2,907,439)	4,460	(2,902,979)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of consolidated obligation:
Discount notes	489,249,364	1	489,249,365
Payments for maturing and retired consolidated obligation:
Bonds	(24,453,968)	(13,662)	(24,467,630)
Net decrease in other borrowings	0	(5,000)	(5,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	$2,931,582	$(18,661)	$2,912,921

NOTE 3 — CHANGE IN ACCOUNTING PRINCIPLE AND RECENTLY ISSUED ACCOUNTING STANDARDS AND INTERPRETATIONS
Change in Accounting Principle: Effective July 1, 2003, the FHLBank changed its method of amortizing/accreting concessions (amounts paid to dealers in connection with sales of consolidated obligation bonds) and premiums/discounts on consolidated obligation bonds. Prior to July 1, 2003, these amounts were amortized/accreted over the estimated lives of the consolidated obligation bonds using the interest method. Currently, these amounts are amortized/accreted to the maturity date of the consolidated obligation bonds using the interest method. The authoritative basis for the prior and current accounting both reside in Accounting Principles Board (APB) Opinion 21, Interest on Receivables and Payables (APB 21). The FHLBank, pursuant to APB 21 paragraph 15, previously amortized/accreted premiums/discounts and concessions on consolidated obligation bonds over the estimated lives. The FHLBank elected to change the period over which these amounts were amortized/accreted to maturity date, as allowed in APB 21 paragraph 15, from estimated life to maturity date because it believed that this methodology was a more precise application of GAAP and therefore preferable. In accordance with APB 20, Accounting Changes, this change from one acceptable method to another acceptable method was accounted for as a change in accounting principle. The cumulative effect of this accounting change for periods prior to July 1, 2003 was not reasonably determinable because of the volume of transactions involved (issues and calls) and the method of storing and purging of electronic data. In order to calculate the cumulative effect of this accounting change as of January 1, 2003, the FHLBank would be required to manually recalculate the amortization impact for each transaction by reporting period. Because of these factors, the FHLBank determined that the impact could not be reasonably determined and that pro forma effects could not be reasonably provided. The estimated effect of the change in 2003 for consolidated obligation bonds outstanding on the date of the change was to increase net income by $3,804,000.
Issuance of SFAS 156: In March 2006, the Financial Accounting Standards Board (FASB) issued Statement of SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140” (herein referred to as “SFAS 156”). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value, if practicable. SFAS 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The FHLBank does not expect the adoption of this statement to have a material impact on its financial condition, results of operations or cash flows.
Issuance of SFAS 155: The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” (herein referred to as “SFAS 155”) in February 2006. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets (DIG Issue D1). SFAS 155 amends SFAS 133 to simplify the accounting for certain derivatives embedded in other financial instruments (a hybrid financial instrument) by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise required bifurcation, provided that the entire hybrid financial instrument is accounted for on a fair value basis. SFAS 155 also establishes the requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, which replaces the interim guidance in DIG Issue D1. SFAS 155 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities — a replacement of FASB Statement 125 (SFAS 140) to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interests other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006 (January 1, 2007 for the FHLBank), with earlier adoption allowed. The FHLBank has not yet determined the effect that the implementation of SFAS 155 will have on its financial condition, results of operations or cash flows.
SFAS 154: The FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (herein referred to as “SFAS 154”) in May 2005. This statement requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. The FHLBank will adopt the standard according to the implementation date prescribed in the standard. The FHLBank does not expect the new rules to have a material impact on its financial condition, results of operations or cash flows at the time of adoption.
DIG Issue B38 and DIG Issue B39: The FASB issued Derivative Implementation Group (DIG) Issue B38, “Evaluation of Net Settlement with Respect to the Settlement of a Debt Instrument through Exercise of an Embedded Put Option or Call Option” and DIG Issue B39, “Application of Paragraph 13(b) to Call Options That Are Exercisable Only by the Debtor” in June 2005. DIG Issue B38 addresses an application issue when applying SFAS 133, paragraph 12(c) to a put option or call option (including a prepayment option) embedded in a debt instrument. DIG Issue B39 addresses the conditions in SFAS 133, paragraph 13(b) as they relate to whether an embedded call option in a hybrid instrument containing a host contract is clearly and closely related to the host contract if the right to accelerate the settlement of debt is exercisable only by the debtor. The FHLBank will adopt the standard according to the implementation date prescribed in the standard. The FHLBank does not expect the new rules to have a material impact on its financial condition, results of operations or cash flows at the time of adoption.
Adoption of FASB Staff Position (FSP) FAS 115-1: The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. In November 2005, the FASB issued FSP 115-1, which addresses the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FHLBank does not expect the new rules to have a material impact on its financial condition, results of operations or cash flows at the time of adoption.
NOTE 4 — CASH AND DUE FROM BANKS
Pass-through Deposit Reserves: The FHLBank acts as a pass-through correspondent for members required to deposit reserves with the Federal Reserve Banks. The amount shown as cash and due from banks includes $153,000 and $617,000 of reserve deposits with the Federal Reserve Banks as of December 31, 2005 and 2004, respectively.
NOTE 5 — TRADING SECURITIES
Major Security Types: Trading securities as of December 31, 2005 and 2004, are summarized in the following table (in thousands):

	Estimated Fair Values
	2005	2004

FHLBank obligations[1]	$15,284	$15,979
Fannie Mae[2] obligations	183,851	189,997
Freddie Mac[2] obligations	508,274	524,656
Federal Farm Credit Bank[2] obligations	1,836	3,010

Subtotal	709,245	733,642

Ginnie Mae mortgage-backed securities[3]	4,745	6,678

TOTAL	$713,990	$740,320

[1]	See Note 20 for transactions with other FHLBanks.

[2]	Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal Farm Credit Bank are government-sponsored enterprises (GSE). GSE securities are not guaranteed by the U.S. government.

[3]	Government National Mortgage Association (Ginnie Mae) securities are guaranteed by the U.S. government.
Redemption Terms: The estimated fair values of trading securities by contractual maturity as of December 31, 2005 and 2004, are shown in the following table (in thousands). Expected maturities of certain securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

	2005	2004

Due in one year or less	$0	$0
Due after one year through five years	191,541	199,516
Due after five years through 10 years	517,704	534,126
Due after 10 years	0	0

Subtotal	709,245	733,642

Mortgage-backed securities	4,745	6,678

TOTAL	$713,990	$740,320

Net gains on trading securities during the years ended December 31, 2005 and 2004, included a change in net unrealized holding loss of $(23,490,000) and $(7,430,000) for securities held on December 31, 2005 and 2004.
NOTE 6 — AVAILABLE-FOR-SALE SECURITIES
Major Security Types: Available-for-sale securities as of December 31, 2005, are summarized in the following table (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Values

U.S. Treasury obligations	$108,311	$0	$5,622	$102,689

Available-for-sale securities as of December 31, 2004, are summarized in the following table (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Values

U.S. Treasury obligations	$110,464	$0	$4,165	$106,299

Redemption Terms: The amortized cost and estimated fair values of available-for-sale securities by contractual maturity as of December 31, 2005 and 2004, are shown in the following table (in thousands). None of these securities are callable or prepayable.

	2005		2004
	Amortized	Estimated Fair	Amortized	Estimated Fair
	Cost	Values	Cost	Values

Due in one year or less	$0	$0	$0	$0
Due after one year through five years	108,311	102,689	51,398	49,691
Due after five years through 10 years	0	0	59,066	56,608
Due after 10 years	0	0	0	0

TOTAL	$108,311	$102,689	$110,464	$106,299

Interest Rate Payment Terms: All securities classified as available-for-sale securities as of December 31, 2005 and 2004, respectively, were fixed rate securities.
Gains and Losses: Net losses were realized on the sale of available-for-sale securities during the year ended December 31, 2004, and are included in other income. These investments were acquired for duration purposes in 2003 (an economic hedge of the FHLBank’s duration of equity). In 2004, they were sold as part of the

FHLBank’s hedging/duration of equity management strategy. There were no sales of available-for-sale securities during 2005 or 2003. Following are details of the 2004 sales (in thousands):

2004

Total proceeds	$110,164

Gross gains	$0
Gross losses	(793)

NET LOSS	$(793)

The following table summarizes (in thousands) the available-for-sale securities with unrealized losses as of December 31, 2005. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous loss position.

	Less Than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Values	Losses	Fair Values	Losses	Fair Values	Losses

U.S. Treasury obligations	$0	$0	$102,689	$5,622	$102,689	$5,622

Total temporarily impaired	$0	$0	$102,689	$5,622	$102,689	$5,622

The following table summarizes (in thousands) the available-for-sale securities with unrealized losses as of December 31, 2004. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Values	Losses	Fair Values	Losses	Fair Values	Losses

U.S. Treasury obligations	$0	$0	$106,299	$4,165	$106,299	$4,165

Total temporarily impaired	$0	$0	$106,299	$4,165	$106,299	$4,165

A security is considered impaired if its fair value is less than its cost. Impairment is evaluated by considering the severity and duration of the impairment in relation to the forecasted recovery of fair value. If the impairment is determined to be other than temporary, the security is written down to fair value, and the resulting loss is recognized through earnings. The FHLBank concluded that, based on the creditworthiness of the issuer, the unrealized loss on each security in the above tables represents a temporary impairment and does not require adjustment to the carrying amount of any of the individual securities. Additionally, the FHLBank has the ability and the intent to hold such securities through to recovery of the unrealized losses.
Investments are in unrealized loss positions due to increases in interest rates that cause security fair values to temporarily fall below amortized cost values. Such fluctuations in interest rates and security fair values occur during the normal course of the FHLBank’s asset/liability management.

NOTE 7 — HELD-TO-MATURITY SECURITIES
Major Security Types: Held-to-maturity securities as of December 31, 2005, are summarized in the following table (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Values

Fannie Mae[1] obligations	$150,064	$0	$345	$149,719
Freddie Mac[1] obligations	99,656	469	0	100,125
State or local housing agency obligations	308,520	3,900	2,050	310,370
Commercial paper	829,614	0	0	829,614

Subtotal	1,387,854	4,369	2,395	1,389,828

Mortgage-backed securities:
Fannie Mae[1]	847,488	2,682	8,437	841,733
Freddie Mac[1]	891,590	2,876	8,644	885,822
Ginnie Mae[2]	22,767	279	0	23,046
Other (private issuers)	4,290,310	2,994	42,083	4,251,221

Mortgage-backed securities	6,052,155	8,831	59,164	6,001,822

TOTAL	$7,440,009	$13,200	$61,559	$7,391,650

Held-to-maturity securities as of December 31, 2004, are summarized in the following table (in thousands):

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Values

Fannie Mae[1] obligations	$149,952	$2,988	$3	$152,937
Freddie Mac[1] obligations	350,018	4,135	270	353,883
State or local housing agency obligations	408,615	7,320	195	415,740
Commercial paper	608,849	0	0	608,849

Subtotal	1,517,434	14,443	468	1,531,409

Mortgage-backed securities:
Fannie Mae[1]	557,114	4,410	3,565	557,959
Freddie Mac[1]	614,437	4,259	2,354	616,342
Ginnie Mae[2]	39,203	476	0	39,679
Other (private issuers)	4,559,657	24,320	15,495	4,568,482

Mortgage-backed securities	5,770,411	33,465	21,414	5,782,462

TOTAL	$7,287,845	$47,908	$21,882	$7,313,871

[1]	Fannie Mae and Freddie Mac are GSEs. GSE securities are not guaranteed by the U.S. government.
[2]	Ginnie Mae securities are guaranteed by the U.S. government.
The amortized cost of the FHLBank’s mortgage-backed securities included net discounts of $7,174,000 and $5,234,000 as of December 31, 2005 and 2004, respectively. Other investments included net discounts of $280,000 and $29,000 as of December 31, 2005 and 2004, respectively.
Redemption Terms: The amortized cost and estimated fair values of held-to-maturity securities by contractual maturity as of December 31, 2005 and 2004, are shown in the following table (in thousands). Expected maturities of certain securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment fees.

	2005		2004
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Values	Cost	Fair Values

Due in one year or less	$879,476	$879,145	$864,481	$864,659
Due after one year through five years	210,213	211,488	259,793	268,021
Due after five years through 10 years	6,045	6,107	24,110	24,909
Due after 10 years	292,120	293,088	369,050	373,820

Subtotal	1,387,854	1,389,828	1,517,434	1,531,409

Mortgage-backed securities	6,052,155	6,001,822	5,770,411	5,782,462

TOTAL	$7,440,009	$7,391,650	$7,287,845	$7,313,871

Interest Rate Payment Terms: The following table details interest rate payment terms for held-to-maturity securities as of December 31, 2005 and 2004 (in thousands):

	2005	2004

Amortized cost of held-to-maturity securities other than mortgage-backed securities:
Fixed rate	$1,251,529	$1,365,184
Variable rate	136,325	152,250

Subtotal	1,387,854	1,517,434

Amortized cost of held-to-maturity mortgage-backed securities:
Pass-through securities:
Fixed rate	34,105	46,677
Variable rate	30,705	39,239
Collateralized mortgage obligations:
Fixed rate	3,797,609	3,298,215
Variable rate	2,189,736	2,386,280

Subtotal	6,052,155	5,770,411

TOTAL	$7,440,009	$7,287,845

Gains and Losses: Net gains were realized on the sale of securities during the years ended December 31, 2004 and 2003, and are included in other income. In 2004, two held-to-maturity securities were sold. One was sold because an issuer had a significant deterioration in creditworthiness. Another short-term security (less than three months to maturity) was sold to bring the FHLBank in compliance with its unsecured investment limitations. In 2003, held-to-maturity securities, for which a substantial portion of the principal outstanding at acquisition had been collected because of prepayments on the debt securities, were sold. There were no sales of securities during 2005. Following are details of the 2004 and 2003 sales (in thousands):

	2004	2003

Total proceeds	$36,700	$77,961

Gross gains	$5	$1,268
Gross losses	(2)	(60)

NET GAIN	$3	$1,208

The following table summarizes (in thousands) the held-to-maturity securities with unrealized losses as of December 31, 2005. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Values	Losses	Fair Values	Losses	Fair Values	Losses

Fannie Mae[1] obligations	$100,188	$14	$49,531	$331	$149,719	$345
State or local housing agency obligations	45,693	1,307	12,847	743	58,540	2,050

Subtotal	145,881	1,321	62,378	1,074	208,259	2,395

Mortgage-backed securities:
Fannie Mae[1]	514,568	4,867	104,564	3,571	619,132	8,438
Freddie Mac[1]	407,418	3,690	136,904	4,954	544,322	8,644
Other (private issuers)	2,282,028	22,333	761,612	19,749	3,043,640	42,082

Mortgage-backed securities	3,204,014	30,890	1,003,080	28,274	4,207,094	59,164

TOTAL TEMPORARILY IMPAIRED SECURITIES	$3,349,895	$32,211	$1,065,458	$29,348	$4,415,353	$61,559

The following table summarizes (in thousands) the held-to-maturity securities with unrealized losses as of December 31, 2004. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Values	Losses	Fair Values	Losses	Fair Values	Losses

Fannie Mae[1] obligations	$49,563	$3	$0	$0	$49,563	$3
Freddie Mac[1] obligations	50,570	270	0	0	50,570	270
State or local housing agency obligations	8,949	16	17,391	179	26,340	195

Subtotal	109,082	289	17,391	179	126,473	468

Mortgage-backed securities:
Fannie Mae[1]	77,118	610	88,983	2,955	166,101	3,565
Freddie Mac[1]	156,052	1,147	62,499	1,207	218,551	2,354
Other (private issuers)	1,721,601	14,024	136,599	1,471	1,858,200	15,495

Mortgage-backed securities	1,954,771	15,781	288,081	5,633	2,242,852	21,414

TOTAL TEMPORARILY IMPAIRED SECURITIES	$2,063,853	$16,070	$305,472	$5,812	$2,369,325	$21,882

[1]	Fannie Mae and Freddie Mac are GSEs. GSE securities are not guaranteed by the U.S. government.
Investments are in unrealized loss positions due to increases in interest rates that cause security fair values to temporarily fall below amortized cost values. Such fluctuations in interest rates and security fair values occur during the normal course of the FHLBank’s asset/liability management. The FHLBank concluded that, based on the creditworthiness of the issuers and/or any underlying collateral, the unrealized loss on each security in the above tables represents a temporary impairment and does not require adjustment to the carrying amount of any of the individual securities. Additionally, the FHLBank has the ability and the intent to hold such securities through to recovery of the unrealized losses.

NOTE 8 — ADVANCES
Redemption Terms: As of December 31, 2005 and 2004, the FHLBank had advances outstanding at interest rates ranging from zero percent (AHP advances, see Note 9) to 8.64 percent at both year ends as summarized in the following table (in thousands):

	December 31, 2005		December 31, 2004
		Weighted		Weighted
		Average		Average
Year of Maturity	Amount	Interest Rate	Amount	Interest Rate

2005			$12,383,434	2.39%
2006	$13,882,971	4.07%	1,605,278	3.35
2007	2,261,672	3.79	2,547,249	3.46
2008	1,809,983	4.40	1,787,853	4.17
2009	2,236,074	4.56	2,534,149	4.28
2010	2,110,185	5.28	1,868,022	5.40
Thereafter	4,775,513	4.16	4,331,175	4.26

Total par value	27,076,398	4.22%	27,057,160	3.35%

Discounts on HCD advances	(57)		(64)
Premiums on other advances	153		185
Discounts and deferred fees on other advances	(153,325)		(214,271)
SFAS 133 fair value adjustments	163,399		646,909

TOTAL	$27,086,568		$27,489,919

In general, a borrower is charged a prepayment fee when an advance is repaid before its stated maturity. Prepayment fees are calculated using methods that make the FHLBank financially indifferent to the advance prepayments. The FHLBank’s advances outstanding include advances that contain call options that may be exercised with or without prepayment fees at the borrower’s discretion on specific dates (call dates) before the stated advance maturities (callable advances). The borrowers normally exercise their call options on these advances when interest rates decline (fixed rate advances) or spreads change (variable rate advances). The FHLBank’s advances as of December 31, 2005 and 2004, include callable advances totaling $2,751,870,000 and $919,791,000, respectively. Of these callable advances, there were $2,747,797,000 and $904,438,000 of variable rate advances as of December 31, 2005 and 2004, respectively. The table below summarizes the FHLBank’s advances by year of maturity, or by the next call date for callable advances (in thousands):

Year of Maturity or Next Call Date	2005	2004

2005		$13,198,806
2006	$14,914,361	1,599,155
2007	2,218,200	2,295,489
2008	1,685,962	1,672,144
2009	2,132,856	2,430,937
2010	2,010,185	1,767,867
Thereafter	4,114,834	4,092,762

TOTAL PAR VALUE	$27,076,398	$27,057,160

The FHLBank’s advances outstanding also include advances that contain conversion options that may be exercised at the FHLBank’s discretion on specific dates (conversion dates) before the stated advance maturities (convertible advances). With convertible advances, the FHLBank effectively purchases put options from the borrowers that allow the FHLBank to convert the fixed rate advances to variable rate advances. In exchange for the options, borrowers are charged interest rates that are below those for fixed rate advances with comparable maturities. The FHLBank normally exercises its conversion options on these advances when interest rates increase. The FHLBank’s advances as of December 31, 2005 and 2004, included convertible advances totaling

$4,966,453,000 and $6,122,108,000, respectively. The following table summarizes the FHLBank’s advances by year of maturity, or by the next conversion or put date for convertible advances (in thousands):

Year of Maturity or Next Conversion or Put Date	2005	2004

2005		$16,107,162
2006	$17,599,759	1,952,113
2007	2,731,080	2,711,107
2008	2,019,283	1,705,728
2009	1,921,974	2,697,549
2010	1,165,969	818,956
Thereafter	1,638,333	1,064,545

TOTAL PAR VALUE	$27,076,398	$27,057,160

Security Terms: The FHLBank lends to members and approved housing associates involved in housing finance within the Tenth District, which comprises the states of Colorado, Kansas, Nebraska and Oklahoma. Advances are made in accordance with federal statutes, including the Bank Act as amended. The FHLBank is required by statute to obtain sufficient collateral on advances to protect against losses and to accept as collateral on such advances only U.S. government or government agency securities, residential mortgage loans, deposits in the FHLBank and other qualified real estate-related assets. However, Community Financial Institutions (CFIs) can avail themselves of the expanded statutory collateral provisions dealing with small business or agriculture loans. As provided in the Bank Act, a borrowing member’s investment in the capital stock of the FHLBank is pledged as additional collateral on the member’s advances. As of December 31, 2005 and 2004, the FHLBank had rights to collateral with an estimated value in excess of outstanding advances.
All advances outstanding as of December 31, 2005 and 2004, were collateralized by the above types of collateral pursuant to written security agreements. Based on the financial condition of a member that has advances outstanding, the FHLBank allows two options: (a) members can physically retain collateral assigned to the FHLBank provided they execute written security agreements and agree to hold such collateral for the benefit of the FHLBank; or (b) members can specifically assign or physically place such collateral with the FHLBank or its safekeeping agent.
Beyond these provisions, Section 10(e) of the Bank Act affords any security interest granted by a member to the FHLBank priority over the claims or rights of any other party. The two exceptions are claims of bona fide purchasers for value and actual secured parties holding perfected security interests, provided that those claims would be entitled to priority under otherwise applicable law.
Credit Risk: While the FHLBank has never experienced a credit loss on an advance to a member, the expanded eligible collateral for CFIs and non-member housing associates provides the potential for additional credit risk for the FHLBank. FHLBank management has policies and procedures in place to appropriately manage this credit risk. Accordingly, the FHLBank has not established an allowance for credit losses on advances.
The FHLBank’s potential credit risk from advances is concentrated in commercial banks and savings institutions. As of December 31, 2005 and 2004, the FHLBank had outstanding advances of $11,245,200,000 and $10,838,400,000 to three members representing 41.53 percent and 40.06 percent of total outstanding advances, respectively. Two of the three members were the same each year. The income from advances to these members during 2005 and 2004 totaled $399,066,000 and $370,272,000, respectively. The FHLBank had rights to collateral with an estimated value in excess of book value of these advances and, therefore, does not expect to incur any credit losses on these advances. See Note 19 for detailed information on transactions with related parties.

Interest Rate Payment Terms: The following table details additional interest rate payment terms for advances as of December 31, 2005 and 2004 (in thousands):

	2005	2004

Par amount of advances:
Fixed rate	$21,876,531	$22,460,516
Variable rate	5,199,867	4,596,644

TOTAL	$27,076,398	$27,057,160

Information about the estimated fair value of the advances is included in Note 17.
NOTE 9 — AFFORDABLE HOUSING PROGRAM
The Bank Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, requires each FHLBank to establish an AHP. As a part of its AHP, the FHLBank provides subsidies in the form of direct grants or below-market interest rate advances to members that use the funds to assist in the purchase, construction or rehabilitation of housing for very low-, low- and moderate-income households. To fund the AHP, the 12 district FHLBanks as a group must annually set aside the greater of $100,000,000 or 10 percent of the current year’s regulatory income. Regulatory income is defined as GAAP income before interest expense related to mandatorily redeemable capital stock under SFAS 150 and the assessment for AHP, but after the assessment to REFCORP. The exclusion of interest expense related to mandatorily redeemable capital stock is a regulatory calculation determined by the Finance Board. The AHP and REFCORP assessments are calculated simultaneously because of their interdependence on each other. The FHLBank accrues this expense monthly based on its income. Calculation of the REFCORP assessment is discussed in Note 1.
The amount set aside is charged to income and recognized as a liability. As subsidies are provided through the disbursement of grants or issuance of subsidized advances, the AHP liability is reduced accordingly. If the FHLBank’s regulatory income before AHP and REFCORP would ever be zero or less, the amount of AHP liability would generally be equal to zero. However, if the result of the aggregate 10 percent calculation described above is less than the $100,000,000 minimum for all 12 FHLBanks, then the Bank Act requires the shortfall to be allocated among the FHLBanks based on the ratio of each FHLBank’s income before AHP and REFCORP to the sum of the income before AHP and REFCORP of the 12 FHLBanks. There was no shortfall in either 2005 or 2004.
As of December 31, 2005, the FHLBank’s AHP accrual on its Statements of Condition consisted of $17,021,000 for the 2006 AHP (uncommitted, including amounts recaptured and reallocated from prior years) and $13,546,000 for prior years’ AHP (committed but undisbursed).
The following table details the change in the AHP liability for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003

Appropriated and reserved AHP funds as of the beginning of the period	$25,559	$23,398	$23,228
AHP set aside based on current year income	15,131	10,396	9,730
Direct grants disbursed	(10,504)	(8,701)	(9,856)
Discount on prepaid AHP advances reallocated to future periods	0	3	34
Recaptured funds[1]	381	463	262

Appropriated and reserved AHP funds as of the end of the period	$30,567	$25,559	$23,398

[1]	Recaptured funds are direct grants returned to the FHLBank in those instances where the commitments associated with the approved use of funds are not met and repayment to FHLBank is required by regulation. In most cases, recaptured funds are returned as a result of AHP-assisted homeowner’s transfer or sale of property within the five-year retention period that the assisted homeowner is required to occupy the property. Recaptured funds are reallocated to future periods.

The FHLBank had outstanding principal in AHP-related advances of $26,000 and $30,000 at December 31, 2005 and 2004, respectively.
NOTE 10 — MORTGAGE LOANS HELD FOR PORTFOLIO
The MPF Program involves the FHLBank investing in mortgage loans, which are either funded by the FHLBank through or purchased from its participating members. The total loans represent held-for-portfolio loans under the MPF Program whereby participating FHLBank members originate and credit enhance home mortgage loans that are owned by the FHLBank. Dependent upon a member’s product selection, however, the servicing rights can be retained or sold by the participating member.
During 2004, the FHLBank acquired participation interests totaling $878,918,000 in out-of-district MPF Program mortgage loans delivered under a master commitment that the FHLBank Chicago had entered into with one of its participating members. FHLBank Chicago retained an average participation of 61.1 percent in the total loans acquired through the commitment. These participation interests were purchased at the same prices as those for similar MPF Program products. No participation interests were purchased during 2005.
The following table presents information as of December 31, 2005 and 2004, on mortgage loans held for portfolio (in thousands):

	2005	2004

Real Estate:
Fixed rate, medium-term[1], single-family mortgages	$919,285	$1,003,632
Fixed rate, long-term, single-family mortgages	1,499,886	1,428,964

Total par value	2,419,171	2,432,596
Premiums	17,242	20,772
Discounts	(12,761)	(15,961)
Deferred loan costs, net	161	185
SFAS 133 fair value adjustments	(550)	(503)

Total before Allowance for Credit Losses on Mortgage Loans	$2,423,263	$2,437,089

[1]	Medium-term defined as a term of 15 years or less.
The par value of mortgage loans held for portfolio outstanding at December 31, 2005 and 2004, was comprised of government-insured or guaranteed (by the Federal Housing Administration and Department of Veterans Affairs of the U.S. government) loans totaling $58,275,000 and $52,394,000, respectively, and conventional, size-conforming mortgage loans totaling $2,360,896,000 and $2,380,202,000, respectively.
The allowance for credit losses on mortgage loans as of December 31, 2005, 2004 and 2003, respectively, was as follows (in thousands):

	2005	2004	2003

Balance, beginning of year	$424	$129	$52
Provision for credit losses on mortgage loans	335	295	77
Charge-offs	(3)	0	(7)
Recoveries	0	0	7

Balance, end of year	$756	$424	$129

At December 31, 2005 and 2004, the FHLBank had $4,052,000 and $727,000, respectively, of nonaccrual conventional loans. As of December 31, 2005 and 2004, the FHLBank had no loans that had been foreclosed but not yet liquidated.
The estimated fair value of the mortgage loans held for portfolio as of December 31, 2005 and 2004, is reported in Note 17.

Mortgage loans are considered impaired when, based on current information and events, it is probable that the FHLBank will be unable to collect all principal and interest amounts due according to the contractual terms of the mortgage loan agreement. At December 31, 2005 and 2004, the FHLBank had no recorded investments in impaired mortgage loans.
See Note 19 for detailed information on transactions with related parties.
NOTE 11 — DEPOSITS
The FHLBank offers demand and overnight deposit programs to its members and to other qualifying non-members. In addition, the FHLBank offers short-term deposit programs to members. A member that services mortgage loans may deposit with the FHLBank funds collected in connection with the mortgage loans, pending disbursement of such funds to owners of the mortgage loans. The FHLBank classifies these items as “non-interest-bearing other deposits” on the Statements of Condition. The average interest rates paid on average deposits were 3.06 percent, 1.13 percent and 0.97 percent during 2005, 2004 and 2003, respectively.
See Note 19 for detailed information on transactions with related parties.
NOTE 12 — SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
The FHLBank has entered into sales of securities under agreements to repurchase with a limited number of securities dealers, all of which the Federal Reserve Bank of New York has designated as “primary dealers.” The amounts received under these agreements represent short-term borrowings and are reflected as liabilities in the Statements of Condition. The securities sold under agreements to repurchase are delivered to the primary dealers. If during the terms of the agreements the market values of the underlying securities increase above or decrease below the market value required as collateral, adjustments will be made to the principal amounts of the repurchase agreements or to the amount of securities delivered to the primary dealer. There were no securities sold under agreements to repurchase as of December 31, 2005; however, repurchase liabilities averaged $53,103,000 during 2005. The maximum amount outstanding at any time during 2005 was $106,313,000. There were no securities sold under agreements to repurchase as of December 31, 2004, or at any time during 2004 or 2003.
NOTE 13 — CONSOLIDATED OBLIGATIONS
Consolidated obligations are the joint and several obligations of the FHLBanks and consist of bonds and discount notes. The FHLBanks jointly issue consolidated obligations with the Office of Finance acting as their agent. Consolidated obligation bonds are issued primarily to raise intermediate- and long-term funds for the FHLBanks and are not subject to any statutory or regulatory limits as to maturities. Consolidated obligation discount notes, which are issued to raise short-term funds, are issued at less than their face amounts and redeemed at par when they mature.
The Finance Board, at its discretion, may require any FHLBank to make principal or interest payments due on any consolidated obligations for which the FHLBank is not the primary obligor. Although it has never occurred, to the extent that an FHLBank would be required to make a payment on a consolidated obligation on behalf of another FHLBank, the paying FHLBank would be entitled to reimbursement from the non-complying FHLBank. However, if the Finance Board determines that the non-complying FHLBank is unable to satisfy its obligations, then the Finance Board may allocate the non-complying FHLBank’s outstanding consolidated obligation debt among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis the Finance Board may determine.
The par value of outstanding consolidated obligations of all FHLBanks, including outstanding consolidated obligations issued on behalf of the FHLBank, was approximately $937,459,530,000 and $869,241,590,000 as of

December 31, 2005 and 2004, respectively. See Note 20 for FHLBank obligations acquired by FHLBank Topeka as investments and consolidated obligations transferred from other FHLBanks. Finance Board regulations require that each FHLBank maintain qualifying assets, free from any lien or pledge, in an amount at least equal to the amount of that FHLBank’s participation in the total consolidated obligations outstanding. Qualifying assets are defined as cash; obligations of, or fully guaranteed by, the United States; secured advances; mortgages, which have any guaranty, insurance, or commitment from the U.S. or any agency of the United States; investments described in Section 16(a) of the Bank Act (e.g., securities that a fiduciary or trust fund may purchase under the laws of the state in which the FHLBank is located; and other securities that are assigned a rating or assessment by a nationally recognized statistical rating organization (NRSRO) that is equivalent or higher than the rating or assessment assigned by that NRSRO to consolidated obligations.
On June 2, 2000, the Finance Board adopted a final rule amending the FHLBanks’ leverage limit requirements. Effective July 1, 2000, and until such time as an individual FHLBank implements its new capital plan as required under the Gramm-Leach-Bliley Act (see Note 14), each FHLBank’s leverage limit was based on a ratio of assets to capital, rather than a ratio of liabilities to capital. The Finance Board’s former regulations prohibited the issuance of consolidated obligations if such issuance would bring the FHLBanks’ combined outstanding consolidated obligations and other senior liabilities above 20 times the FHLBanks’ combined total capital. The Finance Board’s Financial Management Policy also applied this limit on an FHLBank-by-FHLBank basis. The final rule deleted the FHLBank-wide leverage limit from the regulations but limited each FHLBank’s assets generally to no more than 21 times its capital. Nevertheless, an FHLBank whose non-mortgage assets, after deducting deposits and capital, did not exceed 11 percent of its assets could have had total assets in an amount greater than 21 times its capital but not greater than 25 times its capital. At September 30, 2004, the FHLBank implemented its new capital plan and is no longer required to comply with this regulation (see Note 14).
To provide the holders of consolidated obligations issued before January 29, 1993, (prior bondholders) protection equivalent to that provided under the FHLBanks’ previous leverage limit of 12 times its regulatory capital stock, prior bondholders have a singular claim on a certain amount of the qualifying assets (Special Asset Account or SAA) if the FHLBanks’ regulatory capital stock is less than 8.33 percent of consolidated obligations. As of December 31, 2005 and 2004, respectively, the FHLBanks’ combined regulatory capital stock was 4.64 and 4.74 percent of the par value of consolidated obligations outstanding, and the required minimum SAA balance was approximately $110,000 and $219,000. If an FHLBank’s capital-to-asset ratio falls below 2 percent, that FHLBank is required to transfer qualifying assets in the amount of its allocated share of the FHLBanks’ combined SAA to a trust for the benefit of prior bondholders. As of December 31, 2005 and 2004, no FHLBank had a capital-to-asset ratio less than 2 percent; therefore, no assets were being held in a trust. In addition, no trust has ever been established as a result of this regulation, as the capital-to-asset ratio has never fallen below 2 percent for any FHLBank.
General Terms: Consolidated obligation bonds are issued with either fixed rate coupon or variable rate coupon payment terms. Variable rate coupon bonds use a variety of indices for interest rate resets including the London Interbank Offered Rate (LIBOR), Constant Maturity Treasuries (CMT) and, Eleventh District Cost of Funds Index (COFI). In addition, to meet the specific needs of certain investors in consolidated obligation bonds, fixed rate and variable rate bonds may contain certain features that may result in complex coupon payment terms and call features. When the FHLBank issues such structured bonds that present interest rate or other risks that are unacceptable to the FHLBank, it will simultaneously enter into derivatives containing offsetting features that effectively alter the terms of the bonds to the equivalent of simple fixed rate coupon bonds or variable rate coupon bonds tied to indices such as those detailed above.
In addition to consolidated obligation bonds having fixed rate or simple variable rate coupon payment terms, FHLBank also issued or had outstanding consolidated obligation bonds with the following broad terms, regarding either the principal repayment or coupon payment:
•	Optional principal redemption bonds (callable bonds) that may be redeemed in whole or in part at the discretion of the FHLBank on predetermined call dates in accordance with terms of bond offerings;

•	Range bonds that have coupons at fixed or variable rates and pay the fixed or variable rate as long as the index rate is within the established range, but generally pays zero percent or a minimal interest rate if the specified index rate is outside the established range;

•	Step bonds that have coupons at fixed or variable rates for specified intervals over the lives of the bonds. At the end of each specified interval, the coupon rate or variable rate spread increases (decreases) or steps up (steps down). These bond issues generally contain call provisions enabling the bonds to be called at the FHLBank’s discretion on the step dates; and

•	Zero coupon bonds that are long-term, discounted instruments earning fixed yields to maturity or to the optional principal redemption date. All principal and interest payments are made at bond maturity or the optional principal redemption date, if exercised by the FHLBank before bond maturity.
The Bank Act authorizes the Secretary of the Treasury, at his or her discretion, to purchase FHLBank consolidated obligations aggregating not more than $4,000,000,000. The terms, conditions and interest rates are to be determined by the Secretary of the Treasury. There were no purchases by the Department of the Treasury during the two-year period ending December 31, 2005.
Redemption Terms: Following is a summary of the FHLBank’s participation in consolidated obligation bonds outstanding as of December 31, 2005 and 2004 (in thousands):

	December 31, 2005		December 31, 2004
		Weighted Average		Weighted Average
Year of Maturity	Amount	Interest Rate	Amount	Interest Rate

2005			$4,192,868	2.71%
2006	$6,217,517	3.74%	4,254,555	3.42
2007	4,784,031	3.45	3,387,284	3.08
2008	4,097,282	3.75	3,110,256	3.38
2009	2,398,025	3.91	2,183,005	3.78
2010	2,185,348	4.25	1,371,908	4.32
Thereafter	10,729,471	4.69	10,259,355	5.39

Total par value	30,411,674	4.08%	28,759,231	4.04%

Premiums	15,705		22,989
Discounts	(17,268)		(21,378)
SFAS 133 fair value adjustments	(521,492)		(271,028)

TOTAL	$29,888,619		$28,489,814

The FHLBank’s participation in consolidated obligation bonds outstanding as of December 31, 2005 and 2004, includes callable bonds totaling $19,350,242,000 and $19,022,539,000, respectively. The FHLBank uses the unswapped callable bonds for financing its callable advances (Note 8), mortgage-backed securities (Notes 5 and 7) and MPF mortgage loans (Note 10). Contemporaneous with a majority of its fixed rate callable bond issues, the FHLBank will also enter into interest rate swap agreements (in which the FHLBank generally pays a variable rate and receives a fixed rate) with call features that mirror the options in the callable bonds (a sold callable swap). The combined sold callable swap and callable debt transaction allows the FHLBank to obtain attractively priced variable rate financing.

The following table summarizes the FHLBank’s participation in consolidated obligation bonds outstanding by year of maturity, or by the next call date for callable bonds (in thousands):

Year of Maturity or Next Call Date	2005	2004

2005		$20,993,022
2006	$23,705,938	2,943,404
2007	2,341,260	1,304,555
2008	1,636,196	1,189,026
2009	813,700	798,700
2010	431,905	256,905
Thereafter	1,482,675	1,273,619

TOTAL	$30,411,674	$28,759,231

Interest Rate Payment Terms: The following table summarizes interest rate payment terms for consolidated obligation bonds as of December 31, 2005 and 2004 (in thousands):

	2005	2004

Par value of consolidated obligation bonds:
Fixed rate	$15,999,770	$15,957,665
Step ups	9,289,430	8,011,430
Range bonds	3,906,375	4,402,210
Zero coupon	216,099	262,926
Simple variable rate	1,000,000	125,000

TOTAL	$30,411,674	$28,759,231

Discount Notes: The following table summarizes the FHLBank’s participation in consolidated obligation discount notes, all of which are due within one year (in thousands):

			Weighted Average
	Book Value	Par Value	Interest Rates

December 31, 2005	$13,434,760	$13,458,956	3.95%

December 31, 2004	$12,768,488	$12,787,584	1.96%

Information about the estimated fair value of the consolidated obligations is included in Note 17.
NOTE 14 — CAPITAL
The Gramm-Leach-Bliley Act (GLB Act) has lead to a number of changes in the capital structure of all FHLBanks. The final Finance Board capital rule was published on January 30, 2001, and required each FHLBank to submit a capital structure plan to the Finance Board by October 29, 2001, in accordance with the provisions of the GLB Act and final capital rules. The FHLBank’s board of directors approved a final capital plan for submission to the Finance Board on April 9, 2004, and the Finance Board approved the FHLBank’s capital plan on April 14, 2004. The GLB Act provided a transition period to the new capital structure of up to three years from the effective date of each FHLBank’s capital plan. The FHLBank converted to its new capital structure on close of business September 30, 2004, and was in full compliance with all of its capital plan provisions on that date, so no transition period was required by the FHLBank to achieve full statutory and regulatory capital compliance. The conversion was considered a capital transaction and was accounted for by the FHLBank at par value.
The FHLBank is subject to three capital requirements (i.e., risk-based capital, total capital-to-asset ratio and leverage requirements) under the provisions of the GLB Act and the Finance Board’s new capital structure regulation. The FHLBank must maintain at all times permanent capital in an amount at least equal to the sum of its credit risk, market risk and operations risk capital requirements. The risk-based capital requirements are all calculated in accordance with the rules and regulations of the Finance Board. Only “permanent capital,” defined as Class B Common Stock and retained earnings, can be used by the FHLBank to satisfy its risk-based capital requirement. The Finance Board may require the FHLBank to maintain a greater amount of permanent capital than is required by the risk-based capital requirement as defined, but the Finance Board has not placed any such requirement on the FHLBank to date. In addition, the GLB Act requires the FHLBank to maintain at all times at least a 4.0 percent total capital-to-asset ratio and at least a 5.0 percent leverage capital ratio, with the leverage capital ratio defined as the sum of permanent capital weighted 1.5 times and non-permanent capital (currently only Class A Common Stock) weighted 1.0 times divided by total assets.
The following table illustrates that the FHLBank was in compliance with its regulatory capital requirements at December 31, 2005 and 2004 (in thousands):

	2005		2004
	Required	Actual	Required	Actual

Regulatory capital requirements:
Risk-based capital	$426,149	$1,429,690	$412,344	$1,695,446
Total capital-to-asset ratio	4.0%	4.2%	4.0%	4.5%
Total capital	$1,878,395	$1,989,966	$1,804,789	$2,022,695
Leverage capital ratio	5.0%	5.8%	5.0%	6.4%
Leverage capital	$2,347,993	$2,704,811	$2,255,986	$2,870,418
Note that for the purposes of the regulatory capital calculations in the above table, capital includes all capital stock subject to mandatory redemption that has been reclassified to a liability under SFAS 150.
The FHLBank offers two classes of stock, Class A Common Stock and Class B Common Stock. Each member is required to hold capital stock to become and remain a member of the FHLBank (Asset-based Stock Purchase Requirement; Class A Common Stock) and enter into specified activities with the FHLBank including but not limited to access to the FHLBank’s credit products, and selling AMA to the FHLBank (Activity-based Stock Purchase Requirement; Class A Common Stock to the extent of a member’s Asset-based Stock Purchase Requirement, then Class B Common Stock for the remainder). The amount of Class A Common Stock a member must acquire and maintain is the Asset-based Stock Purchase Requirement, which is equal initially to 0.2 percent of a member’s total assets as of December 31 of the preceding calendar year, with a minimum requirement of $1,000, and a maximum requirement of $1,000,000. The amount of Class B Common Stock a member must acquire and maintain is the Activity-based Stock Purchase Requirement, which is equal to the sum of the following less the member’s Asset-based Stock Purchase Requirement:
•	5.0 percent of the principal amount of advances outstanding to the member; plus

•	2.0 percent of the current outstanding principal balance of AMA originated by or through the member and acquired by the FHLBank subject to a maximum AMA requirement of 1.5 percent of the member’s total assets as of December 31 of the preceding calendar year; plus

•	0 percent of the principal amount of letters of credit outstanding at the request of the member; plus

•	0 percent of the notional principal of any outstanding derivatives with the member.
The percentages listed above are subject to change by the FHLBank within ranges established in its capital plan. Changes to the percentages outside of the capital plan percentages require the FHLBank to request Finance Board approval of an amended capital plan. See Note 19 for detailed information on transactions with related parties.
Any member may make a written request not in connection with a notice of withdrawal or attaining nonmember status for the redemption of a part of its Class A Common Stock or all or part of its Class B Common Stock (i.e., excess stock redemption request). Within five business days of receipt of a member’s written redemption request, the FHLBank may notify the member that it declines to repurchase the excess stock before the end of that five business day period, at which time the applicable redemption period shall commence. Otherwise, the FHLBank will repurchase any excess stock within the five business day period. The redemption periods are six months for

Class A Common Stock and five years for Class B Common Stock. Subject to certain limitations, the FHLBank may choose to redeem a member’s excess stock on or before the end of the applicable redemption period.
The GLB Act made membership voluntary for all members. As outlined in the FHLBank’s capital plan, members that withdraw from membership must wait five years from the divestiture date for all capital stock that is held as a condition of membership (Class A Common Stock up to member’s Asset-based Stock Purchase Requirement), unless the member cancels its notice of withdrawal prior to that date, before being readmitted to membership in any FHLBank.
The FHLBank’s board of directors may declare and pay non-cumulative dividends, expressed as a percentage rate per annum based upon the par value of capital stock on shares of Class A Common Stock outstanding and on shares of Class B Common Stock outstanding, out of previously retained earnings and current earnings in either cash or Class B Common Stock. There is no dividend preference between Class A Common Stockholders and Class B Common Stockholders up to the Dividend Parity Threshold (DPT). Dividend rates in excess of the DPT may be paid on Class A Common Stock or Class B Common Stock at the discretion of the board of directors, provided, however, that the dividend rate paid per annum on the Class B Common Stock equals or exceeds the dividend rate per annum paid on the Class A Common Stock for any dividend period. The DPT was established by the FHLBank’s board of directors as the average three-month LIBOR for a dividend period plus 50 basis points. The DPT can be changed at any time by the board of directors but will only be effective for dividends paid at least 90 days after the date members are notified by the FHLBank. In June 2005, the board of directors changed the dividend parity threshold to be equal to the average of three-month LIBOR for a dividend period minus 50 basis points. The amended dividend parity threshold was effective for dividends paid during the third and fourth quarters of 2005. In December 2005, the board of directors changed the dividend parity threshold to be equal to the average of three-month LIBOR for a dividend period minus 100 basis points. The amended dividend parity threshold was effective for dividends paid during the first quarter of 2006 and will continue to be effective until such time as it may be changed by the FHLBank’s board of directors.
The board of directors cannot declare a dividend if: (1) the FHLBank’s capital position is below its minimum regulatory capital requirements; (2) the FHLBank’s capital position will be below its minimum regulatory capital requirements after paying the dividend; (3) the principal or interest due on any consolidated obligation of the FHLBank has not been paid in full; (4) the FHLBank fails to provide the Finance Board the quarterly certification prior to declaring or paying dividends for a quarter; or (5) the FHLBank fails to provide notification upon its inability to provide such certification or upon a projection that it will fail to comply with statutory or regulatory liquidity requirements or will be unable to timely and fully meet all of its current obligations.
Mandatorily Redeemable Capital Stock: In accordance with the provisions of SFAS 150 and applicable interpretations, the FHLBank adopted SFAS 150 as of January 1, 2004. In compliance with SFAS 150, the FHLBank reclassifies all stock subject to redemption from equity to liability once a member submits a written redemption request, gives notice of intent to withdraw from membership, or attains non-member status by merger or acquisition, charter termination or involuntary termination from membership, since the member shares will then meet the definition of a mandatorily redeemable financial instrument. There is no distinction as to treatment for reclassification from equity to liability between in-district redemption requests and those redemption requests triggered by out-of-district acquisitions. The FHLBank does not take into consideration its members’ right to cancel a redemption request in determining when shares of capital stock should be classified as a liability, because such cancellation would be subject to a substantial cancellation fee. Member and non-member shares meeting the definition of mandatorily redeemable capital stock are reclassified to a liability at fair value, which has been determined to be par value ($100) plus any estimated accrued but unpaid dividends. The FHLBank’s dividends are declared and paid at each quarter-end; therefore, the fair value reclassified equals par value. Dividends declared on member shares for the time after classification as a liability in accordance with SFAS 150 are accrued at the expected dividend rate and reflected as interest expense in the Statements of Income. The repurchase of these mandatorily redeemable financial instruments by the FHLBank will be reflected as financing cash outflows in the Statements of Cash Flows once settled. If a member submits a written request to cancel a previously submitted written redemption request, the capital stock covered by the written cancellation request is reclassified from a liability to capital at fair value.

Prior to the adoption of SFAS 150, all shares of capital stock outstanding under prior capital rules were classified as equity. Following the adoption of SFAS 150 and prior to the implementation of the capital plan on September 30, 2004, certain shares of capital stock were reclassified from equity to a liability upon the occurrence of a triggering event. These triggering events included: 1) a member giving notice of intent to withdraw from membership, or 2) a member attaining nonmember status through merger or acquisition, charter termination, or involuntary termination from membership, since the member shares then meet the definition of mandatorily redeemable capital stock. After the adoption of SFAS 150 and before the implementation of the capital plan, all requests received from members for redemption of excess capital stock were repurchased by the FHLBank on the same day the request was submitted by a member. Reclassification to a liability was not necessary for pre-conversion excess stock because there was no redemption period and it was under the FHLBank’s sole discretion to either repurchase stock or simply deny the redemption requests, which would then become null and void. Under prior capital rules, there were no grace periods or penalties for revoking redemption requests because there were no redemption periods for the pre-conversion excess stock and the FHLBank could either repurchase stock or simply deny the redemption requests, which would then become null and void.
At December 31, 2005 and 2004, the FHLBank had $64,355,000 and $130,888,000, respectively, in capital stock subject to mandatory redemption from members and former members, consisting of $62,518,000 and $1,606,000, respectively, of Class A Common Stock and $1,837,000 and $129,282,000, respectively, of Class B Common Stock. These amounts have been classified as a liability (mandatorily redeemable capital stock) in the Statements of Condition in accordance with SFAS 150. The FHLBank repurchased $1,837,000 of Class B Common Stock subject to mandatory redemption on January 3, 2006, even though the FHLBank was not required to repurchase the majority of the capital stock until 2010 under the five-year contractual redemption period for the capital stock.
The Finance Board issued a regulatory interpretation confirming that the SFAS 150 accounting treatment for certain shares of FHLBank capital stock does not affect the definition of regulatory capital for purposes of determining the FHLBank’s compliance with its regulatory capital requirements, calculating its mortgage securities investment authority (300 percent of total FHLBank capital), calculating its unsecured credit exposure to other GSEs (100 percent of total FHLBank capital) or calculating its unsecured credit limits to other counterparties (various percentages of total FHLBank capital depending on the rating of the counterparty).
The following table shows the amount of mandatorily redeemable capital stock by year of redemption at December 31, 2005 (in thousands). The year of redemption in the table is the later of the end of the redemption period or the maturity date of the activity the stock is related to if the capital stock represents the Activity-based Stock Purchase Requirement for a non-member (former member that withdrew from membership, merged into a non-member or was otherwise acquired by a non-member). The FHLBank will not redeem or repurchase membership stock (Asset-based Stock Purchase Requirement held in form of Class A Common Stock) until six months after the FHLBank receives notice for withdrawal. The FHLBank is not required to redeem or repurchase activity-based stock until any activity-based stock becomes excess stock as a result of an activity no longer remaining outstanding. However, the FHLBank intends to repurchase the excess activity-based stock of non-members to the extent that it can do so and still meet its regulatory capital requirements.

Contractual Year of Repurchase	Amount

2006	$22,235
2007	10,381
2008	620
2009	15,438
2010	5,680
Thereafter	10,001

Total	$64,355

The FHLBank’s activity for mandatorily redeemable capital stock was as follows during 2005 and 2004 (in thousands). Roll-forward amounts for 2003 are not provided because the FHLBank adopted SFAS 150 on January 1, 2004.

Amount

Mandatorily redeemable capital stock as of December 31, 2003	$0
Capital stock subject to mandatory redemption reclassified from equity on adoption of SFAS 150 on January 1, 2004	3,630
Capital stock subject to mandatory redemption reclassified from equity during 2004	188,642
Redemption or repurchase of mandatorily redeemable capital stock during 2004	(61,482)
Stock dividend classified as mandatorily redeemable capital stock during 2004	98

Mandatorily redeemable capital stock as of December 31, 2004	$130,888
Capital stock subject to mandatory redemption reclassified from equity during 2005	597,351
Redemption or repurchase of mandatorily redeemable capital stock during 2005	(664,264)
Stock dividend classified as mandatorily redeemable capital stock during 2005	380

Mandatorily redeemable capital stock as of December 31, 2005	$64,355

A member may cancel or revoke its written redemption request prior to the end of the redemption period (six months for Class A Common Stock and five years for Class B Common Stock) or its written notice of withdrawal from membership prior to the end of a six-month period starting on the date the FHLBank received the member’s written notice of withdrawal from membership. At the end of the six-month period, the member’s membership is terminated and the Class A Common Stock held to meet its Asset-based Stock Purchase Requirement will be redeemed by the FHLBank, as long as the FHLBank will continue to meet its regulatory capital requirements and as long as the Class A Common Stock is not needed to meet the former member’s Activity-based Stock Purchase Requirements. The FHLBank’s capital plan provides that the FHLBank will charge the member a cancellation fee in accordance with a schedule where the amount of the fee increases with the passage of time, the fee being 1.0 percent for any Class A Common Stock cancellation and starting at 1.0 percent in year one for Class B Common Stock and increasing by 1.0 percent each year to a maximum of 5.0 percent for cancellations in the fifth year for Class B Common Stock. The FHLBank has not received any requests to revoke redemption requests in the periods presented.
Statutory and Regulatory Restrictions on Capital Stock Redemption: In accordance with the GLB Act, each class of FHLBank capital stock is considered putable with restrictions given the significant restrictions on the obligation/right to redeem and the limitation of the redemption privilege to a small fraction of outstanding capital stock. Statutory and regulatory restrictions on the redemption of FHLBank capital stock include the following:
•	In no instance may the FHLBank redeem any capital stock if, following such redemption, the FHLBank would fail to satisfy its minimum regulatory capital requirements (i.e., the statutory risk-based capital requirement and the total capital and weighted leverage ratio requirements established by the GLB Act and by the Finance Board, all three of which were discussed previously). By law, all member holdings of FHLBank capital stock immediately become non-redeemable if their FHLBank becomes undercapitalized and, at the macro level, only a minimal portion of outstanding stock qualifies for redemption consideration.

•	In no instance may the FHLBank redeem any capital stock if either its board of directors or the Finance Board determines that it has incurred, or is likely to incur, losses resulting, or expected to result, in a charge against capital.

•	In addition to possessing the authority to prohibit capital stock redemptions, the FHLBank’s board of directors has a right and an obligation to call for additional capital stock purchases by its members, as a condition of membership, as needed to satisfy statutory and regulatory capital requirements. These requirements include the maintenance of a stand-alone “AA” credit rating from an NRSRO.

•	If, during the period between receipt of a capital stock redemption notification or request from a member and the actual redemption (which lasts indefinitely if the FHLBank is undercapitalized, does not have the required credit rating, etc.), the FHLBank becomes insolvent and is either liquidated or forced to merge with another FHLBank, the redemption value of the capital stock will be established either through the market liquidation process or through negotiation with a merger partner. In either case, all senior claims must first be settled at par, and there are no claims which are subordinated to the rights of the FHLBank stockholders.

•	The GLB Act states that the FHLBank may redeem, at its sole discretion, capital stock investments that exceed the required minimum stock purchase requirements as long as the FHLBank continues to meet its regulatory capital requirements.

•	In no instance may the FHLBank redeem any capital stock if the principal or interest due on any consolidated obligation issued by the Office of Finance has not been paid in full.

•	In no instance may the FHLBank redeem any capital stock if it fails to provide the Finance Board quarterly certification required by section 966.9(b)(1) of the Finance Board’s rules prior to declaring or paying dividends for a quarter.

•	In no case may the FHLBank redeem any capital stock if the FHLBank is unable to provide the required certification, projects that it will fail to comply with statutory or regulatory liquidity requirements or will be unable to timely and fully meet all its obligations, actually fails to satisfy these requirements or obligations, or negotiates to enter or enters into an agreement with another FHLBank to obtain financial assistance to meet its current obligations.
Prior Capital Plan: Prior to the FHLBank’s implementation of its capital plan as of the close of business on September 30, 2004, the prior capital rules were in effect. In particular, the Bank Act required members to purchase capital stock equal to the greater of 1.0 percent of their mortgage-related assets or 5.0 percent of outstanding FHLBank advances. Note, however, the GLB Act removed the provision that required a non-thrift member to purchase additional stock to borrow from the FHLBank if the non-thrift member’s mortgage-related assets were less than 65 percent of total assets. Under the prior capital rules, a member was required to give six months’ notice of its intent to withdraw from membership. The FHLBank, at its discretion, could repurchase at par value any capital stock greater than a member’s statutory requirement or allow the member to sell at par value to another member of the FHLBank. During 2004, the FHLBank consistently repurchased all capital stock redemption requests from members on the same day the request was submitted, after determining that the FHLBank and member would remain in compliance with minimum statutory and regulatory capital requirements after making such repurchases.
NOTE 15 — EMPLOYEE RETIREMENT PLANS
The FHLBank participates in the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra Defined Benefit Plan), a tax-qualified defined-benefit pension plan, formerly known as the Financial Institutions Retirement Fund. Substantially all officers and employees of the FHLBank are covered by the plan. The FHLBank’s contributions to the Pentegra Defined Benefit Plan through June 30, 1987, represented the normal cost of the plan. The plan reached the full-funding limitation, as defined by the Employee Retirement Income Security Act, for the plan year beginning July 1, 1987, because of favorable investment and other actuarial experience during previous years. As a result, the Pentegra Defined Benefit Plan suspended employer contributions for all plan years ending after June 30, 1987, through June 30, 2000. Contributions to the plan resumed on July 1, 2000. Funding and administrative costs of the Pentegra Defined Benefit Plan charged to salaries and benefits expense were $2,052,000, $2,043,000 and $1,219,000 in 2005, 2004 and 2003, respectively. The Pentegra Defined Benefit Plan is a multiemployer plan and does not segregate its assets, liabilities or costs by participating employer. As a result, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to the FHLBank cannot be made.
The FHLBank also participates in the Pentegra Defined Contribution Plan for Financial Institutions, a tax-qualified defined contribution pension plan, formerly known as the Financial Institutions Thrift Plan. The FHLBank contributes a matching amount equal to a percentage of voluntary employee contributions, subject to certain limitations. The FHLBank’s contributions of $469,000, $415,000 and $361,000 to the Pentegra Defined Contribution Plan in 2005, 2004 and 2003, respectively, were charged to salaries and benefits expense.
In addition, the FHLBank maintains a deferred compensation plan covering certain senior officers that is, in substance, an unfunded supplemental retirement plan. The cost of this plan charged to salaries and benefits expense was $755,000, $409,000 and $508,000 in 2005, 2004 and 2003, respectively. The related pension liability recorded by the FHLBank consists of the accumulated compensation deferrals and accrued interest on the deferrals. The FHLBank’s minimum obligation for this plan was $4,364,000 and $2,817,000 as of December 31, 2005 and 2004, respectively. Salaries and benefits expense includes deferred compensation and accrued earnings of $143,000, $133,000 and $94,000 in 2005, 2004 and 2003, respectively.
The accrued pension costs for the FHLBank’s supplemental retirement plan at December 31, 2005 and 2004, were as follows (in thousands):

	2005	2004

Accumulated benefit obligation	$4,364	$2,817
Effect of future salary increases	892	339

Projected benefit obligation	5,256	3,156
Unrecognized prior service cost	91	115
Unrecognized net loss	(2,561)	(959)

Accrued pension cost	$2,786	$2,312

Components of the projected benefit obligation for the FHLBank’s supplemental retirement plan at December 31, 2005 and 2004, were as follows (in thousands):

	2005	2004

Projected benefit obligation at the beginning of the year	$3,156	$3,080
Service cost	95	43
Interest cost	271	225
Benefits paid	(225)	(225)
Actuarial loss	1,959	33

Projected benefit obligation at the end of the year	$5,256	$3,156

Amounts recognized in the Statements of Condition for the FHLBank’s supplemental retirement plan at December 31, 2005 and 2004, were as follows (in thousands):

	2005	2004

Accrued benefit obligation	$4,364	$2,817
Less net amount recognized	2,787	2,312

Accumulated other comprehensive income	$1,577	$505

Changes in the supplemental retirement plan assets during the years ended December 31, 2005 and 2004, were (in thousands):

	2005	2004

Fair value of the plan assets at the beginning of the year	$0	$0
Employer contributions	225	225
Benefits paid	(225)	(225)

Fair value of the plan assets at the end of the year	$0	$0

Components of the net periodic pension cost for the FHLBank’s supplemental retirement plan for the years ended December 31, 2005 and 2004, were (in thousands):

	2005	2004

Service cost	$95	$43
Interest cost	271	225
Amortization of unrecognized prior service cost	(24)	(17)
Amortization of unrecognized net loss	358	109

Net periodic postretirement benefit cost	$700	$360

The measurement date used to determine the current year’s benefit obligation was December 31, 2005.

Key assumptions and other information for the actuarial calculations for the FHLBank’s supplemental retirement plan for the years ended December 31, 2005 and 2004 were:

	2005	2004

Discount rate	5.50%	7.50%
Salary increases	5.50%	5.50%
Amortization period (years)	6	7
Benefits paid during the year (in thousands)	$225	$225
The FHLBank estimates that its required contributions to the plan for the year ended December 31, 2006, will be $231,000.
The estimated benefits to be paid by the FHLBank for the next five fiscal years and the combined five fiscal years thereafter are provided in the following table (in thousands):

Estimated
Benefit
Year ending December 31,	Payments

2006	$231
2007	236
2008	244
2009	256
2010	265
2011 through 2015	1,402
NOTE 16 — DERIVATIVES AND HEDGING ACTIVITIES
The FHLBank enters into interest rate swaps (including callable and putable swaps), swaptions, and interest rate cap and floor agreements (collectively, derivatives) to manage its exposure to changes in interest rates.
The FHLBank may utilize derivatives to adjust the effective maturity, repricing frequency or option characteristics of financial instruments to achieve risk management objectives. The FHLBank uses derivatives in three ways: by designating them as either a fair value or cash flow hedge of an underlying financial instrument or a forecasted transaction; by acting as an intermediary; or in asset/liability management (i.e., an economic hedge). For example, the FHLBank uses derivatives in its overall interest rate risk management to adjust the interest rate sensitivity of consolidated obligations to approximate more closely the interest rate sensitivity of assets (advances, investments and/or mortgage loans), and/or to adjust the interest rate sensitivity of advances, investments or mortgage loans to approximate more closely the interest rate sensitivity of liabilities.
In addition to using derivatives to manage mismatches of interest rate sensitivity between assets and liabilities, the FHLBank also uses derivatives as follows: (1) to manage embedded options in assets and liabilities; (2) to hedge the market value of existing assets and liabilities and anticipated transactions; (3) to exactly offset other derivatives executed with members (when the FHLBank serves as an intermediary); and (4) to reduce funding costs.
An economic hedge is defined as a derivative hedging specific or non-specific underlying assets, liabilities or firm commitments that does not qualify for hedge accounting but is an acceptable hedging strategy under the FHLBank’s risk management policy. These economic hedging strategies also comply with Finance Board regulatory requirements prohibiting speculative hedge transactions. An economic hedge by definition introduces the potential for earnings variability caused by changes in fair value on the derivative that are recorded in the FHLBank’s income but not offset by corresponding changes in the fair value of the economically hedged asset, liability or firm commitment being recorded simultaneously in income.

Consistent with Finance Board regulation, the FHLBank enters into derivatives only to reduce the interest rate risk exposures inherent in otherwise unhedged assets and funding positions to achieve risk management objectives and to act as an intermediary between its members and counterparties. Derivatives are used when they represent the most cost-effective alternative to achieve the FHLBank’s financial and risk management objectives. Accordingly, the FHLBank may enter into derivatives that do not necessarily qualify for hedge accounting (economic hedges as discussed above).
For the years ended December 31, 2005, 2004 and 2003, the FHLBank recorded net realized and unrealized gain (loss) on derivatives and hedging activities as follows:

	2005	2004	2003

Gain (loss) related to fair value hedge ineffectiveness	$9,504	$16,465	$17,364
Gain (loss) on economic hedges	19,110	(29,879)	(4,233)
Gain (loss) related to cash flow hedge ineffectiveness	0	0	45

Net gain (loss) on derivatives and hedging activities	$28,614	$(13,414)	$13,176

There were no amounts for the years ended December 31, 2005, 2004 and 2003, that were reclassified into earnings as a result of the discontinuance of cash flow hedges, because it became probable that the original forecasted transactions would not occur by the end of the originally specified time period or within a two-month period thereafter. As of December 31, 2005, the deferred net unrealized gain (loss) relating to hedging activities accumulated in other comprehensive income expected to be reclassified to earnings during the next 12 months is not material.
The following table represents outstanding notional balances and estimated fair values of the derivatives outstanding by type of derivative and by hedge designation at December 31, 2005 and 2004 (in thousands):

	2005		2004
		Estimated		Estimated
	Notional	Fair Value	Notional	Fair Value

Interest rate swaps
Fair value	$29,386,727	$(447,281)	$29,041,881	$(617,922)
Economic	1,710,847	(10,876)	1,926,153	(45,915)

Interest rate caps/floors
Fair value	205,000	1,388	200,000	367
Economic	1,050,000	3,780	1,070,000	15,631

Mortgage purchase commitments
Economic	16,003	42	41,763	100

TOTAL	$32,368,577	$(452,947)	$32,279,797	$(647,739)

Total derivative fair value excluding accrued interest		$(452,947)		$(647,739)
Accrued interest		61,971		60,978

NET DERIVATIVE FAIR VALUE		$(390,976)		$(586,761)

Net derivative asset balances		$22,018		$40,897
Net derivative liability balances		(412,994)		(627,658)

NET DERIVATIVE BALANCES		$(390,976)		$(586,761)

Hedging Activities: The FHLBank documents all hedging relationships between derivatives designated as hedging instruments and hedged items, its risk management objectives and strategies for undertaking various hedge transactions, and its method of assessing effectiveness. This process includes linking all derivatives that are designated as fair value or cash flow hedges to: (1) assets and/or liabilities on the balance sheet; (2) firm commitments; or (3) forecasted transactions. For hedging relationships that do not meet the requirements for shortcut hedge accounting under SFAS 133, the FHLBank formally assesses (both at the hedge’s inception and at least quarterly on an ongoing basis) whether the derivatives that are used have been highly effective in offsetting changes in the fair value or cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. The FHLBank typically uses regression analyses or similar statistical analyses to assess the effectiveness of its hedges.
The FHLBank discontinues hedge accounting prospectively when: (1) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative and/or the hedged item expires or is sold, terminated or exercised; (3) it is no longer probable that the forecasted transaction will occur in the originally expected period; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument in accordance with SFAS 133 is no longer appropriate.
Consolidated Obligations - While consolidated obligations are the joint and several obligations of the FHLBanks, each FHLBank is individually a counterparty to derivatives associated with specific debt issues. For instance, in a typical transaction involving more than one FHLBank, fixed rate consolidated obligation bonds are issued for one or more FHLBanks, including FHLBank Topeka. In connection with its share of the bond issuance, FHLBank Topeka simultaneously enters into a matching derivative in which the counterparty pays fixed cash flows to FHLBank Topeka designed to mirror in timing and amount the cash outflows FHLBank Topeka pays on the consolidated obligation. Such transactions are designated as fair value hedges under SFAS 133. In this type of transaction, FHLBank Topeka typically pays the derivative counterparty a variable cash flow that closely matches the interest payments it receives on short-term or variable rate advances. Note, though, that most of the FHLBank’s swapped consolidated obligation bonds are fixed rate, callable bonds where the FHLBank is the sole issuer of the particular debt issue. The swap transaction with a counterparty for debt upon which the FHLBank is the sole issuer follows the same process reflected above (simultaneous, matching terms, etc.). This intermediation between the capital and derivatives markets permits the FHLBank to raise funds at costs lower than would otherwise be available through the issuance of simple fixed or variable rate consolidated obligations in the capital markets.
Advances - With issuances of a convertible advance, the FHLBank purchases from the member a put option that enables the FHLBank to convert an advance from fixed rate to variable rate if interest rates increase. Once the FHLBank exercises its option to convert an advance to an at-the-market variable rate, the member then owns the option to terminate the converted advance without fee or penalty on the conversion date and each interest rate reset date thereafter. The FHLBank hedges a convertible advance by entering into a cancelable derivative with a non-member counterparty where the FHLBank pays fixed and receives variable. The derivative counterparty may cancel the derivative on a put date. This type of hedge is designated as a fair value hedge under SFAS 133. The counterparty’s decision to cancel the derivative would normally occur in a rising rate environment. If the option is in-the-money, the derivative is cancelled by the derivative counterparty at par (i.e., without any premium or other payment to the FHLBank). When the derivative is cancelled, the FHLBank exercises its option to convert the advance to a variable rate. If a convertible advance is not prepaid upon conversion to an at-the-market variable rate advance (i.e., callable variable rate advance), any hedge-related unamortized basis adjustment is amortized as a yield adjustment.
The optionality embedded in certain financial instruments held by the FHLBank can create interest rate risk. For example, when a member prepays an advance, the FHLBank could suffer lower future income if the principal portion of the prepaid advance were invested in lower-yielding assets that continue to be funded by higher-cost debt. To protect against this risk, the FHLBank generally charges a prepayment fee on an advance that makes it financially indifferent to a member’s decision to prepay the advance. When the FHLBank offers advances (other than short-term advances) that a member may prepay without a prepayment fee, it usually finances such advances with callable debt or otherwise hedges the option being sold to the member.
Mortgage Loans - The FHLBank invests in fixed rate mortgage loans through the MPF Program. The prepayment options embedded in mortgage loans can result in extensions or contractions in the expected lives of these investments, depending on changes in estimated future cash flows, which usually occur as a result of interest rate changes. The FHLBank may manage the interest rate and prepayment risk associated with mortgages through a combination of debt issuance and derivatives. The FHLBank issues both callable and non-callable debt to achieve cash flow patterns and liability durations similar to those expected on the mortgage loans. The FHLBank may use derivatives in conjunction with debt issuance to better match the expected prepayment characteristics of its mortgage loan portfolio.
Interest rate caps and floors, swaptions and callable swaps may also be used to hedge prepayment risk on the mortgage loans. Although these derivatives are valid economic hedges against the prepayment risk of the portfolio of mortgage loans, they are not specifically linked to individual loans and, therefore, do not receive either fair value or cash flow hedge accounting. The derivatives are marked-to-market through earnings.
Firm Commitment Strategies - After June 30, 2003, commitments that obligate the FHLBank to purchase closed fixed rate mortgage loans from its members are considered derivatives under SFAS 149. Accordingly, each mortgage purchase commitment is recorded as a derivative asset or derivative liability at fair value, with changes in fair value recognized in current period earnings. When a mortgage purchase commitment derivative settles, the current market value of the commitment is included with the basis of the mortgage loan and amortized accordingly.
The FHLBank may also hedge a firm commitment for a forward starting advance or consolidated obligation bond through the use of an interest rate swap. In this case, the swap will function as the hedging instrument for both the hedging relationship involving the firm commitment and the subsequent hedging relationship involving the advance or bond. The basis movement associated with the firm commitment will be rolled into the basis of the advance or bond at the time the commitment is terminated and the advance or bond is issued. The basis adjustment will then be amortized into interest income or expense over the life of the advance or bond.
Investments - The FHLBank invests in U.S. Treasury securities, U.S. agency securities, GSE securities, mortgage-backed securities and the taxable portion of state or local housing finance agency securities. The interest rate and prepayment risk associated with these investment securities is managed through a combination of debt issuance and derivatives. The FHLBank may manage against prepayment and duration risks by funding investment securities with consolidated obligations that have call features. The FHLBank may also manage the risk arising from changing market prices and volatility of investment securities by entering into derivatives (economic hedges) that offset the changes in fair value or cash flows of the securities. The FHLBank’s derivatives currently associated with investment securities are designated as economic hedges with the changes in fair values of the derivatives being recorded as “net realized and unrealized gain (loss) on derivatives and hedging activities” in other income in the Statements of Income. The hedged investment securities are classified as “trading” with the changes in fair values recorded as “net gain (loss) on trading securities” in other income in the Statements of Income.
Anticipated Debt Issuance - The FHLBank may enter into interest rate swaps for the anticipated issuance of fixed rate consolidated obligation bonds to hedge the variability in forecasted interest payments associated with fixed rate debt that had not yet been issued. The interest rate swap is terminated upon issuance of the fixed rate bond, with the realized gain or loss on the interest rate swap recorded in other comprehensive income. Realized gains and losses reported in accumulated other comprehensive income are recognized as earnings in the periods in which earnings are affected by the cash flows of the fixed rate bonds.
Credit Risk - The FHLBank is subject to credit risk because of the risk of nonperformance by counterparties to the derivative agreements. The degree of counterparty risk on derivative agreements depends on the extent to which master netting arrangements are included in such contracts to mitigate the risk. The FHLBank manages counterparty credit risk through credit analyses and collateral requirements and by following the requirements set forth in its risk management policy. Based on credit analyses and collateral requirements, FHLBank management does not anticipate any credit losses on its derivative agreements.
The contractual or notional amount of derivatives reflects the involvement of the FHLBank in the various classes of financial instruments. The notional amount of derivatives does not measure the credit risk exposure of the FHLBank, and the maximum credit exposure of the FHLBank is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable derivatives if the counterparty defaults, and the related collateral, if any, is of less value to the FHLBank.
At December 31, 2005 and 2004, the FHLBank’s maximum credit risk, as defined above, was approximately $22,018,000 and $40,897,000, respectively. These totals include $4,758,000 and $2,861,000, respectively, of net accrued interest receivable. In determining its maximum credit risk, the FHLBank considers accrued interest receivables and payables and the legal right to offset derivative assets and liabilities by counterparty. The FHLBank held cash with a fair value of $7,489,000 and $38,233,000 as collateral as of December 31, 2005 and 2004, respectively. Additionally, collateral with respect to derivatives with member institutions includes collateral assigned to the FHLBank, as evidenced by a written security agreement and held by the member institution for the benefit of the FHLBank. The maximum credit risk reflected above applicable to a single counterparty was $7,964,000 and $32,998,000 as of December 31, 2005 and 2004, respectively. The single counterparty was the same each year. Counterparty credit exposure by rating (lower of Moody’s Investors Service or Standard & Poor’s) as of December 31, 2005, is indicated in the following table (in thousands):

	AAA	AA	A	Member[1]	Total

Total net exposure at fair value	$7,964	$7,928	$0	$6,126	$22,018
Collateral held[2]	7,489	0	0	6,126	13,615

Net exposure after collateral	$475	$7,928	$0	$0	$8,403

Notional amount	$1,156,744	$17,098,509	$13,930,132	$183,192	$32,368,577

Counterparty credit exposure by rating (lower of Moody’s Investors Service or Standard & Poor’s) as of December 31, 2004, is indicated in the following table (in thousands):

	AAA	AA	A	Member[1]	Total

Total net exposure at fair value	$33,867	$0	$0	$7,030	$40,897
Collateral held[2]	32,998	0	0	7,030	40,028

Net exposure after collateral	$869	$0	$0	$0	$869

Notional amount	$1,500,897	$17,005,686	$13,523,028	$250,186	$32,279,797

[1]	Collateral held with respect to derivatives with member institutions represents either collateral physically held by or on behalf of the FHLBank or collateral assigned to the FHLBank as evidenced by a written security agreement and held by the member institution for the benefit of the FHLBank.

[2]	Excludes collateral held in excess of exposure for any individual counterparty.
The FHLBank transacts a significant portion of its derivatives with major banks and primary broker/dealers. Some of these banks and broker/dealers or their affiliates buy, sell and distribute consolidated obligations. No single entity dominates the FHLBank’s derivatives business. Assets pledged as collateral by the FHLBank to these counterparties are discussed more fully in Note 18.
Intermediary Derivatives - To assist its members in meeting their hedging needs, the FHLBank acts as an intermediary between the members and other counterparties by entering into offsetting derivatives. This intermediation allows smaller members access to the derivative market. The derivatives used in intermediary activities do not qualify for SFAS 133 hedge accounting treatment and are separately marked-to-market through earnings. The net result of the accounting for these derivatives does not significantly affect the operating results of the FHLBank. Gains and losses are recorded in other income and presented as “net realized and unrealized gain (loss) on derivatives and hedging activities.”

Below is a summary as of December 31, 2005 and 2004, of the notional principal of derivative agreements in which the FHLBank is an intermediary (in thousands):

	2005	2004

Interest rate swaps	$334,379	$396,844
Interest rate caps purchased	0	10,000
Interest rate caps sold	0	10,000

TOTAL	$334,379	$416,844

The differentials between accruals of interest receivables and payables on derivatives designated as fair value or cash flow hedges are recognized as adjustments to the income or expense of the designated underlying investment securities, advances, consolidated obligations or other financial instruments. The differentials between accruals of interest receivables and payables on intermediated derivatives for members and other economic hedges are recognized as other income.
The FHLBank is not a derivatives dealer and thus does not trade derivatives for short-term profit.
NOTE 17 — ESTIMATED FAIR VALUES
The following estimated fair value amounts have been determined by the FHLBank using available market information and the FHLBank’s best judgment of appropriate valuation methodologies. These estimates are based on pertinent information available to the FHLBank as of December 31, 2005 and 2004. Although the FHLBank uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique or valuation methodology. For example, because an active secondary market does not exist for a portion of the FHLBank’s financial instruments, fair values in certain cases are not subject to precise quantification or verification and may change as economic and market factors and evaluation of those factors change. Therefore, these estimated fair values are not necessarily indicative of the amounts that would be realized in current market transactions. The Fair Value Summary Tables do not represent an estimate of the overall market value of the FHLBank as a going concern, which would take into account future business opportunities.
Cash and Due From Banks: The estimated fair values approximate the recorded book balances.
Interest-bearing Deposits: The estimated fair values approximate the recorded book balances for these instruments with three months or less to maturity.
Overnight Federal Funds Sold: The estimated fair values approximate the recorded book balances.
Term Federal Funds Sold: The estimated fair values approximate the recorded book balances for these instruments with three months or less to maturity.
Investment Securities: The estimated fair values of investments are determined based on quoted prices, excluding accrued interest, as of the last business day of each year. Certain investments for which quoted prices are not readily available are valued by third parties or by using internal pricing models deemed appropriate by management.
Advances: For advances with fixed rates and more than three months to maturity and advances with complex variable rates, estimated fair values are determined by calculating the present values of the expected future cash flows from the advances. The calculated present values are reduced by the accrued interest receivable. The discount rates used in these calculations were the replacement advance rates for advances with similar terms. Per Finance Board advance regulations, advances with maturities or repricing periods greater than six months require a fee sufficient to make the FHLBank financially indifferent to the borrower’s decision to prepay the advance. Therefore, the estimated fair value of advances does not assume prepayment risk. For advances with variable or fixed rates and less than three months to repricing or maturity, the estimated fair values approximate the recorded book balances.
Mortgage Loans Held for Portfolio: Estimated fair values are determined based on quoted market prices of similar mortgage loans. These prices, however, can change rapidly based upon market conditions and are highly dependent upon the underlying prepayment assumptions.
Commitments: The estimated fair values of the FHLBank’s commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers any difference between current levels of interest rates and the committed rates. In accordance with SFAS 149, certain mortgage loan purchase commitments entered into after June 30, 2003, are recorded as derivatives at their fair value. With one particular MPF product, the member originates mortgage loans as an agent for the FHLBank, and the FHLBank funds to close the mortgage loans. The commitments that unconditionally obligate the FHLBank to fund the mortgage loans related to this product are not considered derivatives under SFAS 149. Their estimated fair values were negligible as of December 31, 2005 and 2004.
Accrued Interest Receivable and Payable: The estimated fair values approximate the recorded book balances.
Derivative Assets/Liabilities: The FHLBank bases the estimated fair values of derivatives on instruments with similar terms or available market prices including accrued interest receivable and payable. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated using techniques such as discounted cash flow analysis and comparisons to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. The fair values are netted by counterparty where such legal right exists. If these netted amounts are positive, they are classified as an asset and, if negative, a liability.
Deposits: For deposits with fixed rates and more than three months to maturity, estimated fair values are determined by calculating the present values of the expected future cash flows from the deposits. The calculated present values are reduced by the accrued interest payable. The discount rates used in these calculations were the cost of deposits with similar terms. For deposits with variable or fixed rates and less than three months to repricing or maturity, the estimated fair values approximate the recorded book balances.
Consolidated Obligations: The estimated fair values for consolidated obligation bonds and discount notes are determined based on the cost of raising comparable debt. The estimated cost of issuing debt is determined daily based on the secondary market for debt of GSEs and other indications from dealers. The estimated cost of issuing debt includes non-interest selling costs. For consolidated obligations with variable or fixed rates and less than three months to repricing or maturity, the estimated fair values approximate the recorded book balances.
Overnight Loan From Non-member Commercial Bank: The estimated fair value approximates the recorded book balance.
Mandatorily Redeemable Capital Stock: The fair value of capital stock subject to mandatory redemption is generally at par value. Fair value also includes estimated dividends earned at the time of reclassification from equity to liabilities, until such amount is paid, and any subsequently declared stock dividend. FHLBank Topeka’s dividends are declared and paid at each quarter end; therefore, fair value equaled par value at year ends. Stock can only be acquired by members at par value and redeemed at par value. Stock is not traded and no market mechanism exists for the exchange of stock outside the cooperative structure.
Standby Letters of Credit: The estimated fair values of standby letters of credit are based on the present value of fees currently charged for similar agreements. The value of these guarantees is recognized and recorded in other liabilities.

Standby Bond Purchase Agreements: The estimated fair values of the standby bond purchase agreements are estimated using the present value of the future fees to be collected on existing agreements with fees determined using rates currently charged for similar agreements.
The carrying value, net unrealized gains/(losses) and estimated fair values of the FHLBank’s financial instruments as of December 31, 2005, are summarized in the following table (in thousands):

		Net Unrealized	Estimated Fair
	Carrying Value	Gains (Losses)	Value

Assets:
Cash and due from banks	$148	$0	$148

Interest bearing deposits	4,398,723	0	4,398,723

Overnight federal funds sold	3,179,500	0	3,179,500

Term federal funds sold	1,325,000	0	1,325,000

Trading securities	713,990	0	713,990

Available-for-sale securities	102,689	0	102,689

Held-to-maturity securities	7,440,009	(48,359)	7,391,650

Advances	27,086,568	(10,092)	27,076,476

Mortgage loans held for portfolio, net of allowance	2,422,507	(66,648)	2,355,859

Accrued interest receivable	151,222	0	151,222

Derivative assets	22,018	0	22,018

Liabilities:
Deposits	900,560	8	900,552

Consolidated obligation discount notes	13,434,760	0	13,434,760

Consolidated obligation bonds	29,888,619	73,547	29,815,072

Mandatorily redeemable capital stock	64,355	0	64,355

Accrued interest payable	251,208	0	251,208

Derivative liabilities	412,994	0	412,994

Other Asset (Liability):
Standby letters of credit	(1,104)	0	(1,104)

Standby bond purchase agreements	(56)	1,457	1,401

The carrying value, net unrealized gains/(losses) and estimated fair values of the FHLBank’s financial instruments as of December 31, 2004, are summarized in the following table (in thousands):

		Net Unrealized	Estimated Fair
	Carrying Value	Gains (Losses)	Value

Assets:
Cash and due from banks	$957	$0	$957

Interest bearing deposits	3,124,059	0	3,124,059

Overnight federal funds sold	2,840,000	0	2,840,000

Term federal funds sold	790,000	0	790,000

Trading securities	740,320	0	740,320

Available-for-sale securities	106,299	0	106,299

Held-to-maturity securities	7,287,845	26,026	7,313,871

Advances	27,489,919	68,094	27,558,013

Mortgage loans held for portfolio, net of allowance	2,436,665	(11,384)	2,425,281

Accrued interest receivable	131,526	0	131,526

Derivative assets	40,897	0	40,897

Liabilities:
Deposits	885,261	14	885,247

Consolidated obligation discount notes	12,768,488	753	12,767,735

Consolidated obligation bonds	28,489,814	(177,631)	28,667,445

Overnight loan from non-member commercial bank	2,000	0	2,000

Mandatorily redeemable capital stock	130,888	0	130,888

Accrued interest payable	243,201	0	243,201

Derivative liabilities	627,658	0	627,658

Other Asset (Liability):
Standby letters of credit	(1,089)	0	(1,089)

Standby bond purchase agreements	(52)	730	678
NOTE 18 — COMMITMENTS AND CONTINGENCIES
As described in Note 13, FHLBank Topeka is jointly and severally liable with the 11 other FHLBanks for the payment of principal and interest on all of the consolidated obligations issued by the FHLBanks. The par amounts for which FHLBank Topeka is jointly and severally liable were approximately $893,052,199,000 and $827,144,051,000 as of December 31, 2005 and 2004, respectively. To the extent that an FHLBank makes any consolidated obligation payment on behalf of another FHLBank, the paying FHLBank is entitled to reimbursement from the FHLBank with primary liability. However, if the Finance Board determines that the primary obligor is unable to satisfy its obligations, then the Finance Board may allocate the outstanding liability among the remaining FHLBanks on a pro rata basis in proportion to each FHLBank’s participation in all consolidated obligations outstanding, or on any other basis that the Finance Board may determine. No FHLBank has ever failed to make any payment on a consolidated obligation for which it was the primary obligor. As a result, the regulatory provisions for directing other FHLBanks to make payments on behalf of another FHLBank or allocating the liability among other FHLBanks have never been invoked.
The joint and several obligations are mandated by Finance Board regulations and are not the result of arms-length transactions among the FHLBanks. As described above, the FHLBanks have no control over the amount of the guaranty or the determination of how each FHLBank would perform under the joint and several liability. Because the FHLBanks are subject to the authority of the Finance Board as it relates to decisions involving the allocation of the joint and several liability for the FHLBank’s consolidated obligations, FHLBank Topeka’s joint and several obligation is excluded from the initial recognition and measurement provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.
FHLBank Topeka regularly monitors the financial condition of the other 11 FHLBanks to determine whether it should expect a loss to arise from its joint and several obligations. If the FHLBank were to determine that a loss was probable and the amount of such loss could be reasonably estimated, the FHLBank would charge to income the amount of the expected loss under the provisions of SFAS No. 5, Accounting for Contingencies. Based upon the creditworthiness of the other FHLBanks at December 31, 2005, FHLBank Topeka believes that a loss accrual is not necessary at this time.
Commitments that legally bound and unconditionally obligated the FHLBank for additional advances to members totaled $81,620,000 as of December 31, 2003. These commitments generally were for periods up to 12 months. The commitments, when drawn as advances, are fully collateralized pursuant to the same written security agreement as that for advances to members (see Note 8). The issuance of commitments for advances was discontinued by the FHLBank in September 2003. The final commitments were funded as advances in March 2004; therefore, the FHLBank had no advance commitments outstanding as of December 31, 2004. Standby letters of credit are executed for members for a fee. A standby letter of credit is a short-term financing arrangement between the FHLBank and its member or non-member housing associate. If the FHLBank is required to make payment for a beneficiary’s draw, these amounts are converted into a collateralized advance to the member. Outstanding standby letters of credit totaled $1,865,163,000 and $2,013,764,000 as of December 31, 2005 and 2004, respectively, and had original terms of four days to seven years with a final expiration in 2011. Unearned fees for transactions prior to 2003, as well as the value of the guarantees related to standby letters of credit entered into after 2002, are recorded in other liabilities and amounted to $1,104,000 at December 31, 2005, and $1,089,000 at December 31, 2004. Based upon management’s credit analysis and collateral requirements, the FHLBank does not expect to incur any credit losses on the letters of credit.
Commitments that unconditionally obligate the FHLBank to fund/purchase mortgage loans from participating FHLBank Topeka members in the MPF Program totaled $16,157,000 and $41,839,000 at December 31, 2005 and 2004, respectively. Commitments are generally for periods not to exceed 60 calendar days. In accordance with SFAS 149, certain commitments entered into after June 30, 2003, are recorded as derivatives at their fair value on the Statements of Condition. The FHLBank recorded mortgage delivery commitment derivative asset balances of $42,000 and $100,000 at December 31, 2005 and 2004, respectively. With one particular MPF product, the member originates mortgage loans as an agent for the FHLBank, and the FHLBank provides funds to close the mortgage loans. The commitments that unconditionally obligate the FHLBank to fund the mortgage loans related to this product are not considered derivatives under SFAS 149. Commitments for this product totaled $154,000 and $76,000 at December 31, 2005 and 2004, respectively. Their estimated fair values were negligible.
The total FLA, which represents commitments that unconditionally obligate the FHLBank to absorb credit losses associated with PFI master commitments (mortgage loan pools), amounted to $11,304,000 and $10,579,000 at December 31, 2005 and 2004, respectively. Under the MPF Program, the first layer of credit loss is absorbed by the equity of the borrower in the real estate securing the loan. As is customary for conventional mortgage loans, primary mortgage insurance (PMI) is required for MPF loans with down payments of less than 20 percent of the property value in order to raise the effective equity level to at least 20 percent. Losses beyond the equity layer are absorbed by the FHLBank up to the FLA predefined limit for a pool of mortgage loans. If losses beyond this layer are incurred for the pool of mortgage loans, the losses are absorbed through the CE obligation for the pool of mortgage loans provided by the PFI that sold the mortgage loans to the FHLBank. The CE obligation provided by a PFI ensures that the PFI retains a credit stake in the loans it sells to the FHLBank. For managing this risk, the FHLBank pays CE fees to the PFI. The size of each PFI’s CE obligation is generally calculated on pools of mortgage loans sold into the MPF Program by the PFI so that the likelihood of losses on the pool in excess of the second layer is the same as the likelihood of losses for an investor in an AA-rated MBS. As a result of the protection afforded by these procedures, and its credit loss experience through December 31, 2005, the FHLBank anticipates its total exposure to absorbing FLA losses related to the MPF Program as of December 31, 2005, will not exceed its allowance for credit losses, which was approximately $756,000 at December 31, 2005.
The FHLBank has entered into standby bond purchase agreements with state housing authorities within its four-state district whereby the FHLBank, for a fee, agrees to purchase and hold the authorities’ bonds until the designated marketing agent can find a suitable investor or the housing authority repurchases the bond according to a schedule established by the standby agreement. Each standby agreement dictates the specific terms that would require the FHLBank to purchase the bond. The bond purchase commitments entered into by the FHLBank expire after five years, no later than 2010, though some are renewable at the option of the FHLBank. Total commitments for bond purchases with two state housing authorities were $764,925,000 and $657,853,000 at December 31, 2005 and 2004, respectively. During 2005 and 2004, the FHLBank was not required to purchase any bonds under these agreements. The estimated fair values of standby bond purchase agreements as of December 31, 2005 and 2004, are reported in Note 17.
The FHLBank generally executes derivatives with counterparties having ratings of single-A or better by either Standard & Poor’s or Moody’s. These agreements are generally covered under bilateral collateral agreements between the FHLBank and the counterparties. As of December 31, 2005 and 2004, the FHLBank had delivered cash and securities with a book value of $91,700,000 and $277,155,000, respectively, as collateral to broker/dealers that have market-risk exposure to the FHLBank. Held-to-maturity securities and trading securities delivered as collateral that can be sold or repledged are identified on the Statements of Condition. As of December 31, 2005 and 2004, cash that has been pledged in the amount of $91,700,000 and $109,034,000, respectively, is classified as interest bearing deposits on the Statements of Condition. As of December 31, 2005 and 2004, held-to-maturity securities and trading securities delivered as collateral that cannot be sold or repledged, and thus are not identified on the Statements of Condition, had a book value of $0 and $54,697,000, respectively.
As of December 31, 2005, the FHLBank committed to enter into the following financial transactions with January 2006 settlement dates (in thousands):

Description	Par Amount

Consolidated obligation bonds	$50,000
Discount notes	47,725
Net rental costs under operating leases of approximately $158,000, $189,000 and $224,000 in 2005, 2004 and 2003, respectively, for premises and equipment have been charged to other operating expenses. Future minimum net rentals are summarized in the following table (in thousands):

Year	Premises	Equipment	Total

2006	$47	$60	$107
2007	25	43	68
2008	3	37	40
2009	0	37	37
2010	0	36	36
Thereafter	0	2	2

TOTAL	$75	$215	$290

During 2002, the FHLBank entered into a 20-year direct financing lease with a member for a building complex and property. In conjunction with this lease transaction, the FHLBank acquired $ 50,000,000 in industrial revenue bonds (IRBs) from the City of Topeka, which are collateralized by the building complex and property. The IRBs are recorded in other assets. The FHLBank is leasing the building complex and property from the City of Topeka for a period of 10 years. The IRBs have a maturity of 10 years with interest, principal amounts and payment dates that correspond to the FHLBank’s lease with the City of Topeka. All rental payments flow from the FHLBank through a trustee, and FHLBank receives payments on the IRBs. The present value of the net minimum lease payments under this capital lease with the City of Topeka is recorded in other liabilities. The FHLBank is leasing the portion of the property and building occupied by the member back to the member under a 20-year direct financing lease. Either party has the option to terminate this lease after 15 years. The net investment in the direct financing lease with the member is recorded in other assets. The FHLBank’s $7,896,000 up-front payment for its portion of the building complex is recorded in premises and equipment. On October 31, 2005, the FHLBank amended its lease to occupy additional building space, thereby reducing the portion of the property previously leased back to the member and decreasing the member’s future lease payments. All other provisions of the original lease remain in effect. The net reduction in the lease receivable is recorded in premises and equipment.
The following table shows the future minimum lease receivable under the direct financing lease, as amended, with the member and future minimum lease payment obligation under the capital lease with the City of Topeka as of December 31, 2005 (in thousands):

	Lease	Lease
Year	Receivable	Obligation

2006	$3,623	$6,869
2007	3,623	6,581
2008	3,623	6,294
2009	3,623	6,006
2010	3,623	5,719
Thereafter	41,668	10,575

Net minimum lease payments	59,783	42,044
Less amount representing interest	(23,726)	(7,044)

PRESENT VALUE OF NET MINIMUM LEASE PAYMENTS	$36,057	$35,000

Unearned income on the direct financing lease is recognized in such a manner as to produce a constant periodic rate of return on the net investment in the direct financing lease.
The FHLBank acts as a securities safekeeping custodian on behalf of participating members. Actual securities are held by a Federal Reserve Bank and a third-party custodian acting as agent for the FHLBank. As of December 31, 2005, the total original par value of customer securities held by the FHLBank under this arrangement was $27,755,195,000.
The FHLBank is subject to legal proceedings arising in the normal course of business. After consultation with legal counsel, management does not anticipate that the ultimate liability, if any, arising out of these matters will have a material effect on the FHLBank’s financial condition or results of operations.
The FHLBank owns an interest in mortgage loans collateralized by properties located in areas devastated by Hurricane Katrina and Hurricane Rita in September 2005. The total principal amount outstanding for mortgage loans in declared disaster areas as of December 31, 2005 is $91,823,000. It is likely that the FHLBank will incur losses on some of these mortgage loans; however, management is unable to ascertain the extent of those losses at this time. Management does not anticipate the losses to significantly impact the FHLBank.
Other commitments and contingencies are discussed in Notes 1, 8, 9, 10, 13, 14, 15 and 16.
NOTE 19 — TRANSACTIONS WITH STOCKHOLDERS AND HOUSING ASSOCIATES
The FHLBank is a cooperative whose members own the capital stock of the FHLBank and generally receive dividends on their investments. In addition, certain former members that still have outstanding transactions are also required to maintain their investments in FHLBank capital stock until the transactions mature or are paid off. Nearly all outstanding advances are with current members, and the majority of outstanding mortgage loans held for portfolio were purchased from current members. The FHLBank also maintains demand deposit accounts for members primarily to facilitate settlement activities that are directly related to advances and mortgage loan purchases.
As provided by statute, the only voting rights conferred upon the FHLBank’s members are for the election of directors. In accordance with the Bank Act and Finance Board regulations, members elect a majority of the FHLBank’s board of directors. The remaining directors are appointed by the Finance Board. Under the statute and regulations, each elective directorship is designated to one of the four states in the FHLBank’s district, and a member is entitled to vote only for candidates for the state in which the member’s principal place of business is located. A member is entitled to cast, for each applicable directorship, one vote for each share of capital stock that the member is required to hold as of the record date for voting, subject to a statutory limitation. Under this limitation, the total number of votes that a member may cast is limited to the average number of shares of the FHLBank’s capital stock that were required to be held by all members in that state as of the record date for voting. Non-member stockholders are not entitled to cast votes for the election of directors. At December 31, 2005 and 2004, no member owned more than 10 percent of the voting interests of the FHLBank due to statutory limits on members’ voting rights as discussed above.
All transactions with members are entered into in the normal course of business. In instances where members also have officers or directors who are directors of the FHLBank, all transactions with those members are subject to the same eligibility and credit criteria, as well as the same terms and conditions, as all other transactions with members. For financial reporting and disclosure purposes, the FHLBank defines related parties as FHLBank directors’ financial institutions and members with investments in excess of 10 percent of FHLBank’s total regulatory capital stock outstanding, which includes mandatorily redeemable capital stock.
Activity with Members That Exceed a 10 Percent Concentration in FHLBank Capital Stock: The following tables present information as of December 31, 2005 and 2004, respectively, on members that had more than 10 percent of outstanding FHLBank regulatory capital stock in either 2005 or 2004 (in thousands). None of the officers or directors of these members currently serve on the FHLBank’s board of directors.

2005
		Total		Total		Total
		Class A	Percent of	Class B	Percent of	Capital	Percent of
		Stock Par	Total Class	Stock Par	Total Class	Stock Par	Total Capital
Member Name	State	Value	A	Value	B	Value	Stock

MidFirst Bank	OK	$1,000	0.18%	$272,586	21.09%	$273,586	14.77%

		2004
		Total		Total		Total
		Class A	Percent of	Class B	Percent of	Capital
		Stock Par	Total Class	Stock Par	Total Class	Stock Par	Percent of
Member Name	State	Value	A	Value	B	Value	Total Stock

MidFirst Bank	OK	$14,083	4.30%	$343,820	21.37%	$357,903	18.49%
Commercial Federal Bank, FSB[1]	NE	3,910	1.19	200,231	12.45	204,141	10.54

TOTAL		$17,993	5.49%	$544,051	33.82%	$562,044	29.03%

[1]	Commercial Federal Bank, FSB was acquired on December 2, 2005 by Bank of the West. Bank of the West is a member of the Federal Home Loan Bank of San Francisco.
Advance and deposit balances with members that own more than 10 percent of outstanding FHLBank regulatory capital stock as of December 31, 2005 and 2004, respectively, are summarized in the following table (in thousands). Information is only listed for the year in which the member owned more than 10 percent of outstanding FHLBank regulatory capital stock. If the member did not own more than 10 percent for one of the years presented, the applicable column is left blank.

	2005		2004		2005		2004
	Outstanding	Percent	Outstanding	Percent	Outstanding	Percent	Outstanding	Percent
Member Name	Advances	of Total	Advances	of Total	Deposits	of Total[1]	Deposits	of Total[1]

MidFirst Bank	$5,331,600	19.69%	$3,668,100	13.56%	$4,383	0.49%	$25,884	3.06%
Commercial Federal Bank, FSB [2]			3,720,300	13.75			6,897	0.81

TOTAL	$5,331,600	19.69%	$7,388,400	27.31%	$4,383	0.49%	$32,781	3.87%

[1]	Excludes cash pledged as collateral by derivative counterparties and classified as interest bearing deposits — see Note 18.

[2]	Commercial Federal Bank, FSB was acquired on December 2, 2005 by Bank of the West. Bank of the West is a member of the Federal Home Loan Bank of San Francisco.
Mortgage loans acquired from these members during the years ended December 31, 2005 and 2004, respectively, are summarized in the following table (in thousands) Information is only listed for the year in which the member owned more than 10 percent of outstanding FHLBank regulatory capital stock. If the member did not own more than 10 percent for one of the years presented, the applicable column is left blank.

	2005		2004
	Mortgage	Percent of	Mortgage	Percent of
	Loans	Total	Loans	Total
Member Name	Acquired	Acquired	Acquired	Acquired

MidFirst Bank	$0	0.00%	$0	0.00%
Commercial Federal Bank, FSB [1]			638,611	32.97

TOTAL	$0	0.00%	$638,611	32.97%

[1]	Commercial Federal Bank, FSB was acquired on December 2, 2005 by Bank of the West. Bank of the West is a member of the Federal Home Loan Bank of San Francisco.
Transactions with FHLBank Directors’ Financial Institutions: The following tables present information as of December 31, 2005 and 2004, respectively, on members that have an officer or director serving on the FHLBank’s board of directors (in thousands). Information is only listed for the year in which the officer or director served on the FHLBank’s board of directors. If there was no director from that institution for one of the years presented, the applicable column is left blank.

	2005
		Total		Total		Total
		Class A	Percent of	Class B	Percent of	Capital
		Stock Par	Total Class	Stock Par	Total Class	Stock Par	Percent of
Member Name	State	Value	A	Value	B	Value	Total Stock

Centennial Bank of the West[1]	CO	$1,777	0.36%	$2,861	0.22%	$4,638	0.26%
Farmers Bank & Trust, NA	KS	853	0.17	2,639	0.20	3,492	0.19
First National Bank	KS	1,521	0.30	1,139	0.09	2,660	0.15
Golden Belt Bank, FSA	KS	284	0.06	2,317	0.18	2,601	0.15
Morgan Federal Bank	CO	511	0.10	1,096	0.09	1,607	0.09
Saline State Bank	NE	186	0.04	592	0.05	778	0.04
Citizens Bank & Trust Co.	OK	259	0.05	472	0.04	731	0.04
Chickasha Bank & Trust Co.	OK	310	0.06	271	0.02	581	0.03
Lisco State Bank	NE	31	0.01	55	0.00	86	0.01

TOTAL		$5,732	1.15%	$11,442	0.89%	$17,174	0.96%

	2004
		Total		Total		Total
		Class A	Percent of	Class B	Percent of	Capital
		Stock Par	Total Class	Stock Par	Total Class	Stock Par	Percent of
Member Name	State	Value	A	Value	B	Value	Total Stock

Commerce Bank and Trust	KS	$1,000	0.31%	$13,725	0.93%	$14,725	0.82%
Farmers Bank & Trust, NA	KS	726	0.22	2,750	0.19	3,476	0.19
Golden Belt Bank, FSA	KS	237	0.07	2,152	0.15	2,389	0.13
Morgan Federal Bank	CO	189	0.06	1,346	0.09	1,535	0.09
Centennial Bank of the West[1]	CO	854	0.26	232	0.02	1,086	0.06
Citizens Bank & Trust Co.	OK	246	0.08	454	0.03	700	0.04
Saline State Bank	NE	174	0.05	508	0.03	682	0.04
Chickasha Bank & Trust Co.	OK	215	0.07	310	0.02	525	0.03
Lisco State Bank	NE	29	0.01	54	0.00	83	0.00

TOTAL		$3,670	1.13%	$21,531	1.46%	$25,201	1.40%

[1]	Centennial Bank of the West merged with First MainStreet Bank, NA on October 4, 2005.
Advance and deposit balances with members that have an officer or director serving on the FHLBank’s board of directors as of December 31, 2005 and 2004, respectively, are summarized in the following table (in thousands). Information is only listed for the year in which the officer or director served on the FHLBank’s board of directors. If there was no director from that institution for one of the years presented, the applicable column is left blank.

	2005		2004		2005		2004
	Outstanding	Percent	Outstanding	Percent	Outstanding	Percent	Outstanding	Percent
Member Name	Advances	of Total	Advances	of Total	Deposits	of Total	Deposits	of Total

Centennial Bank of the West[1]	$77,227	0.29%	$6,611	0.02%	$11	0.00%	$49	0.01%
Farmers Bank & Trust, NA	64,375	0.24	64,462	0.24	2	0.00	5	0.00
First National Bank	33,050	0.12			33	0.00
Golden Belt Bank, FSA	29,193	0.11	29,780	0.11	2,921	0.33	14,534	1.72
Morgan Federal Bank	14,648	0.05	17,167	0.06	414	0.05	1,819	0.22
Saline State Bank	15,011	0.06	13,165	0.05	96	0.01	206	0.02
Citizens Bank & Trust Co.	11,856	0.04	12,564	0.05	71	0.01	179	0.02
Chickasha Bank & Trust Co.	8,045	0.03	8,897	0.03	10,778	1.21	3,487	0.41
Lisco State Bank	1,201	0.00	1,251	0.01	26	0.00	17	0.00
Commerce Bank and Trust			270,625	1.00			24	0.00

TOTAL	$254,606	0.94%	$424,522	1.57%	$14,352	1.61%	$20,320	2.40%

[1]	Centennial Bank of the West merged with First MainStreet Bank, NA on October 4, 2005.
The following table presents mortgage loans funded during the years ended December 31, 2005 and 2004, respectively, for members that had an officer or director serving on the FHLBank’s board of directors in 2005 or 2004 (in thousands). Information is only listed for the year in which the officer or director served on the FHLBank’s board of directors. If there was no director from that institution for one of the years presented, the applicable column is left blank.

	2005		2004
	Total		Total
	Mortgage	Percent	Mortgage	Percent
Member Name	Loans	of Total	Loans	of Total

Centennial Bank of the West[1]	$0	0.00%	$0	0.00%
Farmers Bank & Trust, NA	334	0.10	7,595	0.39
First National Bank	2,338	0.72
Golden Belt Bank, FSA	10,411	3.19	11,482	0.59
Morgan Federal Bank	2,202	0.68	10,359	0.53
Saline State Bank	0	0.00	0	0.00
Citizens Bank & Trust Co.	1,118	0.34	1,279	0.07
Chickasha Bank & Trust Co.	0	0.00	0	0.00
Lisco State Bank	0	0.00	0	0.00
Commerce Bank and Trust			6,333	0.33

TOTAL	$16,403	5.03%	$37,048	1.91%

1    Centennial Bank of the West merged with First MainStreet Bank, NA on October 4, 2005.
NOTE 20 — TRANSACTIONS WITH OTHER FHLBANKS
FHLBank Topeka had the following business transactions with other FHLBanks during the years ended December 31, 2005, 2004 and 2003 (in thousands). All transactions occurred at market prices.

Business Activity	2005	2004	2003

YTD average overnight interbank loan balances to other FHLBanks[1]	$6,052	$2,577	$10,074
YTD average overnight interbank loan balances from other FHLBanks[1]	4,290	9,386	7,704
YTD average deposit balance with FHLBank Chicago for MPF transactions[2]	26	35	864
Transaction charges paid to FHLBank Chicago for transaction service fees[3]	949	607	0
FHLBank Topeka’s participation in FHLBank Chicago’s delivery commitments[4]	0	878,918	0
FHLBank Chicago’s participation in FHLBank Topeka’s delivery commitments[5]	0	0	212,701
Par amount of consolidated obligations transferred from other FHLBanks[6]	75,000	200,000	427,000
Net premium (discount) on consolidated obligations transferred from other FHLBanks [6]	(265)	161	(1,846)
Purchases of consolidated obligations issued on behalf of other FHLBanks[7]	0	0	20,000
FHLBank system shared expenses[8]	560	260	346

[1]	Occasionally, the FHLBank loans (or borrows) short-term funds to (from) other FHLBanks. Interest income on loans to other FHLBanks and interest expense on borrowings from other FHLBanks are separately identified on the Statements of Income.

[2]	Balance is interest bearing and is classified on the Statements of Condition as interest bearing deposits.

[3]	Fees are calculated monthly based on 5 basis points of outstanding loans funded since January 1, 2004 and are recorded in other expense.

[4]	These are loans acquired from one of FHLBank Chicago’s members. See Note 10 for more information on Mortgage Loans Held for Portfolio.

[5]	Prior to 2004, FHLBank Chicago participated in all of FHLBank Topeka’s commitments. See Note 10 for more information on Mortgage Loans Held for Portfolio.

[6]	The FHLBank may, from time to time, assume the outstanding primary liability of another FHLBank rather than issue new debt for which the FHLBank is the primary obligor. These transfers are completed at market prices.

[7]	Purchases of consolidated obligations issued on behalf of one FHLBank and purchased by the FHLBank occur at market prices with third parties and are accounted for in the same manner as similarly classified investments. Outstanding balances are presented in Notes 5 and 7. Interest income earned on these securities totaled $863.000, $955,000 and $1,198,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

[8]	These are fees paid by FHLBank Chicago on behalf of the other FHLBanks (e.g., conference expenses, attorney expenses on joint issues) and are recorded in other operating expenses.